AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 9, 2012
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S‑4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_______________________________
POST HOLDINGS, INC.
SUBSIDIARY GUARANTOR LISTED ON SCHEDULE A HERETO
(Exact name of registrant as specified in its charter)

Missouri	2040	45-3355106
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number) 2503 S. Hanley Road St. Louis, MO 63144 (314) 644-7600	(I.R.S. employer identification number)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________________

Diedre J. Gray
Senior Vice President, General Counsel and Corporate Secretary
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, MO 63144
Telephone: (314) 644-7600
Fax: (314) 646-3367
 (Address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Tom W. Zook, Esq. Lewis, Rice & Fingersh, L.C. 600 Washington, Suite 2500 St. Louis, MO 63101 Tel: (314) 444-7600 Fax: (314) 612-7671
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
7.375% Senior Notes due 2022	$1,025,000,000	100%	$1,025,000,000	$139,810
Guarantees of 7.375% Senior Notes due 2022	$1,025,000,000	--	--	(2)

(1)	Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.

(2)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.
The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A*

Exact Name of Each Additional Registrant as Specified in its Respective Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Post Foods, LLC	DE	2040	43-1766315

*Address, including zip code, and telephone number, including area code, of principal executive offices of the Subsidiary Guarantor listed in Schedule A are the same as those of Post Holdings, Inc., a Missouri corporation.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [____], 2012
Post Holdings, Inc.
Offer to Exchange
$1,025,000,000 7.375% Senior Notes due 2022
for $1,025,000,000 7.375% Senior Notes due 2022
that have been registered under the Securities Act of 1933
_______________________________
We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange an aggregate principal amount of up to $1,025,000,000 of our new 7.375% Senior Notes due 2022, and the guarantees thereof, which we refer to as the “exchange notes”, for a like amount of our outstanding 7.375% Senior Notes due 2022, and the guarantees thereof, which we refer to as the “outstanding notes”, in a transaction registered under the Securities Act of 1933, as amended. An aggregate principal amount of $775,000,000 of outstanding notes were issued on February 3, 2012, and an additional aggregate principal amount of $250,000,000 of notes were issued on October 25, 2012. Following the completion of the exchange offer, all of the exchange notes issued in exchange of the outstanding notes will be fungible and share a single CUSIP number. The term “notes” refers to, collectively, the outstanding notes and the exchange notes.
Terms of the exchange offer:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

•
The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (iii) the exchange notes will not contain provisions relating to special interest relating to our registration obligations.

The exchange offer will expire at 5:00 p.m., New York City time, on                ,  2012, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the previously scheduled expiration of the exchange offer. You may withdraw any outstanding notes tendered until the expiration of the exchange offer.
Broker-dealers:

•
Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

•
Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

•
This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities.

•
We have agreed that, for a period of up to 180 days after the deadline for completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The exchange notes will not be listed on the New York Stock Exchange or any other securities exchange.
For a discussion of factors you should consider in determining whether to tender your outstanding notes, see the information under “Risk Factors” beginning on page of this prospectus.
_______________________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
_______________________________
The date of this prospectus is , 2012.

We have not authorized anyone to give any information or to make any representations concerning the exchange offer except that which is in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.
We have filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the exchange notes. This prospectus, which forms part of such registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.
You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:
Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63141
(314) 644-7600
Attention: Corporate Secretary

If you would like to request copies of these documents, please do so by                           , 2012 (which is five business days before the scheduled expiration of the exchange offer) in order to receive them before the expiration of the exchange offer.

i

FORWARD LOOKING STATEMENTS
Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, are made throughout this prospectus. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this prospectus. Our results of operations and financial condition may differ materially from those in the forward-looking statements. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. Those risks and uncertainties include but are not limited to the following:

•	the impact of our recently restated financial statements;

•	the impact of our separation from Ralcorp and risks relating to our ability to operate effectively as a stand-alone, publicly traded company, including, without limitation:

•	our high leverage and substantial debt, including covenants that restrict the operation of our business;

•	our ability to achieve benefits from our separation;

•	our obligations to indemnify Ralcorp Holdings, Inc., or Ralcorp, if the separation is taxable under certain circumstances; and

•	restrictions on our taking certain actions due to tax rules and indemnification obligations with Ralcorp;

•	changes in our cost structure, management, financing and business operations following the separation;

•	significant increases in the costs of certain commodities, packaging or energy used to manufacture our products;

•	our ability to continue to compete in our product market against manufacturers of both branded and private label cereal products and our ability to retain our market position;

•	our ability to maintain competitive pricing, successfully introduce new products or successfully manage our costs;

•	our ability to successfully implement business strategies to reduce costs;

•	impairment in the carrying value of goodwill or other intangibles;

•	the loss or bankruptcy of a significant customer;

•	allegations that our products cause injury or illness, product recalls and product liability claims and other litigation;

•	our ability to anticipate changes in consumer preferences and trends;

•	changes in consumer demand for ready-to-eat cereals;

•	our ability to service our outstanding debt or obtain additional financing;

•	disruptions in the U.S. and global capital and credit markets;

•	legal and regulatory factors, including changes in food safety, advertising and labeling laws and regulations;

•	disruptions or inefficiencies in our supply chain;

•	fluctuations in foreign currency exchange rates;

•	consolidations among the retail grocery and foodservice industries;

•	change in estimates in critical accounting judgments and changes to or new laws and regulations affecting our business;

•	losses or increased funding and expenses related to our qualified pension plan;

•	loss of key employees;

•	labor strikes or work stoppages by our employees;

•	changes in weather conditions, natural disasters and other events beyond our control;

•	business disruptions caused by information technology failures; and

•	other risks and uncertainties included under “Risk Factors” in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

INDUSTRY AND MARKET DATA
This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management's knowledge of the industry and from independent sources. These third-party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. Market share data is based on information from Nielsen and is referenced Food, Drug and Mass Merchandisers (“FDM”) or Expanded All Outlets Combined (“xAOC”). As of June 30, 2012, Nielsen changed the way it reports ready to eat cereal category volume and sales data from including only FDM to xAOC which includes FDM plus Walmart, club stores and certain other retailers.
TRADEMARKS AND SERVICE MARKS
The logos, trademarks, trade names, and service marks mentioned in this prospectus, including Honey Bunches of Oats®, Pebbles™, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, and Honeycomb® are currently the property of, or are used with the permission of, Post or its subsidiaries. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the United States and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned by such company.
ABOUT THIS PROSPECTUS
Except as otherwise indicated or unless the context otherwise requires, all references to “we,” “our,” “us,” “Post” or the “Company” refer to Post Holdings, Inc., a Missouri corporation, together with its consolidated subsidiaries. References in this prospectus to “Ralcorp” refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries (other than Post prior to the separation). References in this prospectus to the “separation” refer to the separation of Post from Ralcorp on February 3, 2012. “Post cereals business” refers to the branded ready-to-eat cereals business of Post or, if prior to the separation, of Ralcorp. All references to “we,” “our,” “us,” “Post” or the “Company” in the context of historical results refer to the Post cereals business.

PROSPECTUS SUMMARY

The following summary highlights significant aspects of our business and this exchange offer, but it does not include all the information you should consider prior to deciding whether to exchange the original notes for the exchange notes. You should read this entire prospectus, the information set forth in “Risk Factors” and our financial statements and related notes, before deciding whether to exchange the original notes for the exchange notes.

The following is a summary of some of the information contained in this prospectus. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information contained elsewhere in this prospectus, which should be read in its entirety.

Our Company

We are a leading manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada. We are the third largest seller of ready-to-eat cereals in the United States with a 10.3% share of retail sales (based on retail dollar sales) for the thirteen week period ended June 30, 2012, based on Nielsen's expanded All Outlets Combined (xAOC) information. Nielsen's xAOC is representative of Food, Drug, Mass (including Walmart), some Club retailers (Sam's & BJs), some Dollar retailers (Dollar General, Family Dollar & Fred's Dollar) and Military. Our products are manufactured through a flexible production platform consisting of four owned primary facilities and sold through a variety of channels such as grocery stores, mass merchandisers, club stores, and drug stores. We have a single operating segment and we manufacture and market products under several brand names, including Honey Bunches of Oats®, Pebbles™, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts® and Honeycomb®.

For more than 115 years, Post has produced great tasting, high quality and nutritious cereal products that have defined the breakfast experience for generations of families. Post began in 1895, when Charles William (C.W.) Post made his first batch of “Postum,” a cereal beverage, in Battle Creek, Michigan. Two years later in 1897, Post introduced Grape-Nuts cereal, one of the first ready-to-eat cold cereals, which we continue to offer consumers today.

From 1925 to 1929, our predecessor, Postum Cereal Company, acquired over a dozen companies and expanded its product line to more than 60 products. The company changed its name to General Foods Corporation and over several decades introduced household names such as Post Raisin Bran (1942), Honeycomb (1965), Pebbles (1971) and Honey Bunches of Oats (1990). General Foods was acquired by Philip Morris Companies in 1985, and subsequently merged with Kraft Foods Inc. (“Kraft”) in 1989. In 2008, the Post cereals business was split off from Kraft and combined with Ralcorp. Post Holdings, Inc. was spun off from Ralcorp and became a separate, stand-alone company, effective February 3, 2012.

For the nine months ended June 30, 2012, Post generated net sales of $711.7 million, operating profit of $106.0 million and net earnings of $39.1 million. The Post cereals business generated net sales of $968.2 million, $996.7 million and $1,072.1 million and net (loss) income of $(424.3) million, as restated, $92.0 million and $101.1 million during the fiscal years ended September 30, 2011, 2010 and 2009, respectively.

We operate approximately 2.7 million square feet of owned manufacturing space across four primary facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Our manufacturing locations are equipped with high-speed, highly automated machinery. Numerous locations have rail receiving capabilities for grains and bulk receiving capabilities for all major liquid raw materials. The Battle Creek location also has milling capability.

We distribute products through five distribution centers strategically-located in Battle Creek, Michigan; Columbus, Ohio; Olive Branch, Mississippi; Redlands, California; and Cedar Rapids, Iowa. We own and operate the Battle Creek center; the remaining four distribution centers are third-party owned and operated. We are currently supported by a demand and revenue management department responsible for the administration and fulfillment of customer orders.

On February 3, 2012, Post completed its legal separation from Ralcorp via a tax free spin-off, which we refer to in this prospectus as the spin-off. In the spin-off, Ralcorp shareholders of record on January 30, 2012, the record date for the distribution, received one share of Post common stock for every two shares of Ralcorp common stock held; additionally Ralcorp retained approximately 6.8 million unregistered shares of Post common stock. At the time of distribution Ralcorp entered into a series of third party financing arrangements that effectively resulted in the contribution of its net investment in Post in exchange for the aforementioned 6.8 million shares of Post common stock and a $900.0 million cash distribution which was funded through the incurrence of long-term debt by Post. See "Recent Developments" for further information.

On February 6, 2012, Post began regular trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “POST” as an independent, public company.

Post was incorporated in Missouri on September 22, 2011. The address of our principal executive offices is 2503 S. Hanley Road, St. Louis, MO 63144. Our main telephone number at that address is (314) 644-7600.

Risk Factors

We are subject to a number of risks, including risks related to our business, the separation and the financing transactions. Among other risks, (i) we compete in a mature category with strong competition; (ii) we may be unable to anticipate changes in consumer preferences and trends, which could result in decreased demand for our products; (iii) a decline in demand for ready-to-eat cereals could adversely affect our financial performance; (iv) we have substantial debt and high leverage, which could adversely affect our business; (v) the agreements governing our debt, including our credit facilities and the indenture governing the notes, contain various covenants that impose restrictions on us that may affect our ability to operate our business; and (vi) our historical financial results as a business segment of Ralcorp and our unaudited pro forma condensed consolidated and condensed combined financial statements may not be representative of our results as a separate, stand-alone company.

For a thorough discussion of risk factors associated with our business, the separation and the financing transactions, see “Risk Factors” beginning on page 16.

Recent Developments

Stock Repurchase. On September 28, 2012 and October 3, 2012, Ralcorp consummated a debt for equity exchange pursuant to which Ralcorp delivered cash and 6,775,985 shares of Post common stock that it retained in connection with the spin-off to two investment banks in exchange for the discharge of a loan that Ralcorp had previously obtained from the investment banks or their affiliates. On September 28, 2012, Post repurchased 1.75 million shares of its common stock, at a price of $30.50 per share for an aggregate purchase price of approximately $53.4 million. These shares were a portion of the 6,775,985 Post shares that were retained by Ralcorp in connection with the spin-off of Post and disposed of by Ralcorp in the debt for equity exchange described above. As a result of this transaction, Ralcorp has no ownership interest in Post.

Credit Facility Amendment. We amended our credit agreement in connection with the $250 million of additional notes issued on October 25, 2012, to, among other things, permit the issuance of up to $1,025 million of indebtedness under the indenture for the notes (up from a maximum of $775 million), and to permit additional indebtedness (as defined in the credit agreement) so long as our Senior Secured Leverage Ratio (as defined in the credit agreement) is less than 2.5 to 1.0, and other conditions are satisfied. The amendment also increased our permitted maximum Consolidated Leverage Ratio (as defined in the credit agreement) to 5.75 to 1.00 beginning with the first quarter of the fiscal year ending September 30, 2013, and declining ratably at the beginning of each subsequent fiscal year to 5.00 to 1.00 for each quarter during the fiscal year ending September 30, 2016 (and remaining at 5.00 to 1.00 for all periods thereafter).

THE EXCHANGE OFFER

On February 3, 2012, we issued $775 million aggregate principal amount of 7.375% Senior Notes due 2022, a portion of the outstanding notes to which the exchange offer applies, to Ralcorp. Ralcorp transferred the outstanding notes in exchange for the satisfaction and discharge of certain loan obligations of Ralcorp to certain financial institutions. These financial institutions then offered the outstanding notes to investors in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. On October 25, 2012 we issued an additional $250 million aggregate principal amount of 7.375% Senior Notes due 2022, the remaining portion of the outstanding notes to which the exchange offer applies, in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the offerings of the outstanding notes, we entered into two separate registration rights agreements pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our commercially reasonable efforts to complete the exchange offer on the earliest practicable date after the registration statement is declared effective, but in no event later than 30 business days or longer, if required by the federal securities laws, after the registration statement is declared effective. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of the Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer
We are offering to exchange up to $1,025 million aggregate principal amount of our 7.375% Senior Notes due 2022, which have been registered under the Securities Act, in exchange for your outstanding notes. The form and terms of these exchange notes are identical in all material respects to the outstanding notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the outstanding notes.

To exchange your outstanding notes, you must properly tender them, and we must accept them. We will accept and exchange all outstanding notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes
Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

	•	you are acquiring the exchange notes in the ordinary course of your business;

	•	you are not participating, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

	•	you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for outstanding notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we extend the expiration date.

Accrued Interest on the Exchange Notes and the Outstanding Notes
The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes. Any outstanding notes not tendered will remain outstanding and continue to accrue interest (but not special interest) according to their terms.

Conditions
The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will re-solicit tenders of the outstanding notes. See “The Exchange Offer-Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	Each holder of outstanding notes that wishes to tender its outstanding notes must either:

•
complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the outstanding notes), to the exchange agent; or

•
if outstanding notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with The Depository Trust Company, or DTC, to cause an agent's message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

	•	comply with the procedures set forth below under “Guaranteed Delivery Procedures.”

Holders of outstanding notes that tender outstanding notes in the exchange offer must represent that the following are true:

	•	the holder is acquiring the exchange notes in the ordinary course of its business;

	•	the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

	•	the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing outstanding notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of outstanding notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal. See “Risk Factors-There are significant consequences if you fail to exchange your outstanding notes” for further information.

Special Procedures for Tenders by Beneficial Owners of Outstanding Notes	If:

	•	you beneficially own outstanding notes;

	•	those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

	•	you wish to tender your outstanding notes in the exchange offer,

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures
If you hold outstanding notes in certificated form or if you own outstanding notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those outstanding notes but:

	•	your outstanding notes are not immediately available;

	•	time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

	•	you cannot complete the procedure for book-entry transfer on time,

you may tender your outstanding notes pursuant to the procedures described in “The Exchange Offer-Procedures for Tendering Outstanding Notes-Guaranteed Delivery.”

Withdrawal Rights
You may withdraw your tender of outstanding notes under the exchange offer at any time before 5:00 p.m. New York City time on the date the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer-Withdrawal Rights.”

Effect on Holders of Outstanding Notes
As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes, we will have fulfilled our obligations under the respective registration rights agreements. Accordingly, there will be no special interest payable under the respective registration rights agreements if outstanding notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your outstanding notes or we reject your tender, your outstanding notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the respective registration rights agreements, except under limited circumstances, and special interest will not be payable. Existing transfer restrictions would continue to apply to the outstanding notes.

Any trading market for the outstanding notes could be adversely affected if some but not all of the outstanding notes are tendered and accepted in the exchange offer.

Accounting Treatment
The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Material United States Federal Income Tax Considerations	Your exchange of outstanding notes for exchange notes will not be treated as a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes.

Exchange Agent
Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent is set forth under “The Exchange Offer-Exchange Agent.”

SUMMARY OF TERMS OF EXCHANGE NOTES

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in the interest rate borne by the outstanding notes under circumstances related to the timing of the exchange offer.

The exchange notes represent the same debt as the outstanding notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	Post Holdings, Inc.

Notes Offered
Up to $1,025,000,000 aggregate principal amount of 7.375% Senior Notes due 2022. An aggregate principal amount of $775,000,000 of outstanding notes were originally issued on February 3, 2012, and an additional aggregate principal amount of $250,000,000 of outstanding notes were originally issued on October 25, 2012. Following the completion of the exchange offer, all of the exchange notes issued in exchange of the outstanding notes will be fungible and share a single CUSIP number.

Maturity Date	The exchange notes will mature on February 15, 2022.

Interest Rate	We will pay interest on the exchange notes at an annual interest rate of 7.375%.

Interest Payment Dates	February 15 and August 15 of each year, which commenced August 15, 2012.

Subsidiary Guarantees
The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries (other than immaterial subsidiaries or receivables finance subsidiaries). These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions). As of the date of this prospectus our only domestic subsidiary (and therefore the only subsidiary guarantor) is Post Foods, LLC. Our foreign subsidiaries will not guarantee the exchange notes. Post's Canadian business, which is held by our sole foreign subsidiary, accounted for approximately 6% of our net sales to third parties for the nine months ended June 30, 2012 and held approximately 3% of our consolidated total assets as of June 30, 2012.

Ranking	The exchange notes and the subsidiary guarantees are unsecured, senior obligations. Accordingly, they will be:

• equal in right of payment with all of our and the subsidiary guarantors' existing and future senior indebtedness;

• senior in right of payment to any of our and the subsidiary guarantors' future subordinated indebtedness;

•
effectively subordinated to all of our and the subsidiary guarantors' existing and future secured indebtedness, including indebtedness under our credit facilities, to the extent of the value of the collateral securing such indebtedness; and

•
effectively subordinated to all of the existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us or any guarantor).

As of June 30, 2012, after giving effect to the completion of the offering of $250 million additional outstanding notes on October 25, 2012, we would have had approximately $1,197.8 million of aggregate principal amount of senior indebtedness outstanding (of which $172.8 million was secured), and an additional $174.5 million was available for borrowing under our revolving credit facility. As of the date of this prospectus, our non-guarantor subsidiary has no material indebtedness for borrowed money; however, the exchange notes will be effectively subordinated to the accounts payable, pension obligations and other liabilities of such subsidiary. See “Description of Certain Indebtedness.”

Optional Redemption
We may redeem some or all of the exchange notes at any time on or after February 15, 2017 at the redemption prices specified in this prospectus under “Description of the Exchange Notes - Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Offer to Purchase
If we experience a change of control triggering event, each holder of the exchange notes may require us to repurchase all or any part of such holder's exchange notes at a purchase price equal to 101% of the aggregate principal amount of the exchange notes repurchased, plus any accrued and unpaid interest, if any. See “Description of the Exchange Notes-Repurchase at the Option of the Holders-Offer to Repurchase upon Change of Control.”

Covenants
We will issue the exchange notes under the indenture among us, the subsidiary guarantor and the trustee. The indenture limits, among other things, our ability and the ability of our restricted subsidiaries to:

	•	borrow money or guarantee debt;

	•	create liens;

	•	pay dividends on or redeem or repurchase stock;

	•	make specified types of investments and acquisitions;

	•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

	•	enter into new lines of business;

	•	enter into transactions with affiliates; and

	•	sell assets or merge with other companies.

Certain of these covenants are subject to suspension when and if the notes are rated at least “BBB-” by Standard & Poor's or at least “Baa3” by Moody's.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of the Exchange Notes-Certain Covenants.”

No Prior Market
There is currently no established market for the exchange notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange.

Form and Denomination
The exchange notes will be issued in minimum denominations of $2,000 and $1,000 integral multiples in excess of $2,000. The exchange notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the exchange notes through Clearstream Banking, S.A., or Euroclear Bank S.A./N.V., as operator of the Euroclear system, if they are participants in those systems or indirectly through organizations that are participants in those systems.

Use of Proceeds
We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the outstanding notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the respective registration rights agreements.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following table presents our summary historical and unaudited pro forma condensed consolidated and condensed combined financial data. The condensed consolidated statement of earnings data for the nine months ended June 30, 2012 and 2011 and the condensed consolidated balance sheet data as of June 30, 2012 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The condensed combined statement of operations data for each of the fiscal years ended September 30, 2011, 2010 and 2009 and the condensed combined balance sheet data as of September 30, 2011 and 2010 are derived from our audited combined financial statements, as restated, beginning on page F-1 of this prospectus.

The unaudited pro forma condensed combined statement of operations data for the year ended September 30, 2011, and the unaudited pro forma condensed consolidated statement of operations data for the nine months ended June 30, 2012, reflect our results as if the transactions described below had occurred as of October 1, 2010. The unaudited pro forma condensed consolidated balance sheet data as of June 30, 2012 reflects our financial position as if the $250 million of additional notes issued on October 25, 2012 had been issued as of June 30, 2012 and as if the stock repurchase that occurred on September 28, 2012 had also occurred on June 30, 2012. The transactions related to our separation from Ralcorp are contained in our historical unaudited condensed consolidated balance sheet at June 30, 2012. The unaudited pro forma condensed consolidated and condensed combined financial statement data has been prepared to reflect the separation and other transaction related items, including:

•	Post's separation from Ralcorp which was completed on February 3, 2012;

•
the incurrence of $950 million of indebtedness at the time of the separation from Ralcorp, consisting of $175 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $775 million in aggregate principal amount of senior notes;

•	the incurrence of $250 million face value of additional notes issued on October 25, 2012 at an issue price of 106% and estimated transaction expenses of $4.8 million;

•
the distribution on February 3, 2012 of approximately 27.5 million shares of our common stock to holders of Ralcorp common stock, 0.1 million shares of our restricted common stock to holders of Ralcorp restricted common stock and an additional approximate 6.8 million shares retained by Ralcorp;

•	our post-separation capital structure;

•	the February 3, 2012 settlement of intercompany account balances between us and Ralcorp through cash or contribution to equity; and

•	the repurchase of 1.75 million shares of our common stock for approximately $53.4 million which occurred on September 28, 2012.

The unaudited pro forma condensed consolidated and condensed combined financial data and other financial information are not necessarily indicative of our results of operations or financial condition had the separation and our post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition. Further information regarding the pro forma adjustments listed above can be found within the “Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Statements” section of this prospectus.

The summary historical and unaudited pro forma financial information presented below should be read in conjunction with our audited combined financial statements and accompanying notes, as restated, “Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations, as restated,” each included elsewhere in this prospectus.

No pro forma adjustments have been included for the transition services agreement with Ralcorp, as we expect that the costs for the transition services agreement will be comparable to those included in our historical financial statements. Likewise, no pro forma adjustments have been included related to the tax allocation agreement, the employee matters agreement or certain commercial agreements between us and Ralcorp because we do not expect those adjustments to have a significant effect on our financial statements. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.

	Nine Months Ended June 30,			Year Ended September 30,
	2012 Pro Forma	2012 Historical	2011 Historical	2011 Pro Forma	2011 Historical (as restated)	2010 Historical	2009 Historical
	(In millions, except per share amounts)
Statement of Operations Data
Net Sales	$711.7	$711.7	$730.4	$968.2	$968.2	$996.7	$1,072.1
Cost of goods sold	(392.9)	(392.9)	(381.6)	(516.6)	(516.6)	(553.7)	(570.8)
Gross Profit	318.8	318.8	348.8	451.6	451.6	443.0	501.3
Selling, general and administrative expenses	(203.6)	(202.8)	(180.3)	(243.2)	(239.5)	(218.8)	(272.7)
Amortization of intangible assets	(9.4)	(9.4)	(9.4)	(12.6)	(12.6)	(12.7)	(12.6)
Impairment of goodwill and other intangible assets	—	—	(32.1)	(566.5)	(566.5)	(19.4)	—
Other operating expenses, net	(0.6)	(0.6)	(1.1)	(1.6)	(1.6)	(1.3)	(0.8)
Operating profit (loss)	105.2	106.0	125.9	(372.3)	(368.6)	190.8	215.2
Intercompany interest expense	—	(17.7)	(38.6)	—	(51.5)	(51.5)	(58.3)
Interest expense	(61.3)	(26.5)	—	(82.0)	—	—	—
Other expense	—	4.7	—	—	(1.7)	—	—
Loss on sale of receivables	—	(3.3)	(8.7)	—	(13.0)	—	—
Equity in earnings of partnership	—	0.2	2.9	—	4.2	2.2	—
Earnings (loss) before income taxes	43.9	63.4	81.5	(454.3)	(430.6)	141.5	156.9
Income taxes	(17.5)	(24.3)	(26.2)	14.6	6.3	(49.5)	(55.8)
Net earnings (loss)	$26.4	$39.1	$55.3	$(439.7)	$(424.3)	$92.0	$101.1

Earnings per Share
Basic	$0.81	$1.14	$1.61	$(13.49)	$(12.33)	$2.67	$2.94
Diluted	$0.81	$1.13	$1.61	$(13.49)	$(12.33)	$2.67	$2.94

Statement of Cash Flows Data
Depreciation and amortization		$46.9	$43.8		$58.7	$55.4	$50.6
Cash provided (used) by:
Operating activities		95.3	118.1		143.8	135.6	221.1
Investing activities		(22.3)	(9.8)		(14.9)	(24.3)	(36.7)
Financing activities		8.5	(106.6)		(132.1)	(112.4)	(183.3)

				June 30,		September 30,
(In Millions)				2012 Pro Forma	2012 Historical	2011 Historical (as restated)	2010 Historical
Balance Sheet Data
Cash and cash equivalents				$290.3	$83.5	$1.7	$4.8
Working capital (excl. cash and cash equivalents)				39.5	39.0	(0.7)	68.0
Total assets				2,975.1	2,763.5	2,723.2	3,348.0
Long-term intercompany debt (including current portion)				—	—	784.5	716.5
Long-term debt (including current portion)				1,212.8	947.8	—	—
Other liabilities				105.2	105.2	104.9	90.7
Total equity				1,230.6	1,284.0	1,434.7	2,061.7

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended June 30,	Year Ended September 30,
	2012	2011		2010	2009
Ratio of earnings to fixed charges	2.4	--	(1)	3.6	3.6

(1)	For the year ended September 30, 2011, earnings were insufficient to cover fixed charges by $434.9 million.

For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and equity earnings from affiliates plus fixed charges. Fixed charges include interest expense, capitalized interest and our estimate of the interest component of rent expense.

The ratios presented above are based on our historical consolidated and combined financial statements. As described in Note 1 to our audited combined financial statements included in this prospectus, for periods prior to Post's spin-off from Ralcorp, the combined financial statements present the historical combined results of operations, comprehensive income, financial position and cash flows of the branded cereal business of Ralcorp, which included Post Foods, LLC and Post Foods Canada Corp., which now comprise the operations of Post.  All intercompany balances and transactions between Post entities have been eliminated. Transactions between Post and Ralcorp are included in the financial statements included in this prospectus.

RISK FACTORS
You should carefully consider the following risk factors, as well as other information set forth in this prospectus prior to participating in the exchange offer. The risks described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a negative impact on our business operations.
Risks Relating to the Exchange Offer
There are significant consequences if you fail to exchange your outstanding notes.
We did not register the outstanding notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the outstanding notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your outstanding notes in the exchange offer, you will lose your right to have the outstanding notes registered under the Securities Act, subject to certain limitations. If you continue to hold outstanding notes after the exchange offer, you may be unable to sell the outstanding notes. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing restrictions.
You cannot be sure that an active trading market for the exchange notes will develop.
We do not intend to apply for a listing of the exchange notes on any securities exchange. We do not know if an active public market for the exchange notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the exchange notes, the ability of holders to sell their exchange notes or the price at which holders may sell their exchange notes. In addition, the liquidity and the market price of the exchange notes may be adversely affected by changes in the overall market for securities similar to the exchange notes, by changes in our financial performance or prospects and by changes in conditions in our industry.
You must follow the appropriate procedures to tender your outstanding notes or they will not be exchanged.
The exchange notes will be issued in exchange for the outstanding notes only after timely receipt by the exchange agent of the outstanding notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of outstanding notes for exchange. Outstanding notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the outstanding notes in the exchange offer to participate in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.
The consummation of the exchange offer may not occur.
We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.
You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the exchange notes.
If you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. In addition, if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

Risks Related to the Notes
We have substantial debt and high leverage, which could have a negative impact on our financing options and liquidity position and prevent us from fulfilling our obligations under the exchange notes.
Our ability to meet expenses and debt service obligations will depend on our future performance, which will be affected by financial, business, economic and other factors, including potential changes in consumer preferences, the success of product and marketing innovation and pressure from competitors. If we do not generate enough cash to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity.
We have a substantial amount of debt. We had $947.8 million of total debt outstanding as of June 30, 2012 and $174.5 million of undrawn availability under our revolving credit facility, with $0.5 million in outstanding letters of credit. On a pro forma basis, giving effect to the sale of the $250 million additional notes issued on October 25, 2012, as of June 30, 2012, we would have $1,197.8 million in aggregate principal amount of total debt.

Our overall leverage and the terms of our financing arrangements could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to satisfy our obligations under the notes;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•
limit our flexibility to plan for and to adjust to changing business and market conditions in the industry in which we operate, and increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future investments, capital expenditures, working capital, business activities and other general corporate requirements;

•
limit our ability to obtain additional financing for working capital, for capital expenditures, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; and

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.
Our senior credit facilities bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.
Despite our substantial indebtedness level, we will still be able to incur substantial additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our credit facilities and the indenture governing the exchange notes do not fully prohibit us or our subsidiaries from doing so. For example, we had $174.5 million of undrawn availability under our revolving credit facility as of June 30, 2012, all of which is permitted to be drawn under the terms of our credit facilities and the indenture relating to the notes. If new debt is added to our current debt levels, the related risks we could face would be magnified.
The exchange notes will be effectively subordinated to the subsidiary guarantors’ and our secured debt. The exchange notes, and the guarantee of the exchange notes, are unsecured and therefore will be effectively subordinated to any of the subsidiary guarantors’ and our secured debt to the extent of the value of the assets securing that debt. Our credit facilities are secured by liens on substantially all our and our domestic subsidiaries’ assets. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the exchange notes. The exchange notes will be effectively subordinated to any borrowings under the credit facilities and other secured debt.
The indenture governing the exchange notes allows us to incur a substantial amount of additional secured debt.

The agreements governing our debt contain various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests, failure to comply with which could have a material adverse effect on us.
Our financing arrangements contain restrictions, covenants and events of default that, among other things, require us to satisfy certain financial tests and maintain certain financial ratios and restrict our ability to incur additional indebtedness and to refinance our existing indebtedness. The terms of these financing arrangements will, and any future indebtedness may, impose various restrictions and covenants on us that could limit our ability to pay dividends, respond to market conditions, provide for capital investment needs or take advantage of business opportunities by limiting the amount of additional borrowings we may incur. These restrictions may include compliance with, or maintenance of, certain financial tests and ratios, and may limit or prohibit our ability to, among other things:

•	borrow money or guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make specified types of investments and acquisitions;

•	enter into or permit to exist contractual limits on the ability of our subsidiaries to pay dividends to us;

•	enter into new lines of business;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.
In addition, our credit facilities require us to comply with specific financial ratios and tests, under which we are required to achieve specific financial and operating results. These restrictions on our ability to operate our business could harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.
Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions.
A breach of any of these covenants would result in a default under the credit facilities. In the event of any default, depending on the actions taken by the lenders under the credit facilities, we could be prohibited from making any payments on the notes. In addition, our lenders could elect to declare all amounts borrowed under the credit facilities, together with accrued interest thereon, to be due and payable. As a result of the priority afforded the credit facilities, we cannot assure you that we would have sufficient assets to pay debt then outstanding under the credit facilities and the notes. Any future refinancing of the credit facilities is likely to contain similar restrictive covenants. See “Description of Certain Indebtedness.”
A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the exchange notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.
To service our indebtedness and other cash needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
Our ability to pay interest on the exchange notes, to satisfy our other debt obligations, and to fund any planned capital expenditures, dividends, and other cash needs will depend in part upon the future financial and operating performance of our subsidiaries and upon our ability to renew or refinance borrowings. Prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors, many of which are beyond our control, will affect our ability to make these payments.
In addition, prior to the repayment of the exchange notes, we may be required to refinance or repay our credit facilities. If we are unable to make payments or refinance our debt or obtain new financing under these circumstances, we may consider other options, including:

•	sales of assets;

•	sales of equity;

•	reduction or delay of capital expenditures, strategic acquisitions, investments and alliances; or

•	negotiations with our lenders to restructure the applicable debt.
Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our credit facilities in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We may not be able to refinance any of our debt, including the credit facilities, on commercially reasonable terms or at all.
Your right to receive payments on the exchange notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the exchange notes are effectively subordinated to all of our subsidiary guarantors’ existing and future secured indebtedness. The exchange notes will also be structurally subordinated to the indebtedness of our non-guarantor subsidiaries.
Holders of our secured indebtedness and the secured indebtedness of the subsidiary guarantors have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other indebtedness. Notably, we and the subsidiary guarantors are parties to our credit facilities, which are secured by liens on substantially all of our assets and the assets of the subsidiary guarantors. The exchange notes are effectively subordinated to all of that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the exchange notes. As a result, holders of exchange notes may receive less, ratably, than holders of secured indebtedness. We had $172.8 million of total secured debt outstanding as of June 30, 2012 and $174.5 million of undrawn availability under our revolving credit facility.
In addition, the exchange notes are structurally subordinated to the indebtedness of our non-guarantor subsidiaries. Post’s Canadian business, which is held by our sole non-guarantor subsidiary, accounted for approximately 6% of our net sales to third parties for the nine months ended June 30, 2012 and held approximately 3% of our consolidated assets as of June 30, 2012. As of June 30, 2012 our non-guarantor subsidiary had no material indebtedness for borrowed money; however, the notes are effectively subordinated to the accounts payable, pension obligations and other liabilities of such subsidiary.
We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.
Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and special interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Exchange Notes—Repurchase at the Option of the Holders—Offer to Repurchase upon Change of Control.”
Noteholders may not be able to determine when a change of control giving rise to mandatory repurchase rights has occurred following a sale of “substantially all” of our and our restricted subsidiaries’ assets.
The definition of change of control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a noteholder to require us to repurchase the exchange notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets to another individual, group or entity may be uncertain.

Our being subject to certain fraudulent transfer and conveyance laws may have adverse implications for the holders of the exchange notes.
The exchange notes are guaranteed by one of our subsidiaries. This guarantee may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy proceeding is commenced by or on behalf of the subsidiary guarantor’s creditors. Under these laws, if in such a proceeding a court were to find that a subsidiary guarantor:

•	incurred its guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring these guarantees and

—	was insolvent or was rendered insolvent by reason of such guarantee;

—	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

—
intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void such subsidiary guarantee or subordinate such subsidiary’s guarantee to such subsidiary’s presently existing or future debt or take other actions detrimental to you.
The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

We cannot assure you as to what standard a court would apply in order to determine whether a subsidiary guarantor was “insolvent” as of the date its guarantee was issued, and, regardless of the method of valuation, a court could determine that such subsidiary guarantor was insolvent on that date. A court could also determine, regardless of whether a subsidiary guarantor was insolvent on the date the subsidiary’s guarantee was issued, that the payments constituted fraudulent transfers on another ground.
The subsidiary guarantee could be subject to the claim that, since the subsidiary guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a subsidiary guarantor’s obligation under its subsidiary guarantee, subordinate the subsidiary guarantee to the other indebtedness of a subsidiary guarantor, direct that holders of the notes return any amounts paid under a subsidiary guarantee to the relevant subsidiary guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, since the guarantee by the subsidiary guarantor is limited to the maximum amount that the subsidiary guarantor is permitted to guarantee under applicable law, the subsidiary guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary guarantor. Also, you will lose the benefit of the guarantee if it is released under certain circumstances described under “Description of the Exchange Notes—Brief Description of the Notes and the Subsidiary Guarantees—The Subsidiary Guarantees.”
The subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing its guarantee to be a fraudulent transfer. However, this provision may not be effective to protect the guarantee from being avoided under fraudulent transfer law or may reduce or eliminate the subsidiary guarantor’s obligations to an amount that effectively makes its guarantee worthless.
If an active trading market does not develop for the exchange notes, you may not be able to resell them.
We do not intend to apply for the listing of the exchange notes on any securities exchange or automated interdealer quotation system. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers of the outstanding notes that they currently intend to make a market in the exchange notes after the exchange offer is completed. However, the initial purchasers may cease their market-making at any time.
We are a holding company. Substantially all of our business is conducted through our subsidiaries. Our ability to repay our debt, including the exchange notes, depends on the performance of our subsidiaries and their ability to make distributions to us.
We are a holding company and we conduct all of our operations through our subsidiaries. As a result, we rely on dividends, loans and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay interest and dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us depends substantially on their respective operating results and is subject to restrictions under, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of our financing arrangements and the terms of any future financing arrangements of our subsidiaries. See “Description of the Exchange Notes—Certain Covenants.”
Any decline in the ratings of our corporate credit could adversely affect the value of the exchange notes.
Any decline in the ratings of our corporate credit or any indications from the rating agencies that their ratings on our corporate credit are under surveillance or review with possible negative implications could adversely affect the value of the exchange notes. In addition, a ratings downgrade could adversely affect our ability to access capital.
The market price for the exchange notes (if any) may be volatile.
Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the exchange notes.
Many of the covenants in the indenture will not apply if the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s.
Many of the covenants in the indenture will not apply to us if the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay distributions, incur debt and to enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade, or that, if they are rated investment grade, the exchange notes will maintain these ratings. Suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such action taken while the covenants were suspended would not result in an event of default under the indenture. See “Description of the Exchange Notes—Certain Covenants—Covenant Suspension.”
Risks Related to Our Business
We compete in a mature category with strong competition.
We compete in the ready-to-eat cereal category with competitors that represent larger shares of category sales. Our products face strong competition from competitors for shelf space and sales. Competition in our product categories is based on product innovation, product quality, price, brand recognition and loyalty, effectiveness of marketing, promotional activity and the ability to identify and satisfy consumer preferences. Some of our competitors have substantial financial, marketing and other resources, and competition with them in our various markets and product lines could cause us to reduce prices, increase marketing, or lose market share, any of which could have a material adverse effect on our business and financial results. This high level of competition by our competitors could result in a decrease in our sales volumes. In addition, increased trade spending or advertising or reduced prices on our competitors’ products may require us to do the same for our products, which could impact our margins and volumes. If we did not do the same, our revenue, profitability, and market share could be adversely affected.
We may be unable to anticipate changes in consumer preferences and trends, which could result in decreased demand for our products.
Our success depends in part on our ability to anticipate the tastes and eating habits of consumers and to offer products that appeal to their preferences. Consumer preferences change from time to time and can be affected by a number of different and unexpected trends. Our failure to anticipate, identify or react quickly to these changes and trends, and to introduce new and improved products on a timely basis, could result in reduced demand for our products, which would in turn cause our revenues and profitability to suffer. Similarly, demand for our products could be affected by consumer concerns regarding the health effects of nutrients or ingredients such as trans fats, sugar, processed wheat and corn or other product attributes.
A decline in demand for ready-to-eat cereals could adversely affect our financial performance.
We focus primarily on producing and selling ready-to-eat cereal products. Because of our product concentration, any decline in consumer demand or preferences, including diet-driven changes, for ready-to-eat cereals or any other factor that adversely affects the ready-to-eat cereal market could have a material adverse effect on our business, financial condition or results of operations. We could also be adversely affected if consumers lose confidence in the healthfulness, safety or quality of ready-to-eat cereals or ingredients. Adverse publicity about these types of concerns, whether or not valid, may discourage consumers from buying our products or cause production and delivery disruptions.
The restatement of our historical financial statements may have a material adverse effect on our stock price and our ability to meet third party obligations.
As a result of Ralcorp’s recent restatement of its financial statements for the fiscal year ended September 30, 2011 and the three months ended December 31, 2011, we also restated our historical financial statements for the same periods. While the circumstances leading to the restatement occurred before our spin-off from Ralcorp, any restatement may affect investor confidence in our financial disclosures and may result in a decline in stock price and stockholder lawsuits related to the restatement.
Although we have completed the restatement, we cannot guarantee that we will not receive inquiries from the Securities and Exchange Commission, or the SEC, or the New York Stock Exchange, or the NYSE, regarding our restated financial statements or matters relating thereto. Any future inquiries from the SEC or NYSE as a result of the restatement of our historical financial statements will, regardless of the outcome, likely consume a significant amount of our resources in addition to those resources already consumed in connection with the restatement itself. The delays caused by the restatement could also continue to impact our ability to meet third party time-sensitive contractual obligations.
We have identified a material weakness in our internal control over financial reporting, and if we are unable to achieve and maintain effective internal control over financial reporting, investors could lose confidence in our financial statements and our company, which could have a material adverse effect on our business and stock price.
In order to provide reliable financial reports and operate successfully as a publicly traded company, we must maintain effective control over our financial reporting. In connection with the restatement of certain of its financial statements, Ralcorp management determined that a material weakness in internal control over financial reporting existed as of September 30, 2011 and December 31, 2011 for Ralcorp. As a wholly-owned subsidiary of Ralcorp, the material weakness also existed at Post for these periods. On February 3, 2012, Post became a stand-alone independent public company through the completion of a tax free spin-off from Ralcorp. From that time forward Post’s management team became responsible for establishing its own disclosure controls and procedures and internal control over financial reporting.
We believe that this material weakness does not exist as of June 30, 2012. However, we can make no assurances that additional material weaknesses or significant deficiencies may not subsequently arise. If we fail to achieve and maintain effective internal control over financial reporting and disclosure controls and procedures, it could result in additional significant deficiencies or material weaknesses, cause us to fail to meet our periodic reporting obligations, result in material misstatements in our financial statements, restatement of financial statements, sanctions or investigations by regulatory authorities, or loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.
Impairment in the carrying value of intangible assets could negatively impact our net worth. If our goodwill, indefinite-lived intangible assets, or other long-term assets become impaired, we will be required to record additional impairment charges, which may be significant.
The carrying value of intangible assets represents the fair value of goodwill, trademarks, trade names, and other acquired intangibles. Intangibles and goodwill expected to contribute indefinitely to our cash flows are not amortized, but our management reviews them for impairment on an annual basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Impairments to intangible assets may be caused by factors outside our control, such as increasing competitive pricing pressures, lower than expected revenue and profit growth rates, changes in industry EBITDA and revenue multiples, changes in discount rates based on changes in cost of capital (interest rates, etc.), or the bankruptcy of a significant customer. These factors, along with other internal and external factors, could negatively impact our net worth and could have a significant impact on our fair valuation determination, which could then result in a material impairment charge in our results of operations. During fiscal years 2011 and 2010 we have incurred impairment losses related to goodwill and trademark intangible assets, and we could have additional impairments in the future. See further discussion of these impairment losses in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as restated, and Notes 2 and 4 to our audited combined financial statements, as restated, included in this prospectus.
Labor strikes or work stoppages by our employees could harm our business.
A significant number of our full-time production and maintenance employees are covered by collective bargaining agreements. A dispute with a union or employees represented by a union could result in production interruptions caused by work stoppages. If a strike or work stoppage were to occur, our results of operations could be adversely affected.
The labor contract for our Battle Creek, Michigan location, our largest facility, expired October 7, 2012 and is currently under negotiation. We signed an extension on October 17, 2012 which will extend the existing collective bargaining agreement through November 12, 2012. There can be no assurance that a new contract will be ratified on or prior to November 12, 2012. In the event of a work stoppage, we have contingency plans in place that would utilize the plant capabilities in conjunction with our ability to manufacture cereals in other locations to mitigate disruption to the business. However, there are limitations inherent in any plan to mitigate disruption to our business in the event of a work stoppage and, particularly in the case of a prolonged work stoppage, there can be no assurance that it would not have a material adverse effect on our results of operations.
Economic downturns could limit consumer demand for our products.
The willingness of consumers to purchase our products depends in part on general or local economic conditions. In periods of economic uncertainty, consumers may purchase more generic, private brand or value brands and may forego certain purchases altogether. In those circumstances, we could experience a reduction in sales of our products. In addition, as a result of economic conditions or competitive actions, we may be unable to raise our prices sufficiently to protect profit margins. Any of these events could have an adverse effect on our results of operations.
Commodity price volatility and higher energy costs could negatively impact profits.
The primary commodities used by our businesses include wheat, nuts (including almonds), sugar, edible oils, corn, oats, cocoa, and our primary packaging includes linerboard cartons and corrugated boxes. In addition, our manufacturing operations use large quantities of natural gas and electricity. The cost of such commodities may fluctuate widely and we may experience shortages in commodity items as a result of commodity market fluctuations, availability, increased demand, weather conditions, and natural disasters as well as other factors outside of our control. Higher prices for natural gas, electricity and fuel may also increase our production and delivery costs. Changes in the prices charged for our products may lag behind changes in our energy and commodity costs. Accordingly, changes in commodity or energy costs may limit our ability to maintain existing margins and have a material adverse effect on our operating profits. Due to the recent drought in the United States, pricing for certain commodities is expected to continue to rise, which may materially harm our business, financial condition and results of operations. If we fail to hedge and prices subsequently increase, or if we institute a hedge and prices subsequently decrease, our costs may be greater than anticipated or greater than our competitors’ costs and our financial results could be adversely affected.
If we pursue strategic acquisitions, divestitures or joint ventures, we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
From time to time, we may evaluate potential acquisitions, divestitures or joint ventures that would further our strategic objectives. With respect to acquisitions, we may not be able to identify suitable candidates, consummate a transaction on terms that are favorable to us, or achieve expected returns and other benefits as a result of integration challenges. With respect to proposed divestitures of assets or businesses, we may encounter difficulty in finding acquirers or alternative exit strategies on terms that are favorable to us, which could delay the accomplishment of our strategic objectives, or our divestiture activities may require us to recognize impairment charges. Companies or operations acquired or joint ventures created may not be profitable or may not achieve sales levels and profitability that justify the investments made. Our corporate development activities may present financial and operational risks, including diversion of management attention from existing core businesses, integrating or separating personnel and financial and other systems, and adverse effects on existing business relationships with suppliers and customers. Future acquisitions could also result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to certain intangible assets and increased operating expenses, which could adversely affect our results of operations and financial condition.

Unsuccessful implementation of business strategies to reduce costs may adversely affect our results of operations.
Many of our costs, such as raw materials, energy and freight, are outside our control. Therefore, we must seek to reduce costs in other areas, such as operating efficiency. If we are not able to complete projects which are designed to reduce costs and increase operating efficiency on time or within budget, our operating profits may be adversely impacted. In addition, if the cost-saving initiatives we have implemented or any future cost-saving initiatives do not generate the expected cost savings and synergies, our results of operations may be adversely affected.
Our inability to raise prices may adversely affect our results of operations.
Our ability to raise prices for our products may be adversely affected by a number of factors, including but not limited to industry supply, market demand and promotional activity by competitors. If we are unable to increase prices for our products as may be necessary to cover cost increases, our results of operations could be adversely affected. In addition, price increases typically generate lower volumes as customers then purchase fewer units. If these losses are greater than expected or if we lose distribution as a result of a price increase, our results of operations could be adversely affected.
Loss of a significant customer may adversely affect our results of operations.
A limited number of customer accounts represent a large percentage of our consolidated net sales. Our top ten customers represent approximately 56% of our net sales for fiscal year 2011, and our largest customer, Walmart, accounted for approximately 21% of our net sales in each of fiscal 2011, 2010 and 2009. The success of our business depends, in part, on our ability to maintain our level of sales and product distribution through high-volume food retailers, super centers and mass merchandisers. The competition to supply products to these high-volume stores is intense. Currently, we do not have long-term supply agreements with a substantial number of our customers, including our largest customers. These high-volume stores and mass merchandisers frequently reevaluate the products they carry. If a major customer elected to stop carrying one of our products, our sales may be adversely affected.
Consolidation among the retail grocery and foodservice industries may hurt profit margins.
Over the past several years, the retail grocery and foodservice industries have undergone significant consolidations and mass merchandisers are gaining market share. As this trend continues and such customers grow larger, they may seek to use their position to improve their profitability through improved efficiency, lower pricing, increased reliance on their own brand name products, increased emphasis on generic and other value brands, and increased promotional programs. If we are unable to respond to these requirements, our profitability or volume growth could be negatively impacted. Additionally, if the surviving entity is not a customer, we may lose significant business once held with the acquired retailer.
If our food products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims if consumers are injured.
Selling food products involves a number of legal and other risks, including product contamination, spoilage, product tampering, allergens, or other adulteration. We may need to recall some or all of our products if they become adulterated, mislabeled or misbranded. This could result in destruction of product inventory, negative publicity, temporary plant closings and substantial costs of compliance or remediation. Should consumption of any product cause injury, we may be liable for monetary damages as a result of a judgment against us. In addition, adverse publicity, including claims, whether or not valid, that our products or ingredients are unsafe or of poor quality may discourage consumers from buying our products or cause production and delivery disruptions. Any of these events, including a significant product liability judgment against us, could result in a loss of consumer confidence in our food products. This could have an adverse effect on our financial condition, results of operations or cash flows.
Disruption of our supply chain could have an adverse effect on our business, financial condition and results of operations.
Our ability, including manufacturing or distribution capabilities, and that of our suppliers, business partners and contract manufacturers, to make, move and sell products is critical to our success. Damage or disruption to our or their manufacturing or distribution capabilities due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics, strikes, repairs or enhancements at our facilities, or other reasons, could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition and results of operations, as well as require additional resources to restore our supply chain.

Termination of our material licenses would have a material adverse effect on our business.
We manufacture and market our Pebbles™ products in the United States, Canada and several other locations pursuant to a long-term intellectual property license agreement. This license gives us the exclusive right (subject only to an exception regarding the sale of similar products in amusement and theme parks) to use the Flintstones characters in connection with breakfast cereal and to sell all Pebbles™ branded cereal products in those regions. If we were to breach any material term of this license agreement and not timely cure the breach, the licensor could terminate the agreement. If the licensor were to terminate our rights to use the Flintstones characters or the Pebbles™ brand for this or any other reason, the loss of such rights could have a material adverse effect on our business.
Global capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing, and disrupt the operations of our suppliers and customers.
U.S. and global credit markets have, from time to time, experienced significant dislocations and liquidity disruptions which caused the spreads on prospective debt financings to widen considerably. These circumstances materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases resulted in the unavailability of certain types of debt financing. Events affecting the credit markets have also had an adverse effect on other financial markets in the U.S., which may make it more difficult or costly for us to raise capital through the issuance of common stock or other equity securities or refinance our existing debt, sell our assets or borrow more money if necessary. Our business could also be negatively impacted if our suppliers or customers experience disruptions resulting from tighter capital and credit markets or a slowdown in the general economy. Any of these risks could impair our ability to fund our operations or limit our ability to expand our business or increase our interest expense, which could have a material adverse effect on our financial results.
Changing currency exchange rates may adversely affect our earnings and financial position.
We have operations and assets in the United States and Canada. Our consolidated financial statements are presented in U.S. dollars; therefore, we must translate our foreign assets, liabilities, revenue and expenses into U.S. dollars at applicable exchange rates. Consequently, fluctuations in the value of the Canadian dollar may negatively affect the value of these items in our consolidated financial statements. To the extent we fail to manage our foreign currency exposure adequately, we may suffer losses in value of our net foreign currency investment, and our consolidated results of operations and financial position may be negatively affected.
Violations of laws or regulations, as well as new laws or regulations or changes to existing laws or regulations, could adversely affect our business.
The food production and marketing industry is subject to a variety of federal, state, local and foreign laws and regulations, including food safety requirements related to the ingredients, manufacture, processing, storage, marketing, advertising, labeling, and distribution of our products as well as those related to worker health and workplace safety. Our activities, both in and outside of the United States, are subject to extensive regulation. In the U.S. we are regulated by, among other federal and state authorities, the U.S. Food and Drug Administration, U.S. Federal Trade Commission and the U.S. Departments of Commerce and Labor as well as by similar authorities abroad. Governmental regulations also affect taxes and levies, healthcare costs, energy usage, immigration and other labor issues, all of which may have a direct or indirect effect on our business or those of our customers or suppliers. In addition, we market and advertise our products and could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations and may be subject to initiatives to limit or prohibit the marketing and advertising of our products to children. Changes in these laws or regulations or the introduction of new laws or regulations could increase the costs of doing business for us or our customers or suppliers or restrict our actions, causing our results of operations to be adversely affected. Further, if we are found to be out of compliance with applicable laws and regulations in these areas, we could be subject to civil remedies, including fines, injunctions, or recalls, as well as potential criminal sanctions, any of which could have a material adverse effect on our business.
As a publicly traded company, we are subject to changing rules and regulations of federal and state government as well as the stock exchange on which our common stock is listed. These entities, including the Public Company Accounting Oversight Board, the SEC and the NYSE, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years and continue to develop additional regulations and requirements in response to laws enacted by Congress. Our efforts to comply with these requirements may result in an increase in expenses and a diversion of management’s time from other business activities.

We may not be able to operate successfully if we lose key personnel, are unable to hire qualified additional personnel, or experience turnover of our management team.
We are highly dependent on our ability to attract and retain qualified personnel to operate and expand our business. If we lose one or more members of our senior management team, or if we fail to attract new employees, our business and financial position, results of operations or cash flows could be harmed.
Changes in weather conditions, natural disasters and other events beyond our control can adversely affect our results of operations.
Changes in weather conditions and natural disasters such as floods, droughts, frosts, earthquakes, hurricanes, fires or pestilence, may affect the cost and supply of commodities and raw materials, including tree nuts, corn syrup, sugar, corn and wheat. Additionally, these events can result in reduced supplies of raw materials and longer recoveries of usable raw materials. Competing manufacturers can be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could adversely affect our business and results of operations, as well as require additional resources to restore our supply chain.
We may experience losses or be subject to increased funding and expenses to our qualified pension plans, which could negatively impact profits.
We maintain a qualified defined benefit plan in the U.S. and Canada and we are obligated to ensure that the plans are funded in accordance with applicable regulations. In the event the stock market deteriorates, the funds in which we invest do not perform according to expectations, or the valuation of the projected benefit obligation increases due to changes in interest rates or other factors, we may be required to make significant cash contributions to these plans and recognize increased expense within our financial statements.
Technology failures could disrupt our operations and negatively impact our business.
We increasingly rely on information technology systems to process, transmit and store electronic information. For example, our production and distribution facilities and inventory management utilize information technology to increase efficiencies and limit costs. Furthermore, a significant portion of the communications between our personnel, customers and suppliers depends on information technology. Our information technology systems may be vulnerable to a variety of interruptions due to events beyond our control, including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. Such interruptions could negatively impact our business.
Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brands.
We consider our intellectual property rights, particularly our trademarks, but also our patents, trade secrets, copyrights and licenses, to be a significant and valuable aspect of our business. We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements, third party nondisclosure and assignment agreements and the policing of third party misuses of our intellectual property. Our failure to obtain or maintain adequate protection of our intellectual property rights, or any change in law or other changes that serve to lessen or remove the current legal protections for intellectual property, may diminish our competitiveness and could materially harm our business.
We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; cause us to cease making, licensing or using products that incorporate the challenged intellectual property; require us to redesign or rebrand our products or packaging, if feasible; divert management’s attention and resources; or require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. Additionally, a successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements or stop the sale of certain products, any of which could have a negative impact on our operating profits and harm our future prospects.

We are subject to environmental laws and regulations that can impose significant costs and expose us to potential financial liabilities.
We are subject to extensive and frequently changing federal, state, local and foreign laws and regulations relating to the protection of human health and the environment, including those limiting the discharge and release of pollutants into the environment and those regulating the transport, use, treatment, storage, disposal and remediation of, and exposure to, solid and hazardous wastes and materials. Certain environmental laws and regulations can impose joint and several liability without regard to fault on responsible parties, including past and present owners and operators of sites, related to cleaning up sites at which hazardous wastes or materials were disposed or released. Failure to comply with environmental laws and regulations could result in severe fines and penalties by governments or courts of law. In addition, various current and likely future federal, state, local and foreign laws and regulations could regulate the emission of greenhouse gases, particularly carbon dioxide and methane. We cannot predict the impact that such regulation may have, or that climate change may otherwise have, on our business.
Future events, such as new or more stringent environmental laws and regulations, any new environmental claims, the discovery of currently unknown environmental conditions requiring response action, or more vigorous enforcement or a new interpretation of existing environmental laws and regulations, might require us to incur additional costs that could have a material adverse effect on our financial results.
Pending and future litigation may lead us to incur significant costs.
 We are, or may become, party to various lawsuits and claims arising in the normal course of business, which may include lawsuits or claims relating to contracts, intellectual property, product recalls, product liability, employment matters, environmental matters or other aspects of our business. In addition, we may in the future be subject to additional litigation or other proceedings or actions arising in relation to the recent restatement of our historical financial statements. The defense of these lawsuits may divert our management’s attention, and we may incur significant expenses in defending these lawsuits. In addition, we may be required to pay damage awards or settlements, or become subject to injunctions or other equitable remedies, that could have a material adverse effect on our financial position, cash flows or results of operations. The outcome of litigation is often difficult to predict, and the outcome of pending or future litigation may have a material adverse effect on our financial position, cash flows, or results of operations.
Risks Related to our Separation from Ralcorp
Our historical financial results as a business segment of Ralcorp and our unaudited pro forma condensed consolidated and condensed combined financial statements may not be representative of our results as a separate, stand-alone company.
Much of the historical financial information we have included in this prospectus has been derived from the consolidated financial statements and accounting records of Ralcorp (and, for periods before August 4, 2008, of Kraft). Accordingly, the historical and pro forma financial information does not necessarily reflect what our financial position, results of operations or cash flows would have been had we operated as a separate, stand-alone company during the periods presented or those that we may achieve in the future primarily as a result of the following factors:

•
Prior to the separation, our business was operated by Ralcorp as part of its broader corporate organization, rather than as an independent company. Ralcorp or one of its affiliates performed various corporate functions for us, including, but not limited to, legal, treasury, accounting, auditing, risk management, information technology, human resources, corporate affairs, tax administration, certain governance functions (including compliance with the Sarbanes-Oxley Act of 2002 and internal audit) and external reporting. Our historical and pro forma financial results include allocations of corporate expenses from Ralcorp for these and similar functions. These allocations are possibly less than the comparable expenses we incur as a separate publicly traded company;

•
Our pro forma financial information set forth under “Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Statements” reflects changes that occurred in our funding and operations as a result of the separation. This pro forma condensed consolidated and condensed combined financial information may not reflect our costs as a separate, stand-alone company;

•
Prior to the separation, our business was integrated with the other businesses of Ralcorp. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. The loss of the benefits of doing business as part of Ralcorp could have an adverse effect on our results of operations and financial condition;

•
Generally, our working capital requirements and capital for our general corporate purposes, including advertising and trade promotions, research and development and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Ralcorp. In connection with the separation, we incurred substantial indebtedness, as discussed above; and

•
The cost of capital for our business may be higher than Ralcorp’s cost of capital prior to the separation because Ralcorp’s cost of debt prior to the separation may have been lower than ours following the separation.

We may be unable to achieve some or all of the benefits that we expected to achieve from our separation from Ralcorp.
By separating from Ralcorp there is a risk that our company may be more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of Ralcorp. As part of Ralcorp we were able to enjoy certain benefits from Ralcorp’s operating diversity and purchasing and borrowing leverage. We may not be able to achieve some or all of the benefits that we expected to achieve as a stand-alone, independent company.
Potential liabilities may arise due to fraudulent transfer considerations, which would adversely affect our financial condition and our results of operations.
In connection with the separation, Ralcorp undertook financing transactions which, along with the separation and the financing transactions involving us, may be subject to federal and state fraudulent conveyance and transfer laws. If a court were to determine under these laws that, at the time of the separation, any entity involved in these transactions or the separation:

•	was insolvent;

•	was rendered insolvent by reason of the separation;

•	had remaining assets constituting unreasonably small capital; or

•	intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured, the court could void the separation, in whole or in part, as a fraudulent conveyance or transfer. The court could then require our shareholders to return to Ralcorp some or all of the shares of our common stock issued pursuant to the separation, or require Ralcorp or us, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction whose law is being applied. Generally, however, an entity would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay the debt as it matures.
We may have a significant indemnity obligation to Ralcorp if the separation and/or certain related transactions are treated as a taxable transaction.
We are party to a Tax Allocation Agreement with Ralcorp, which sets out each party’s rights and obligations with respect to federal, state, local and foreign taxes for periods before and after the separation (including taxes that may arise if the separation and/or certain related transactions do not qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended, or the “Code”) and related matters such as the filing of tax returns and the conduct of the parties in IRS and other audits.
Ralcorp received a private letter ruling from the IRS to the effect that, among other things, the separation and certain related transactions qualify for tax-free treatment under the Code. In addition, Ralcorp obtained an opinion from its legal counsel substantially to the effect that, among other things, the separation and certain related transactions qualify for tax-free treatment under the Code. The private letter ruling from the IRS is not binding on the IRS if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the ruling is based upon representations by Ralcorp that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling.
The opinion of counsel referred to above addressed all of the requirements necessary for the separation and certain related transactions to obtain tax-free treatment under the Code, relied on the IRS private letter ruling as to matters covered by the ruling, and was based on, among other things, certain assumptions and representations made by Ralcorp and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in such opinion. The opinion is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion.
Notwithstanding receipt by Ralcorp of the private letter ruling and opinion of counsel, the IRS could determine that the separation and/or certain related transactions should be treated as taxable transactions if it determines that any of the representations, assumptions or undertakings that were included in the request for the private letter ruling is false or has been violated or if it disagrees with the conclusions in the opinion that are not covered by the IRS ruling. Furthermore, events subsequent to the distribution could cause Ralcorp to recognize gain on the separation, including as a result of Section 355(e) of the Code.
Pursuant to the Tax Allocation Agreement, in certain cases, we will be required to indemnify Ralcorp for taxes resulting from the separation and/or certain related transactions not qualifying for tax-free treatment for United States federal income tax purposes. Pursuant to the Tax Allocation Agreement, we will be required to indemnify Ralcorp for losses and taxes of Ralcorp resulting from the breach of certain covenants made by us and for certain taxable gain that could be recognized by Ralcorp, including as a result of certain acquisitions of our stock or assets. If we are required to indemnify Ralcorp under the circumstances set forth in the Tax Allocation Agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial position. Our indemnification obligations to Ralcorp are not limited by any maximum amount.
The tax rules applicable to the separation and our indemnification obligations contained in the Tax Allocation Agreement may restrict us from taking certain actions, engaging in certain corporate transactions or from raising equity capital beyond certain thresholds for a period of time after the separation.
The distribution of Post would be taxable to Ralcorp if such distribution was part of a “plan or series of related transactions” pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest (by vote or value) in Ralcorp or Post. Under current U.S. federal income tax law, acquisitions that occur during the four-year period that begins two years before the date of the distribution are presumed to occur pursuant to a plan or series of related transactions, unless it is established that the acquisition is not pursuant to a plan or series of transactions that includes the distribution. U.S. Treasury regulations currently in effect generally provide that whether an acquisition and a distribution are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the U.S. Treasury regulations. In addition, the U.S. Treasury regulations provide several “safe harbors” for acquisitions that are not considered to be part of a plan.
These rules and our indemnification obligations contained in the Tax Allocation Agreement limit our ability during the two-year period following the distribution to enter into certain transactions that may be advantageous to us and our shareholders, particularly issuing equity securities to satisfy financing needs, repurchasing equity securities, disposing of certain assets, engaging in mergers and acquisitions and, under certain circumstances, acquiring businesses or assets with equity securities or agreeing to be acquired.
Our ability to operate our business effectively may suffer if we do not establish our own financial, administrative and other support functions in order to operate as a separate, stand-alone company, and the transition services Ralcorp has agreed to provide may not be sufficient for our needs.
Prior to the separation, we relied on financial, administrative and other resources, including the business relationships, of Ralcorp to support the operation of our business. Ralcorp is providing us with certain transition services for up to 24 months following the separation, but we may not be able to adequately replace those resources or replace them at the same cost. We may not be able to successfully put in place the financial, operational and managerial resources necessary to operate independently within the time periods prescribed by the Transition Services Agreement. Unanticipated delays in transitioning from the services Ralcorp provides could lead to duplicative costs and other inefficiencies. Any failure or significant downtime in our own financial or administrative systems or in Ralcorp’s financial or administrative systems during the transition period could impact our results or prevent us from performing other administrative services and financial reporting on a timely basis and could materially harm our business, financial condition and results of operations.
The agreements we have entered into with Ralcorp involve conflicts of interest and therefore may have materially disadvantageous terms to us.
We have entered into certain agreements with Ralcorp, including the Separation and Distribution Agreement, Tax Allocation Agreement, Employee Matters Agreement and Transition Services Agreement which set forth the main terms of the separation and provide a framework for our initial relationship with Ralcorp following the separation. The terms of these agreements and the separation were determined at a time when we were still part of Ralcorp and therefore involve conflicts of interest. Accordingly, such agreements may not reflect terms that could have been reached on an arm’s-length basis between unaffiliated parties, which could have been materially more favorable to us.

We may incur material costs and expenses as a result of our separation from Ralcorp, which could adversely affect our profitability.
As a result of our separation from Ralcorp, we may incur costs and expenses greater than those we incurred prior to the separation. These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration, and legal and human resources related functions, and it is possible that these costs will be material to our business.
Our business, financial condition and results of operations may be adversely affected if we are unable to negotiate terms that are as favorable as those Ralcorp has received when we replace contracts after the separation.
Prior to completion of the separation, certain functions (such as purchasing, information systems, customer service, logistics and distribution) for our business generally had been performed under Ralcorp’s centralized systems and, in some cases, under contracts that were also used for Ralcorp’s other businesses and which were not assigned to us. We may not be able to negotiate terms that are as favorable as those Ralcorp received as we replace these contracts with our own agreements.
If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned, and our stock price may suffer.
Section 404 of the Sarbanes-Oxley Act of 2002 requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on their audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

USE OF PROCEEDS
We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the outstanding notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. The exchange offer is intended to satisfy our obligations under the respective registration rights agreements.

SELECTED HISTORICAL CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL DATA
The following table presents our selected historical condensed consolidated and condensed combined financial data. The statement of operations data and statement of cash flows data for the fiscal years ended September 30, 2011, 2010 and 2009 and the balance sheet data as of September 30, 2011 and 2010 are derived from our audited combined financial statements included elsewhere in this prospectus. The summary consolidated balance sheet information as of June 30, 2012 and the summary consolidated statement of operations information for the nine months ended June 30, 2012 and 2011 have been derived from our unaudited condensed consolidated and condensed combined financial statements, which are included elsewhere in this prospectus. The statement of operations data for the two months ended September 30, 2008 and the seven months ended August 4, 2008 and the balance sheet data as of September 30, 2009 and September 30, 2008 are derived from our unaudited combined financial statements that are not included in this prospectus. The statement of operations data and statement of cash flows data for the year ended December 29, 2007 and the balance sheet data as of December 29, 2007 are derived from our audited combined financial statements that are not included in this prospectus.
The selected historical condensed consolidated and condensed combined financial and other operating data presented below should be read in conjunction with our unaudited condensed consolidated financial statements and accompanying notes, our audited combined financial statements and accompanying notes, as restated, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations, as restated” included elsewhere in this prospectus. Our consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as an independent, publicly traded company during the periods presented, including changes in our operations and capitalization as a result of the separation from Ralcorp. For more information regarding these changes, see “Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Statements” included elsewhere in this prospectus.

	Nine Months Ended June 30,		Year Ended September 30,			Two Months Ended Sept. 30,	Seven Months Ended Aug. 4,	Year Ended Dec. 29,
(In millions)	2012	2011	2011	2010	2009	2008(e)	2008(f)	2007(f)
Statement of Operations Data			(as restated) (c)
Net sales	$711.7	$730.4	$968.2	$996.7	$1,072.1	$184.6	$657.4	$1,102.7
Cost of goods sold(a)	(392.9)	(381.6)	(516.6)	(553.7)	(570.8)	(127.1)	(370.4)	(639.5)
Gross profit	318.8	348.8	451.6	443.0	501.3	57.5	287.0	463.2
Selling, general and administrative expenses(b)	(202.8)	(180.3)	(239.5)	(218.8)	(272.7)	(43.7)	(150.6)	(267.0)
Amortization of intangible assets	(9.4)	(9.4)	(12.6)	(12.7)	(12.6)	(2.2)	—	—
Impairment of goodwill and other intangible assets(c)	—	(32.1)	(566.5)	(19.4)	—	—	—	—
Other operating expenses, net	(0.6)	(1.1)	(1.6)	(1.3)	(0.8)	—	(2.4)	(15.2)
Operating profit (loss)	106.0	125.9	(368.6)	190.8	215.2	11.6	134.0	181.0
Interest expense	(44.2)	(38.6)	(51.5)	(51.5)	(58.3)	(9.6)	—	—
Other income (expense)	4.7	—	(1.7)	—	—	—	—	—
Loss on sale of receivables(d)	(3.3)	(8.7)	(13.0)	—	—	—	—	—
Equity in earnings of partnership	0.2	2.9	4.2	2.2	—	—	—	—
Earnings (loss) before income taxes	63.4	81.5	(430.6)	141.5	156.9	2.0	134.0	181.0
Income taxes	(24.3)	(26.2)	6.3	(49.5)	(55.8)	(1.4)	(48.9)	(64.3)
Net earnings (loss)	$39.1	$55.3	$(424.3)	$92.0	$101.1	$0.6	$85.1	$116.7

Earnings per Share
Basic	$1.14	$1.61	$(12.33)	$2.67	$2.94	$0.02	N/A	N/A
Diluted	$1.13	$1.61	$(12.33)	$2.67	$2.94	$0.02	N/A	N/A

Statement of Cash Flows Data
Depreciation and amortization	$46.9	$43.8	$58.7	$55.4	$50.6	$9.8	$20.3	$35.2
Cash provided (used) by:
Operating activities	95.3	118.1	143.8	135.6	221.1			141.3
Investing activities	(22.3)	(9.8)	(14.9)	(24.3)	(36.7)			(19.6)
Financing activities	8.5	(106.6)	(132.1)	(112.4)	(183.3)			(121.8)

Balance Sheet Data

Cash and cash equivalents	$83.5		$1.7	$4.8	$5.7	$3.2		$ —
Working capital (excl. cash and cash equivalents)	39.0		(0.7)	68.0	39.5	(180.1)		70.1
Total assets	2,763.5		2,723.2	3,348.0	3,368.1	3,504.6		918.5
Debt, including short-term portion	947.8		784.5	716.5	716.5	716.5		—
Other liabilities	105.2		104.9	90.7	78.3	69.6		9.9
Total equity	1,284.0		1,434.7	2,061.7	2,023.3	1,811.3		636.7

.

Summary Quarterly Financial Information is presented in the following table. (Unaudited)

	For the year ended September 30, 2011
	Q1	Q2	Q3	Q4
				(as restated)
Revenue	$223.7	$259.0	$247.7	$237.8
Gross profit	109.8	125.1	113.9	102.8
Net income (loss)	24.6	29.1	1.6	(479.6)	(c)
Basic earnings (loss) per share	$0.72	$0.85	$0.05	$(13.98)	(c)
Diluted earnings (loss) per share	$0.72	$0.85	$0.05	$(13.98)	(c)

	For the year ended September 30, 2010
	Q1	Q2	Q3	Q4
Revenue	$249.1	$262.8	$244.9	$239.9
Gross profit	106.1	114.5	105.9	116.5
Net income	21.8	27.0	25.2	18.0
Basic earnings per share	$0.63	$0.78	$0.73	$0.52
Diluted earnings per share	$0.63	$0.78	$0.73	$0.52
_______

(a)
In the nine months ended June 30, 2012 and the nine months ended June 30, 2011 and the year ended September 30, 2011, Post incurred a loss of $0.6 million, $3.5 million and $7.1 million, respectively, on economic hedges that did not meet the criteria for cash flow hedge accounting. For more information, see Note 10 of “Notes to Combined Financial Statements.” Post also incurred $1.3 million, $2.1 million, and $.8 million of costs recorded in cost of goods sold related to the transitioning of Post into Ralcorp operations during the fiscal years ended September 30, 2010 and 2009 and the two months ended September 30, 2008, respectively (see (b) below). In addition, acquisition accounting for the Post acquisition resulted in a one-time allocation of purchase price to acquired inventory of $23.4 million which was recognized in cost of goods sold in the two months ended September 30, 2008.

(b)
In the year ended September 30, 2011, Post incurred $2.8 million of costs reported in selling, general and administrative expense related to the separation of Post from Ralcorp. No separation costs were incurred during the nine months ended June 30, 2011; however, during the nine months ended June 30, 2012, Post incurred $10.4 million of costs to separate and transition Post operations into a separate stand-alone entity. In addition, Post incurred $6.4 million, $29.5 million, and $6.9 million of costs reported in selling, general and administrative expense, related to the transitioning of Post into Ralcorp operations during the fiscal years ended September 30, 2010 and 2009 and the two months ended September 30, 2008, respectively. For more information, see Note 16 of “Notes to Combined Financial Statements.”

(c)
For information about the restatement and the impairment of goodwill and other intangible assets, see “Critical Accounting Policies and Estimates” and Notes 1, 2 and 4 of “Notes to Combined Financial Statements.”

(d)
In fiscal 2011, Post began selling certain of its receivables to Ralcorp pursuant to a Ralcorp accounts receivable securitization program. For more information, see Note 8 of “Notes to Combined Financial Statements.” During December 2011, Post discontinued its participation in the Ralcorp accounts receivable securitization program.

(e)
Ralcorp (Successor) acquired Post from Kraft (Predecessor) on August 4, 2008 and changed its fiscal year end to September 30. The data for the two months ended September 30, 2008 represents results for the post-acquisition (Successor) period from August 4, 2008 to September 30, 2008. As a result of the acquisition and the application of purchase accounting, the basis of Post’s assets and liabilities were adjusted to fair value as of the acquisition date.

(f)	The data in these columns represents pre-acquisition financial information based on the fiscal calendar of Kraft (Predecessor).

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed consolidated and condensed combined financial statements should be read in conjunction with our audited combined financial statements and accompanying notes, as restated, and our unaudited consolidated financial statements and accompanying notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations”, as restated, which are included in this prospectus.
The following unaudited pro forma condensed consolidated and condensed combined financial statements are based upon the historical consolidated financial statements of Post Holdings, Inc. as of and for the nine months ended June 30, 2012 and the historical combined financial information of the Post cereals business for the fiscal year ended September 30, 2011. The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2011 has been derived from the audited historical combined financial statements, as restated, of the Post cereals business. The unaudited pro forma condensed consolidated statement of operations for the nine months ended June 30, 2012 has been derived from the unaudited historical consolidated financial statements of Post Holdings, Inc. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2012 has been derived from the historical unaudited condensed consolidated balance sheet of Post Holdings, Inc. as of that date. Our historical financial statements include allocations of certain expenses from Ralcorp, which may not be representative of the costs we have incurred, or will incur in the future, as an independent, publicly traded company.
The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2011, and the unaudited pro forma condensed consolidated statement of operations for the nine months ended June, 2012, reflect our results as if the transactions described below had occurred as of October 1, 2010. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2012 reflects our financial position as if the $250 million of additional notes issued on October 25, 2012 had been issued on June 30, 2012 and as if the stock repurchase that occurred on September 28, 2012 had also occurred on June 30, 2012. The transactions related to our separation from Ralcorp are contained in our historical unaudited condensed consolidated balance sheet at June 30, 2012. The unaudited pro forma condensed consolidated and condensed combined financial statements have been prepared to reflect the separation and other transaction related items, including:

•	Post's separation from Ralcorp which was completed on February 3, 2012;

•
the incurrence of $950 million of indebtedness at the time of the separation from Ralcorp, consisting of $175 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $775 million in aggregate principal amount of senior notes;

•	the incurrence of $250 million face value of additional notes issued on October 25, 2012 at an issue price of 106% and estimated transaction expenses of $4.8 million;

•
the distribution on February 3, 2012 of approximately 27.6 million shares of our common stock to holders of Ralcorp common stock, and an additional approximate 6.8 million shares initially retained by Ralcorp;

•	our post-separation capital structure;

•	the February 3, 2012 settlement of intercompany account balances between us and Ralcorp through cash or contribution to equity; and

•	the repurchase of 1.75 million shares of our common stock for approximately $53.4 million which occurred on September 28, 2012.
No pro forma adjustments have been included for the transition services agreement with Ralcorp, as we expect that the costs for the transition services agreement will be comparable to those included in our historical financial statements. Likewise, no pro forma adjustments have been included related to the tax allocation agreement, the employee matters agreement or certain commercial agreements between us and Ralcorp because we do not expect those adjustments to have a significant effect on our financial statements. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.
The operating expenses reported in our historical condensed consolidated and condensed combined statements of operations include allocations of certain Ralcorp costs. These costs include allocation of Ralcorp corporate costs, including information technology, procurement, credit, treasury, legal, finance and other functions. We estimate that our corporate general and administrative expenses will be approximately $15 million annually, excluding non-cash expenses for stock compensation and depreciation and amortization, as a result of additional costs required to function as an independent publicly traded company. In addition, we estimate we will incur non-recurring expenses of approximately $15-20 million associated with the transition to an independent public company during the 24-month period beginning on the date of the separation from Ralcorp. We have not adjusted the accompanying unaudited pro forma condensed consolidated and condensed combined statements of operations to reflect these costs and expenses.
The unaudited pro forma condensed consolidated and condensed combined financial statements are not necessarily indicative of our results of operations or financial condition had our separation from Ralcorp and our anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly owned company during such periods.

Unaudited Pro Forma Condensed Consolidated and Condensed Combined Statement of Operations
(In millions except share and per share data)

	Nine Months Ended June 30, 2012					Year Ended September 30, 2011
	Historical	Pro Forma Adjustments		Pro Forma		Historical	Pro Forma Adjustments		Pro Forma
						(as restated)
Net Sales	$711.7	$—		$711.7		$968.2	$—		$968.2
Cost of goods sold	(392.9)	—		(392.9)		(516.6)	—		(516.6)
Gross Profit	318.8	—		318.8		451.6	—		451.6
Selling, general and administrative expenses	(202.8)	(0.8)	(a)	(203.6)		(239.5)	(3.7)	(a)	(243.2)
Amortization of intangible assets	(9.4)	—		(9.4)		(12.6)	—		(12.6)
Impairment of goodwill and other intangible assets	—	—		—		(566.5)	—		(566.5)
Other operating expenses, net	(0.6)	—		(0.6)		(1.6)	—		(1.6)
Operating Profit (Loss)	106.0	(0.8)		105.2		(368.6)	(3.7)		(372.3)
Intercompany interest expense	(17.7)	17.7	(b)	—		(51.5)	51.5	(b)	—
Interest expense	(26.5)	(34.8)	(b)	(61.3)		—	(82.0)	(b)	(82.0)
Other income (expense)	4.7	(4.7)	(b)	—		(1.7)	1.7	(b)	—
Loss on sale of receivables	(3.3)	3.3	(a)	—		(13.0)	13.0	(a)	—
Equity in earnings of partnership	0.2	(0.2)	(c)	—		4.2	(4.2)	(c)	—
Earnings (Loss) before Income Taxes	63.4	(19.5)		43.9		(430.6)	(23.7)		(454.3)
Income taxes	(24.3)	6.8	(d)	(17.5)		6.3	8.3	(d)	14.6
Net Earnings (Loss)	$39.1	$(12.7)		$26.4		$(424.3)	$(15.4)		$(439.7)

Earnings (Loss) per Share
Basic	$1.14			$0.81		$(12.33)			$(13.49)
Diluted	$1.13			$0.81		$(12.33)			$(13.49)
Weighted-average Shares Outstanding
Basic	34.3	(1.8)	(e)	32.5	(e)	34.4	(1.8)	(e)	32.6	(e)
Diluted	34.5	(1.8)	(e)	32.7	(e)	34.4	(1.8)	(e)	32.6	(e)

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	June 30, 2012
	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$83.5	$206.8	(f)	$290.3
Accounts receivable, net	58.2	—		58.2
Receivable from Ralcorp	4.5	—		4.5
Inventories	77.7	—		77.7
Deferred income taxes	3.1	—		3.1
Prepaid expenses and other current assets	6.6	0.5	(g)	7.1
Total Current Assets	233.6	207.3		440.9
Property, net	409.4	—		409.4
Goodwill	1,366.4	—		1,366.4
Other intangible assets, net	739.2	—		739.2
Other assets	14.9	4.3	(g)	19.2
Total Assets	$2,763.5	$211.6		$2,975.1

Liabilities and Equity
Current Liabilities
Current portion of long-term debt	$13.1	$—		$13.1
Accounts payable	34.7	—		34.7
Other current liabilities	63.3	—		63.3
Total Current Liabilities	111.1	—		111.1
Long-term debt	934.7	265.0	(h)	1,199.7
Deferred income taxes	328.5	—		328.5
Other liabilities	105.2	—		105.2
Total Liabilities	1,479.5	265.0		1,744.5
Equity
Common stock	0.3	—		0.3
Additional paid-in capital	1,271.3	—		1,271.3
Treasury stock	—	(53.4)	(i)	(53.4)
Retained earnings	25.8	—		25.8
Accumulated other comprehensive loss	(13.4)	—		(13.4)
Total Equity	1,284.0	(53.4)		1,230.6
Total Liabilities and Equity	$2,763.5	$211.6		$2,975.1

Notes to Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Information

(a)
Post Foods, LLC entered into an agreement on November 4, 2010 to sell all of the trade receivables of Post Foods, LLC to a wholly owned subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC) as part of a Ralcorp financing arrangement. The purchase price calculation included a discount factor of 1.18%, which resulted in a loss on sale of receivables of $3.3 million and $13.0 million, respectively, during the nine months ended June 30, 2012 and the year ended September 30, 2011. Post received a fee of $0.8 million and $3.7 million, respectively, during the nine months ended June 30, 2012 and the year ended September 30, 2011 from RRC to service the receivables (recorded as a reduction of "selling, general and administrative expenses"). In December 2011, Post discontinued selling receivables to RRC; accordingly pro forma adjustments have been made to remove the effects of the related historical transactions.

(b)
For the purposes of preparing the unaudited pro forma condensed consolidated and condensed combined financial information, we have adjusted interest expense based on indebtedness totaling $950.0 million that was incurred by Post in conjunction with the separation from Ralcorp and incremental debt with a face value of $250 million that was issued on October 25, 2012. In total, the pro forma debt consists of $175.0 million aggregate principal amount of borrowings under senior credit facilities with lending institutions and $1,025.0 million in aggregate principal amount of senior notes. In addition, Post has a $175.0 million revolving credit facility that was unfunded at the time of the separation from Ralcorp and has continued to be unfunded through June 30, 2012. At June 30, 2012, the borrowings under the senior credit facilities had a weighted average variable interest rate of approximately 2.25% and an original term of five years and the senior notes had a fixed rate of 7.375% and an original term of ten years. The pro forma financial statements reflect the assumption that these rates of interest existed for the nine months ended June 30, 2012 and the year ended September 30, 2011. Debt issuance costs related to the debt instruments entered into at the time of the separation from Ralcorp totaled approximately $4.0 million with respect to the senior credit facilities and $13.7 million with respect to the senior notes and have been capitalized. We have estimated financing costs associated with the notes issued on October 25, 2012 to be $4.8 million. We have also included an aggregate premium of $15.0 million on the notes issued on October 25, 2012. The financing costs and premium will be amortized over the respective term of the related financing instruments. The pro forma adjustments to “interest expense” include incremental interest expense, non-use fees for the unfunded revolving credit facility and amortization of debt issuance costs and premiums, while the pro forma adjustments to “intercompany interest expense” remove historical intercompany interest expense related to intercompany debt with Ralcorp that was settled at the time of the separation from Ralcorp. The adjustments to “other income/(expense)” remove the impact of foreign currency translation gains/losses on intercompany debt denominated in Canadian dollars, which was settled at the time of separation from Ralcorp. An increase in interest rates of 12.5 basis points would increase pro forma interest expense by approximately $0.2 million for both the nine months ended June 30, 2012 and the year ended September 30, 2011.

(c)
Prior to the separation from Ralcorp, Post Foods Canada Corp. and another Ralcorp entity were the only partners in a Canadian partnership. The historical financial statements reflect Post's portion (48.15%) of the partnership's earnings on an equity basis. The pro forma adjustment removes Post's "equity in earnings of partnership" as Post no longer participates in the partnership after the separation from Ralcorp.

(d)
The provision for income taxes included in our historical financial statements was determined as if Post filed separate, stand-alone income tax returns. Income tax impacts of pro forma adjustments have been estimated at the statutory income tax rate of 35%.

(e)
Pro forma weighted-average basic shares outstanding are based on 34.4 million shares of Post common stock issued at the time of Post's separation from Ralcorp on February 3, 2012 less 1.75 million shares repurchased by Post on September 28, 2012. Pro forma weighted-average diluted shares outstanding were calculated as the total of pro forma weighted-average basic shares outstanding and the dilutive shares related to equity awards held by Post employees after the conversion from Ralcorp equity awards which took place at the time of the separation. The effects of including 0.1 million of potentially dilutive stock based instruments were anti-dilutive and therefore excluded from the calculation of pro forma diluted loss per share for the year ended September 30, 2011.

(f)
The pro forma adjustment for “cash and cash equivalents” consists of the following: $260.2 million of net proceeds, after deducting estimated financing expenses, from the notes issued on October 25, 2012, less $53.4 million of cash used by Post to repurchase 1.75 million of its common shares formerly held by Ralcorp on September 28, 2012.

(g)
The pro forma adjustments for “prepaid expenses and other current assets” and “other assets” represent the estimated short-term and long-term portions of deferred financing fees estimated to be incurred in relation to the notes issued on October 25, 2012.

(h)	The pro forma adjustment for “long-term debt” represents the gross proceeds for the notes issued on October 25, 2012 consisting of $250 million face value of the notes plus a $15 million premium.

(i)
The pro forma adjustment for “treasury stock” represents the amount paid by Post to repurchase 1.75 million shares of its common stock on September 28, 2012. The shares repurchased were formerly held by Ralcorp.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS (AS RESTATED)
The following discussion and analysis is intended to provide investors with an understanding of the historical performance of Post and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of Post during the nine months ended June 30, 2012 and 2011 and the fiscal years ended September 30, 2011, 2010 and 2009.
The financial statements of Post for these periods have been derived from both Post's and Ralcorp’s historical accounting records. For periods prior to Post's spin-off from Ralcorp these records reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that we believe are reasonable. However, the financial statements do not necessarily represent the financial position or results of operations of Post had it been operated as a separate independent entity. See “Critical Accounting Policies and Estimates” below as well as Note 2 of “Notes to Combined Financial Statements.”
You should read this discussion in conjunction with the historical condensed combined and consolidated financial statements of Post and the notes to those statements and the unaudited pro forma condensed consolidated and condensed combined financial data and the notes to the pro forma condensed consolidated and condensed combined financial data of Post included elsewhere in this prospectus.
The following discussion and analysis contains forward-looking statements. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
Restatement
Our financial statements as of and for the year ended September 30, 2011 have been restated to correct the amount of goodwill impairment recorded during the fourth quarter of fiscal 2011. See further discussion of the restatement in Note 1 in "Notes to Combined Financial Statements” contained herein. The Management's Discussion and Analysis of Financial Condition and Results of Operations (as restated) which follows below has been corrected to reflect the impact of the restatement. However, the restated Management's Discussion and Analysis of Financial Condition and Results of Operations speaks as of the date when originally filed and has not been updated to reflect events occurring after the date of the original filing.
Overview
We are a leading manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada. We are the third largest seller of ready-to-eat cereals in the United States with 10.4% market share (based on retail dollar sales in xAOC) for the 52-week period ended June 30, 2012, according to Nielsen. Our products are manufactured through a flexible production platform consisting of four owned primary facilities and sold through a variety of channels such as grocery stores, mass merchandisers, club stores, drug stores, convenience stores and foodservice establishments. Our portfolio of brands includes diverse offerings such as Honey Bunches of Oats, Shredded Wheat, Grape-Nuts, Raisin Bran, Good Morenings, Golden Crisp, Alpha-Bits, Honeycomb, Pebbles, and Great Grains. We have leveraged the strength of our brands, category expertise, leadership, and over a century of institutional knowledge to create a diverse portfolio of cereals that enhance the lives of consumers.
From 1925 to 1929, our predecessor, Postum Cereal Company, acquired over a dozen companies and expanded its product line to more than 60 products. The company changed its name to General Foods Corporation and over several decades introduced household names such as Post Raisin Bran (1942), Honeycomb (1965), Pebbles (1971) and Honey Bunches of Oats (1990). General Foods was acquired by Philip Morris Companies in 1985, and subsequently merged with Kraft in 1989. In 2008, the Post cereals business was split off from Kraft and combined with Ralcorp Holdings, Inc.
On July 14, 2011, Ralcorp’s Board of Directors announced that they had unanimously agreed in principle to separate the Post cereals business from Ralcorp in a tax-free spin-off to Ralcorp shareholders. On February 3, 2012, Post legally separated from Ralcorp in which each shareholder of Ralcorp as of January 30, 2012, the record date for the distribution, received one share of Post common stock for every two shares of Ralcorp common stock held; additionally Ralcorp retained approximately 6.8 million unregistered shares of Post common stock.

Business Drivers and Measures
In operating our business and monitoring its performance, we consider a number of performance measures and operational factors as well as factors affecting the ready-to-eat cereal industry as whole as further discussed below.

•
Our business is characterized by intense competition among large manufacturers of branded, private label and value brand ready-to-eat cereals. In recent years, the ready-to-eat cereal category has not grown, and in some years has declined, which has tended to intensify this competition. We expect this strong competitive environment to continue in the future. During fiscal year 2011, we experienced a 9% decline in volume compared to fiscal year 2010 as well as a significant decline in our market share. We believe this decline was primarily the result of a reduction in the level and effectiveness of our trade spending and increases in our list prices at a time when consumers were increasingly price conscious given the recessionary environment. During fiscal 2012, we have instituted programs which aim to stabilize and ultimately reverse this market share trend by improving the value offered by our products through new pricing strategies, improved marketing programs, a focus on product quality and expanding the distribution of our products into currently underrepresented sales channels. For the nine months ended June 30, 2012 compared to the comparable period in the prior year our volume has declined 6%.

•
The primary components of our costs of goods sold include raw materials (agricultural commodities including wheat, oats, sugar, fruit and almonds), packaging (linerboard cartons, corrugated boxes, plastic containers, and carton board) and freight and distribution (a combination of common carriers and inter-modal rail). In 2011 and throughout 2012, we experienced increases in our raw material commodity costs and we expect certain of our commodity prices to continue to increase through 2012.

•
Our selling, general and administrative costs consist primarily of advertising and promotion, marketing, general office and research and development costs. During 2011 and the nine months ended June 30, 2012, these costs increased primarily as a result of increased advertising and promotion spending. One of our key strategies is to continue to invest in advertising, promotion and marketing that builds our iconic brands.

Seasonality
Demand for ready-to-eat cereal has generally been approximately level throughout the year, although demand for certain promotional products may be influenced by holidays, changes in seasons, or other events.
Impairment of Intangible Assets
We perform an assessment of indefinite life assets (including goodwill and brand trademarks) during the fourth quarter of our fiscal year in conjunction with the annual forecasting process. In addition, intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset.
In the third quarter of 2011, a non-cash trademark impairment charge of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition and a reallocation of advertising and promotion expenditures to higher-return brands.
In the fourth quarter of 2011, we recorded additional non-cash impairment charges totaling $534.4 million (as restated). These charges consisted of a goodwill impairment of $427.8 million (as restated) and trademark impairment charges of $106.6 million (primarily related to the Honey Bunches of Oats, Post Selects, and Post trademarks). Based upon a preliminary review of the Post cereals business conducted by the newly appointed Post management team in October 2011, sales declines in the fourth quarter of fiscal 2011 and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, we determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The expected impact of these steps was a reduction of expected net sales growth rates and profitability of certain brands in the near term, thereby resulting in the goodwill and trademark impairments.
In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process completed in the fourth quarter.

See further discussion of impairments under “Critical Accounting Policies and Estimates” and in Notes 2 and 4 in “Notes to Combined Financial Statements” contained herein.
Transition and Integration Costs
Post incurred significant costs in fiscal years ended September 30, 2010 and 2009 related to the August 2008 acquisition by Ralcorp. The costs include transitioning Post into Ralcorp operations, including decoupling the cereal assets of Post from those of other operations of Kraft (the former owner), developing stand-alone Post information systems, developing independent sales, logistics and purchasing functions for Post, and other significant integration undertakings. While a portion of those costs are capitalized, the expense portion totaled $7.7 million and $31.6 million for fiscal 2010 and 2009, respectively, and is reflected in selling, general and administrative expenses. No transition and integration costs were incurred during fiscal 2011.
For more information about transition and integration costs, see Note 16 of “Notes to Combined Financial Statements.”
Separation Costs
In preparation for Post’s separation from Ralcorp, Post incurred approximately $2.8 million of costs during the fiscal year ended September 30, 2011 and approximately $10.4 million of costs during the nine months ended June 30, 2012. The costs, which are reflected in selling, general and administrative expenses, primarily consisted of legal and accounting fees, other outside service fees and employee severance.
Derivative Financial Instruments and Hedging
Post participated in Ralcorp’s derivative financial instrument and hedging program, but did not hold any derivative financial instruments of its own during the fiscal years ended September 30, 2011, 2010 and 2009. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction (and it meets all other requirements under Topic 815 of the Accounting Standards Codification). Certain of Ralcorp’s commodity-related derivatives do not meet the criteria for cash flow hedge accounting or simply are not designated as hedging instruments; nonetheless, they are used to manage the future cost of raw materials and are economic hedges. Changes in the fair value of such derivatives, to the extent they relate to Post, are recognized immediately in the Post statement of operations as a component of cost of sales. During fiscal years ended 2009, 2010 and 2011 and for the nine months ended June 30, 2012 and 2011, Post recognized losses on hedging activity of $5.0 million, $0.9 million, $13.6 million, $2.0 million and $8.3 million, respectively.
For more information about derivative financial instruments and hedging, see Notes 2 and 10 of “Notes to Combined Financial Statements” and Note 5 of “Notes to Consolidated Financial Statements.”
Results of Operations
The following discussion compares our summarized operating results for the nine months ended June 30, 2012 with the nine months ended June 30, 2011, the fiscal year ended September 30, 2011 with fiscal 2010 and also fiscal 2010 with fiscal 2009.
The following table summarizes operational results for the periods indicated (dollars in millions).

	Nine Months Ended June 30,		Year Ended September 30,
	2012	2011	2011	2010	2009
			(as restated)
Net Sales	$711.7	$730.4	$968.2	$996.7	$1,072.1
Operating Profit (Loss)	106.0	125.9	(368.6)	190.8	215.2
Net Earnings (Loss)	39.1	55.3	(424.3)	92.0	101.1

Net Sales
Percentage volume changes for the nine months ended June 30, 2012 and the fiscal years ended September 30, 2011 and 2010 relative to comparable amounts for the prior year period were as follows:

	Nine Months Ended June 30,	Year Ended September 30,
	2012	2011	2010
Honey Bunches of Oats	(6)%	(6)%	7%
Pebbles	(11)%	(2)%	(6)%
Other	(4)%	(14)%	(6)%
Total	(6)%	(9)%	(1)%

Nine Months Ended June 30, 2012 compared to Nine Months Ended June 30, 2011
Net sales for the nine months ended June 30, 2012 decreased $18.7 million or 3% from the prior year comparable period primarily driven by a 6% decline in overall volumes which was partially offset by higher average net selling prices. Volumes were down across most of the Post brand portfolio with the exception of Great Grains which experienced a 9% volume increase supported by a national advertising campaign to re-launch the brand. The volume declines were primarily the result of a decline in our share of the overall RTE cereal market compared to the prior year and due to volume declines in the RTE cereal category as a whole. We believe our market share decline was primarily driven by our higher average net selling prices which resulted from lower trade spending and discounts in the current year compared to a year ago as well as some shift in RTE cereal volumes to private label products.
Fiscal 2011 compared to 2010
Net sales decreased $28.5 million or 3% in fiscal 2011, as the impact of a 9% decline in overall volumes was partially offset by higher average net selling prices which was driven primarily by an 18% reduction in trade spending. Volumes were down across most of the Post brand portfolio driven by lower trade spending compared to the trade spending levels a year ago and competitive promotional activity. Other factors impacting net sales included a 12% volume increase for Great Grains, driven by a national advertising campaign to support the brand.
Fiscal 2010 compared to 2009
Net sales decreased $75.4 million or 7% in fiscal 2010 compared to fiscal 2009 driven by a 1% volume decline and lower average net selling prices as a result of increased trade promotion spending. Volume increases resulting from strong gains for Honey Bunches of Oats (7%) were more than offset by single digit volume declines across most of the brand portfolio driven primarily by the impact of product downsizing for Pebbles and other kids cereals that occurred late in fiscal 2009. Net sales benefitted from new product extensions within the Honey Bunches of Oats (Pecan Bunches) and Pebbles (including Cupcake and Marshmallow Pebbles) brands as well as carryover pricing and downsizing initiatives from 2009. The industry’s ready-to-eat cereal category declined in the low single digits during the fiscal year, as all branded competitors, including Post, aggressively used trade promotions to compete on pricing and protect market share. This competitive environment was an extension of what was seen in fiscal 2009 where Post’s sales volumes were negatively impacted by a reduction in promotional activity relative to the competition, particularly during the second half of fiscal 2009.

Margins

	Nine Months Ended June 30,		Year Ended September 30,
	2012	2011	2011	2010	2009
			(as restated)
	(% of net sales)		(% of net sales)
Gross Profit	44.8%	47.8%	46.6%	44.4%	46.8%
Selling, general and administrative expenses	28.5%	24.7%	(24.7)%	(22.0)%	(25.4)%
Amortization of intangible assets	1.3%	1.3%	(1.3)%	(1.3)%	(1.2)%
Impairment of goodwill and other intangible assets	—%	4.4%	(58.5)%	(1.9)%	—%
Operating Profit (Loss)	14.9%	17.2%	(38.1)%	19.1%	20.1%
Nine Months Ended June 30, 2012 compared to Nine Months Ended June 30, 2011
Gross profit margins decreased by 3.0 percentage points for the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011. Gross profit margin declines were driven by $19.2 million of higher raw material costs (primarily grains, nuts and sugar) and $15.2 million of unfavorable manufacturing costs primarily driven by unfavorable fixed cost absorption from lower production volumes.
SG&A as a percentage of net sales increased by 3.8 percentage points. SG&A was negatively impacted by $10.4 million of costs incurred to effect the separation of Post from Ralcorp and to begin transitioning Post to stand-alone processes and procedures during the nine months ended June 30, 2012. Excluding the effect of these costs, SG&A as a percentage of net sales increased from 24.7% in 2011 to 27.0% in 2012. This increase was driven by $8.0 million of increased advertising and promotion costs in connection with our national advertising campaign to support the Great Grains brand re-launch and to provide advertising support for our overall brand portfolio in line with our strategy to stabilize our market share in the RTE cereal category. We incurred an incremental $4.3 million of compensation expense in the current year primarily due to incremental corporate costs and an increase in stock-based compensation.
Operating profit as a percentage of net sales declined to 14.9% from 17.2%. This was primarily driven by lower sales and margin compression in the current year and due to increases in SG&A as previously described. These factors were partially offset by the $32.1 million impairment charge recorded in the prior year period.
Fiscal 2011 Compared to 2010
Gross profit margins improved by 2.2 percentage points to 46.6% in 2011 compared to 2010. Gross profit margins were negatively impacted by $7.1 million of mark-to-market losses on commodity derivatives that did not qualify for hedge accounting (economic hedges) in fiscal 2011 and $1.3 million of transition and integration costs in fiscal 2010. Excluding the effect of these items, gross profit margins were 47.4% in fiscal 2011, up from 44.6% for fiscal 2010. Gross profit margins benefitted significantly from the aforementioned 18% reduction in trade spending, thereby increasing average net selling prices. This benefit was partially offset by unfavorable manufacturing costs due to unfavorable fixed cost absorption from lower production volumes and higher raw material costs (primarily sugar, nuts, wheat, corn and packaging costs).
Selling, general and administrative expenses (SG&A) as a percentage of net sales were negatively impacted by $6.4 million of transition and integration costs in 2010 and by $2.8 million of Post separation costs in 2011. Excluding the effect of these items, SG&A as a percentage of net sales increased from 21.3% in 2010 to 24.4% in 2011, driven primarily by higher advertising costs. The $28.7 million increase in advertising costs was primarily due to the national advertising campaign to support the Great Grains brand re-launch as well as modest increases behind Pebbles and Honey Bunches of Oats.
As discussed above, operating profit margin was negatively impacted primarily by the $566.5 million (as restated) impairment charge related to our goodwill and other intangible assets. Excluding the effect of impairment charges of $566.5 million (as restated) in 2011 and $19.4 million in 2010, our operating profit margin was 20.4% in 2011 compared to 21.1% in 2010, primarily driven by factors previously discussed above.
Fiscal 2010 Compared to 2009
Gross profit margins declined 2.4 percentage points to 44.4% in 2010 compared to 2009. The decline in gross profit margin was primarily driven by lower average net selling prices due to increased trade promotion spending in fiscal 2010. These declines were partially offset by favorable raw material costs (notably wheat, corn, rice, nuts, oil and oats, offset partially by higher costs for sweeteners), reduced operating expenses and decreased transition and integration costs.
SG&A expenses as a percentage of net sales declined 3.4 percentage point to 22.0% in 2010 compared to 2009. This was primarily due to reduced levels of transition and integration costs in 2010 when compared to 2009. Excluding the effect of this item, SG&A as a percent of sales decreased from 22.7% in 2009 to 21.3% in 2010, driven primarily by lower advertising costs. Advertising costs declined $29.5 million compared to prior year as Post shifted resources from advertising to trade promotion spending, which is recorded as a reduction to net sales, in order to better compete with branded competitors. Other factors positively impacting SG&A as a percentage of sales include lower bad debt expense, incentive compensation, and licensing royalty fees, offset partially by higher warehousing costs and corporate administrative charges from Ralcorp as Post migrated off the transition services agreement with Kraft.
In addition to the items discussed above, operating profit margin was negatively impacted by the previously discussed impairment charges related to our intangible assets in fiscal 2010 and transition and integration costs in both years.
Interest Expense
Interest expense was $44.2 million and $38.6 million for the nine months ended June 30, 2012 and 2011, respectively. The increase is driven primarily by the increase in outstanding debt through the issuance of $775.0 million of Senior Notes and a $175.0 million term loan in connection with our separation from Ralcorp. Prior year interest expense and current year interest expense up to the date of separation from Ralcorp was related to debt obligations of Ralcorp which were assumed from Kraft in the August 2008 acquisition of Post. At the time of the separation of Post from Ralcorp, all intercompany debt and related intercompany accrued interest was settled. In connection with the separation, we incurred significant new third party indebtedness. See Notes 9 and 10 in the “Notes to Combined Financial Statements” and below in "Liquidity and Capital Resources" for further discussion of our indebtedness and related interest expense.
Intercompany Interest Expense
Intercompany interest expense was $51.5 million for the fiscal years ended September 30, 2011 and 2010. Average long-term intercompany debt levels remained virtually unchanged during these time periods, and consisted of debt obligations assumed by Ralcorp from Kraft in the August 2008 acquisition and other intercompany notes. Intercompany interest expense decreased $6.8 million, or 12%, from $58.3 million in 2009 to $51.5 million in 2010. The decrease in intercompany interest expense year over year is primarily due to the extinguishment of term loans totaling $300.0 million during August 2009.
Loss on Sale of Receivables
On November 4, 2010, Post entered into an agreement to sell, on an ongoing basis, all of the trade accounts receivable of Post Foods, LLC to a wholly owned, bankruptcy-remote subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). The accounts receivable of Post Foods Canada Corp. were not incorporated into the agreement and are not being sold to RRC. The purchase price of the receivables sold is calculated with a discount factor of 1.18%. For more information, see Note 8 of “Notes to Combined Financial Statements.” We terminated our agreement with RRC in December 2011.
Equity in Earnings of Partnership
On February 1, 2010, Post Foods Canada Corp. received an equity contribution from its parent company in the form of a 48.15% ownership interest in a Canadian partnership named RAH Canada Limited Partnership. The earnings of the partnership are derived from interest on loans to the partners. Post accounts for its investment in the partnership using the equity method, recognizing its share of the partnership’s earnings each period. For more information, see Note 18 of “Notes to Combined Financial Statements.”
Income Taxes
Income tax expense was $24.3 million, which represents an effective income tax rate of 38.3%, for the nine months ended June 30, 2012, compared to an expense of $26.2 million and an effective income tax rate of 32.1%, for the nine months ended June 30, 2011. The effective tax rate for the nine months ended June 30, 2012 was negatively impacted by $4.6 million of non-deductible transaction expenses incurred to effect the separation of Post from Ralcorp, which resulted in $1.8 million of incremental tax expense. In addition, during the nine months ended June 30, 2012, we recorded $2.1 million of tax expense related to an uncertain tax position we expect to take on our 2012 short-period tax return. Excluding the effect of these items, our effective tax rate for the nine months ended June 30, 2012 would have been approximately 32.2%.
Income taxes were a benefit of $6.3 million for the fiscal year ended September 30, 2011 compared to an expense of $49.5 million in the prior fiscal year, driven primarily by lower earnings before taxes. The effective income tax rate was approximately 1.5% (negative) (as restated) for fiscal year 2011, down from 35.0% in the prior year. The effective tax rate for 2011 was significantly affected by the $427.8 million (as restated) non-deductible goodwill impairment loss discussed above. Excluding the goodwill impairment charge and the effect of the Domestic Production Activities Deduction (DPAD) discussed below, the effective tax rate for 2011 would have been 28.6%. For the year ended September 30, 2010, income taxes declined $6.3 million, or 11%, from 2009, driven primarily by lower earnings before taxes. The effective income tax rate was approximately 35.0% for the year ended September 30, 2010, down only slightly from 35.6% in the prior year.
For both 2011 and 2010, the effective tax rate has been favorably impacted by the effects of the DPAD, and also impacted by minor effects of shifts between the relative amounts of domestic and foreign income. The DPAD is a U.S. federal deduction of a percentage of taxable income from domestic manufacturing. Taxable income is affected by not only pre-tax book income, but also temporary differences in the timing and amounts of certain tax deductions, including significant amounts related to impairments of trademark intangible assets, depreciation of property, and postretirement benefits. In addition, for fiscal 2011, the DPAD percentage was increased from 6% to 9% of qualifying taxable income.
Liquidity and Capital Resources
Prior to our separation from Ralcorp, our financial resources, including cash and cash equivalents, were managed on a centralized basis. Under Ralcorp’s centralized cash management system, cash requirements were provided directly by Ralcorp and cash generated by Post was generally remitted directly to Ralcorp. Transaction systems (e.g. payroll, employee benefits, and accounts payable) used to record and account for cash disbursements were generally provided by Ralcorp. Cash receipts associated with our business were transferred to Ralcorp on a daily basis and Ralcorp funded our cash disbursements. On November 4, 2010, Post entered into an agreement to sell trade accounts receivable of Post Foods, LLC to a wholly owned subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). As of September 30, 2011, RRC owed Post $41.3 million (recorded as Receivable from Ralcorp) related to the sale of receivables. Post's participation in RRC terminated prior to the separation from Ralcorp. Intercompany debt was $784.5 million and $716.5 million at September 30, 2011 and 2010, respectively. In addition, at September 30, 2011, Post had $7.8 million of intercompany notes receivable from Ralcorp affiliates. On the date of the separation all intercompany accounts between Post and Ralcorp were settled immediately prior to the separation. As of June 30, 2012, we have a current receivable of $4.5 million due from Ralcorp related to certain on-going transition service arrangements.
As part of the separation, we incurred approximately $950 million of new indebtedness, which consisted of $175 million aggregate principal amount of borrowings under a senior secured term loan facility and $775 million in aggregate principal amount of senior notes. We did not receive any proceeds from the senior notes, which we initially issued to Ralcorp in connection with the separation. Approximately $125 million of the proceeds from the term loan facilities were transferred to Ralcorp in connection with the separation and to directly or indirectly acquire the assets of the Canadian operations of the Post cereals business. Of the remaining $50 million in proceeds, we retained approximately $25 million after payment of fees and expenses relating to the financing transactions. We also have a $175 million revolving credit facility that was unfunded at the time of the separation. For a description of the terms of the credit facilities and senior notes, see “Description of Certain Indebtedness.”
Effective as of the distribution date, Ralcorp transferred to Post certain defined benefit pension and other postretirement benefit plans. For more information about defined benefit pension and postretirement benefit plans, see Note 14 of “Notes to Combined Financial Statements.”
Historically, we have generated and expect to continue to generate positive cash flows from operations, supported by favorable operating income margins. We believe our cash flows from operations and our future credit facilities will be sufficient to satisfy our future working capital, research and development activities, capital expenditures, pension contributions and other financing requirements for the foreseeable future. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures, and other business and risk factors described elsewhere in this prospectus. If we are unable to generate sufficient cash flows from operations, or otherwise to comply with the terms of our credit facilities, we may be required to seek additional financing alternatives.
Short-term financing needs are primarily for financing of working capital and required prepayments of the term loan facility, which are expected to be minimal over the next 12 months. Long-term financing needs will depend largely on potential growth opportunities, including acquisition activity.
The following tables show recent cash flow and capitalization data, which is discussed below (dollars in millions).

	Nine Months Ended June 30,		Year Ended September 30,
	2012	2011	2011	2010	2009

Cash provided by operating activities	$95.3	$118.1	$143.8	$135.6	$221.1
Cash used by investing activities	(22.3)	(9.8)	(14.9)	(24.3)	(36.7)
Cash used by financing activities	8.5	(106.6)	(132.1)	(112.4)	(183.3)
Effect of exchange rate changes on cash	0.3	0.5	0.1	0.2	1.4
Net (decrease) increase in cash and cash equivalents	$81.8	$2.2	$(3.1)	$(0.9)	$2.5

	Year Ended September 30,
	2011	2010	2009
	As Restated
Cash and cash equivalents	$1.7	$4.8	$5.7
Working capital excluding cash and cash equivalents	(0.7)	68.0	39.5
Intercompany debt, including short-term portion	784.5	716.5	716.5
Total Ralcorp equity	1,434.7	2,061.7	2,023.3

Operating Activities
Nine Months Ended June 30, 2012 compared to Nine Months Ended June 30, 2011
Cash provided by operating activities for the nine months ended June 30, 2012 decreased by $22.8 million compared to the nine months ended June 30, 2011 primarily driven by lower gross profit and increased selling, general and administrative costs.
Fiscal 2011 compared to 2010
Cash provided by operating activities for fiscal 2011 increased $8.2 million when compared to fiscal 2010. The increase is due to favorable changes in working capital, payment of $13.6 million to Kraft in fiscal 2010 related to the transition services agreement (TSA), a $2.0 million distribution to Post Canada from RAH Limited Partnership (see Note 18 in “Notes to Combined Financial Statements”), partially offset by lower net earnings (excluding the impact of the non-cash impairment of goodwill and other intangible assets and deferred income taxes). Changes in working capital were primarily driven by a prior year decrease in levels of accrued obligations related to trade spending, the payment to Kraft in 2010 as noted above and a larger reduction in inventory in 2010 compared to the current year.
Fiscal 2010 compared to 2009
The decrease in net cash provided by operating activities in 2010 compared to 2009 is due primarily to the final cash settlement of the Kraft TSA in fiscal 2010 and a net increase in working capital (excluding cash and current debt). In 2008 and 2009, Kraft on our behalf collected cash from our customers and paid our vendors under a TSA, resulting in a net receivable balance from Kraft of $49.1 million in 2008 and a net payable balance to Kraft of $13.6 million at the end of fiscal 2009. During 2009, these items positively impacted cash flows by $62.7 million.

Working capital was negatively impacted by lower advertising and promotion accruals in 2010 (driven by reduced spending in 2010 versus 2009), partially offset by lower trade receivables and inventory levels.
Investing Activities
Nine Months Ended June 30, 2012 compared to Nine Months Ended June 30, 2011
Cash used in investing activities for the nine months ended June 30, 2012 increased by $12.5 million compared to the nine months ended June 30, 2011. The increase was driven primarily by the purchase of a corporate office building and related furniture and fixtures in the first half of 2012 and an increase in general plant maintenance and upgrades.
Fiscal 2011 compared to 2010
Net cash used for investing activities was $14.9 million for fiscal 2011, down $9.4 million from the prior fiscal year due to a reduction in the amount of capital spending.
Fiscal 2010 compared to 2009
Capital expenditures decreased $12.4 million from fiscal 2009 to $24.3 million for fiscal 2010. Fiscal 2009 included several capital projects related to decoupling the Post business from Kraft following the acquisition by Ralcorp in August 2008.
Financing Activities
Nine Months Ended June 30, 2012 compared to Nine Months Ended June 30, 2011
Cash provided by financing activities was $8.5 million for the nine months ended June 30, 2012. In connection with our separation from Ralcorp, we issued $950.0 million in debt of which $900.0 million was remitted to Ralcorp and approximately $17.7 million was paid as debt issuance costs, with the remaining $32.3 million in proceeds retained by the Company. The components of net transfers include cash deposits from Post to Ralcorp and cash borrowings received from Ralcorp used to fund operations or capital expenditures and allocation for Ralcorp's corporate expenses. Additionally, during the nine months ended June 30, 2012, we made $2.2 million in scheduled repayments on our term loan facility.
Fiscal 2011 compared to Fiscal 2010 and Fiscal 2010 compared to 2009
Changes in cash used in financing activities for the years ended September 30, 2011, 2010 and 2009 are primarily due to transfers to and from Ralcorp. The components of net transfers include cash deposits from Post to Ralcorp and cash borrowings received from Ralcorp used to fund operations or capital expenditures and allocations of Ralcorp’s corporate expenses (see Note 16 of “Notes to Combined Financial Statements”). On September 28, 2011, Post entered into a promissory note payable to Ralcorp in the principal amount of $68.0 million. In addition, Ralcorp repaid term loans attributable to the acquisition of Post totaling $300 million during fiscal 2009.
Contractual Obligations
In the normal course of business, we enter into contracts and commitments which obligate us to make payments in the future. The table below sets forth our significant future obligations by time period as of September 30, 2011. The table does not include amounts related to debt incurred by us at the date of separation (described above). For consideration of the table below, “Less Than 1 Year” refers to obligations due between October 1, 2011 and September 30, 2012, “1-3 Years” refers to obligations due between October 1, 2012 and September 30, 2014, “3-5 Years” refers to obligations due between October 1, 2014 and September 30, 2016, and “More Than 5 Years” refer to any obligations due after September 30, 2016.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In millions)
Intercompany debt(a)	$1,132.3	$172.3	$95.2	$95.2	$769.6
Operating lease obligations(b)	10.2	3.3	5.7	1.2	—
Purchase obligations(c)	165.6	139.5	25.5	0.4	0.2
Deferred compensation obligations(d)	0.8	—	—	—	0.8
Benefit obligations(e)	116.8	0.9	2.6	4.3	109.0
Total	$1,425.7	$316.0	$129.0	$101.1	$879.6
_________
(a)Intercompany debt obligations include principal payments and intercompany interest payments based on interest rates at September 30, 2011. See Note 12 of “Notes to Combined Financial Statements” for details. In connection with our separation from Ralcorp, we settled all intercompany balances with Ralcorp, including intercompany debt. As discussed in the “Unaudited Pro Forma Condensed Consolidated and Condensed Combined Financial Statements” section in this document, we incurred $950 million of new indebtedness at the time of the separation consisting of $775 million of senior unsecured notes and a $175 million senior secured term loan. We also have a $175 million unfunded revolving credit facility. In addition on October 25, 2012, we issued senior unsecured notes with an aggregate principal value of $250 million. The table below reflects, on an as-adjusted basis, the estimated contractual obligations under the senior unsecured notes and senior secured term loan assuming the separation and the issuance of new indebtedness occurred as of September 30, 2011.

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In millions)
Long-term debt, as adjusted	$1,200.0	$8.8	$43.7	$122.5	$1,025.0
Interest on long-term debt, as adjusted	771.0	79.5	158.1	155.4	378.0
Total	$1,971.0	$88.3	$201.8	$277.9	$1,403.0
Our senior secured term loan bears interest at a floating rate, which would have been approximately 2.30% at September 30, 2011, based on the one month LIBOR rate and a spread of 200 basis points. The senior unsecured notes bear interest at a fixed rate of 7.375%. Because the senior secured term loan will bear interest as a variable rate of interest, actual interest payments over time will differ from those set forth above. The maturities of our senior secured term loan and senior unsecured notes are 5 years and 10 years, respectively. The senior secured term loan requires quarterly amortization payments equal to the following percentages of the initial principal balances: 5% in year one, 10% in year two; 15% in year three; 20% in year 4; and 50% in year five.

(b)	Operating lease obligations consist of minimum rental payments under noncancelable operating leases, as shown in Note 13 of “Notes to Combined Financial Statements.”

(c)
Purchase obligations are legally binding agreements to purchase goods or services that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

(d)
Deferred compensation obligations have been allocated to time periods based on existing payment plans for terminated employees and the estimated timing of distributions to current employees based on age.

(e)
Benefit obligations consist of future payments related to pension and other postretirement benefits as estimated by an actuarial valuation and shown in Note 14 of “Notes to Combined Financial Statements.”

Inflation
Inflationary pressures have had an adverse effect on Post through higher raw material and fuel costs, as discussed above. We believe that inflation has not had a material adverse impact on our operations for the nine months ended June 30, 2012 or in the years ended September 30, 2011, 2010 and 2009, but could have a material impact in the future if inflation rates were to significantly exceed our ability to achieve price increases.
Currency
Certain sales and costs of our Canadian operations were denominated in Canadian dollars. Consequently, profits from this business can be impacted by fluctuations in the value of the Canadian dollars relative to U.S. dollars.

Off Balance Sheet Arrangements
As of June 30, 2012, we did not have any material off balance sheet arrangements that would be reasonably likely to have a material impact on our financial position or results of operations. At the time of our separation from Ralcorp, we entered into an agreement to indemnify Ralcorp from various exposures, including any tax liability that may arise as a result of the separation. See “Arrangements between Ralcorp and Post” discussed elsewhere in this document for further discussion.
Critical Accounting Policies and Estimates
The following discussion is presented pursuant to the United States Securities and Exchange Commission’s Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.” The policies below are both important to the representation of Post’s financial condition and results and require management’s most difficult, subjective or complex judgments.
Under generally accepted accounting principles in the United States, we make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses as well as the disclosure of contingent liabilities. We base estimates on past experience and on various other assumptions that are believed to be reasonable under the circumstances. Those estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
During fiscal years 2009, 2010, 2011 and 2012 prior to the separation from Ralcorp, our operations were conducted and accounted for as part of Ralcorp. Our financial statements were derived from Ralcorp’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in the financial statements are based on assumptions that we believe are reasonable. The financial statements for these periods do not necessarily represent our financial position had our business been operated as a separate independent entity.
Net revenues in the combined and consolidated statements of operations represent net sales directly attributable to us, including sales to Ralcorp entities. Costs and expenses in the combined and consolidated statements of operations represent direct and allocated costs and expenses related to us. During fiscal years 2009, 2010, 2011 and 2012 prior to the separation from Ralcorp costs for certain functions and services performed by centralized Ralcorp organizations have been allocated to us based on a reasonable activity basis (generally volume, revenues, net assets, or a combination as compared to total Ralcorp and Post amounts) or other reasonable methods. The combined and consolidated statements of operations include expense allocations for:

•	certain fixed and variable manufacturing, shipping, distribution, and related systems and administration costs;

•	certain Ralcorp corporate administrative expenses; and

•	certain variable and fixed selling expenses for the Ralcorp customer service functions, including systems and sales administrative expenses.
Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and trade allowances (including promotional price buy downs and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customer redemption history.
Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market value and have been reduced by an allowance for obsolete product and packaging materials. The estimated allowance is based on a review of inventories on hand compared to estimated future usage and sales. If market conditions and actual demands are less favorable than projected, additional inventory write-downs may be required.
We review long-lived assets, including leasehold improvements, property and equipment, and amortized intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell.

Trademarks with indefinite lives are reviewed for impairment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate the trademark may be impaired. The trademark impairment tests require us to estimate the fair value of the trademark and compare it to its carrying value. The estimated fair value is determined using an income-based approach (the relief-from-royalty method), which requires significant assumptions for each brand, including estimates regarding future revenue growth, discount rates, and appropriate royalty rates. In our recent tests, we assumed a discount rate of 9% and royalty rates ranging from 0% to 8% based on consideration of several factors for each brand, including profit levels, research of external royalty rates by third party experts, and the relative importance of each brand to the Company. Revenue growth assumptions are based on historical trends and management’s expectations for future growth by brand. The discount rate is based on industry market data of similar companies, and includes factors such as the weighted average cost of capital, internal rate of return, and weighted average return on assets. The failure in the future to achieve revenue growth rates, an increase in the discount rate, or a significant change in the trademark profitability and corresponding royalty rate assumed would likely result in the recognition of a trademark impairment loss.
In June 2011, a trademark impairment loss of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition, lack of consumer response to advertising and promotions for these brands, and further reallocations of advertising and promotion expenditures to higher-return brands. These factors, particularly the lower than expected revenues during 2011 and further declines in market share, led us to lower royalty rates for both the Shredded Wheat and Grape-Nuts brands as well as further reduce future sales growth rates, resulting in a partial impairment of both brands.
Based upon a preliminary review of the Post business conducted by the newly appointed Post management team in October 2011, sales declines in the fourth quarter of 2011 and continuing into October 2011, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps was a reduction of expected net sales growth rates and profitability of certain brands in the near term. Consequently, an additional trademark impairment loss of $106.6 million was recognized in the quarter ended September 30, 2011, primarily related to the Honey Bunches of Oats, Post Selects, and Post trademarks. Holding all other assumptions constant, if the discount rate had been one-quarter percentage point higher, if the sales growth rates for each period had been one-quarter percentage point lower, or if the royalty rates had been one-quarter percentage point lower, the impairment of all indefinite-lived trademarks at September 30, 2011 would have been $22 million to $53 million higher. Excluding the five brands with related impairment charges in September 2011, each of our other material indefinite-lived trademarks had estimated fair values which exceeded their carrying values by at least 10% with the exception of the Grape-Nuts trademark which had an estimated fair value approximately equal to its carrying value.
In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process completed in the fourth quarter.
As noted above, assessing the fair value of our indefinite lived trademarks includes, among other things, making key assumptions for estimating revenue growth rates and profitability (and corresponding royalty rates) by brand. These assumptions are subject to a high degree of judgment and complexity. We make every effort to estimate revenue growth rates and profitability by brand as accurately as possible with the information available at the time the forecast is developed. However, changes in the assumptions and estimates may affect the estimated fair value of the individual trademark, and could result in additional impairment charges in future periods. Factors that have the potential to create variances in the estimated fair value of each trademark include but are not limited to (i) fluctuations in forecasted sales volumes, which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics in the ready-to-eat cereal category, changes in consumer preferences, and consumer responsiveness to our promotional and advertising activities; (ii) product costs, particularly commodities such as wheat, corn, rice, sugar, nuts, oats, corrugated packaging and diesel, and other production costs which could negatively impact profitability and corresponding royalty rate; and (iii) interest rate fluctuations and the overall impact of these changes on the appropriate discount rate.
Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. In the fourth quarter of fiscal 2011, we early adopted ASU No. 2011-8 “Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” We conduct a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires us to perform an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. The qualitative assessment considers various factors, including the macroeconomic environment, industry and market specific conditions, financial performance, cost impacts, and issues or events specific to the business. If adverse qualitative trends are identified that could negatively impact the fair value of the business, we perform a “step one” goodwill impairment test. The “step one” goodwill impairment test requires us to estimate the fair value of our business and certain assets and liabilities. The estimated fair value was determined using a combined income and market approach with a greater weighting on the income approach (75% of the calculation). The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, and capital requirements. The market approach (25% of the calculation) is based on a market multiple (revenue and EBITDA which stands for earnings before interest, income taxes, depreciation, and amortization) and requires an estimate of appropriate multiples based on market data.
As a result of the announcement, on July 14, 2011 that the board of directors had approved an agreement in principal to separate Post and Ralcorp in a tax-free spin-off to Ralcorp shareholders, we initiated and completed impairment tests on our intangible assets earlier than our normal (fourth quarter) annual testing process would require. While two Post trademarks were impaired as a result of a reduction in revenue growth rates for those brands as described above, our goodwill was not impaired because the estimated fair value of the business exceeded its carrying value by approximately 5%.
In late September and October 2011, a new management team was named at Post (including William Stiritz as Chief Executive Officer, Robert Vitale as Chief Financial Officer, and James Holbrook as Executive Vice President of Marketing) in advance of the anticipated spin-off of the business from Ralcorp. The new management team conducted an extensive business review of Post during this time.
The revised business outlook of our new management team (as described in the discussion of the trademark impairment loss for the quarter ended September 30, 2011, above) triggered an additional “step one” goodwill impairment analysis. Because the carrying value was determined to be in excess of its fair value in our step one analysis, we were required to perform “step two” of the impairment analysis to determine the amount of goodwill impairment to be recorded. The amount of the impairment is calculated by comparing the implied fair value of the goodwill to its carrying amount, which requires us to allocate the fair value determined in the step one analysis to the individual assets and liabilities of the business. Any remaining fair value would represent the implied fair value of goodwill on the testing date. Based on the step two analysis, we recorded a pre-tax, non-cash impairment charge of $427.8 million (as restated) to reduce the carrying value of goodwill.
As of September 30, 2011, after consideration of the impairment discussed above, we had a revised goodwill balance of $1,366.2 million (as restated). For the calculation of fair value of our business, we assumed future revenue growth rates ranging from 0.6% to 3.3% with a long-term (terminal) growth rate of 3% and applied a discount rate of 8.5% to cash flows. Revenue growth assumptions (along with profitability and cash flow assumptions) were based on historical trends for the reporting unit and management’s expectations for future growth. The discount rate was based on industry market data of similar companies, and included factors such as the weighted average cost of capital, internal rate of return, and weighted average return on assets. For the market approach, we used a weighted average multiple of 10.0 and 8.5 times projected fiscal 2012 and 2013 EBITDA, respectively, and a multiple of 2.4 and 2.0 times projected fiscal 2012 and 2013 revenue, respectively, based on industry market data. An unfavorable change in forecasted operating results and cash flows, an increase in discount rates based on changes in cost of capital (interest rates, etc.), or a decline in industry market EBITDA and revenue multiples may reduce the estimated fair value below the new carrying value and would likely result in the recognition of an additional goodwill impairment loss. Holding all other assumptions constant, if the net sales growth rate for all future years had been one-quarter percentage point lower or the discount rate had been one-quarter percentage point higher, the goodwill impairment charge at September 30, 2011 would have been $76 million to $122 million higher, or if the EBITDA multiple for 2012 and 2013 had been 0.5 times lower or if the revenue multiple for 2012 and 2013 had been 0.2 times lower, the impairment would have been $15 million to $24 million higher.
As noted above, assessing the fair value of goodwill for our business includes, among other things, making key assumptions for estimating future cash flows and appropriate industry market multiples (both EBITDA and revenue). These assumptions are subject to a high degree of judgment and complexity. We make every effort to estimate future cash flows as accurately as possible with the information available at the time the forecast is developed. However, changes in the assumptions and estimates may affect the estimated fair value of goodwill, and could result in additional impairment charges in future periods. Factors that have the potential to create variances in the estimated fair value of goodwill include but are not limited to (i) fluctuations in forecasted sales volumes, which can be driven by multiple external factors affecting demand, including macroeconomic factors, competitive dynamics in the ready-to-eat cereal category, and changes in consumer preferences, (ii) consumer responsiveness to our promotional and advertising activities; (iii) product costs, particularly commodities such as wheat, corn, rice, sugar, nuts, oats, corrugated packaging and diesel, and other production costs which could negatively impact profitability; (iv) interest rate fluctuations and the overall impact of these changes on the appropriate discount rate; and (v) changes in industry and market multiples of EBITDA and revenue.
Pension assets and liabilities are determined on an actuarial basis and are affected by the estimated market-related value of plan assets; estimates of the expected return on plan assets, discount rates, and future salary increases; and other assumptions inherent in these valuations. We annually review the assumptions underlying the actuarial calculations and make changes to these assumptions, based on current market conditions and historical trends, as necessary. Differences between the actual return on plan assets and the expected return on plan assets and changes to projected future rates of return on plan assets will affect the amount of pension expense or income ultimately recognized. The other postretirement benefits liability (partially subsidized retiree health and life insurance) is also determined on an actuarial basis and is affected by assumptions including the discount rate and expected trends in healthcare costs. Changes in the discount rate and differences between actual and expected healthcare costs will affect the recorded amount of other postretirement benefits expense. For both pensions and postretirement benefit calculations, the assumed discount rate is determined by projecting the plans’ expected future benefit payments as defined for the projected benefit obligation or accumulated postretirement benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality (rated AA or better by Moody’s Investor Service) corporate bonds as of the measurement date, and solving for the single equivalent discount rate that results in the same present value. A 1% decrease in the assumed discount rate (from 5.05% to 4.05% for U.S. pension; from 5.13% to 4.13% for U.S. other postretirement benefits; from 5.15% to 4.15% for Canadian pension; and from 5.26% to 4.26% for Canadian other postretirement benefits) would have increased the recorded benefit obligations at September 30, 2011 by approximately $5.4 million for pensions and approximately $20.6 million for other postretirement benefits. The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations of the plans. A 1% decrease in the assumed return on plan assets (from 8.75% to 7.75% for U.S. and from 6.25% to 5.25% for Canadian) would have increased the net periodic benefit cost for the pension plans by approximately $.2 million. In separating amounts in the U.S. plans between Post and Ralcorp, liabilities were calculated directly based on the participants of each group. Plan contributions were allocated based on target liability plus normal cost (for funding) for each group. Investment earnings were allocated based on beginning of year projected benefit obligation for each group. Actual benefit payments were allocated based on expected benefit payments for each group. See Note 14 of “Notes to Combined Financial Statements” for more information about pension and other postretirement benefit assumptions.
Prior to October 1, 2009, liabilities for workers’ compensation claims specific to Post employees were estimated based upon details of current claims, historical trends, and expected trends determined on an actuarial basis. Effective October 1, 2009, Post transferred the liability for these claims to a captive insurance company that is a wholly owned subsidiary of Ralcorp for an initial premium payment to the captive. Since that date, Post carries insurance for workers compensation claims through the captive insurance company. Ralcorp maintains a centralized self-insured plan for employee healthcare costs. Ralcorp charges Post monthly for claims paid which relate to Post employees. The liability for claims incurred but not yet reported is maintained by Ralcorp.
Post employees have historically participated in equity plans of Ralcorp. Stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period for awards expected to vest. Determining the fair value of share-based awards at the grant date requires judgment, including estimating the expected term, expected stock price volatility, risk-free interest rate, and expected dividends. In addition, judgment is required in estimating the amount of share-based awards that are expected to be forfeited before vesting. For equity awards, the original estimate of the grant date fair value is not subsequently revised unless the awards are modified, but the estimate of expected forfeitures is revised throughout the vesting period and the cumulative stock-based compensation cost recognized is adjusted accordingly. For liability awards, the fair value is remeasured at the end of each reporting period. See Note 15 of “Notes to Combined Financial Statements” for more information about stock-based compensation and our related estimates.
We estimate income tax expense based on taxes in each jurisdiction. We estimate current tax exposures together with temporary differences resulting from differing treatment of items for tax and financial reporting purposes.

These temporary differences result in deferred tax assets and liabilities. We believe that sufficient income will be generated in the future to realize the benefit of most of our deferred tax assets. Where there is not sufficient evidence that such income is likely to be generated, we establish a valuation allowance against the related deferred tax assets. We are subject to periodic audits by governmental tax authorities of our income tax returns. These audits generally include questions regarding our tax filing positions, including the amount and timing of deductions and the allocation of income among various tax jurisdictions. We evaluate our exposures associated with our tax filing positions, including state and local taxes, and record reserves for estimated exposures. As of September 30, 2011, three years (2008, 2009, and 2010) were subject to audit by the Internal Revenue Service, various state and local taxing authorities, and the Canadian Revenue Agency. See Note 5 of “Notes to Combined Financial Statements” for more information about estimates affecting income taxes.
Recently Issued Accounting Standards
See Note 3 of “Notes to Combined Financial Statements” for a discussion regarding recently issued accounting standards.
Qualitative and Quantitative Disclosures About Market Risk
Commodity Price Risk
In the ordinary course of business, Post is exposed to commodity price risks relating to the acquisition of raw materials and fuels. We participated in Ralcorp’s derivative financial instrument program and are in the process of establishing a stand-alone derivative program, which includes the use of futures contracts, options and swaps, to manage certain of these exposures when it is practical to do so. For more information, see Note 10 of “Notes to Combined Financial Statements.”
Foreign Currency Risk
Post has foreign currency exchange rate risk related to its Canadian entity, whose functional currency is the Canadian dollar.
Interest Rate Risk
As of June 30, 2012, we have indebtedness of $775.0 million of senior notes (the "Notes") and our senior secured credit facility (the "Credit Facility") for $350.0 million which consists of a $175.0 million term loan, of which $172.8 million is outstanding at June 30, 2012, and an unfunded revolving credit facility with $174.5 million of capacity after consideration of outstanding letters of credit of $0.5 million.
The Notes bear fixed rate interest of 7.375% per annum. Interest payments on the Notes are due semi-annually each February 15 and August 15, with the first interest payment of $30.5 million due on August 15, 2012. The maturity date of the Notes is February 15, 2022.
Borrowings under the Credit Facility bear interest at LIBOR or a base rate (as defined in the Credit Facility) plus an applicable margin ranging from 1.50% to 2.00% for LIBOR-based loans and from 0.50% to 1.00% for Base Rate-based loans, depending upon the Company's consolidated leverage ratio.

BUSINESS
Overview
We are a leading manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada. We are the third largest seller of ready-to-eat cereals in the United States with a 10.3% share of retail sales (based on retail dollar sales) for the thirteen week period ended June 30, 2012, based on Nielsen’s expanded All Outlets Combined (xAOC) information. Nielsen’s xAOC, or expanded All Outlets Combined, is representative of Food, Drug, Mass (including Walmart), some Club retailers (Sam’s & BJs), some Dollar retailers (Dollar General, Family Dollar & Fred’s Dollar) and Military. Our products are manufactured through a flexible production platform consisting of four owned primary facilities and sold through a variety of channels such as grocery stores, mass merchandisers, club stores, and drug stores. Our portfolio of brands includes diverse offerings such as Honey Bunches of Oats, Pebbles, Great Grains, Grape-Nuts, Good Morenings, Shredded Wheat, Raisin Bran, Golden Crisp, Alpha-Bits, and Honeycomb.
We have leveraged the strength of our brands, category expertise, and over a century of institutional knowledge to create a diverse portfolio of cereals that have broad appeal to consumers.
For more than 115 years, Post has produced great tasting, high quality and nutritious cereal products that have defined the breakfast experience for generations of families. Post began in 1895, when Charles William (C.W.) Post made his first batch of “Postum,” a cereal beverage, in Battle Creek, Michigan. Two years later in 1897, Post introduced Grape-Nuts cereal, one of the first ready-to-eat cold cereals, which we continue to offer consumers today.
From 1925 to 1929, our predecessor, Postum Cereal Company, acquired over a dozen companies and expanded its product line to more than 60 products. The company changed its name to General Foods Corporation and over several decades introduced household names such as Post Raisin Bran (1942), Honeycomb (1965), Pebbles (1971) and Honey Bunches of Oats (1990). General Foods was acquired by Philip Morris Companies in 1985, and subsequently merged with Kraft in 1989. In 2008, the Post cereals business was split off from Kraft and combined with Ralcorp. On February 3, 2012, pursuant to the Separation and Distribution Agreement by and between Ralcorp and us, the Post cereals business was separated from Ralcorp and became a separate, stand-alone company.
For the nine months ended June 30, 2012, Post generated net sales of $711.7 million, operating profit of $106.0 million and net earnings of $39.1million.
For the fiscal year ended September 30, 2011, the Post cereals business generated net sales of $968.2 million, operating (loss) of $(368.6) million, as restated, and net (loss) of $(424.3) million, as restated.
Competitive Strengths
We believe the following competitive strengths are key drivers of our success:
Attractive, Stable Category.  The ready-to-eat cereal category is one of the most prominent categories in the food industry, with retail sales of approximately $9.5 billion for the 52-week period ended June 30, 2012 based on xAOC information available from Nielsen. We believe that ready-to-eat cereals provide a simple and convenient way to deliver tasty and nutritious food to children and adults alike and will continue to be an important part of the American diet. Despite weak economic conditions, ready-to-eat cereals continue to appeal to a wide range of consumers who seek value in addition to taste, health, performance and convenience.
Cereal continues to be a significant part of having breakfast at home. Eating at home is considered more affordable, aligning with consumer trends and the aging population. RTE cereal continues to appeal to a wide range of consumers who seek value in addition to taste, health, performance and convenience despite the weak economic environment. RTE cereal is consumed at least two times more frequently than the next leading breakfast food (based on data from the NPD Group for the year ending February 2012).
Cereal is an important category to retailers, given both its absolute size of approximately $9.5 billion and the frequency of purchase. In addition, it is highly promoted and as such we believe it is considered a key center-of-store destination category by retailers.
Portfolio of Iconic Brands.  Since 1895, our cereals have been staples among U.S. households. Today, Post is an approximately $1 billion brand based on our average net sales for the last three fiscal years, and the number three competitor by market share in the approximately $9.5 billion (based on retail sales for the 52-week period ended June 30, 2012) ready-to-eat cereal category. For the 52-week period ended June 30, 2012, we had a 10.4% market share (based on retail sales in xAOC) of the ready-to-eat cereal category, based on information available from

Nielsen, led by Honey Bunches of Oats, the third largest brand of ready-to-eat cereal in the United States by market share. Our diverse portfolio of brands spans the balanced (Honey Bunches of Oats, Great Grains, Post Selects), sweetened (Pebbles, Honeycomb, Golden Crisp, Waffle Crisp, Alpha-Bits) and unsweetened (Raisin Bran, Shredded Wheat, Grape-Nuts) sub-categories. We believe that our products have strong brand awareness.
Flexible and Scalable Manufacturing and Distribution Network.  We operate approximately 2.7 million square feet of owned manufacturing space across four primary facilities in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Our manufacturing locations are equipped with high-speed, highly automated machinery. Multiple locations have rail receiving capabilities for grains and bulk receiving capabilities for all major liquid raw materials; the Battle Creek location also has milling capability. Additionally, the three locations in the United States have both indoor and outdoor space available for expansion. We believe that our flexible manufacturing capabilities allow us to effectively manage our production assets, thereby minimizing our capital investment and working capital requirements. We manufacture virtually all of our end products, allowing us to control the manufacturing process, improve the quality of our existing products, introduce new products and enhance margins.
We distribute products through five distribution centers strategically-located in Battle Creek, Michigan; Columbus, Ohio; Olive Branch, Mississippi; Redlands, California; and Cedar Rapids, Iowa. We own and operate the Battle Creek center; the remaining four distribution centers are third-party owned and operated.
We are currently supported by a demand and revenue management department responsible for the administration and fulfillment of customer orders. The majority of our products are shipped from production, warehouse and distribution facilities by contract and common carriers. Currently, we distribute products to customers in the same vehicles as Ralston Foods, Ralcorp’s private label ready-to-eat cereal business, providing scale benefits and a better cost profile. We expect to continue with this arrangement for the foreseeable future.
Strong Business Model with Attractive Cash Flow. Historically, we have generated significant cash flow from operations. We believe our strong financial performance is attributable to our leading market positions, attractive category trends, favorable margin profile, efficient working capital management and modest capital expenditure requirements. We believe that our ability to generate substantial cash flow from operations will give us the flexibility to invest in cost-saving projects, pursue strategic acquisitions, pay down debt or return capital to our shareholders. For the nine months ended June 30, 2012 and 2011, we generated operating cash flow of $95.3 million and $118.1 million, respectively.
Experienced Management Team. Our management team has substantial consumer products experience and a proven track record of acquisitions, operations success and brand management. Most of the members of our senior management are new to Post and the cereal market, but have extensive experience in the consumer products industry with companies such as Nestlé Purina, Ralston Purina and Procter & Gamble. Furthermore, our Board of Directors is led by Chairman William Stiritz, whose long and distinguished career includes notable leadership positions such as CEO of Ralston Purina (1981), Chairman of Ralston Purina (1982), Chairman of Ralcorp Holdings, Inc. (1994), CEO and Chairman of Agribrands International, Inc. (1998) and Chairman of Energizer Holdings, Inc. (2000), as well as execution experience on more than 14 spin and divestiture transactions during his leadership tenure.
Growth Strategy
Our strategy is to leverage and build the strength of our brands through ongoing and impactful marketing support in order to grow our revenues and market share. We intend to expand our platform of iconic brands by identifying organic opportunities to extend those brands into new product lines or markets. In addition, we intend to pursue acquisition opportunities that can strengthen our current portfolio of branded products or enable us to expand into complementary categories, geographic regions or distribution channels.
Stabilizing Business Enhanced by Re-Focused Organization. While generating substantial cash flow, we believe that Post did not perform as well as expected during the period of Ralcorp ownership. From fiscal 2009 to fiscal 2011, net sales and operating profit (loss) declined from $1,072 million to $968 million and from $215 million to $(369) million, as restated, respectively. Similarly, our market share declined from 11.8% to 10.4% from fiscal 2010 to the 52-week period ended June 30, 2012, based on xAOC retail dollar sales information available from Nielsen.
Our management believes it has identified the root causes of the underperformance and has developed a plan to reverse it. First, under Kraft’s ownership, sales management was part of Kraft’s in-house sales force, which we believe was generally considered one of the best in the consumer packaged goods industry. Upon the separation from Kraft, Post adopted a primarily broker sales strategy. We believe this resulted in a less focused sales effort as well as a loss in terms of general retail presence and its resulting scale benefits. Second, in addition to other centralized systems and processes from which Post benefited, Kraft utilized a powerful proprietary tool for managing trade spending. Once this became unavailable to Post, we believe trade spending became erratic and lacked measurement discipline. As a result, the return on investment, or ROI, on trade programs fell sharply. In addition, during the period of Ralcorp ownership, we shifted focus to our diamond brands (Honey Bunches of Oats, Pebbles and Great Grains) to the detriment of the remaining brands. Finally, from mid-2008 until September 2011, Post’s average package pricing increased at more than twice the rate for the ready-to-eat cereal category (11% vs. 4%) based on information available from Nielsen with a generally concurrent reduction in total advertising and consumer spending support by 5%. We believe this resulted in an unfavorable shift in consumer value perception and contributed to the decline in market share.
Through our spin-off from Ralcorp, we believe we can reverse the market share erosion and create substantial value for shareholders. We believe there are significant revenue opportunities in ready-to-eat cereals and adjacent categories. As a stand-alone entity, we believe Post benefits from a more focused scope of operations, an increased ability to incentivize management, better access to capital as a pure play company and an improved ability to pursue organic growth and acquisitions. Our experienced senior management team is helping to coordinate and focus resources to enable us to address these opportunities through the following key strategies:

•	strengthen our selling approach by upgrading coverage for the largest accounts;

•	drive merchandising and improve trade spending ROI by more effective use of deployed analytics and more effective programming;

•	improve the overall value proposition of the Post brands by improving the quality of the products and new pricing strategies;

•	continuously innovate around relevant themes, gaps in consumer demand and licensing opportunities; and

•
improve marketing effectiveness by reorganizing the marketing department to put business leaders in charge of all brands, retool our agency roster, increase our use of social and digital media, and increase our use of public relations.

Ready-To-Eat Cereal New Product Introductions.  Innovation and developing new cereals that enhance the lives of consumers is core to growth in the ready-to-eat cereal category. Gross sales from our new products launched since 2007 represent approximately 10% of our fiscal 2011 gross sales. Our history chronicles over a century of creative leadership that includes the introduction of Grape-Nuts, one of the first ready-to-eat cold cereals, the marketing of Pebbles, featuring Fred Flintstone, an early example of co-branding, and the development of more than 10 different flavor varieties of Honey Bunches of Oats since 1990. We anticipate continued growth opportunities through innovation, which we intend to pursue through ongoing research and development investment. During June 2012, Post introduced in select stores a new quality line of every day value priced cereals under the Good Morenings brand. Post has plans to introduce a number of new line extensions and product improvements over the next 6-12 months, including Grape Nuts Fit, new Great Grains flavors, Honey Bunches of Oats Mango Coconut, and a more “chocolatey” Cocoa Pebbles.
Growth Among Hispanic Consumers.  Based on information from Nielsen in xAOC for the 52-week period ended June 30, 2012, Honey Bunches of Oats is the second highest ranked ready-to-eat cereal brand by market share among Hispanics, with a dollar share of the ready-to-eat cereal category among Hispanic consumers that is almost twice its share among non-Hispanic consumers. The U.S. Census Bureau estimates that by 2050 approximately 30% of U.S. residents will be of Hispanic origin. We plan to build on this strong position in our Honey Bunches of Oats brand through research and development initiatives.
Other Cereal Aisle Opportunities.   The broader cereal aisle, which includes the ready-to-eat cereal category together with the adjacent toaster pastry, instant breakfast and snack bar categories (but excluding hot cereal), generated retail sales of approximately $14.0 billion in xAOC for the 52-week period ended June 30, 2012 based on information from Nielsen. We believe we can continue to grow our sales by expanding further into these adjacent product categories with new products that capitalize on our brand equity. The industry has rewarded extensions into adjacent cereal and snack bar categories, as evidenced by Rice Krispies Treats (Kellogg), Fiber One (General Mills), and Quaker (Quaker Oats). We believe that our focus on leveraging institutional knowledge to meet evolving consumer tastes will help our continued prominence on grocery shelves and breakfast tables alike.

We are also focused on increasing our sales by extending the distribution of our products into underrepresented sales channels, such as dollar store, club store, foodservice and drug store channels.
Acquisition Opportunities.  Our acquisition and business development strategy will focus on businesses and brands with product offerings that can strengthen our current portfolio of branded products or enable us to expand into complementary categories, geographic regions or distribution channels. We aim to improve scale in our operations, thereby increasing marketing and distribution efficiencies, and enhance our presence with key retailers. We believe that the fragmented nature of the consumer foods market will continue to provide opportunities for growth through acquisitions of complementary businesses.
Industry
The ready-to-eat cereal category is one of the strongest categories in the food industry, with annual sales of approximately $9.5 billion based on xAOC information available from Nielsen as of June 30, 2012. Ready-to-eat cereals appeal to a wide range of consumers, even during weak economic conditions, as consumers seek greater value in addition to taste and convenience.
The broader cereal aisle, which includes the ready-to-eat cereal category together with the adjacent toaster pastry, instant breakfast and snack bar categories (but excluding hot cereal), generated retail sales of approximately $14.0 billion in xAOC for the 52-week period ended June 30, 2012 based on information from Nielsen. The Post cereals business is the third largest seller of ready-to-eat cereals in the United States based on market share, with a market share of approximately 10.4% based on xAOC data from Nielsen reflecting retail sales for the 52-week period ended June 30, 2012. Significant advertising and consumer promotions and extensive product proliferation distinguish the ready-to-eat cereal category from other food categories.
Products
We market and sell ready-to-eat cereal products in four different categories:
Balanced.  Our balanced products include Honey Bunches of Oats, Post Selects, Great Grains and Shreddies, our largest brand in Canada. These products appeal to consumers within multiple demographic categories, offering great-tasting and nutritious products with unique blends of tastes and textures.
Sweet.  Our sweetened products include Pebbles, a leading brand among children and adolescents, Honeycomb, Golden Crisp, Alpha-Bits and Waffle Crisp. These products appeal to consumers seeking a wholesome sweet or sweet treat product and contain colorful, “eye-catching” packaging and graphics.
Unsweetened.  Our unsweetened products include Post Shredded Wheat, Post Raisin Bran and Grape-Nuts. These well-established products appeal to consumers focused on nutrition and offer a number of recognized health benefits.
Value.  In June 2012, we introduced a new value line of Good Morenings cereals in select stores. This line has larger package size, flavors for the entire family and retails for less than $3.00 per box.
Post leverages the strength of its brands, category expertise, and over a century of institutional knowledge to create a diverse portfolio of cereals that enhance consumer satisfaction.
Honey Bunches of Oats
Honey Bunches of Oats is one of the largest brands in the ready-to-eat cereal market, currently the third largest brand of ready-to-eat cereal in the United States with a 4.5% market share of retail sales in xAOC for the 52-week period ended June 30, 2012, based on information available from Nielsen. Honey Bunches of Oats was first launched in 1989 and has experienced substantial growth over the past 20+ years. The brand has been supported with strong marketing programs and R&D driven new product introductions. Honey Bunches of Oats is also the second highest ranked ready-to-eat cereal brand by market share among Hispanics, based on information from Nielsen, driven by the taste profile of the product as well as strong marketing campaigns.
We believe significant growth potential exists for Honey Bunches of Oats in the ready-to-eat cereal category through continued new product innovation, ongoing quality improvements and consistent marketing support. In addition, we believe we can leverage the Honey Bunches of Oats trademark and our research and development capabilities to expand into adjacent product categories in the cereal aisle.

Pebbles
Pebbles was first launched in 1971 and has been a consistently strong performer for Post in the sweetened sub-category of the ready-to-eat cereal category, with a 1.9% market share of retail sales in xAOC for the 52-week period ended June 30, 2012, based on information available from Nielsen. Pebbles has also experienced success among Hispanic consumers, and is the tenth-largest ready-to-eat brand by market share among the Hispanic demographic for the 52-week period ended June 30, 2012 in xAOC based on information available from Nielsen.
Great Grains
We believe Great Grains has been well received in the marketplace since its re-launch in fiscal 2011 and we plan to continue our focus on growing awareness and continuing the brand’s momentum. In the 52-week period ended June 30, 2012 in xAOC, Great Grains dollar consumption volume grew 10% and package consumption increased by 8% versus the prior year driven by the strong advertising campaign launched in support of the brand. We plan to continue to invest in the Great Grains brand through innovation and optimization of advertising and packaging.
Good Morenings
We believe Good Morenings has been well received in select stores since its recent introduction in fiscal 2012. The Good Morenings line is unique as it combines the Post quality with the value concept of lower advertising costs. In the latest week ended August 25, 2012 at Walmart, Good Morenings has achieved a 0.3% dollar share and 47% distribution. We intend to expand this value line of quality cereal further in fiscal 2013.
Other Key Brands
Grape-Nuts was one of the first ready-to-eat cereals, originally commercialized in 1897. The iconic brand continues to be a highly profitable and important part of the Post portfolio. We also plan on investing and continuing to build great brands, such as Honeycomb, Raisin Bran, Alpha-Bits, and Golden Crisp. We plan on stabilizing the Shredded Wheat business by building penetration among adults through new advertising, promotion and a public relations plan focused on strong health and wellness attributes.
Marketing
We believe that our marketing efforts are fundamental to the success of our business. Advertising and marketing expenses were $117.3 million, $88.6 million and $118.1 million during the fiscal years ended September 30, 2011, 2010 and 2009, respectively and $95.3 million for the nine months ended June 30, 2012. We develop marketing strategies specific to each existing or new product line. Our marketing efforts are focused on building brand awareness and loyalty, attracting new consumers to and increasing consumption of our ready-to-eat cereal products. Our consumer-targeted marketing campaigns include television and print advertisements, coupon offers, co-marketing arrangements with complementary consumer product companies and co-op advertising with select retail customers. Our internet and social media efforts are an important component of our overall marketing and brand awareness strategy. We use these tools both to educate consumers about the nutritional value of our products as well as for product promotion and consumer entertainment. In fiscal 2012 we launched a new website, www.postgoodness.com, which facilitates the Post brand through social media.
Sales Organization
We sell our products primarily to grocery, mass merchandise, supercenters, club store, and drug store customers through an internal sales staff. We also utilize broker, distribution or similar arrangements for sales of products outside the United States.
Our sales organization collaborates with customers to develop strong merchandising programs to help drive the sale of Post products. We believe cereal is a core staple for consumers and drives shopping frequency, making it a key center-of-store, highly promoted destination category for retailers. Our sales organization works to develop strong merchandising programs to meet customer needs, such as prominent in-store merchandising displays, which also helps drive overall sales for Post. Additionally, we collaborate with retailers on integrated marketing efforts and share shopper insights to help generate sales.
As part of Kraft, we believe Post benefited from the scale and strength of the Kraft sales force, but struggled to receive sales force focus as it competed across the vast Kraft portfolio. The transition from a Kraft sales organization to a Post direct / broker organization occurred in mid-2009 and, based on our assessment, caused significant disruptions to the business. With new sales leadership in 2011, we have invested heavily behind a strong sales organization, with augmented analytical capabilities. Post’s new sales leadership has implemented a consistent, customer-focused approach to selling Post cereals.
Over the past year, we have undertaken major efforts to strengthen our sales team. Initiatives have included transitioning key customers from broker to direct, increasing sales headcount by 50%, building internal shopper insight capabilities, and improving trade return on investment performance and analytical capabilities.
Research and Development
We have a team of 62 research and development, quality and packaging development professionals, 46 of whom are located at our Battle Creek, Michigan facility. Our research and development capabilities span ingredients, grains and packaging technologies; product and process development, as well as analytical support; bench-top and pilot plant capabilities; and research support to operations.
We incurred expenses of approximately $7.6 million, $7.7 million and $6.5 million during the fiscal years ended September 30, 2011, 2010 and 2009, respectively and $6.0 million for the nine months ended June 30, 2012, for research and development activities.
Manufacturing, Distribution and Administrative Facilities
Our products are manufactured in the United States and Canada primarily in four manufacturing facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario described in more detail below.
We distribute our products through five distribution centers strategically-located in Battle Creek, Michigan; Columbus, Ohio; Olive Branch, Mississippi; Red Lands, California; and Cedar Rapids, Iowa. Our sales staff is supported by a demand and revenue management department responsible for the administration and fulfillment of customer orders. The majority of our products are shipped from our production, warehouse and distribution facilities by contract and common carriers.
Our Battle Creek, Michigan location, which has its roots back to the late 1800’s, is one of the largest ready-to-eat cereal manufacturing facilities in the United States, comprised of approximately 1.9 million square feet of owned manufacturing space located on 68 acres. The location supports a wide array of manufacturing techniques, including gun puffing, extrusion, batch cooking and continuous cooking, has rail access for grain receiving and allows for approximately 1.5 million bushels of grain storage and milling capabilities.
Our Jonesboro, Arkansas location, which was built in 1993, comprises approximately 320,000 square feet of owned manufacturing space located on 80 acres. This location produces high-speed, highly-automated products using batch cooking and shredding manufacturing techniques and has rail access for grain receiving and storage.
Our Modesto, California location, which was built in 1976, comprises approximately 282,000 square feet of owned manufacturing space located on 80 acres. This location, which serves the western region of the United States, supports continuous cooking, baking and extrusion manufacturing techniques and has rail access for grain receiving and storage.
Our Niagara Falls, Ontario location, which was built in the early 1900’s, comprises approximately 190,000 square feet of owned manufacturing space located on 6.6 acres. This location supports batch cooking and shredding manufacturing capabilities.
We use a variety of widely-used ready-to-eat cereal manufacturing processes in multiple facilities, providing a flexible manufacturing platform that may facilitate growth, operational flexibility and opportunities for cost-optimization. All of our manufacturing facilities manufacture products which are sold in the United States, Canada and other parts of the world. We consider all of our manufacturing facilities to be in good condition and suitable for our present needs.
In addition, we lease approximately 28,000 square feet of administrative office space in Parsippany, New Jersey. Our executive offices are located in St. Louis, Missouri in an owned office building with approximately 29,000 square feet of space. We recently entered into a lease in Irvine, California with approximately 6,000 square feet.
Sourcing and Inventory Management
Raw materials used in our business consist of ingredients and packaging materials. The principal ingredients are agricultural commodities, including wheat, oats, other grain products, soybean and other vegetable oils, fruits, almonds and other tree nuts, cocoa, corn syrup and sugar. The principal packaging materials are linerboard cartons, corrugated boxes, plastic containers and cartonboard.
We purchase raw materials from local, regional, national and international suppliers. The prices paid for raw materials can fluctuate widely due to weather conditions, labor disputes, government policies and regulations, industry consolidation, economic climate, energy shortages, transportation delays, commodity market prices, currency fluctuations, or other unforeseen circumstances. The supply of raw materials can be negatively impacted by the same factors that can impact their cost. We continuously monitor worldwide supply and cost trends of these raw materials to enable us to take appropriate action to obtain ingredients and packaging needed for production. Although the prices of the principal raw materials can be expected to fluctuate, we believe such raw materials to be in adequate supply and generally available from numerous sources.
Cereal processing ovens are generally fueled by natural gas or propane, which are obtained from local utilities or other local suppliers. Electricity and steam (generated in on-site, gas-fired boilers) are also used in our processing facilities. Short-term standby propane storage exists at several plants for use in the event of an interruption in natural gas supplies. Oil may also be used to fuel certain operations at various plants in the event of natural gas shortages or when its use presents economic advantages. In addition, considerable amounts of diesel fuel are used in connection with the distribution of our products.
Trademarks and Intellectual Property
We own a number of trademarks that are critical to the success of our business, including Post®, Honey Bunches of Oats®, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Grape-Nuts®, and Honeycomb®. Our trademarks are in most cases protected through registration in the United States and most other markets where the related products are sold.
Our Pebbles™ products are sold under trademarks that have been licensed from a third party pursuant to a long-term license agreement that covers the sale of all Pebbles branded cereal products in the United States, Canada and several other international markets.
Similarly, we own several patents in North America. While our patent portfolio as a whole is material to our business, no one patent or group of related patents is material to our business. In addition, we have proprietary trade secrets, technology, know-how processes, and other intellectual property rights that are not registered.
Seasonality
Demand for ready-to-eat cereal has generally been approximately level throughout the year, although demand for certain promotional products may be influenced by holidays, changes in seasons, or other events.
Customers
We have enjoyed long and stable relationships with key customers across all major channels of distribution, including retail chains, mass merchandisers, grocery wholesalers, warehouse club stores, drug stores and foodservice distributors across the U.S. and Canada. The Post name and its many brands have long been a staple in many U.S. retailers.
Our top ten customers represent approximately 56% of gross sales for fiscal year 2011, and our largest customer, Wal-Mart, accounted for approximately 22% of gross sales during such period.
Post continues to focus on increasing its sales by extending distribution of its products into underrepresented sales channels, such as dollar store, club store, foodservice and drug store channels.
For the fiscal years ended September 30, 2011, 2010 and 2009, sales to locations outside of the United States were approximately 13% of total net sales. For the nine months ended June 30, 2012, sales to locations outside the United States were approximately 15% of total net sales.
Competition
We face intense competition from large manufacturers of branded ready-to-eat cereal, as well as manufacturers of private brand and value brand ready-to-eat cereals. Top branded ready-to-eat cereal competitors include Kellogg, General Mills and Quaker Oats (owned by PepsiCo). Leading private brand and value brand manufacturers of ready-to-eat cereal include Malt-O-Meal and Gilster Mary Lee. We also compete with Ralcorp, which continues to manufacture private brand ready-to-eat cereals. We believe that pressure from private brand manufacturers is minimized, however, due to the promotional nature of the ready-to-eat cereal category.

The ready-to-eat cereal industry is highly sensitive to both pricing and promotion. In addition, our customers do not typically commit to buy predetermined amounts of products. Competition is based upon product quality, price, effective promotional activities, and the ability to identify and satisfy emerging consumer preferences. The ready-to-eat cereal industry is expected to remain highly competitive in the foreseeable future.
Future growth opportunities are expected to depend on our ability to implement strategies for competing effectively in the ready-to-eat cereal industry, including strategies relating to enhancing the performance of our employees, maintaining effective cost control programs, developing and implementing methods for more efficient manufacturing and distribution operations, and developing successful new products, while at the same time maintaining high product quality, aggressive pricing and promotion of our products.
Regulation
We are subject to regulation by federal, state, local and foreign governmental entities and agencies. Our activities in Canada are subject to local and national regulations similar to those applicable to our business in the United States. As a producer of goods for human consumption, our operations must comply with stringent production, storage, distribution, labeling and marketing standards administered by the Food and Drug Administration, Department of Commerce and Federal Trade Commission in the United States as well as similar regulatory agencies in Canada. Products that do not meet these regulatory standards may be considered to be adulterated and/or misbranded and subject to recall. These federal agencies as well as states and some local governments may license and inspect plants and warehouses and also enforce prohibitions against misbranded and adulterated food. From time to time, changes in regulations can lead to costly label format modifications and product formulation changes. In the event such changes cause us to use different ingredients, the cost of goods sold may also increase. In many instances, we may not be able to offset the increased cost by increasing prices.
Our facilities, like those of similar businesses, are subject to certain safety regulations including regulations issued pursuant to the U.S. Occupational Safety and Health Act in the United States and similar regulatory agencies in Canada. These regulations require us to comply with certain manufacturing safety standards to protect our employees from accidents. We believe that we are in compliance with all employee safety regulations.
Our operations are also subject to various federal, state and local laws and regulations with respect to environmental matters, including air quality, waste water pretreatment, storm water, waste handling and disposal, and other regulations intended to protect public health and the environment. In the United States, the laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and Superfund, which imposes joint and several liability on each responsible party. Our Canadian facility is subject to local and national Canadian regulations similar to those applicable to us in the United States.
Total environmental capital expenditures and operating expenses are not expected to have a material effect on our total capital and operating expenditures, consolidated earnings or competitive position. However, current environmental spending estimates could be modified as a result of changes in our plans, changes in legal requirements, including any requirements related to global climate change, or other factors.
The Environmental Protection Agency and related environmental governmental agencies have issued notice that Post may be liable for improper air emissions at the Modesto, California facility. We anticipate we will be indemnified for a significant portion of any remediation and penalties by the previous owners of the facilities. We believe that we have adequate reserves to cover any remaining unindemnified liability that may result from these investigations.
We accrue for environmental remediation obligations on an undiscounted basis when amounts are probable and can be reasonably estimated. The accruals are adjusted as new information develops or circumstances change. Recoveries of environmental remediation costs from third parties are recorded as assets when their receipt is deemed probable. While it is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters and future capital expenditures for environmental control equipment, in our opinion, based upon the information currently available, the ultimate liability arising from such environmental matters, taking into account established accruals for estimated liabilities and any indemnified costs, should not have a material effect on our consolidated results of operations, financial position, capital expenditures or other cash flows.
Most of the food commodities on which our business relies are subject to governmental agricultural programs. These programs have substantial effects on prices and supplies and are subject to Congressional and administrative review.

Employees
We have approximately 1,400 employees as of September 1, 2012, of which approximately 1,200 are in the United States and approximately 200 are in Canada. Currently, approximately 60% of our employees are unionized. We, or Ralcorp on our behalf, have entered into several collective bargaining agreements on terms that we believe are typical for the industries in which we operate. Most of the unionized workers at our facilities are represented under contracts which expire at various times throughout the next several years. As these agreements expire, we believe that the agreements can be renegotiated on terms satisfactory to us. We believe that our relations with employees and their representative organizations are good.
We negotiate with our unions at a frequency determined by our labor contracts. Most recently we successfully negotiated a collective bargaining agreement for our Niagara Falls facility.
The labor contract for our Battle Creek, Michigan location, our largest facility, expired October 7, 2012 and is currently under negotiation. We signed an extension on October 17, 2012 which will extend the existing collective bargaining agreement through November 12, 2012. There can be no assurance that a new contract will be ratified on or prior to November 12, 2012. In the event of a work stoppage, we have contingency plans in place that would utilize the plant capabilities in conjunction with our ability to manufacture cereals in other locations to mitigate disruption to the business. However, there are limitations inherent in any plan to mitigate disruption to our business in the event of a work stoppage and, particularly in the case of a prolonged work stoppage, there can be no assurance that it would not have a material adverse effect on our results of operations.
Legal Proceedings
A variety of legal proceedings relate to our business. We cannot predict with certainty the results of these proceedings. However, we believe that the final outcome of these proceedings is not reasonably likely to materially affect our financial position, cash flows, or results of operations.

CORPORATE GOVERNANCE AND MANAGEMENT
Our Directors and Executive Officers
Set forth below is certain information concerning the board of directors and the executive officers of the Company as of September 15, 2012.

Name	Age	Position
William P. Stiritz	78	Chairman of the Board of Directors and Chief Executive Officer
David R. Banks	75	Director
Terence E. Block	64	Director and President, Chief Operating Officer
Jay W. Brown	67	Director
Edwin H. Callison	57	Director
Gregory L. Curl	63	Director
William H. Danforth	86	Director
Robert E. Grote III	69	Director
David P. Skarie	65	Director
James L. Holbrook	53	Executive Vice President, Marketing
Robert V. Vitale	46	Chief Financial Officer
Jeff A. Zadoks	47	Corporate Controller
Diedre J. Gray	34	Senior Vice President, General Counsel and Corporate Secretary
William P. Stiritz has served as our Chairman of the board of directors and our Chief Executive Officer since February 2012. Mr. Stiritz is a private equity investor and served as the Chairman of the board of directors of Ralcorp Holdings, Inc. from 1994 until February 2012. Mr. Stiritz was a partner at Westgate Group LLC, a consumer business-oriented private equity firm which has been inactive since December 2007 other than with respect to remaining escrow obligations. Mr. Stiritz was Chairman Emeritus of the board of directors of Energizer Holdings, Inc. from January 2007 to May 2008 and Chairman of the board of directors of Energizer Holdings from 2000 to 2007. Mr. Stiritz served as a Director of Vail Resorts, Inc. from 1997 to 2009. In addition, he has served as Director Emeritus of Reliance Bancshares, Inc. since August 2009. Mr. Stiritz has extensive managerial expertise, including as chairman at a number of public and private companies, experience in financial operations, as well as diverse industry experience and expertise with large multinational corporations.
David R. Banks has served as a director of the Company since February 2012. Mr. Banks is a private equity investor and served on the board of directors of Ralcorp from 2001 until February 2012. Prior to 2001, he served as Chairman and Chief Executive Officer of Beverly Enterprises, Inc., an operator of nursing facilities and rehabilitation clinics. Mr. Banks has also served on the board of directors of several other public companies, including the board of Nationwide Health Properties from 1985 until July 2011. Mr. Banks has expertise and background in the global services industry, including as chief executive officer, chief operating officer and chairman of public and private companies.
Terence E. Block has served as President and Chief Operating Officer since January 1, 2012, and has served as a member of the board of directors since February 2012. Mr. Block was the President of North American Pet Foods for Nestle Purina PetCare Company from January 2002 until December 2011. Prior to serving as President at Nestle Purina, Mr. Block was the Chief Operating Officer of North American Pet Foods for the former Ralston Purina (now Nestle Purina). Beginning in 1993, he served as Executive Vice President of Pet Products for Ralston Purina and Vice President of Marketing of Dog Food for Ralston Purina. He initially joined Ralston Purina in 1977 as part of the marketing group and held a number of different marketing positions during his tenure at Ralston Purina. Prior to joining Ralston Purina, he worked for The Procter & Gamble Company and Pet Incorporated. He has also been a member of the board of directors for the Pet Food Institute, serving as the Chairman from 2006 to 2009. Mr. Block earned his undergraduate degree from Earlham College and his M.B.A. from Washington University in St. Louis. Mr. Block has deep marketing, sales, and operating experience leading multi-billion dollar consumer packaged goods businesses. Mr. Block is also experienced in re-engineering large organizations and in the integration of acquisitions into operating companies.
Jay W. Brown has served as a member of the board of directors since February 2012 and is a retired senior executive with a long general management career in large consumer-oriented businesses. Since prior to 2005, Mr. Brown has been a partner at Westgate Equity Partners, LLC, a consumer business-oriented private equity firm, which has been inactive since December 2007 other than with respect to remaining escrow obligations. At Westgate, Mr. Brown was responsible for operational management of portfolio companies. Prior to forming Westgate in 1998, Mr. Brown was a senior executive with the Ralston Purina Company, running several divisions of the multi-dimensional food and agribusiness company, including serving as President and Chief Executive Officer of Protein Technologies International, a leading supplier of soy-based proteins to the food and paper processing industries, Continental Baking Company, a subsidiary of Ralston Purina and of Tri-Union Seafoods LLC, a provider of seafood products. Mr. Brown served as a director and Chairman of the compensation committee of Jack in the Box Inc. from 1997 to 2003 and as a director of Agribrands International from 1998 to 2001. Mr. Brown has expertise and background in the food and consumer products industries, particularly in mergers and acquisitions, including as a chief executive officer, board member, and investor.
Edwin H. Callison has served as a member of the board of directors since February 2012. Mr. Callison has been Executive Vice President of Wirtz Beverage Group, a leading national distributor of luxury and premium wine, spirits and beer brands, since June 2012, and Senior Vice President from June 2008 until June 2012. From 2003 to June 2008, he served as Vice President and General Manager for Judge & Dolph’s Spectrum division, an affiliate of the Wirtz Beverage Group. Prior to 2003, he spent more than 20 years in various leadership positions with Callison Distributing in Belleville, Illinois. Mr. Callison serves on the board of directors of the Wine and Spirits Wholesalers of America and the Wine and Spirits Distributors of Illinois. Mr. Callison has expertise and background in sales, marketing, operations and logistics.
Gregory L. Curl has served as a member of the board of directors since February 2012. Mr. Curl has been President of the investment company, Temasek Holdings, since September 2010, following a banking career of over 35 years. From 1997 until January 2010, he served as Vice Chairman of Corporate Development and Chief Risk Officer at Bank of America Corporation, leaving Bank of America Corporation ultimately in March 2010. Prior to that, Mr. Curl served in a number of senior executive capacities. Mr. Curl has over 35 years of expertise and background in the financial services industry, particularly in mergers and acquisitions.
Dr. William H. Danforth has served as a member of the board of directors since February 2012. Dr. Danforth has been a Life Trustee since July 2005 and Chancellor Emeritus since 1995 of Washington University in St. Louis. He served as Chancellor of the university from 1971 until his retirement in 1995. Dr. Danforth served as a director of Ralcorp from 1994 to 1999 and of Ralston Purina Company from 1969 until 2001, when Nestlé S.A. acquired the company. Dr. Danforth also served as member of the board of directors of Energizer Holdings, Inc. from 2000 to 2005. Dr. Danforth has expertise and background in management and the food industry.
Robert E. Grote III has served as a member of the board of directors since February 2012. Mr. Grote is, and has been for the past five years, a retired executive. He served as General Counsel and VP Administration for Washington Steel Corporation. Mr. Grote also served on the board of directors of Washington Steel Corporation. Mr. Grote later ran two Pittsburgh, Pennsylvania-based non-profit organizations: Pittsburgh Center for the Arts and Central Blood Bank. Mr. Grote has expertise and background in legal affairs, employee relations and management.
David P. Skarie has served as a member of the board of directors since February 2012. Mr. Skarie served as Co-Chief Executive Officer and President of Ralcorp from September 2003 until his retirement in December 2011. Mr. Skarie has also served on the board of directors of Ralcorp from 2003 until February 2012. Mr. Skarie has expertise and background in the consumer industry, including as a chief executive officer.
James L. Holbrook has served as Executive Vice President, Marketing since October 2011. He served as Chief Executive Officer of EMAK Worldwide, Inc., a family of marketing services agencies, from 2005 through September 2011. EMAK and its administrative subsidiary filed for bankruptcy in 2010 and emerged from bankruptcy in 2011 with a restructured balance sheet and as a private company. Prior to joining EMAK, Mr. Holbrook was Chief Executive Officer for a portfolio of agencies at the Interpublic Group, one of the world’s largest advertising and marketing holding companies. From 1996 to 2004, Mr. Holbrook was Chief Executive Officer and part-owner of Zipatoni, a marketing agency, which was later sold to Interpublic in 2001. Mr. Holbrook began his career at Procter & Gamble and then Ralston Purina (now Nestle Purina). He earned his undergraduate degree from Vanderbilt University and his M.B.A. from Washington University in St. Louis.
Robert V. Vitale has served as our Chief Financial Officer since October 2011. He served as President and Chief Executive Officer of AHM Financial Group, LLC, a diversified provider of insurance brokerage and wealth management services from 2006 until 2011. Prior to joining AHM Financial Group, Mr. Vitale was the Chairman of the board of directors and the majority shareholder of The Bargain Shop, Inc., a Toronto-based deep value retail chain. Mr. Vitale was a partner at Westgate Group LLC, a consumer business-oriented private equity firm which has been inactive since December 2007 other than with respect to remaining escrow obligations. Mr. Vitale has also managed the corporate finance department at Boatmen’s Bancshares, Inc. Mr. Vitale began his career in 1987 with KPMG. He is a certified public accountant, and he earned his undergraduate degree from St. Louis University and his M.B.A. from Washington University in St. Louis.
Jeff A. Zadoks has served as our Corporate Controller since October 2011 and serves as the Company’s principal accounting officer. Mr. Zadoks most recently served as Senior Vice President and Chief Accounting Officer at RehabCare Group, Inc., a leading provider of post-acute care in hospitals and skilled nursing facilities, from February 2010 to September 2011, and as Vice President and Corporate Controller from December 2003 until January 2010. Prior to his work at RehabCare Group, Mr. Zadoks was Corporate Controller of MEMC Electronic Materials, Inc., a semiconductor and solar wafer manufacturing company. Mr. Zadoks earned his undergraduate degree from the University of Illinois and is a certified public accountant and a certified management accountant.
Diedre J. Gray has served as our Senior Vice President – Legal and Corporate Secretary since December 2011 and our General Counsel effective September 1, 2012. Ms. Gray most recently served as Associate General Counsel and Assistant Secretary at MEMC Electronic Materials, Inc., a semiconductor and solar wafer manufacturing company. Previously, Ms. Gray was an attorney at Bryan Cave LLP from 2003 to 2010. Ms. Gray earned her undergraduate degree from the University of Missouri-Columbia and her Juris Doctor from Vanderbilt University.
Structure of the Board of Directors
Our articles of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class will expire each year in rotation at that year’s annual meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2013, 2014 and 2015, respectively. The Class I directors include Mr. Curl, Dr. Danforth, and Mr. Skarie, the Class II directors include Mr. Banks, Mr. Block and Mr. Grote, and the Class III directors include Mr. Brown, Mr. Callison and Mr. Stiritz. The size of the board of directors can be changed by a vote of its members and is currently set at nine members. Vacancies on the board of directors may be filled by a majority of the remaining directors. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the board of directors, would serve until the next election of directors by our shareholders.
The board believes that it should have the flexibility to make the determination of whether the same person should serve as both the chief executive officer and chairman of the board at any given point in time, or if the roles should be separate. The board bases this determination on the way that it believes is best to provide appropriate leadership for the Company at the time. The board believes that its current leadership structure, with Mr. Stiritz serving as both chief executive officer and as chairman of the board, is appropriate given Mr. Stiritz’s past success and extensive experience serving as chairman at public companies, the efficiencies of having the chief executive officer also serve in the role of chairman. Pursuant to our corporate governance guidelines, the chairman of our Corporate Governance and Compensation Committee serves as our lead director presiding over executive sessions.
Director Independence
Our corporate governance guidelines require that a majority of the members of the board be independent from the Company and its management. For a director to be deemed independent, the board affirmatively determines that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In addition, the director must meet the independence standards of the New York Stock Exchange. The board expects to undertake an annual review of the independence of all non-employee directors. Directors have an affirmative obligation to inform the board of any material changes in their circumstances or relationships that may impact their designation by the board as independent. Our board has a majority of independent directors as defined in the New York Stock Exchange listing standards and the SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation
Our Corporate Governance and Compensation Committee is composed of four independent directors. No member of our Corporate Governance and Compensation Committee is a former or current officer or employee of us or any of our subsidiaries. In addition, none of our executive officers serve (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers serves on the Corporate Governance and Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers serves on our board of directors.
Director Compensation
Our director compensation program provides that all non-employee directors receive an annual retainer of $55,000. The chairmen of the Audit Committee and the Corporate Governance and Compensation Committee receive additional retainers of $10,000. Non-employee directors are paid $2,000 for each regular or special board meeting, telephonic meeting and consent to action without a meeting and $1,500 for each regular or special committee meeting, telephonic meeting and consent to action without a meeting. We reimburse directors for their expenses incurred in connection with board meetings.
In addition to cash compensation, all of our non-employee directors received an initial grant of 10,000 stock appreciation rights at the beginning of service and 5,000 stock appreciation rights on an annual basis. Each of our non-management directors received a grant of 10,000 stock appreciation rights on February 28, 2012. All awards cliff vest in three years or at the director’s termination, retirement, disability or death.
We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors.
In order to encourage ownership of our stock by non-employee directors, we require that any shares of our common stock acquired as a result of option or stock appreciation rights exercises must be held until the director’s retirement or other termination of directorship. In addition, retainers and fees paid in shares of our common stock and deferred under a deferred compensation plan are required to be held as such until the director’s retirement or other termination of directorship. At that time, the shares are then free to be sold or transferred at the director’s request.
Under our deferred compensation plan, any non-employee director may elect to defer, with certain limitations, their retainer and fees. Deferred compensation may be invested in Post common stock equivalents or in a number of mutual funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in Post common stock equivalents receive a 33 1/3% company matching contribution. In order to encourage director ownership of our stock, matching contributions do not vest until after five years of investment or upon the director’s resignation. Deferrals are paid in cash upon leaving the board of directors in one of three ways: (1) lump sum payout; (2) five-year installments; or (3) ten-year installments. We have authorized 1,000,000 shares of our common stock for issuance under the Deferred Compensation Plan for Non-Management Directors.
Amounts held by Messrs. Stiritz, Skarie and Banks which were previously credited to their accounts under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors have been credited to our Deferred Compensation Plan for Non-Management Directors as a separate bookkeeping subaccount. However, because Mr. Stiritz is now a management director of Post, Mr. Stiritz is not eligible to make additional deferrals under the plan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
On February 3, 2012, the spin-off of Post from Ralcorp was completed, and Post became an independent, publicly traded company. This Compensation Discussion and Analysis describes how the Compensation and Corporate Governance Committee of the Board of Directors (the “Compensation Committee” or the “committee”) decided to compensate the following officers for fiscal 2012:

•	William P. Stiritz, our Chief Executive Officer;

•	Terence E. Block, our President and Chief Operating Officer;

•	Robert V. Vitale, our Chief Financial Officer;

•	James L. Holbrook, our Executive Vice President, Marketing; and

•	Jeff A. Zadoks, our Corporate Controller.
We refer to these individuals in this proxy statement as the “named executive officers.”
 Impact of the Spin-Off on Compensation Decisions
 Many of our new holding company employees, including the named executive officers, were not previously employed by Ralcorp. Our named executive officers joined Post without firm compensation packages in place, focusing instead on successfully completing the separation from Ralcorp and establishing Post as an independent company, and then turning management's focus to re-building Post's brands. As a result of this focus, many fiscal 2012 compensation opportunity decisions were not made at the time of their respective hires, or even until months after the spin-off.
Our Executive Compensation Objectives
 In fiscal 2012, our compensation programs were developed to address circumstances related to the spin-off, as described above. Our executive compensation programs are based upon achieving the following objectives:

•	aligning the compensation of our named executive officers with the long-term interests of our stockholders;

•	providing a total compensation opportunity that allows us to attract and retain talented executive officers, and motivate them to achieve exceptional business results; and

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ensuring that our named executive officers' total compensation opportunities are competitive in comparison with our peers, that our incentive compensation is performance-based, and that our programs are consistent with high standards of corporate governance and evolving best practices within our industry.

Pay Opportunity for Our Named Executive Officers
Mr. Stiritz

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Pursuant to a three-year employment agreement signed in May 2012, Mr. Stiritz will receive a base salary of $1 per year.  Mr. Stiritz has agreed that he generally will not participate in any of the Company's short-term or long-term bonus plans, benefit plans or other similar arrangements.

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In May 2012, the Compensation Committee granted Mr. Stiritz 1,550,000 non-qualified stock options, at an exercise price of $31.25 per share, the closing price of our stock on the date of grant, which generally vest in equal installments on the first, second and third anniversary dates of grant. These options are intended to constitute substantially all of Mr. Stiritz's compensation for his service as Chief Executive Officer of the Company during the three-year term of his employment agreement, absent special circumstances.

Other Executives
In May 2012, the Compensation Committee approved the base salaries and target bonus percentages(expressed as percentages of base salary) of our executive officers other than Mr. Stiritz.  The following table sets forth the annual base salary level of our named executive officers for fiscal 2012:

Name	Position	Base Salary	Target Bonus
Terence E. Block	President and Chief Operating Officer	$500,000	100%
Robert V. Vitale	Chief Financial Officer	$400,000	100%
James L. Holbrook	Executive Vice President, Marketing	$400,000	100%
Jeff A. Zadoks	Corporate Controller	$230,000	50%
In addition, on May 29, 2012, the Compensation Committee granted non-qualified stock options to certain named executive officers, with an exercise price of $31.25, the closing market price of the Company's common stock on the date of grant.   These stock options vest in equal annual installments on the first, second and third anniversaries of the date of grant.  The following table sets forth the non-qualified stock options which were awarded to these executive officers:

Name	Position	Stock Options
Terence E. Block	President and Chief Operating Officer	100,000
Robert V. Vitale	Chief Financial Officer	100,000
James L. Holbrook	Executive Vice President, Marketing	70,000
Also on May 29, 2012, the Compensation Committee approved awards of restricted stock units (“RSUs”) to certain executive officers. These RSUs were granted in special recognition of the leadership provided through the spin-off from Ralcorp. The RSUs vest in equal installments on the first, second and third anniversaries of the date of grant, subject to certain acceleration events described in the award agreements.  The following table sets forth the RSUs which were awarded to these executive officers:

Name	Position	RSUs
William P. Stiritz	Chief Executive Officer	312,500
Terence E. Block	President and Chief Operating Officer	19,000
Robert V. Vitale	Chief Financial Officer	19,000
James L. Holbrook	Executive Vice President. Marketing	12,000
In August 2012, the Compensation Committee approved an award of 5,000 RSUs to Mr. Zadoks. These RSUs have the same vesting provisions as described above, but will ultimately be settled in cash as opposed to shares of stock.
Senior Management Bonus Program
Also on May 29, 2012, the Compensation Committee approved the Senior Management Bonus Program applicable to Messrs. Block, Vitale and Holbrook. The amount of payout under the plan is a percentage of each executive's salary, which will be paid based on the level of achievement of performance objectives determined by the Committee with the advice of our Chief Executive Officer. Payout amounts under this program for fiscal 2012 have not yet been determined.
Key Management Bonus Program
Also on May 29, 2012, the Compensation Committee approved the Key Management Bonus Program applicable to key management level employees, excluding senior management. The amount of payout under the plan is a percentage of each employee's salary, which will be paid based on the level of achievement of three Post performance objectives: net sales, adjusted EBIT, and market share. Of our named executive officers, only Mr. Zadoks participates in this plan. Similar to our Senior Management Bonus Program, payout amounts under this program for fiscal 2012 have not yet been determined.
Fiscal 2012 Business Review and Impact on Executive Compensation
In fiscal 2012, Post completed a significant transformation of its business and implemented changes in its senior leadership to set the future direction of the Company and its business. Among other things, Post:

•	Completed establishment of new holding company structure, including hiring new company leadership, including the executive leadership and corporate staff groups;

•	Raised $775 million in high yield notes and secured a $350 million credit facility;

•	Achieved public-company status within six months of the separation announcement;

•	Completed the separation of Post business functions and transition away from Ralcorp operations largely on schedule and within targeted costs;

•	Completed the transition from a brokerage sales network to a direct-selling organization, hiring a new sales staff;

•	Created a market development organization;

•	Improved trade spending effectiveness;

•	Introduced product improvements and/or line extensions on key brands, including Honey Bunches of Oats, Pebbles, Great Grains, Grape-Nuts and others;

•	Launched a new value brand, Good Morenings, in June 2012 to select customers, with a national expansion anticipated for January 2013;

•	Repurchased 1.75 million shares of its common stock in September 2012, shrinking the number of shares outstanding; and

•	Completed an additional offering of $250 million in high yield notes in October 2012.
Despite the disruptions created by the transition to independence, and a continued difficult economic environment, the Committee believes that Post delivered solid results in fiscal 2012. Significant items, such as the expenses of the spin-off and duplication of costs as Post transitioned to an independent company, as well as increased raw materials costs, negatively impacted fiscal 2012 results. Management believes that it has taken key actions necessary to position Post for increased profitability in the next few years.
Compensation Philosophy
We believe that our success in creating long-term value for our stockholders depends on our ability to attract, retain and motivate our corporate officers. We encourage sustained long-term profitability and increased stockholder value by linking corporate officer compensation to our achievement of financial and operating performance. We use equity-based awards and other mechanisms to align the long-term interests of our corporate officers with those of our stockholders. We have designed elements of our executive compensation program to increase the likelihood that we will retain key employees.
We have determined the type and amount of compensation for each corporate officer after considering a variety of factors, including the officer’s position and level of responsibility within our company, comparative market data and other external market-based factors. Our Compensation Committee uses this information when establishing compensation in order to achieve a comprehensive package that emphasizes pay-for-performance and is competitive in the marketplace.
The committee believes that an effective executive compensation program should encompass the following fundamental objectives:

•	compensation should be competitive;

•	compensation should vary with performance;

•	compensation should align the long-term interests of our corporate officers with those of our stockholders; and

•	compensation should provide a retention incentive.
Our Compensation Process
The committee uses current compensation levels, performance, future leadership potential and succession planning, among other factors, in determining appropriate compensation levels for our corporate officers.
The committee anticipates that it will review the design of its executive compensation program and the various components of compensation annually. In doing so, the committee will assess whether compensation programs used in prior years have successfully achieved the compensation objectives. The committee also considers the extent to which its compensation program is designed to achieve its long-term financial and operating goals. The committee also reviews how the design of our compensation program will assist the Company in meeting its long-term goals.

As a newly independent company, the committee will likely continue to make adjustments to Post's compensation structure over the next several years as the Company grows.
Role of Management
Our human resources group reviews published compensation surveys and publicly disclosed compensation information reported by entities within our peer group described below. The human resources group uses the information to develop compensation targets and ranges (salaries, bonus awards and equity awards) for positions similar to those held by our corporate officers . The group recommends annual adjustments to salaries for each corporate officer, ensuring that salaries are designed to take into account competitive practices at peer companies. Management works together with the human resources department and the committee to recommend base salaries for the executives, ensuring that salaries are designed to take into account competitive practices at peer companies. Our Chief Executive Officer is expected to provide to the chairman of the committee recommendations of salary adjustments, annual bonus payments, and equity awards for the executive officers (other than himself). The recommendations of the Chief Executive Officer are designed to reflect the committee's compensation philosophy. Any further adjustments will be made by the committee based on the financial or operating performance of the company. The Chief Executive Officer also reviews with the committee the performance of each corporate officer. The committee reviews the peer data and compensation recommendations from compensation consultants, but has the discretion in modifying the compensation of the executive officers, including modifying the recommendations from the human resources group and Chief Executive Officer.
Role of Compensation Consultant
In 2012, Post management retained Frederick W. Cook & Co., Inc. (“FW Cook”) to provide it with advice on executive compensation matters. FW Cook advised management and the Compensation Committee with respect to both annual compensation and long-term incentive compensation and on competitive compensation practices and other executive compensation developments, appropriate peer companies, program design and the appropriate mix of compensation. The approximate cost of FW Cook's services in fiscal 2012 related to officer compensation was $50,000. Except as described above, FW Cook provides no other services to Post and receives no compensation other than for its executive compensation advice.
The Compensation Committee has the ability to directly engage a compensation consultant which is independent of any consultation consultant engaged by management. In 2012, the Compensation Committee used the advice from FW Cook and did not separately engage an independent compensation consultant. Because FW Cook was retained by management, its services are not considered "independent" under SEC rules.
While FW Cook was originally retained by management, FW Cook also provided various executive compensation services to the committee with respect to Messrs. Stiritz, Vitale, Block and Holbrook, including advising the Committee on the principal aspects of our executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of our program design. For fiscal 2012, FW Cook did not advise on compensation benchmarking for Mr. Zadoks, our fifth named executive officer. The committee believes that this engagement is appropriate because FW Cook's business is providing executive compensation consulting services and it does not provide, directly or indirectly through affiliates, any non-executive compensation services, such as pension consulting or human resource outsourcing.
Peer Group
For fiscal 2012, our compensation benchmarking peer group was composed of 17 U.S.-based public companies in the food and consumer packaged goods industries. The peer group was developed with the assistance of FW Cook in March of 2012 after completion of the spin-off from Ralcorp. These companies reported a median revenue of approximately $1.6 billion for their respective most recently completed fiscal years. For fiscal 2012 compensation benchmarking, these companies were:

• B&G Foods, Inc.
• Brown-Forman Corp.
• Central European Distribution Corporation
• Coca-Cola Bottling Co.
• Cott Corporation
• Darling International Inc.
• Diamond Foods, Inc.
• Flowers Foods, Inc.
• Green Mountain Coffee Roasters, Inc.
• The Hain Celestial Group, Inc. • Imperial Sugar Company • J&J Snack Foods Corp. • Monster Beverage Corporation • Sanderson Farms, Inc. • Snyders-Lance, Inc. • Sunopta Inc. • TreeHouse Foods, Inc.
The committee expects to review the composition of the peer group annually to determine its appropriateness.
In fiscal 2012, Post did not target individual components of compensation but rather targeted the overall compensation packages (excluding the special one-time RSU grants described above) for our named executive officers to be at or around the 75th percentile of the peer group compensation, except for Mr. Zadoks, whose total compensation was not benchmarked during fiscal 2012. Additionally, the variable elements of Post's executive compensation programs (cash bonuses, stock options and restricted stock units) allow Post's executives to earn compensation that, when combined with their base salaries, could generate total compensation at or higher than (depending on improvements in Post's share price) such levels and would reflect Post's long-term improved performance.
Elements of Compensation
 The principal components of our executive compensation program and the purpose of each component are presented in the table below.

Compensation Component	Purpose
Base salary	Fixed component of pay intended to compensate an executive officer fairly for the responsibility level of the position held.
Annual incentive awards	Variable component of pay intended to motivate and reward an executive officer's contribution to achieving short-term/annual objectives.
Long-term incentives (equity)
Variable component of pay intended to motivate and reward an executive officer's contribution to achieving our long-term objectives and to align the interests of our executives with those of our stockholders; generally with vesting over a number of years.

Retirement and other benefits	Fixed component of pay intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide retirement savings opportunity.
Perquisites	Fixed component of pay intended to help us in attracting and retaining executive talent.
Post-termination compensation (severance and change in control)
Fixed component of pay intended to provide income and benefits following an executive officer's involuntary termination of employment and, in the case of a change in control, to also help provide continuity of management through the transaction.

 CEO Compensation
Mr. William P. Stiritz serves as our Chief Executive Officer. Unlike the other named executive officers of Post, Mr. Stiritz does not have a traditional compensation package comprised of base salary, cash bonuses, deferred compensation or other benefit programs. Instead, Mr. Stiritz's entire compensation will be made in the form of equity awards, as expressed in his employment agreement described below. As a result, except with respect to RSUs, Mr. Stiritz will generally not receive any actual compensation unless and to the extent that the Company's stock price appreciates from the date of grant.
The committee believes that this compensation package directly aligns Mr. Stiritz's interests with the Company's shareholders, has a strong retention element due to the vesting features of equity compensation, and provides Mr. Stiritz with limited severance. Each of these characteristics are consistent with requiring strong performance from both Mr. Stiritz and the Company in order for Mr. Stiritz to achieve any true compensation under the employment agreement. The Committee utilized survey data provided by FWCook in connection with the benchmarking Mr. Stiritz's overall compensation package, targeting Mr. Stiritz's compensation around the 75th percentile within the peer group. The Committee believes that the aggregate compensation provided by the employment agreement is purely performance oriented, and fits the Committee's compensation philosophy of paying well for outstanding performance, but providing less total compensation if the Company and its stockholders do not benefit as well.
Elements of the Compensation Program for Other Executives
Our compensation program applicable to our executives other than Mr. Stiritz is comprised of the following components:

•	base salary;

•	annual cash bonus;

•	long-term compensation;

•	participation in certain retirement plans and deferred compensation; and

•	certain limited perquisites.
Post aims to provide compensation programs with a significant variable element. The total compensation package is designed to reward all executives for improved shareholder value, compensate executives for services performed during the fiscal year and provide an incentive to remain employed with Post.
Base Salary
We provide each corporate officer with an annual base salary, other than Mr. Stiritz, whose base salary is $1. Base salaries depend on peer data, individual performance, the officer's ability to address competitive or operating challenges, and overall company financial performance. The committee attempts to set base salary levels around the 75th percentile for executives holding positions of similar responsibility and complexity at peer group corporations as reflected in public filings and published surveys, as well as competitive data provided by compensation consultants. Base salaries are reviewed and approved on an annual basis.
Annual Cash Bonus
Post provides executive officers (other than Mr. Stiritz, who does not participate in any bonus plans) the opportunity to earn additional cash compensation on a fiscal year basis pursuant to a senior management bonus plan. Prior to the beginning of each fiscal year, the chief executive officer submits recommendations to the committee, which approves certain performance targets that must be satisfied before a bonus is paid. Prior to each fiscal year, the committee determines target award payouts for each participant if the relevant performance targets are achieved. The amount of payout is not computed through specific mathematical formulas. Rather, the committee evaluates a variety of factors including the following: the executive's total compensation package; the financial performance of the business relative to the business plan (including such measures as sales volume, revenues, costs, cash flow and operating profit); Post's overall financial performance for the fiscal year; the officer's individual performance (including the quality of strategic plans, organizational and management development, participation in evaluations of potential acquisitions and similar manifestations of individual performance); and the business environment. In determining bonus amounts, the committee considers the recommendations made by our Chief Executive Officer. The bonus targets are set at levels which the committee deems appropriate in light of our compensation philosophy, usually at 100% of the executive's base salary. The committee retains the authority to determine the bonus payouts based on achievement of the target performance goals.
Long-Term Compensation
Our long-term compensation program for the executive officers is comprised of long-term equity compensation. The Post Holdings, Inc. 2012 Long-Term Incentive Plan, which we refer to as “Post LTIP,” provides for the grant of long-term equity compensation in the form of options, restricted stock awards, restricted stock units, performance shares, stock appreciation rights and other stock based awards.

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Stock options entitle the recipient to purchase a specified number of shares of Post common stock after a specified period of time at an option price, which will not be less than the fair market value of our common stock on the date of grant.

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Restricted stock awards consist of grants of shares of Post common stock that are restricted and may not be sold, pledged, transferred or otherwise disposed of until the lapse or release of such restrictions. Individuals holding restricted stock awards may exercise full voting rights and are entitled to receive dividends during the restriction period.

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Restricted stock units represent a grant of units representing shares of Post common stock. Upon vesting, cash or shares of Post common stock will be issued. Individuals with restricted stock units do not have any voting or dividend rights with respect such award.

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Performance shares refer to contingent awards of a specified number of performance shares or units, with each performance share or unit equivalent to one or more shares of Post common stock or a fractional share. Recipients earn a variable percentage of the performance shares or units awarded based on the achievement of specified performance objectives. Performance shares or units may pay out in cash, shares of Post common stock or both.

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Stock appreciation rights allow recipients to receive, upon exercise, cash or shares of Post common stock (or a combination of both) equal in value to the difference between the exercise price and the fair market value at the date of exercise. The exercise price of a stock appreciation right will not be less than the fair market value of the common stock on the date of grant.

Post believes that granting compensation mostly in the form of non-qualified stock options ensures an officer's compensation is linked directly to shareholder value since the officer receives no benefit from the option unless shareholders have benefited from an appreciation in the value of Post's common stock. The vesting of stock-based award under the Plan may be accelerated upon the occurrence of certain events, as provided in the relevant award agreement.
We believe that long-term equity incentive awards will be a critical element in the mix of compensation, linking compensation of our executives to long-term increases in the market price of our common stock, and therefore align the interests of our executives to those of our shareholders.
The total number of shares of Post common stock that may be delivered under the Post LTIP is 6,500,000, plus any awards that are forfeited, paid in cash rather than in Post common stock, withheld to pay taxes, expired or are canceled without delivery of shares of Post common stock. Post common stock will be issuable upon vesting or exercise of stock appreciation rights issued in substitution of Ralcorp stock appreciation rights awards held by our employees. In May 2012, we granted stock options to each of our named executive officers other than Mr. Zadoks. Each of these grants vest in equal installments on the first, second and third anniversary dates of the date of grant, subject to early vesting in certain circumstances involving death, disability or retirement. These stock options are subject to "double trigger" accelerated vesting, meaning that vesting will only occur in the event of a “change in control” of Post with the executive's subsequent termination by Post “without cause” or for “good reason” (as these terms are defined in the Post LTIP) within two years after such change in control. A change in control without such a termination will not result in accelerated vesting.
Special Recognition RSU Grants
In May 2012, we granted 312,500 RSUs to Mr. Stiritz, 19,000 RSUs to Mr. Block, 19,000 RSUs to Mr. Vitale and 12,000 RSUs to Mr. Holbrook, each of which was a special grant in recognition of the leadership provided by these executives through the successful separation from Ralcorp. These RSUs vest in equal installments on the first, second and third anniversaries of the date of grant, subject to early vesting in certain circumstances involving death, disability or retirement, and are also subject to "double trigger" accelerated vesting in the event of a “change in control” and the executive's subsequent termination by the Company “without cause” or for “good reason” (as these terms are defined in the Post LTIP) within two years after such change in control.
Deferred Compensation
We maintain a non-qualified deferred compensation plan which permits the deferral of all or part of an eligible employee’s bonus and up to 50% of his or her annual salary. Income taxes on the amounts deferred and any investment gains are deferred until distributed. Participation in the plan is not limited to corporate officers.
We will match up to 100% of the first 6% of pay that is contributed to the savings investment plan and the deferred compensation plan. Generally, a participant may begin contributing to the deferred compensation plan when his or her contributions to the savings investment plan reach certain limits imposed under the Internal Revenue Code. A number of investment funds are available as “benchmark” investment options. Amounts contributed continue to grow on a tax-deferred basis until distributed. We do not guarantee the rate of return of any fund. As with any deferred compensation plan, there are restrictions on deferral and distribution elections as well as potential financial exposure to changes in our financial health. These plans allow corporate officers to accumulate funds for retirement. See Non-Qualified Deferred Compensation below for further information.

Perquisites
We provide corporate officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy. These benefits help retain and attract superior employees for key positions. The committee reviews the levels of perquisites and other benefits periodically.
Currently the only perquisite provided by Post is personal use of corporate aircraft. Our Chief Executive Officers may use the plane for personal use, as well as other executive officers with the Chief Executive Officer's prior authorization. Our compensation committee has the authority to grant tax gross-ups related to such use. In fiscal 2012, the Committee authorized tax gross-ups related to such use provided that they not exceed $100,000 for any individual or $200,000 in the aggregate during any fiscal year. The Committee reviews the levels of perquisites and other benefits periodically. Personal use of the Company aircraft is discussed in the Summary Compensation Table where applicable.
Employment Agreements
Mr. Stiritz. On May 1, 2012, we entered into an employment agreement with William P. Stiritz, our Chief Executive Officer. The majority of the compensation potentially payable to Mr. Stiritz in this employment agreement is long-term, performance-based compensation, primarily based on stock options, although Mr. Stiritz also received some RSUs in recognition of his service for completing the successful separation from Ralcorp. The employment agreement expires pursuant to its terms on April 30, 2015, although the agreement will automatically renew for one-year periods unless either party gives notice of its intention not to renew. Under the terms of the employment agreement, Mr. Stiritz's base salary was set at $1 per year. Mr. Stiritz will not participate in any cash bonus programs and generally will not participate in any of our traditional benefit plans.
In connection with the employment agreement, Post granted Mr. Stiritz 1,550,000 stock options at an exercise price equal to $31.25, the closing market price of Post stock on the date of grant, generally vesting in equal 1/3 increments on the first, second and third anniversaries of the grant date. These equity based awards were issued pursuant to and governed by Post's LTIP. All equity grants to Mr. Stiritz are subject to "double trigger" accelerated vesting in the event of a change in control and Mr. Stiritz's subsequent termination by Post without cause or by him for good reason within two years after such change in control. Either party can terminate Mr. Stiritz's employment agreement on 30 days' notice. Because the options represent three years of compensation, Mr. Stiritz acknowledges in the agreement that the committee does not intend to grant him any additional equity awards during the remaining term of the agreement.
Management Continuity Agreements
We have entered into management continuity agreements with all of our corporate officers, including the named executive officers whose compensation is discussed herein. These agreements are intended to promote stability and continuity of senior management in the event of an actual or anticipated change of control of Post. The board of directors authorized these agreements in recognition of the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Our board of directors is of the opinion that a properly designed change in control agreement protects shareholder interest by providing (i) incentives to remain with the company despite uncertainties while a transaction is under consideration or pending, (ii) assurance of severance benefits for terminated employees and (iii) access to equity components of total compensation after a change in control.
Under the agreement, an officer may receive (i) a lump sum severance payment (equal to two or three years of base pay depending on the officer), (ii) a lump sum payout equal to the present actuarial value of continued participation in certain welfare benefit plans or equivalent benefits, (iii) a lump sum cash payment equal to the difference between the present values of the participant's actual benefits under our retirement plan and the supplemental retirement plan and what the participant would have been entitled to if he or she had remained employed for two or three years (based on same period applicable to severance payment), (iv) outplacement assistance and (v) reimbursement for certain litigation expenses.
Information regarding payments under the agreements for the corporate officers named in this proxy statement is provided in Potential Payments upon Termination of Employment or Change in Control below.

Stock Ownership Guidelines
We have established stock ownership guidelines which are applicable to all non-employee directors and all corporate officers. Our board of directors believes that it is in the Company's best interests and the best interests of our shareholders to align the financial interests of the executives and non-employee directors with those of the shareholders. Our Chief Executive Officer and each of our directors is expected to own shares of common stock valued at five times the base salary or annual retainer, and each of the other executive officers is expected to own stock valued at two times the base salary. The guidelines became effective on February 3, 2012, and participants are expected to comply with the ownership requirements within five years of adoption. The committee is responsible for monitoring the application of the stock ownership guidelines and may modify the guidelines in its discretion, including as a result of dramatic or unexpected changes in the market value of Post common stock. The committee has the discretion to enforce these stock ownership guidelines on a case-by-case basis.
Deductibility of Certain Executive Compensation
Section 162(m) of Internal Revenue Code of 1986, as amended, sets a limit on deductible compensation of $1,000,000 per person, per year for the chief executive officer and the next three highest-paid executives (excluding the chief financial officer). However, the deduction limit does not apply if the compensation is strictly performance based. In establishing total compensation for such officers, the committee considers the effect of Section 162(m). However, corporate objectives may not always be consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by Post and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive's exceptional individual performance. Because the Post LTIP was not approved by our public shareholders prior to equity grants made in fiscal 2012, those grants will not be considered performance based under Section 162(m).

Summary Compensation Table
The following table shows information about the compensation of our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated officers who were serving as executive officers at September 30, 2012. The below table shows compensation paid during the period from February 3, 2012, the date our separation from Ralcorp was complete, through September 30, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
William P. Stiritz	2012	1	—	9,765,625	12,846,854	—	—	131,948	22,744,428
Chairman & CEO
Robert V. Vitale	2012	266,667	—	593,750	988,366	—	6,039	20,858	1,875,680
CFO
Terence E. Block	2012	333,333	—	593,750	988,366	—	15,244	24,283	1,954,976
President & COO
James L. Holbrook	2012	266,667	—	375,000	691,856	—	12,308	18,622	1,364,453
EVP, Marketing
Jeff A. Zadoks	2012	149,583	—	156,700	—	—	7,100	9,730	323,113
Corp. Controller
__________

(1)	We granted non-qualified stock options and restricted stock units in fiscal 2012 to our executive officers.

(2)	Fiscal 2012 non-equity incentive plan (bonus) payouts have not yet been determined.

(3)	Represents the current balance in our executive supplemental investment plan. These amounts are included in the Non-Qualified Deferred Compensation Plan table below.

(4)	Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Aircraft ($) (a)	Tax Gross-Ups ($) (b)	Total ($)
William P. Stiritz	2012	—	—	103,000	28,948	131,948
Robert V. Vitale	2012	16,000	986	—	3,872	20,858
Terence E. Block	2012	22,500	986	—	797	24,283
James L. Holbrook	2012	16,000	986	—	1,636	18,622
Jeff A. Zadoks	2012	9,125	605	—	—	9,730
__________

(a)
The incremental cost of use of our aircraft is calculated by dividing the total estimated variable costs (such as fuel, landing fees, employed pilot incidentals, contract pilot fees, on-board catering and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual's total number of flight hours for non-business use for the year.  Incremental costs do not include certain fixed costs that we incur by virtue of owning the plane, including depreciation, employed pilot salaries and benefits, hangar fees, and maintenance.   Spouses and guests of executives occasionally fly on the aircraft as additional passengers on business flights.  In those cases, the aggregate incremental cost is a de minimis amount, and no amounts are therefore reported; however, these flights are treated as taxable under Standard Industry Fare Level (“SIFL”) rates.

(b)
Executive officers may use the aircraft for personal use (including for spouses and guests) so long as the value of such use is treated as taxable compensation to the individual.  We report the SIFL rates for such use in each executive's taxable wages.  We reimburse our executive officers for amounts necessary to offset the impact of income taxes relating to such use.

Supplemental Summary Compensation Table
The following table presents additional information on the compensation of our named executive officers during 2012 that differs from the “Summary Compensation Table” presented immediately above and is intended to illustrate the longer-term nature of the equity awards granted to our executive officers. The above Summary Compensation Table was prepared in accordance with Securities and Exchange Commission requirements and shows, in the “Stock Awards” and “Option Awards” columns, the corresponding grant date fair value for the awards as reflected in our financial statements. The following table presents, in the “Stock Awards” column, the market value of shares underlying the RSUs which vested during 2012 and, in the “Option Awards” column, the intrinsic value (the difference between the market value of the shares and the exercise price of the option) of stock options exercised during the respective year. The other columns in the table are the same as those used in our Summary Compensation Table above. Since none of the RSUs or stock options awarded in 2012 have vested or are exercisable, the table below reflects that none of our named executive officers have yet received any financial benefit from the 2012 equity awards.
This table is not intended to be a substitute for the Summary Compensation Table shown above. However, we believe the table provides a useful comparison of the difference between the grant date fair value for an award under applicable accounting standards and the actual value an executive received in the year ended September 30, 2012. Please see the table “Outstanding Equity Awards at Fiscal Year End” below for a list of each named executive officer's outstanding equity awards and their vesting/exercisable schedules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)(4)	Total ($)
William P. Stiritz	2012	1	—	—	—	—	—	131,948	131,949
Chairman & CEO
Robert V. Vitale	2012	266,667	—	—	—	—	6,039	20,858	293,564
CFO
Terence E. Block	2012	333,333	—	—	—	—	15,244	24,283	372,860
President & COO
James L. Holbrook	2012	266,667	—	—	—	—	12,304	18,622	297,593
EVP, Marketing
Jeff A. Zadoks	2012	149,583	—	—	—	—	7,100	9,730	166,413
Corp. Controller
__________

(1)
All option awards reflected in the above table are non-qualified stock options under the Company's 2012 Long-Term Incentive Plan. In this Supplemental Summary Compensation Table, the Company has shown the actual financial benefit to the executive officers from these awards within the applicable year.

(2)	Fiscal 2012 non-equity incentive plan (bonus) payouts have not yet been determined.

(3)	Represents the current balance in our executive supplemental investment plan. These amounts are included in the Non-Qualified Deferred Compensation Plan table below.

(4)	Amounts shown in the “All Other Compensation” column include the following:

Name	Year	Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Aircraft ($) (a)	Tax Gross-Ups ($) (b)	Total ($)
William P. Stiritz	2012	—	—	103,000	28,948	131,948
Robert V. Vitale	2012	16,000	986	—	3,872	20,858
Terence E. Block	2012	22,500	986	—	797	24,283
James L. Holbrook	2012	16,000	986	—	1,636	18,622
Jeff A. Zadoks	2012	9,125	605	—	—	9,730
_________

(a)
The incremental cost of use of our aircraft is calculated by dividing the total estimated variable costs (such as fuel, landing fees, employed pilot incidentals, contract pilot fees, on-board catering and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual's total number of flight hours for non-business use for the year.  Incremental costs do not include certain fixed costs that we incur by virtue of owning the plane, including depreciation, employed pilot salaries and benefits, hangar fees, and maintenance.   Spouses and guests of executives occasionally fly on the aircraft as additional passengers on business flights.  In those cases, the aggregate incremental cost is a de minimis amount, and no amounts are therefore reported; however, these flights are treated as taxable under Standard Industry Fare Level (“SIFL”) rates.

(b)
Executive officers may use the aircraft for personal use (including for spouses and guests) so long as the value of such use is treated as taxable compensation to the individual.  We report the SIFL rates for such use in each executive's taxable wages.  We reimburse our executive officers for amounts necessary to offset the impact of income taxes relating to such use.

Grants of Plan-Based Awards for the Fiscal Year Ended September 30, 2012
The following table provides, for each of the named executive officers, information concerning cash awards under our annual incentive plan for fiscal 2012 and grants of equity awards made during fiscal 2012. The non-equity incentive plan awards disclosed below are part of the 2012 senior management bonus plan or key management bonus plan, as applicable. The plan has threshold, target and maximum payouts, as set forth below, based on achievement of personal and/or corporate performance measures. Awards of options or restricted stock units were made under the Post LTIP.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
William P. Stiritz	Annual Incentive	—	—	—	—
	Options	5/29/2012					1,550,000	$31.25	$12,846,854
	Restricted Stock	5/29/2012				312,500			$9,765,625
Terence E. Block	Annual Incentive	5/29/2012	$250,000	$500,000	$500,000
	Options	5/29/2012					100,000	$31.25	$988,366
	Restricted Stock	5/29/2012				19,000			$593,750
Robert V. Vitale	Annual Incentive	5/29/2012	$200,000	$400,000	$400,000
	Options	5/29/2012					100,000	$31.25	$988,366
	Restricted Stock	5/29/2012				19,000			$593,750
James L. Holbrook	Annual Incentive	5/29/2012	$200,000	$400,000	$400,000
	Options	5/29/2012					70,000	$31.25	$691,856
	Restricted Stock	5/29/2012				12,000			$375,000
Jeff A. Zadoks	Annual Incentive	5/29/2012	$57,500	$115,000	$115,000
	Options	—					—	—
	Restricted Stock	8/7/2012				5,000			$156,700
__________

(1)
These columns consist of threshold, target and maximum annual incentive targets for fiscal 2012. The “Threshold” column represents the minimum amount payable to the named executive officers. Achievement below “Threshold” performance would result in a zero payout. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible under the plan. See the “Fiscal 2012 Summary Compensation Table” for actual amounts paid under these plans.

(2)	This column contains the number of shares of RSUs granted in fiscal 2012.

(3)	This column contains the non-qualified stock options that were granted on May 29, 2012.

(4)
Represents the grant date fair value of options and RSUs and restricted stock, which were calculated in accordance with FASB ASC Topic 718 based on the closing market price per share of Post's common stock on the date of grant ($31.25 per share on May 29, 2012 or $31.34 on August 7, 2012).

Outstanding Equity Awards at September 30, 2012
The following table sets forth information on exercisable and unexercisable options and unvested restricted stock unit awards held by the named executive officers named in this proxy statement on September 30, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
William P. Stiritz		(1)	1,550,000	$31.25	5/29/2022	312,500	(2)	$9,393,750
Chief Executive Officer and Chairman of the Board
Robert V. Vitale		(1)	100,000	31.25	5/29/2022	19,000	(2)	571,140
Chief Financial Officer
Terence E. Block		(1)	100,000	31.25	5/29/2022	19,000	(2)	571,140
President and Chief Operating Officer
James L. Holbrook		(1)	70,000	31.25	5/29/2022	12,000	(2)	360,720
EVP - Sales and Marketing
Jeff A. Zadoks						5,000	(3)	150,300
Corporate Controller
__________

(1)	Non-qualified stock options; exercisable in equal installments on May 29, 2013, 2014, and 2015.

(2)
Restricted stock units; restrictions lapse in equal installments on May 29, 2013, 2014, and 2015. The restricted stock units for each of Messrs. Stiritz, Vitale, Block and Holbrook will be paid in shares of the Company's common stock within 60 days from each of the applicable vesting dates.

(3)
Restricted stock units that will be settled in cash; restrictions lapse in equal installments on August 7, 2013, 2014 and 2015. The restricted stock units for Mr. Zadoks will be paid out in cash within 60 days from each of the applicable vesting dates.

(4)	Based on our closing stock price of $30.06 on September 28, 2012.

Option Exercises and Stock Vested for the Fiscal Year Ended September 30, 2012
None of our named executive officers exercised any options or received any benefit on vesting of stock awards during the fiscal year ended September 30, 2012.
Non-Qualified Deferred Compensation
We maintain deferred compensation plans for non-management directors and key employees, as well as an executive savings investment plan.
Under the deferred compensation plan for key employees, eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferred compensation may be invested in Post common stock equivalents or in a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Under this plan, distribution of deferrals invested in common stock equivalents are made in shares of our common stock, while deferrals invested in the Vanguard funds are made in cash.
The executive savings investment plan allows eligible employees to defer up to 44% of their cash compensation. Once they have reached the legislated maximum annual pre-tax contribution to our savings investment plan or their compensation exceeds the legislated maximum compensation that can be recognized under that plan, they are eligible to defer an additional 2% to 6% of their cash compensation, a portion of which receives a company matching contribution that vests at a rate of 25% for each year of service with us. Deferred compensation may be invested in Post common stock equivalents or in the Vanguard funds. Under this plan, distribution of deferrals invested in common stock equivalents are made in shares of our common stock, while deferrals invested in the Vanguard funds are made in cash.

The following table provides additional information with respect to the participation of our named executive officers in our non-qualified deferred compensation plans during the period from February 3, 2012 through September 30, 2012.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Stiritz	—	—	—	—	—
Robert V. Vitale	$3,000	$3,000	$39	—	$6,039
Terence E. Block	$7,500	$7,500	$244	—	$15,244
James L. Holbrook	$8,333	$3,000	$272	—	$12,304
Jeff A. Zadoks	$6,083	—	$287	—	$7,100
__________

(1)
These amounts reflect deferrals into the executive savings investment plan; as of September 30, 2012, none of our named executive officers had deferred any amounts under our deferred compensation plan for key employees.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and reflect our matching contributions to the executive savings investment plan.

Potential Payments Upon Termination of Employment or Change-in-Control
We have management continuity agreements with our corporate officers. As discussed in the Compensation Discussion and Analysis section of this proxy statement, these agreements are meant to promote the stability and continuity of senior management in the event of an actual or anticipated change in control.
The agreements provide severance compensation to each corporate officer in the event of the officer’s voluntary or involuntary termination after a change in control. A change in control occurs upon (i) the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, of beneficial ownership of (x) 50% or more of the aggregate voting power of the then outstanding shares of our common stock, other than acquisitions us or any of our subsidiaries or any of our employee benefit plans or any entity holding stock for or pursuant to the terms of any such plan, or (y) all, or substantially all, of our assets, taken as a whole; or (ii) individuals who would have qualified as continuing directors shall have ceased for any reason to constitute at least a majority of our board of directors. A change in control does not include a transaction pursuant to which a third party acquires one or more of our businesses by acquiring all of our common stock while leaving our remaining businesses in a separate public company, commonly known as a Morris Trust transaction, unless the businesses so acquired constitute all or substantially all of our businesses.
In the event of a change in control, the compensation provided would be in the form of a lump sum payment equal to the present value of continuing the officer’s salary and bonus for two or three years, depending on the officer, following the officer’s termination of employment within two years following a change in control, and the payment of other benefits for the same period.
Each corporate officer would also be eligible to receive the following severance benefits: (i) payment in lump sum of the actuarial value of continuation during the applicable period of the officer’s participation in each life, health, accident and disability plan in which the officer was entitled to participate immediately prior to the change in control, (ii) payment in lump sum in cash of the present value of the benefits under our retirement plan and supplemental executive retirement plan, (iii) payment of any actual costs and expenses of litigation incurred by the officer and (iv) payment of up to $20,000 of costs or expenses incurred for outplacement assistance.
Payments will be delayed for a period of six months in the event the officer is determined to be a “specified employee” for purposes of Section 409A of the Internal Revenue Code. No payments would be made if the officer’s termination is due to death, disability or normal retirement, or is “for cause,” defined as (i) the continued failure by the officer to devote reasonable time and effort to the performance of his duties (other than a failure resulting from his incapacity due to physical or mental illness), (ii) the officer’s willfully engaging in misconduct which is materially injurious to us or (iii) the officer’s conviction of a felony or a crime involving moral turpitude.
In addition, no payments would continue beyond the officer’s normal retirement date. The grant agreements governing our executive officers' stock options and restricted stock units provide that in the event of a qualifying termination following within two years of a change in control, any unexercised and unvested restricted stock units or stock options become 100% vested. The management continuity agreements provide that executives shall be indemnified from any tax under Section 4999 of the Internal Revenue Code that is attributable to a parachute payment under the Internal Revenue Code but do not provide for any "gross-ups" for such taxes, including under Section 280G of the Code. In addition, vesting of stock-based incentive compensation awards accelerate upon a change of control and all nonqualified deferred compensation earned by the executive will be subject to payment upon termination.
The agreements also contain provisions relating to non-competition, non-solicitation of our employees and protection of our confidential information which become effective once the officer becomes eligible for payments under these agreements.
The table below sets forth estimates of the amounts to which each named executive officer would be entitled, other than accrued but unpaid base salary and benefits payable under broad based employee benefit plans and programs that do not discriminate in favor of executive officers and are generally available to all employees in the event of the involuntary termination of the officer’s employment due to a change in control occurring on September 30, 2012.

Name	Cash (Salary and Bonus) ($)(1)	Value of Stock Awards ($)(2)	Health Benefits (3)			Insurance (4)		Outplacement Assistance ($)	Total ($)
			Medical ($)	Dental ($)	Vision ($)	Group Life Insurance ($)	Long- Term Disability ($)
William P. Stiritz	3	9,393,750	—	—	—	—	—	20,000	9,413,753
Robert V. Vitale	2,400,000	571,140	36,425	1,894	—	4,435	—	20,000	3,033,894
Terence E. Block	3,000,000	571,140	36,425	1,344	—	4,435	—	20,000	3,633,344
James L. Holbrook	2,400,000	360,720	36,425	1,894	—	4,435	—	20,000	2,823,474
Jeff A. Zadoks	1,035,000	150,300	36,425	1,894	—	2,724	—	20,000	1,246,343
__________

(1)
Above amount is equal to three times the executives' base salary and the assumed bonus payment for fiscal year 2012, assuming that the executive receives his target bonus for fiscal year 2012. Pursuant to Mr. Stiritz's employment agreement, he receives a base salary of $1 per year for the three-year term of his employment agreement.

(2)	All unvested restricted stock unit awards and unexercisable option awards and were valued at the closing price of our common stock on September 28, 2012.

(3)	Health benefits amounts are company estimated present value of annual costs of providing the benefits over the applicable payment period.

(4)	Disability and insurance payments are calculated over the applicable payment period.
In the event a corporate officer has a qualifying termination within two years of a change in control (as defined in the Plan) all stock awards will immediately vest. Stock options and stock appreciation rights will remain exercisable thereafter until the earlier of the following to occur: three years from the date of normal retirement or involuntary termination; or the expiration of the award under its terms. See the above table for the value of stock and option awards at termination. Upon voluntary termination, involuntary termination or retirement, each corporate officer receives his vested retirement benefits (401(k) balances and deferred compensation balances) described in previous sections.
Director Compensation for the Fiscal Year Ended September 30, 2012
All non-employee directors receive an annual retainer of $55,000. The chairmen of the Audit Committee and the Corporate Governance and Compensation Committee receive additional retainers of $10,000. Non-employee directors are paid $2,000 for each regular or special board meeting, telephonic meeting and consent to action without a meeting and $1,500 for each regular or special committee meeting, telephonic meeting and consent to action without a meeting.
In addition to cash compensation, all non-employee directors receive 10,000 stock appreciation rights upon commencing service and 5,000 stock appreciation rights on an annual basis thereafter.
We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. We reimburse directors for their expenses incurred in connection with board meetings. Non-employee directors also receive annual stock-based compensation as described below. All awards vest at the director’s termination, retirement, disability or death.

In order to encourage ownership of our stock by non-employee directors, we require that any shares of our common stock acquired as a result of option or stock appreciation rights exercises must be held until the director’s retirement or other termination of directorship. In addition, retainers and fees paid in shares of our common stock and deferred under a deferred compensation plan are required to be held as such until the director’s retirement or other termination of directorship. At that time, the shares are then free to be sold or transferred at the director’s request. Further, we have established stock ownership guidelines which are applicable to all non-employee directors. See stock ownership guidelines under the heading Compensation Discussion and Analysis for more details.
Under our deferred compensation plan, any non-employee director may elect to defer, with certain limitations, their retainer and fees. Deferred compensation may be invested in Post common stock equivalents or in a number of mutual funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in our common stock equivalents receive a 33 1/3% company matching contribution. Deferrals are paid in cash upon leaving the board of directors in one of three ways: (1) lump sum payout; (2) five-year installments; or (3) ten-year installments.
Amounts held by Messrs. Stiritz, Skarie and Banks which were previously credited to a their accounts under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors have been credited to our plan as a separate bookkeeping subaccount. However, because Mr. Stiritz is now a management director of Post, Mr. Stiritz is not eligible to make additional deferrals under our plan.
The following table sets forth the compensation paid to non-management directors for fiscal year 2012, other than reimbursement for travel expenses.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
David R. Banks	69,833	—	315,000	23,275	408,108
Jay W. Brown	57,167	—	315,000	19,054	391,221
Edwin H. Callison	57,333	—	315,000	—	372,333
Gregory L. Curl	53,667	—	315,000	—	368,667
William H. Danforth	54,167	—	315,000	18,054	387,221
Robert E. Grote III	54,167	—	315,000	9,027	378,194
David P. Skarie	46,667	—	315,000	15,554	377,221
__________

(1)	This amount represents the grant date value of 10,000 stock appreciation rights upon their February 3, 2012 appointment to the board of directors.

(2)	This amount represents the 33 1/3% match on deferrals into common stock equivalents under the deferred compensation plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table shows the number and percentage of shares of our common stock that is owned of record and beneficially by each director and each executive officer of Post, and the directors and executive officers as a group. The table also shows the name, address and the number and percentage of shares owned by persons who we believe are the beneficial owner more than five (5%) percent of our common stock, based on publicly available information. All information in the table is based upon information available to us as of October 30, 2012 as to the ownership of our common stock. Unless indicated otherwise, each beneficial owner is believed to have sole voting and dispositive power with respect to the shares included.

Beneficial Owner	Shares Beneficially Owned		Exercisable Options / SARs	Other Stock- Based Items (4)	% of Shares Outstanding
Samana Capital, L.P.(1)	1,980,564				5.7%
35 Ocean Reef Dr., #142, Key Largo, FL 33037
BlackRock, Inc.(2)	1,811,186				5.3%
40 East 52nd Street, New York, NY 10022
David R. Banks	3,000		—	14,815	*
Terence E. Block	—		—	—	—
Jay W. Brown	—		—	2,802	—
Edwin H. Callison	—		—	—	—
Gregory L. Curl	—		—	—	—
William H. Danforth	125,499		—	2,670	*
Robert E. Grote III	—		—	1,335	—
David P. Skarie	27,225	(3)	—	3,058	*
James L. Holbrook	150		—	—	*
William P. Stiritz	369,662	(5)	—	—	1.1%
Robert V. Vitale	—		—	—	—
Jeff A. Zadoks	—		—	—	—
Diedre J. Gray	—		—	—	—
All Executive Officers and Directors as a Group (13 persons)	525,536		—	24,680	1.5%
__________

*	Represents less than 1% of the shares outstanding.

(1)
Pursuant to Schedule 13G as of August 8, 2012 filed on August 17, 2012 with respect to Post common stock, Samana Capital, L.P. (“Samana”) reported on such Schedule 13G the shared beneficial ownership of 1,980,564 shares of Post common stock with Morton Holdings, Inc. and Philip B. Korsant.

(2)
Pursuant to Schedule 13G/A as of December 30, 2011 filed on February 13, 2012 with respect to Ralcorp common stock, BlackRock, Inc. (“BlackRock”) reported on such Schedule 13G/A the beneficial ownership of 3,622,373 shares of Ralcorp common stock as a parent holding company or control person, and identified the following subsidiaries which acquired the shares of Ralcorp common stock being reported by BlackRock: BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited and BlackRock Investment Management (UK) Limited. BlackRock’s report indicated that none of these entities owned 5% or greater of Ralcorp’s outstanding shares. Based on the filings made by BlackRock, we are unable to identify the natural persons with voting and/or dispositive power over the shares held by such entity.

(3)	Mr. Skarie has shared voting and investment power with his wife with respect to 4,177 shares.

(4)
Includes indirect interests in shares of our common stock held under our director deferred compensation plan. While indirect interests in shares of our common stock under deferred compensation plans may not be voted or transferred, they have been included in the table above as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock. For Mr. Skarie, also includes 655 share equivalents held indirectly in the savings investment plan. Shares in the savings investment plan are held in a separate fund in which participants acquire units. The fund also holds cash and short-term investments. The shares reported for a participant approximate the number of shares in the fund allocable to that participant and fluctuate due to the cash in the fund and the price of our common stock.

(5)	Includes 166 shares of common stock held by Mr. Stiritz’s wife.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policy and Procedures Governing Related Party Transactions
We have adopted a written conflict of interest policy that, together with our written standards of business conduct and our written code of conduct for directors, is designed to prevent each director and corporate officer from engaging in any transaction that could be deemed a conflict of interest.
Our Audit Committee is responsible for reviewing transactions in which one or more directors or corporate officers may have an interest. The Audit Committee acts pursuant to a written Audit Committee Charter, giving the committee the authority to oversee compliance with legal and regulatory requirements, codes of conduct and ethics programs established by the Company. If the Audit Committee determines that a director or officer has a direct or indirect material interest in a transaction involving us, the Audit Committee will either approve, ratify or disapprove the transaction. In considering a related party transaction, the Audit Committee will take into account relevant facts and circumstances, including the following:

•	whether the terms of the transaction are no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances;

•	the materiality of the director's or officer's interest in the transaction, including any actual or perceived conflicts of interest; and

•	the importance of the transaction and the benefit (or lack thereof) of such transaction to us.
We expect that the Audit Committee will not approve or ratify such transaction unless, after considering all facts and circumstances, including the factors listed above, it will determine that the transaction is in, or is not inconsistent with, the best interests of our company and our shareholders. In the event management, in the normal course of reviewing corporate records, determines a related party transaction exists which was not approved by the Audit Committee, management will present the transaction to the Audit Committee for consideration.
The Audit Committee will pre-approve certain transactions in which a corporate officer or director may have an interest including (i) transactions involving competitive bids, (ii) certain charitable contributions and (iii) certain banking-related services. No director will be permitted to participate in the approval of a related party transaction in which such director was interested. If a related party transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related party.
Arrangements Between Ralcorp and Post
On February 2, 2012, we entered into a Separation and Distribution Agreement (the “Separation and Distribution Agreement”) with Ralcorp. The Separation and Distribution Agreement set forth our agreements with Ralcorp regarding the principal actions needed to be taken in connection with our separation from Ralcorp and contemplates other agreements which govern certain aspects of our current relationship with Ralcorp. Our separation from Ralcorp was completed on February 3, 2012. At the time of the separation, Ralcorp retained 6,775,985 Post shares, or about 19.7% of our common stock outstanding. As a result, Ralcorp owned more than 5% of our outstanding shares during most of our fiscal year ended September 30, 2012.
Certain of the agreements summarized in this section have been included as exhibits to the registration statement of which this prospectus forms a part, and the following summaries of those agreements are qualified in their entirety by reference to the complete agreements. The following is a summary of transactions we had with Ralcorp, commencing with the transactions relating to our separation from Ralcorp on February 3, 2012.
Separation and Distribution Agreement
As provided by the Separation and Distribution Agreement, prior to the separation:

•
(i) Post borrowed $175 million pursuant to the credit facilities described under “Description of Certain Indebtedness,” $125 million of which was transferred to Ralcorp in the transactions described below; (ii) Ralcorp contributed all of the equity interest in Post Foods, LLC to Post in exchange for shares of Post's common stock, $70,027,451 of the proceeds from the term loan facilities and $775 million aggregate principal amount of Post's 7.375% senior notes due 2022; and (iii) the Company used $54,972,549 of the remaining proceeds from the credit facilities to acquire the portion of the Post cereals business operating in Canada from Post Foods Canada Corp., an indirect wholly-owned subsidiary of Ralcorp, through an asset purchase transaction (the foregoing steps are collectively referred to herein as the “Internal Reorganization”);

•	we issued a number of shares of our common stock sufficient to effect the distribution of more than 80% of our common stock to Ralcorp's shareholders;

•
all net intercompany debt and all intercompany receivables, payables, loans and other accounts between Ralcorp and its subsidiaries, on the one hand, and us and our subsidiaries, on the other hand, in existence immediately prior to the separation were satisfied and/or settled;

•	all intercompany agreements and all other arrangements and course of dealings in effect immediately prior to the distribution were terminated or cancelled, subject to certain exceptions; and

•
we and Ralcorp were required to use our respective commercially reasonable efforts to obtain any consents, approvals and amendments that were required or appropriate in connection with the transactions.

Representations and Warranties. In general, neither we nor Ralcorp made any representations or warranties with respect to any of the transactions contemplated by the Separation and Distribution Agreement. Except as expressly set forth in the Separation and Distribution Agreement, all assets were transferred on an “as is,” “where is” and “with all faults” basis.
Release of Claims. We and Ralcorp agreed to broad releases pursuant to which we each released the other party, each subsidiary of the other party and their respective successors and assigns, and all persons who at any time prior to the separation were directors, officers or employees of such other party and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that existed or arose from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing on or alleged to have existed on or before the separation, including in connection with the transactions and all other activities to implement the separation. These releases are subject to certain exceptions set forth in the Separation and Distribution Agreement.
Indemnification. We agreed to indemnify Ralcorp and its subsidiaries and each of their respective affiliates, directors, officers, employees and agents and each of their heirs, executors, successors and assigns from certain expenses and losses, including expenses and losses relating to the Post cereals business, statements in, or omitted from, the information statement distributed to Ralcorp's shareholders or related disclosure documents (except for certain statements attributable to Ralcorp), permitted uses by us of Ralcorp trademarks or information owned by, or licensed by a third party to, Ralcorp, breaches of agreements contained in the Separation and Distribution Agreement, and indemnification obligations of us under the Employee Matters Agreement described below.
Ralcorp agreed to indemnify us and our subsidiaries and each of our and our subsidiaries' respective affiliates, directors, officers, employees and agents and each of our and our subsidiaries' heirs, executors, successors and assigns from certain expenses and losses, including expenses and losses relating to Ralcorp's business (other than the parts of that business allocated to us in the separation), statements in, or omitted from, the information statement distributed to Ralcorp's shareholders or related disclosure documents to the extent relating to statements attributable to Ralcorp, permitted use by Ralcorp of the trademarks or information owned by, or licensed by a third party to, us, breaches of agreements contained in the Separation and Distribution Agreement, and indemnification obligations of Ralcorp under the Employee Matters Agreement described below.
The amount of any party's indemnification obligations are subject to reduction by any insurance proceeds received by the party being indemnified. The Separation and Distribution Agreement also specifies procedures with respect to claims subject to indemnification and related matters.
Exchange of Information. The Separation and Distribution Agreement provides that we and Ralcorp will exchange certain information reasonably required to comply with reporting, filing, audit, litigation, tax, regulatory and other obligations, subject to certain exceptions.
Tax Allocation Agreement
Allocation of Taxes. We and Ralcorp entered into a Tax Allocation Agreement that governs our respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes.
In general, under the Tax Allocation Agreement, except as described below, we are responsible for:

•
all U.S. federal, state, local and foreign income taxes of Post or any of its subsidiaries for any tax period (or the portion thereof) that begins after the date of the separation, other than such taxes arising as a result of the separation and certain related transactions (which are discussed below);

•
all taxes arising as a result of the separation (or certain related transactions) failing to qualify as tax-free for U.S. federal income tax purpose to the extent such taxes arise as a result of (i) any breach on or after the date of the separation of any representation, warranty, covenant or other obligation of Post or of a subsidiary of Post made in connection with the issuance of the private letter ruling or the tax opinion relating to, among other things, the qualification of the separation and certain related transactions as tax-free for U.S. federal income tax purposes or in the Tax Allocation Agreement, (ii) the inaccuracy of certain representations made in the private letter ruling (or documents in support thereof), or (iii) certain other actions or events, including, without limitation, the acquisition of all or a portion of our common stock or assets by any means whatsoever; any negotiations, understandings, agreements or arrangements by us with respect to transactions or events that cause the separation and certain related transactions to be treated as part of a plan pursuant to which one or more persons acquire, directly or indirectly, our common stock representing a 50% or greater interest in us; any action or failure to act by us affecting the voting rights of our common stock; our merging or consolidating with any other person or our liquidating or partially liquidating; our ceasing to actively conduct our business during the two-year period after the separation; and our taking or failing to take any other action that prevents the separation and certain related transactions from being tax-free;

•	all non-income taxes imposed on us or any of our subsidiaries that are reportable on a separate tax return that only includes us or any of our subsidiaries; and

•	certain value-added, sales or other transfer taxes incurred in connection with the separation (and related transactions) or certain non U.S. transfers made in connection therewith.
Under the Tax Allocation Agreement, Ralcorp generally is responsible for all other taxes of Ralcorp and its subsidiaries (including any taxes of Post and any of its subsidiaries for any tax period (or the portion thereof) that ends on or before the date of the separation) to the extent that we are not responsible for such taxes under the Tax Allocation Agreement, as summarized above.
Our obligations under the Tax Allocation Agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of Ralcorp and its subsidiaries under the Tax Allocation Agreement, we nonetheless could be liable under applicable tax law for such liabilities.
The Tax Allocation Agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the Tax Allocation Agreement provides for cooperation and information sharing with respect to tax matters.
Preservation of the Tax-free Status of the Separation. Ralcorp and we intended the separation and certain related transactions to qualify as tax-free transactions pursuant to which no gain or loss is recognized by Ralcorp or its shareholders for U.S. federal income tax purposes except to the extent of cash received in lieu of fractional shares. Ralcorp received a private letter ruling from the IRS and an opinion from its outside tax advisor to such effect. In connection with the ruling and the opinion, we made certain representations regarding our company and our business and Ralcorp made certain representations regarding it and its business.
Under the Tax Allocation Agreement, for the two-year period following the separation, we agreed to indemnify Ralcorp and its affiliates against any and all tax-related liabilities incurred by them relating to the separation to the extent caused by:

•	our entering into certain transactions pursuant to which all or a portion of our equity securities or assets would be acquired, whether by merger or otherwise;

•	our issuing equity securities beyond certain thresholds;

•	certain repurchases of our common shares;

•	our ceasing to actively conduct our business;

•	amendments to our organizational documents or taking any other action affecting the relative voting rights of our stock; or

•	our merging or consolidating with any other person or liquidating or partially liquidating.
On September 26, 2012, we entered into an Amendment to the Tax Allocation Agreement with Ralcorp, which eliminated the restriction prohibiting us from making certain repurchases of our stock during the two-year period following the separation unless certain conditions were satisfied, and eliminated an obligation requiring us to indemnify Ralcorp against tax-related losses in the event any such repurchases of our stock during such two-year period would cause the separation to lose its tax-free status.
We did not record any amounts under the Tax Allocation Agreement from the date of our separation from Ralcorp through September 30, 2012.

Employee Matters Agreement
On February 3, 2012, we entered into an Employee Matters Agreement with Ralcorp that sets forth our agreements with Ralcorp as to certain employment, compensation, labor and benefits matters.
The Employee Matters Agreement provides for the allocation and treatment of assets and liabilities arising out of Ralcorp's employee compensation and benefit programs in which our employees participated prior to the separation. We now provide benefit plans and arrangements in which our employees will participate. Generally, we have assumed or retain sponsorship of, and liabilities relating to, employee compensation and benefit programs relating to our current and former employees and all employees who were transferred to us from Ralcorp in connection with the separation.
Pursuant to the Employee Matters Agreement, we generally recognize and credit service with us and Ralcorp for all employees who became our employees following the separation. The employee savings investment plan (“SIP”) that is maintained by us accepts eligible rollover distributions, including participant loans, from the Ralcorp SIP representing account balances of individuals who were our employees immediately on or after the separation, if elected by such employees in accordance with applicable law and the terms of the plans. Such rollover distributions are in the form of cash and, as applicable, promissory notes with respect to loans. In general, pursuant to the Employee Matters Agreement, all liabilities relating to health and welfare coverage or claims and workers compensation claims submitted by (or, in the case such coverage is fully insured, incurred by) or on behalf of our employees or their covered dependents under the Ralcorp health and welfare plans on or before the separation remain liabilities of Ralcorp, and all liabilities relating to health and welfare coverage or claims incurred by or on behalf of our employees or their covered dependents after the separation are our liabilities.
We did not record any amounts under the Employee Matters Agreement from the date of our separation from Ralcorp through September 30, 2012.
Transition Services Agreement
On February 3, 2012, we entered into a Transition Services Agreement with Ralcorp, under which Ralcorp or certain of its subsidiaries agreed to provide us with certain services for a limited time to help ensure an orderly transition following the separation.
Under the Transition Services Agreement, Ralcorp agreed to provide certain corporate and administrative services, including information technology, procurement, human resources and benefits, accounting, warehousing, logistics and transportation, and quality and product safety.
These services are provided at cost, as determined by Ralcorp in a manner consistent with its cost accounting practices. For the period from the date of our separation from Ralcorp on February 3, 2012 through September 30, 2012, we incurred expenses of approximately $8.1 million under the Transition Services Agreement.
Under the Transition Services Agreement, we agreed to release and indemnify Ralcorp and its affiliates for losses arising from or relating to the provision or use of any service or product provided under the Transition Services Agreement. The Transition Services Agreement will remain in effect until the expiration of the last time period for the performance of services thereunder, which we expect generally to be no longer than 24 months from the separation. Both we and Ralcorp will be permitted to terminate the Transition Services Agreement if the other party breaches any of its significant obligations under the agreement and does not cure such breach within 30 days of receiving written notice from the other party.
Other Agreements or Arrangements
Ralcorp Disposition of Retained Post Shares
On September 28, 2012 and October 3, 2012, Ralcorp consummated a debt for equity exchange pursuant to which Ralcorp delivered cash and 6,775,985 shares of Post common stock that it retained in connection with the spin-off to several investment banks in exchange for the discharge of a loan that Ralcorp had previously obtained from the investment banks or their affiliates. On September 28, 2012, we repurchased 1.75 million shares of our common stock at a price of $30.50 per share for an aggregate purchase price of approximately $53.4 million. These shares were a portion of the 6,775,985 shares of Post common stock that were disposed of by Ralcorp in the debt for equity exchange described above.
Director Deferred Compensation Arrangements
At the time of the separation, we became liable with respect to distributions of the accounts of Messrs. Banks, Skarie and Stiritz under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Non-Management Directors (the “Ralcorp Plan”). This liability will be satisfied under the Post Deferred Compensation Plan for Non-Management

Directors (the “Post Plan”). In connection with the separation, Ralcorp agreed to fund the balances of these former Ralcorp directors in an aggregate amount of approximately $6.7 million.
Co-Manufacturing Agreements
We and Ralcorp have entered into certain manufacturing agreements, pursuant to which one party will manufacture certain products for the other party or for use by the other party as a component of its own products. These agreements cover a range of products, and are intended to have arm's-length terms. During the fiscal year ended September 30, 2012, we purchased approximately $2.4 million worth of product from Ralcorp pursuant to these arrangements, and Ralcorp purchased $16.7 million worth of product from us pursuant to these arrangements.
International Brokerage Management
On February 3, 2012, we entered into an International Brokerage Management Agreement with Ralcorp pursuant to which Ralcorp agreed to act as our non-exclusive broker for our international sales and distribution, excluding Canada. During the fiscal year ended September 30, 2012, we paid Ralcorp approximately $0.2 million pursuant to this arrangement.
Other Agreements or Arrangements
Ralcorp also agreed to reimburse us for certain outside legal and accounting fees in the amount of approximately $0.5 million, that we incurred in connection with the restatement of our financial statements for the fiscal year ended September 30, 2011 and the first fiscal quarter ended December 30, 2011, and in connection with Ralcorp's disposition of its Post shares as described above.

DESCRIPTION OF CERTAIN INDEBTEDNESS
We have summarized below the material terms of certain agreements relating to our indebtedness other than the notes, which are described under “Description of the Exchange Notes.” You are encouraged to read the agreements that govern such indebtedness, which are filed as exhibits to the registration statement of which this prospectus is a part, for greater detail on the terms of the agreements that may be important to you.
On February 3, 2012, we entered into a credit agreement (the “Credit Agreement”) with the institutions from time to time party thereto as lenders (the “Lenders”), and Barclays Bank PLC, as administrative agent for the Lenders (in such capacity, the “Agent”), providing for credit facilities in an aggregate principal amount of $350 million and incremental facilities in an aggregate amount of up to $250 million (collectively, the “Credit Facility”). The proceeds of revolving loans under the Credit Facility will be available for working capital and for general corporate purposes.
The Credit Facility provides for (i) a revolving credit facility in a principal amount of $175 million and (ii) a term loan facility in an aggregate principal amount of $175 million. Each of the revolving credit and term loan facilities must be repaid on or before February 3, 2017.
Borrowings under the Credit Facility bear interest at LIBOR or the Base Rate (as defined in the Credit Agreement) plus an applicable margin ranging from 1.50% to 2.00% for LIBOR-based loans and from 0.50% to 1.00% for Base Rate-based loans, depending upon our consolidated leverage ratio. In addition, the Credit Facility requires amortization repayments of the term loan facility as follows: quarterly payments from June 30, 2012 through December 31, 2012 each in the amount of $2,187,500, quarterly payments from March 31, 2013 through December 31, 2013 each in the amount of $4,375,000, quarterly payments from March 31, 2014 through December 31, 2014 each in the amount of $6,562,500, and quarterly payments from March 31, 2015 through December 31, 2016 each in the amount of $8,750,000. Any remaining principal balance under the Credit Facility would be payable at the maturity date.
As a result of the restatement of our 2011 annual combined financial statements for the fiscal year ended September 30, 2011 and the restatement and revision of the interim combined financial information for the fiscal quarterly period ended December 31, 2011, on May 14, 2012, we entered into a First Amendment and Waiver to Credit Agreement (the “First Waiver”) and on June 13, 2012 we entered into a Second Amendment and Waiver to Credit Agreement (the “Second Waiver” and together with the First Waiver, the “Waivers”), with respect to the Credit Facility. Pursuant to the Waivers, the Lenders agreed to waive any default or event of default arising from any representation or warranty we made relating to the originally delivered financial statements for our fiscal year ended September 30, 2011 and our fiscal quarter ended December 31, 2011 (solely to the extent that such default may have arisen or may arise as a result of the errors in the financial statements required to be delivered by us for such periods) or arising from our failure to deliver any notice of a default; provided that the Waivers cease to apply if our restated financial statements are not delivered to the Administrative Agent on or prior to September 15, 2012, provided that we agreed to provide the Lenders preliminary unaudited financial information for the second quarter of fiscal 2012 as a condition of receiving the Second Waiver and to provide preliminary unaudited financial information for the third quarter of fiscal 2012 within 45 days after the end of the period. We also entered into a Third Amendment and Waiver to our Credit Agreement on September 13, 2012 providing for an extension until October 15, 2012 to complete the restatement, but we were able to deliver the restated financial statements on September 14, 2012.
In connection with the offering of $250 million of additional notes, on October 19, 2012, we entered into a Fourth Amendment to Credit Agreement (the “Fourth Amendment”) to the Credit Agreement. The Fourth Amendment modified the Credit Agreement to, among other things, permit the issuance of the additional senior notes in the amount of up to $250 million, and to permit the Company to incur additional indebtedness so long as the Company’s Senior Secured Leverage Ratio (as defined in the Amendment) is less than 2.5 to 1.0 and other conditions are satisfied. The Fourth Amendment also increased our permitted maximum Consolidated Leverage Ratio (as defined in the Credit Agreement) to 5.75 to 1.00 beginning with the first quarter of the fiscal year ending September 30, 2013, and declining ratably at the beginning of each subsequent fiscal year to 5.00 to 1.00 for each quarter during the fiscal year ending September 30, 2016 (and remaining at 5.00 to 1.00 for all periods thereafter).
The Credit Facility contains customary affirmative and negative covenants for agreements of this type, including delivery of financial and other information, compliance with laws, maintenance of property, existence, insurance and books and records, inspection rights, obligation to provide collateral and guarantees by new subsidiaries, preparation of environmental reports, participation in an annual meeting with the Agent and the

Lenders, maintenance of ratings, further assurances, satisfaction of post-closing obligations, limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, use of proceeds, amendments of organization documents, accounting changes, prepayments and amendments of indebtedness, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates, dividends and redemptions or repurchases of stock, and capital expenditures.
The Credit Facility also contains customary financial covenants including (a) a maximum consolidated leverage ratio as described above, and (b) a minimum interest expense coverage ratio initially set at 2.50 to 1.00 and then increasing to 2.75 to 1.00 on October 1, 2014.
The Credit Facility provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or default under, certain other material indebtedness, certain events of bankruptcy and insolvency, inability to pay debts, the occurrence of one or more unstayed or undischarged judgments in excess of $25 million or attachments issued against a material part of our property, change in control, the invalidity of any loan document, the failure of the collateral documents to create a valid and perfected first priority lien, the failure to transfer all cash and security account balances to accounts in our name on the day on which the Transition Services Agreement (as defined in the Credit Agreement) terminates, and certain ERISA events. Upon the occurrence of an event of default, the Agent may, and at the request of lenders holding more than 50% in principal amount of lender commitments and outstanding loans under the Credit Facility will, cause the maturity of the loans to be accelerated.
Our obligations under the Credit Facility are unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic subsidiaries. As of this date, the only domestic subsidiary (and therefore the only subsidiary guarantor) is Post Foods, LLC. The Credit Facility is secured by security interests and liens on substantially all of the assets of us and Post Foods, LLC.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
Simultaneously with the sale of the outstanding notes on February 3, 2012 and the additional outstanding notes on October 25, 2012, we entered into separate registration rights agreements with the initial purchasers of such notes or their representatives. Under the registration rights agreements, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the outstanding notes with the SEC; and

•
commence and use our commercially reasonable efforts to complete the exchange offer no later than 30 business days after the registration statement was declared effective by the SEC or longer if required by the federal securities laws.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreements. If one or more registration defaults occur under the registration rights agreements (as described under “Description of the Exchange Notes - Registration Rights; Special Interest”), including if the exchange offer is not completed by 30 business days after the date of effectiveness or longer, if required by the federal securities laws, the annual interest rate on the notes that qualify as “entitled securities” under the applicable registration rights agreement will increase by 0.25% per year. The amount of this “special interest” will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. Copies of the registration rights agreements have been filed with the SEC as Exhibit 4.2 to our Current Report on Form 8-K dated February 8, 2012 and Exhibit 4.2 to our Current Report on Form 8-K dated October 25, 2012, respectively, and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act;

•	will not bear restrictive legends restricting their transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer.
The exchange offer is not extended to original note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.
Terms of the Exchange Offer
We are offering to exchange up to $1,025 million aggregate principal amount of exchange notes for a like aggregate principal amount of outstanding notes. The outstanding notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for outstanding notes properly tendered and accepted, we will issue a like total principal amount of up to $1,025 million in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about ___________, 2012, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under the heading “Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of outstanding notes. As of the date of this prospectus, $1,025 million aggregate principal amount of notes are outstanding.
Outstanding notes tendered in the exchange offer must be in denominations of $2,000 and any higher integral multiple of $1,000.
Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your outstanding notes or if you tender outstanding notes that we do not accept, your outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the respective registration rights agreements, except under limited circumstances. Existing transfer restrictions would continue to apply to such outstanding notes. See “Risk Factors—Risks Relating to the Exchange Offer—There are significant consequences if you fail to exchange your outstanding notes” for more information regarding outstanding notes outstanding after the exchange offer. After the expiration date, we will return to the holder any tendered outstanding notes that we did not accept for exchange.
None of us, our board of directors or our management recommends that you tender or not tender outstanding notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of outstanding notes to tender.
The expiration date is 5:00 p.m., New York City time, on , 2012, or such later date and time to which we extend the exchange offer.
We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the outstanding notes;

•	to terminate the exchange offer and not accept any outstanding notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the exchange offer in any manner.
If we materially amend the exchange offer or if we waive a material condition to the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the outstanding notes disclosing the change or waiver and extend the exchange offer as required by law to cause this exchange offer to remain open for at least five business days following such notice.
If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Acceptance of Outstanding Notes for Exchange and Issuance of Outstanding Notes
Promptly after the expiration date, we will accept all outstanding notes validly tendered and not validly withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.
We will be deemed to have exchanged outstanding notes validly tendered and not validly withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered outstanding notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of outstanding notes, letters of transmittal and related documents.
In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes;

•	we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the outstanding notes tendered for exchange are not subject to any adverse claims or proxies.
You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the outstanding notes.
Procedures for Tendering Outstanding Notes
Valid Tender
When the holder of outstanding notes tenders, and we accept, outstanding notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to 5:00 p.m. New York City time on the expiration date:

•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including outstanding notes), to the exchange agent, Wells Fargo Bank, N.A., at the address set forth below under the heading “—Exchange Agent;”

•
if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent;” or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”
In addition, on or prior to 5;00 p.m. New York City time on the expiration date:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•
the exchange agent must receive a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.
The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.
If you beneficially own outstanding notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the outstanding notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
If you tender fewer than all of your outstanding notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, the letter of transmittal provides that you are tendering all outstanding notes that you hold.
The method of delivery of the certificates for the outstanding notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.
If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.
If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.
Deemed Representations
To participate in the exchange offer, we require that you represent to us that:
(i)    you or any other person acquiring exchange notes in exchange for your outstanding notes in the exchange offer is acquiring them in the ordinary course of business;
(ii)    neither you nor any other person acquiring exchange notes in exchange for your outstanding notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;
(iii)    neither you nor any other person acquiring exchange notes in exchange for your outstanding notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;
(iv)    neither you nor any other person acquiring exchange notes in exchange for your outstanding notes is our “affiliate” as defined under Rule 405 of the Securities Act; and
(v)    if you or another person acquiring exchange notes in exchange for your outstanding notes is a broker-dealer and you acquired the outstanding notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.
By tendering your outstanding notes you are deemed to have made these representations.
Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this prospectus in connection with resales of the exchange notes issued in the exchange offer.
If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your outstanding notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:
(i)    may not rely on the applicable interpretations of the staff of the SEC and therefore may not participate in the exchange offer; and
(ii)    must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the outstanding notes.
Book-Entry Transfers
For tenders by book-entry transfer of outstanding notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender outstanding notes. Accordingly, any participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.
Notwithstanding the ability of holders of outstanding notes to effect delivery of outstanding notes through book-entry transfer at DTC, either:

•
the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent;” or

•	the guaranteed delivery procedures described below must be complied with.
Guaranteed Delivery
If a holder wants to tender outstanding notes in the exchange offer and (1) the certificates for the outstanding notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the outstanding notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;

•
the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date:

•	setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered;

•	stating that the tender is being made; and

•
guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the certificates for the outstanding notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three (3) New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered outstanding notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.
Our acceptance of properly tendered outstanding notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.
Determination of Validity
We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of outstanding notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.
We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of outstanding notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.
Resales of Exchange Notes
Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (as defined under the Securities Act) of the exchange notes and is not an “affiliate” (as defined under the Securities Act) of Post. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.
By tendering outstanding notes, the holder, other than participating broker-dealers, as defined below, of those outstanding notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;

•
neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined under the Securities Act) of Post.
If any holder or any such other person is an “affiliate” of Post or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above and therefore may not participate in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the outstanding notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, or such shorter period as will terminate when all exchange notes have been sold, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.
Withdrawal Rights
You can withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the total principal amount of outstanding notes to be withdrawn;

•	where certificates for outstanding notes are transmitted, list the name of the registered holder of the outstanding notes if different from the person withdrawing the outstanding notes;

•	contain a statement that the holder is withdrawing his election to have the outstanding notes exchanged; and

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, outstanding notes properly withdrawn may again be tendered at any time on or prior to 5:00 p.m. New York City time on the expiration date.
We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.
In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes timely withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn outstanding notes will be returned to the holder after withdrawal. The outstanding notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.
Properly withdrawn outstanding notes may again be tendered by following one of the procedures described under “Procedures for Tendering Outstanding Notes” above at any time prior to 5:00 p.m. New York City time on the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.
The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “Terms of the Exchange Offer.”
In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes.
If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC policy, the registration rights agreements require that we use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the outstanding notes to be filed and declared effective by the SEC within the time periods described in the registration rights agreements.
Exchange Agent
We appointed Wells Fargo Bank, N.A., as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent, at the address and phone number as follows:

Registered & Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Regular Mail or Courier: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 Sixth St. & Marquette Avenue Minneapolis, MN 55479	In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building−12th Floor 608 Second Avenue South Minneapolis, MN 55402

Or By Facsimile Transmission: (For Eligible Institutions only): Fax: (612) 667-6282 Attn: Bondholder Communications

For Information or Confirmation by: Telephone: (800) 344-5128, Option 0 Attn: Bondholder Communications
If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.
Fees and Expenses
The registration rights agreements provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.
We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.
Accounting Treatment
The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.
Transfer Taxes
Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes
Holders who desire to tender their outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Post is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.
Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the confidential offering memorandum dated January 27, 2012 relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.
Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the respective registration rights agreements, except under limited circumstances and provisions in the outstanding notes related to special interest will not apply. Holders of the exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.
Consequences of Exchanging Outstanding Notes
Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.
However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of Post;

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes; and

•	it is acquiring the exchange notes in the ordinary course of its business.
Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES
You can find the definitions of certain terms used in this description under the caption “Certain Definitions.” In this description, the words “Company,” “us,” “we” and “our” refer only to Post Holdings, Inc. and not to any of its Subsidiaries and “Post Foods” refers to Post Foods, LLC, the Company’s only Domestic Subsidiary as of the date of this prospectus.
The outstanding notes were issued and the exchange notes will be issued under the indenture dated February 3, 2012 (the “Indenture”), among the Company, the Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Except as otherwise indicated below, the following summary applies to the outstanding notes issued February 3, 2012 (the “Issue Date”), the additional outstanding notes issued on October 25, 2012 and to the exchange notes to be issued in connection with the exchange offer. The term “Notes” as used in this section means the exchange notes and the outstanding notes, in each case outstanding at any given time and issued under the Indenture. The terms of the exchange notes are the same as the terms of the outstanding notes, except that (i) the exchange notes will be registered under the Securities Act, (ii) the exchange notes will not bear restrictive legends restricting their transfer under the Securities Act, (iii) holders of the exchange notes are not entitled to certain rights under the respective registration rights agreements, and (iv) the exchange notes will not contain provisions relating to an increase in any interest rate in connection with the outstanding notes under circumstances related to the timing of the exchange offer (referred to herein as “Special Interest”).
The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. A copy of the Indenture is available upon request to the Company at the address indicated under “Where You Can Find More Information.”
A registered holder of a Note (each, a “Holder”) will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.
Brief Description of the Notes and the Subsidiary Guarantees
The Notes
The Notes are:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with all of the Company’s existing and future senior Indebtedness, including the Bank Credit Facilities;

•	senior in right of payment to any of the Company’s and Guarantors’ future Indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes;

•	structurally subordinated to all liabilities of the Company’s Subsidiaries that are not Guarantors;

•
effectively subordinated to all of the Company’s existing and future secured Indebtedness, including the Bank Credit Facilities, to the extent of the value of the assets securing such Indebtedness; and

•	unconditionally guaranteed by the Guarantors.
The Subsidiary Guarantees
The Notes are guaranteed by each of the Company’s current and future Domestic Subsidiaries (other than the Excluded Subsidiaries). As of the Issue Date, the Company’s only Domestic Subsidiary (and therefore the only Guarantor as of the Issue Date) was, and as of the date of this prospectus is, Post Foods.
The Subsidiary Guarantees are:

•	general unsecured obligations of each Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of each Guarantor, including each Guarantor’s guarantee of the Bank Credit Facilities;

•
senior in right of payment with all existing and future Indebtedness of each Guarantor that is, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantee of such Guarantor; and

•
effectively subordinated to each Guarantor’s existing and future secured Indebtedness, including such Guarantor’s guarantee of the Bank Credit Facilities, to the extent of the value of the assets securing such Indebtedness.

The obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See “Risk Factors—Risks Related to the Notes—Our being subject to certain fraudulent transfer and conveyance laws may have adverse implications for the holders of the Notes.”
As of June 30, 2012, after giving effect to the sale of $250 million of additional notes that occurred on October 25, 2012, the Company and Post Foods, on a consolidated basis, would have had aggregate total outstanding principal amount of Indebtedness of approximately $1,197.8 million, $172.8 million of which would have been secured Indebtedness and an additional $174.5 million is available for borrowing under our revolving credit facilities. The Indenture permits us and our Restricted Subsidiaries to incur additional Indebtedness, including secured Indebtedness. As of the date of this prospectus, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Restricted Payments,” we are permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes. Under the Indenture, our Foreign Subsidiaries and Excluded Subsidiaries will not be required to guarantee the Notes. As of the date of this prospectus, we have one Foreign Subsidiary and no Excluded Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor Subsidiaries, these non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Post’s Canadian business, which is held by our sole foreign subsidiary immediately after the separation, accounted for approximately 6% of our net sales to third parties for the nine months ended June 30, 2012 and held approximately 3% of our consolidated assets as of June 30, 2012.
The Subsidiary Guarantee of a Guarantor will be automatically released:
(1)upon any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), in accordance with the Indenture, to any Person who is not (either before or after giving effect to the transaction) the Company or any Restricted Subsidiary;
(2)if such Guarantor merges with and into the Company, with the Company surviving such merger;
(3)if such Guarantor is designated an Unrestricted Subsidiary in accordance with the Indenture or otherwise ceases to be a Restricted Subsidiary (including by way of liquidation or dissolution) in a transaction permitted by the Indenture;
(4)if we exercise our Legal Defeasance option or Covenant Defeasance option as described under “Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “—Satisfaction and Discharge;” or
(5)if such Guarantor ceases to be a Restricted Subsidiary and such Guarantor is not otherwise required to provide a Subsidiary Guarantee of the Notes pursuant to the provisions described under “Certain Covenants—Additional Subsidiary Guarantees.”
Principal, Maturity and Interest
The Company has issued an aggregate principal amount of $1,025 million of notes, and proposes to issue the like amount of exchange notes in this exchange offer. The Indenture does not limit the maximum aggregate principal amount of Notes or other debt securities that the Company may issue thereunder. From time to time after the date of this prospectus, the Company may issue additional notes (the “Additional Notes”) having substantially identical terms and conditions as the Notes. The Notes and any Additional Notes subsequently issued would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemption and offers to purchase. Any offering of Additional Notes under the Indenture is subject to the covenant described below under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Post takes the position that the New Notes will be fungible with the Initial Notes for Unites States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”
The exchange notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on February 15, 2022.

Interest on the Notes accrues at the rate of 7.375% per annum from the Issue Date. Interest is payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2012 for the notes issued on February 3, 2012 and on February 15, 2012 for the additional notes issued on October 25, 2012. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding February 1 and August 1 to the interest payment date.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
If a Holder has given wire transfer instructions to the Company, the Company will make, or cause to be made, all principal, premium, if any, and interest and Special Interest, if any, payments on the Notes owned by such Holder in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.
We will pay principal of, premium, if any, and interest and Special Interest, if any, on the Notes in global form registered in the name of The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Notes.
Paying Agent and Registrar for the Notes
The Trustee is currently the Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.
Optional Redemption
On or after February 15, 2017, we may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount of the Notes) set forth below, plus accrued and unpaid interest and Special Interest, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Redemption Year	Price
2017	103.688%
2018	102.458%
2019	101.229%
2020 and thereafter	100.000%
If an optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest and Special Interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.
Selection and Notice of Redemption
If less than all of the Notes are to be redeemed at any time and the Notes to be redeemed are in global form, Notes shall be selected for redemption in accordance with DTC procedures. If the Notes are not in global form, the Trustee will select Notes for redemption as follows:
(1)if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or
(2)if the Notes are not so listed, on a pro rata basis subject to adjustment for minimum denominations.
No Notes of $2,000 principal amount or less shall be redeemed in part. Notices of redemption shall be sent at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address in accordance with the Indenture. Notices of redemption may not be conditional.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, if the redemption price and interest and Special Interest to the redemption date have been deposited with the Trustee, interest ceases to accrue on Notes or portions of them called for redemption.
Mandatory Redemption
We are not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.
Repurchase at the Option of the Holders
Offer to Repurchase upon Change of Control
If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to the “Change of Control Offer.” In the Change of Control Offer, the Company will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Special Interest, if any. Within 30 days following any Change of Control, the Company will send a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the “Change of Control Payment Date” specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.
On the Change of Control Payment Date, the Company will, to the extent lawful:
(1)accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(2)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and
(3)deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.
The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. A Change of Control may constitute an event of default under the terms of the Bank Credit Facilities. Future Indebtedness of the Company may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. In addition, we cannot assure you that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may prohibit the offer.
The Company will not be required to make a Change of Control Offer if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given prior to the Change of Control pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control and conditioned upon the consummation of such Change of Control, if a definitive agreement with respect to the Change of Control is in place at the time the Change of Control Offer is made.
The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Offer to Repurchase by Application of Excess Proceeds of Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
(1)the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of, as approved in good faith by the Company’s Board of Directors; and
(2)at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision only (and specifically not for the purposes of the definition of “Net Proceeds”), each of the following shall be deemed to be cash:
(i)any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets;
(ii)any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that within 180 days are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);
(iii)the fair market value of (x) any assets (other than securities or current assets) received by the Company or any Restricted Subsidiary that will be used or useful in a Related Business, (y) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary or (z) a combination of (x) and (y); provided that the determination of the fair market value of assets or Equity Interests in excess of $50.0 million received in any transaction or series of related transactions shall be evidenced by an officers’ certificate delivered to the Trustee; and
(iv)any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) since the Issue Date that is at the time outstanding, not to exceed 2.25% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.
Within 360 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale:
(A)to repay, prepay, redeem or repurchase Indebtedness (other than securities) under Credit Facilities and, if such Indebtedness is revolving credit Indebtedness, effect a permanent reduction in the availability under such revolving credit facility (or effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment shall be required));
(B)to acquire Equity Interests in a Person that is engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Equity Interests by the Company or the applicable Restricted Subsidiary;

(C)to make capital expenditures constituting or with respect to long-term assets of the Company or a Restricted Subsidiary engaged in a Related Business;
(D)to acquire other assets (other than securities or current assets) that will be used or useful in a Related Business; or
(E)a combination of prepayments and investments permitted by the foregoing clauses (A), (B), (C) and (D);
provided that the Company and its Restricted Subsidiaries will be deemed to have applied such Net Proceeds pursuant to clause (B) or (D) of this paragraph, as applicable, if and to the extent that, within 360 days after the Asset Sale that generated the Net Proceeds, the Company has entered into and not abandoned or rejected a binding agreement to consummate any reinvestment described in clause (B) or (D) of this paragraph, and such reinvestment is thereafter completed within 180 days after the end of such 360-day period.
Pending the final application of such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce borrowings under the Credit Facilities or any other revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture. Subject to the last sentence of the following paragraph, on the 361st day (as extended pursuant to the provisions in the preceding paragraph) after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clause (A), (B), (C), (D) or (E) of the second preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B), (C), (D) or (E) of the second preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and, if required by the terms of any other Indebtedness of the Company ranking pari passu with the Notes in right of payment and which has similar provisions requiring the Company either to make an offer to repurchase or to otherwise repurchase, redeem or repay such Indebtedness with the proceeds from Asset Sales (the “Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis (in proportion to the respective principal amounts or accreted value, as the case may be, of the Notes and any such Pari Passu Indebtedness) an aggregate principal amount of Notes (plus, if applicable, an aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount. The offer price in any Net Proceeds Offer shall be equal to 100% of the principal amount of the Notes (or 100% of the principal amount or accreted value, as the case may be, of such Pari Passu Indebtedness), plus accrued and unpaid interest thereon and Special Interest, if any, to the Net Proceeds Offer Payment Date.
Notwithstanding the foregoing, if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $40.0 million resulting from one or more Asset Sales (at which time the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $40.0 million, shall be applied as required pursuant to this paragraph, and in which case the Net Proceeds Offer Trigger Date shall be deemed to be the earliest date that the Net Proceeds Offer Amount is equal to or in excess of $40.0 million).
Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in denominations of $2,000 or integral multiples of $1,000 in excess thereof in exchange for cash. To the extent that the aggregate principal amount of Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of Pari Passu Indebtedness) validly tendered by the Holders thereof and not withdrawn exceeds the Net Proceeds Offer Amount, Notes of tendering Holders (and, if applicable, Pari Passu Indebtedness tendered by the holders thereof) will be purchased on a pro rata basis (based on the principal amount of the Notes and, if applicable, the principal amount or accreted value, as the case may be, of any such Pari Passu Indebtedness tendered and not withdrawn). To the extent that the aggregate amount of the Notes (plus, if applicable, the aggregate principal amount or accreted value, as the case may be, of any Pari Passu Indebtedness) tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such excess Net Proceeds Offer Amount for general corporate purposes or for any other purpose not prohibited by the Indenture. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero. A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by applicable law.
The Company or the applicable Restricted Subsidiary, as the case may be, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company or such Restricted Subsidiary shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.
Certain Covenants
Covenant Suspension
If on any date following the Issue Date the Notes have an Investment Grade Rating from both Rating Agencies and no Default or Event of Default has occurred and is continuing under the Indenture, then beginning on that day and subject to the provisions of the following paragraph, the provisions specifically listed under the following captions in this prospectus will be suspended:
“—Repurchase at the Option of the Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales,”
“—Restricted Payments,”
“—Incurrence of Indebtedness and Issuance of Preferred Stock,”
clause (a)(3) of “—Certain Covenants—Merger, Consolidation or Sale of Assets,”
“—Dividend and Other Payment Restrictions Affecting Subsidiaries” and
“—Transactions with Affiliates”
(collectively, the “Suspended Covenants”). The period during which covenants are suspended pursuant to this section is called the “Suspension Period.” The Company will notify the Trustee of the continuance and termination of any Suspension Period.
In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the first sentence of the preceding paragraph and, subsequently, one of the Rating Agencies withdraws its ratings or downgrades the rating assigned to the Notes so that the Notes no longer have Investment Grade Ratings from both Rating Agencies or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will from such time and thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, Default or Event of Default will be calculated in accordance with the terms of the covenant described below under the caption “—Restricted Payments” and “—Incurrence of Indebtedness and Issuance of Preferred Stock” as though such covenant had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing and any other provision of the Indenture, the Notes or the Subsidiary Guarantees, no Default or Event of Default shall be deemed to exist under the Indenture, the Notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of the Restricted Subsidiaries shall bear any liability with respect to the Suspended Covenants for, (a) any actions taken or events occurring during a Suspension Period (including without limitation any agreements, Liens, preferred stock, obligations (including Indebtedness), or of any other facts or circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period) or (b) any actions required to be taken at any time pursuant to any contractual obligation entered into during a Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.
Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (ii) dividends or distributions by a Restricted Subsidiary of the Company so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or one or more of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its percentage ownership of the Equity Interests in such class or series of securities);
(2)purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary of the Company;
(3)make any principal payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Subsidiary Guarantees (other than the payment, purchase, repurchase, redemption, defeasance, acquisition or retirement of (i) intercompany Indebtedness between or among the Company and its Restricted Subsidiaries, and (ii) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity thereof, in each case due within one year of the date of such payment, purchase, repurchase, redemption, defeasance, acquisition or retirement); or
(4)make any Restricted Investment;
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
(a)no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;
(b)the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(c)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) or (13) of the next succeeding paragraph), is less than the sum, without duplication, of:
(i)50% of the cumulative Consolidated Net Income (excluding any dividends or distributions included in clauses (14)(c) or (15)(c) of the definition of “Permitted Investments”) of the Company for the period (taken as one accounting period) commencing on the first day of the fiscal quarter in which the Issue Date occurs to and ending on the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(ii)100% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company after the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock and other than any net proceeds or assets received in connection with the contribution of assets pursuant to the Separation Agreement) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus
(iii)to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus
(iv)50% of the aggregate net proceeds (including the fair market value of property other than cash) received by the Company or any Restricted Subsidiary from any distribution or dividend (other than a return of capital) from an Unrestricted Subsidiary (whether or not such dividend or distribution is included in the calculation of Consolidated Net Income); plus
(v)upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (x) the fair market value of the Company’s Investment in such Subsidiary as of the date of redesignation and (y) such fair market value as of the date such Subsidiary was originally designated as an Unrestricted Subsidiary.
The preceding provision will not prohibit:
(1)the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of any redemption notice related thereto, if at said date of declaration or notice such payment would have complied with the provisions of the Indenture;
(2)the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any of its Restricted Subsidiaries or any Equity Interests of the Company or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;
(3)the redemption, repurchase, retirement, defeasance or other acquisition of subordinated Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4)the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement, employment agreement, severance agreement or other executive compensation arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to subsequent calendar years, commencing with 2013; provided that the aggregate purchase price for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $7.5 million in any calendar year);
(5)the repurchase of Equity Interests deemed to occur (i) upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;
(6)payments to holders of the Company’s capital stock in lieu of the issuance of fractional shares of its Capital Stock;
(7)the redemption, repurchase, retirement, defeasance or other acquisition of Disqualified Stock of the Company in exchange for Disqualified Stock of the Company that is permitted to be issued as described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”
(8)the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Offer to Repurchase upon Change of Control” and “Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales;” provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Net Proceeds Offer, as applicable, have been repurchased, redeemed or acquired for value;
(9)the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of a Restricted Subsidiary issued in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;
(10)Restricted Payments made as part of the Transactions;
(11)payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Company;

(12)the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of the Company pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights is not for the purpose of evading the limitations of this covenant (all as determined in good faith by a senior financial officer of the Company); and
(13)other Restricted Payments in an aggregate amount under this clause (13) since the Issue Date not to exceed the greater of $100.0 million and 3.5% of Consolidated Total Assets (determined as of the date of any Restricted Payment pursuant to this clause (13));
provided that in the case of clauses (4) and (11), no Default shall have occurred and be continuing.
The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. If the fair market value of any assets or securities that are required to be valued by this covenant exceed $25.0 million, then the fair market value shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee.
Incurrence of Indebtedness and Issuance of Preferred Stock
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any of the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
(1)the incurrence by the Company and its Restricted Subsidiaries of Indebtedness, letters of credit and bankers’ acceptances under Credit Facilities in an aggregate amount at any time outstanding as of any date of incurrence of any such Indebtedness (with letters of credit and bankers’ acceptances being deemed to have an amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of:
(i)the greater of $600.0 million or the Borrowing Base, less (a) the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries to repay Indebtedness and permanently reduce commitments under Credit Facilities pursuant to the covenant described above under the caption “—Repurchase at the Option of the Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” and (b) the aggregate amount of Indebtedness incurred pursuant to clause (15) outstanding as of the date of any incurrence pursuant to this clause (1); or
(ii)$350.0 million;
(2)the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;
(3)the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and Subsidiary Guarantees issued on the Issue Date and any Notes or Subsidiary Guarantees issued in exchange thereof pursuant to the Registration Rights Agreement;
(4)the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (4), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $35.0 million and 1.25% of Consolidated Total Assets (determined as of the date of incurrence);
(5)the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness incurred under clauses (2), (3) or (4) above, this clause (5), clauses (13), (14) or (16) below or pursuant to the first paragraph of this covenant;
(6)the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided, however, that:
(a)if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and
(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);
(7)the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Hedging Obligations that are not entered into for the purpose of speculation; provided that in the case of Hedging Obligations relating to interest rates, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
(8)the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant and could have been incurred (in compliance with this covenant) by the Person so Guaranteeing such Indebtedness;
(9)the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(10)the incurrence of Indebtedness of the Company or any of its Restricted Subsidiaries in respect of security for workers’ compensation claims, payment obligations in connection with self-insurance, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business; provided that the underlying obligation to perform is that of the Company and its Restricted Subsidiaries and not that of the Company’s Unrestricted Subsidiaries; provided further that such underlying obligation is not in respect of borrowed money;
(11)the incurrence of Indebtedness that may be deemed to arise as a result of agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn-out or similar Obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary; provided that (a) any amount of such Obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (11) and (b) the maximum aggregate liability in respect of all such Obligations outstanding under this clause (11) shall at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiaries in connection with such disposition;
(12)Indebtedness incurred under commercial letters of credit issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of business (and not for the purpose of, directly or indirectly, incurring Indebtedness or providing credit support or a similar arrangement in respect of Indebtedness); or Indebtedness of the Company or any of its Restricted Subsidiaries under letters of credit and bank guarantees backstopped by letters of credit under the Credit Facilities;
(13)the incurrence by any Foreign Subsidiary of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed the greater of $50.0 million and 1.75% of Consolidated Total Assets (determined as of the date of incurrence);
(14)the incurrence by the Company or any of its Restricted Subsidiaries of any Attributable Indebtedness in an aggregate principal amount at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (14), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed the greater of $35.0 million and 1.25% of Consolidated Total Assets (determined as of the date of incurrence);
(15)Indebtedness in respect of Receivables Program Obligations;
(16)the incurrence of Acquired Debt or other Indebtedness incurred in connection with, or in contemplation of, an acquisition (including by way of merger or consolidation) by the Company or any of its Restricted Subsidiaries; provided that after giving pro forma effect to such acquisition, either (a) the Company or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) the Company would have a Fixed Charge Coverage Ratio immediately following such acquisition and incurrence that is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such acquisition and incurrence;
(17)Indebtedness incurred by the Company or any Restricted Subsidiary of the Company to the extent that the net proceeds thereof are promptly deposited to defease, redeem or to satisfy and discharge the Notes;
(18)Indebtedness of the Company or any Restricted Subsidiary of the Company consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;
(19)Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;
(20)Indebtedness representing deferred compensation to employees of the Company and its Restricted Subsidiaries incurred in the ordinary course of business;
(21)cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;
(22)the Ralcorp Obligations; and
(23)the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, as of the date of incurrence of any Indebtedness pursuant to this clause (23), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (23), not to exceed the greater of $50.0 million and 1.75% of Consolidated Total Assets (determined as of the date of incurrence).
The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in the right of payment to the Notes and the applicable Subsidiary Guarantee on substantially the same terms. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them, including intercreditor agreements that contain customary provisions requiring turnover by holders of junior priority Liens of proceeds of collateral in the event that the security interests in favor of the holders of the senior priority in such intended collateral are not perfected or invalidated and similar customary provisions protecting the holders of senior priority Liens.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence (or later reclassify such Indebtedness in whole or in part) in any manner that complies with this covenant. In addition, the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be treated as an incurrence of Indebtedness; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. Notwithstanding the foregoing, any Indebtedness outstanding pursuant to the Bank Credit Facilities on the date of the Indenture will be deemed to have been incurred pursuant to clause (1) of the definition of “Permitted Debt.”
Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred, or any Indebtedness outstanding pursuant to the clause or clauses of the definition of Permitted Debt under which such Indebtedness is being incurred, is denominated in a different currency, the amount of any such Indebtedness being incurred and such outstanding Indebtedness, if any, will in each case be the U.S. Dollar Equivalent determined on the date any such Indebtedness was incurred, in the case of term Indebtedness, or first committed or first incurred (whichever yields the lower U.S. Dollar Equivalent), in the case of revolving credit Indebtedness, which U.S. Dollar Equivalent will be reduced by any repayment on such Indebtedness in proportion to the reduction in principal amount; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Protection Agreement. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) if the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such Permitted Refinancing Debt is incurred.
Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any property or asset now owned or hereafter acquired or on any income or profits therefrom other than, in each case, Permitted Liens, unless the Notes and the Subsidiary Guarantees, as applicable, are
(1)in the case of any Lien securing an Obligation that ranks pari passu with the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, at least equally and ratably with or prior to such Obligation with a Lien on the same properties or assets of the Company or such Restricted Subsidiary, as the case may be; and
(2)in the case of any Lien securing an Obligation that is subordinated in right of payment to the Notes or a Subsidiary Guarantee, effective provision is made to secure the Notes or such Subsidiary Guarantee, as the case may be, with a Lien on the same properties or assets of the Company or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated obligation.
Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness, except payment in full made with the proceeds from the foreclosure, sale or other realization from an enforcement on the collateral by the holders of the Indebtedness described above of their Lien), (b) any sale, exchange or transfer to any Person other than the Company or any Restricted Subsidiary of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien in each case in accordance with the terms of the Indenture, (c) payment in full of the principal of, and accrued and unpaid interest, if any, on the Notes, or (d) a defeasance or discharge of the Notes in accordance with the procedures described below under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”.

Dividend and Other Payment Restrictions Affecting Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:
(1)pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Company’s Restricted Subsidiaries;
(2)make loans or advances to the Company or any of the Company’s Restricted Subsidiaries; or
(3)transfer any of its properties or assets to the Company or any of the Company’s Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)agreements governing Existing Indebtedness and the Bank Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on the Issue Date;
(2)the Indenture, the Notes and the related Subsidiary Guarantees or any Notes or Subsidiary Guarantees issued in exchange therefor pursuant to the Registration Rights Agreement;
(3)applicable law, rule, regulation or administrative or court order;
(4)any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(5)customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business;
(6)purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;
(7)any agreement for the sale or other disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending the closing of such sale or other disposition;
(8)agreements governing Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(9)any agreement creating a Lien securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens,” to the extent limiting the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;
(10)provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(11)customary restrictions on a Receivables Subsidiary and Receivables Program Assets effected in connection with a Qualified Receivables Transaction;
(12)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(13)in the case of the provision described in clause (3) of the first paragraph of this covenant: (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (b) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;
(14)existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;
(15)existing under, by reason of or with respect to Indebtedness of the Company or a Restricted Subsidiary not prohibited to be incurred under the Indenture; provided that (a) such encumbrances or restrictions are customary for the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Company’s or any Guarantor’s ability to make principal and interest payments on the Notes, as determined in good faith by the Company;
(16)agreements governing Indebtedness incurred in compliance with clause (4) of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that such encumbrances or restrictions apply only to assets financed with the proceeds of such Indebtedness; and
(17)any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such encumbrances or restrictions than prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Merger, Consolidation or Sale of Assets
The Company will not, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any other Person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis) to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in sale, assignment transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any other Person or group of Persons unless:
(1)either:
(a)the Company shall be the surviving or continuing corporation or
(b)the Person formed by or surviving such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (the “Surviving Entity”) is a corporation, limited liability company, partnership (including a limited partnership) or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (provided that if such Person is not a corporation, (i) a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, or (ii) a corporation of which such Person is a Wholly Owned Restricted Subsidiary organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, is a co-issuer of the Notes or becomes a co-issuer of the Notes in connection therewith);
(2)the Surviving Entity, if applicable expressly assumes, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest and Special Interest, if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;
(3)immediately after giving pro forma effect to such transaction or series of transactions and the assumption contemplated by clause (2) above (including giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or the Surviving Entity, as the case may be, shall be (a) able to incur at least $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition; provided, however, that this clause (3) shall not apply during any Suspension Period;
(4)immediately after giving effect to such transaction or series of transactions and the assumption contemplated by clause (2) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt, in each case, incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), no Default or Event of Default shall have occurred and be continuing; and
(5)the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.
Notwithstanding the foregoing, any merger of the Company with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction shall be permitted without regard to clause (3) of the immediately preceding paragraph. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
Upon any consolidation or merger of the Company or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company shall be released from its obligations under the Indenture and the Notes; provided, however, that the Company shall not be released from its obligations under the Indenture or the Notes in the case of a lease.
Each Guarantor will not, and the Company will not cause or permit any Guarantor to, directly or indirectly, in a single transaction or series of related transactions, consolidate or merge with or into any Person other than the Company or any other Guarantor unless:
(1)if the Guarantor was a corporation or limited liability company under the laws of the United States, any State thereof or the District of Columbia, the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation or limited liability company organized and existing under the laws of the United States, any State thereof or the District of Columbia;
(2)such entity assumes by supplemental indenture all of the obligations of the Guarantor under its Subsidiary Guarantee;
(3)immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
(4)immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (a)(3) of this covenant; provided, however, that this clause (4) shall not apply during any Suspension Period.
Notwithstanding the foregoing, the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is automatically released from its Subsidiary Guarantee in accordance with the provisions described under the last paragraph of “Brief Description of the Notes and the Guarantees—The Subsidiary Guarantees.”

Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $5.0 million, unless:
(1)such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with a Person who is not an Affiliate of the Company or such Restricted Subsidiary; and
(2)the Company delivers to the Trustee:
(a)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an officers’ certificate certifying that such Affiliate Transaction complies with this covenant;
(b)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and
(c)with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, an opinion as to the fairness to the Company or the relevant Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
(1)transactions between or among the Company and/or its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;
(2)Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;
(3)reasonable fees and compensation paid to (including issuances and grants of Equity Interests of the Company, employment agreements and stock option and ownership plans for the benefit of), and indemnity and insurance provided on behalf of, current, former or future officers, directors, employees or consultants of the Company or any Restricted Subsidiary in the ordinary course of business;
(4)transactions pursuant to any agreement in effect on the Issue Date and disclosed in the Offering Memorandum (including by incorporation by reference), as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders or the Company in any material respect than such agreement as it was in effect on the Issue Date;
(5)loans or advances to employees and officers of the Company and its Restricted Subsidiaries permitted by clause (8) of the definition of “Permitted Investments”;
(6)any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company, directly or through any of its Restricted Subsidiaries, owns an equity interest in or otherwise controls such Person; provided that no Affiliate of the Company or its Restricted Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest in such Person;
(7)any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business (including, without limitation, pursuant to any joint venture agreement) between the Company or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier, purchaser or seller of goods or services, so long as the Company determines in good faith that any such agreement is on terms not materially less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms’-length transaction with an entity that is not an Affiliate;

(8)the issuance and sale of Qualified Capital Stock;
(9)any transaction effected in connection with a Qualified Receivables Transaction;
(10)pledges of equity interests of Unrestricted Subsidiaries;
(11)the existence of, or the performance by the Company or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;
(12)transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the previous paragraph of this covenant;
(13)any contribution to the common equity capital of the Company; and
(14)the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” if the designation would not cause a Default. All outstanding Investments owned by the Company and its Restricted Subsidiaries in the designated Unrestricted Subsidiary will be treated as an Investment made at the time of the designation and will either reduce the amount available for Restricted Payments under the first paragraph under the caption “—Certain Covenants—Restricted Payments” or be a Permitted Investment, as applicable. The amount of all such outstanding Investments will be the aggregate fair market value of such Investments at the time of the designation. The designation will not be permitted if such Investment would not be permitted as a Restricted Payment or Permitted Investment at that time and if such Restricted Subsidiary does not otherwise meet the definition of an Unrestricted Subsidiary. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions and the conditions set forth in the definition of “Unrestricted Subsidiary” and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.”
If, at any time, any Unrestricted Subsidiary would fail to meet any of the requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant.
The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.
Notwithstanding the foregoing, no Subsidiary of the Company shall be designated an Unrestricted Subsidiary during any Suspension Period.
Additional Subsidiary Guarantees
If, after the date of the Indenture, the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Excluded Subsidiary), then that newly acquired or created Domestic Subsidiary will become a Guarantor and, within 20 Business Days of the date on which it was acquired or created, the Company shall cause such Restricted Subsidiary to:
(i)execute and deliver to the Trustee (a) a supplemental indenture substantially in the form attached as an exhibit to the Indenture pursuant to which such Restricted Subsidiary shall unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture, (b) a notation of guarantee in respect of its Subsidiary Guarantee and (c) a joinder to the Registration Rights Agreement, if applicable; and
(ii)deliver to the Trustee one or more Opinions of Counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.
Limitation on Sale and Leaseback Transactions
The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:
(1)the Company or such Restricted Subsidiary would be entitled to:
(a)incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and
(b)create a Lien on such property securing such Attributable Indebtedness without also securing the Notes or the applicable Subsidiary Guarantee pursuant to the covenant described under “—Liens”;
(2)the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an officers’ certificate delivered to the Trustee, of the property that is the subject of such Sale and Leaseback Transaction; and
(3)such Sale and Leaseback Transaction is effected in compliance with the covenant described under “—Repurchase at the Option of Holders—Offer to Repurchase by Application of Excess Proceeds of Asset Sales.”
Clause 1(a) above shall not apply during any Suspension Period.
Reports
Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:
(1)all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and
(2)all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
If at any time the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the

Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish or make available to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Further, the Company agrees that, for so long as any Notes remain outstanding, within 10 business days after furnishing or making available to the Trustee (or filing with the SEC for public availability) the annual and quarterly reports required by clause (1) of the first paragraph of this “Reports” covenant, it will hold a conference call to discuss such reports and the results of operations for the relevant reporting period.
Notwithstanding anything herein to the contrary, any failure to comply with this covenant shall be automatically cured when the Company provides all required reports to the Trustee or Holders of Notes, as applicable, or files all required reports with the SEC.
Events of Default and Remedies
Each of the following is an Event of Default:
(1)default for 30 consecutive days in the payment when due of interest and Special Interest, if any, on the Notes;
(2)default in payment when due of the principal of or premium, if any, on the Notes (including default in payment when due in connection with the purchase of Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer on the date specified for such payment in the applicable offer to purchase);
(3)failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under “—Certain Covenants—Merger, Consolidation or Sale of Assets” for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25% of the outstanding principal amount of the Notes;
(4)a default in the observance or performance of any other covenant or agreement contained in the Indenture or the Notes, which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders (with a copy to the Trustee) of at least 25% of the outstanding principal amount of the Notes;
(5)a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary of the Company) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(a)(i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to express maturity; and
(b)in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million, or more;
(6)failure by the Company or any of its Restricted Subsidiaries to pay non-appealable final judgments aggregating in excess of $35.0 million (excluding amounts covered by insurance or bonded) which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
(7)except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its Obligations under its Subsidiary Guarantee if, and only if, in each such case, such default continues for 10 days; or

(8)certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries (or group of Restricted Subsidiaries) that is a Significant Subsidiary.
If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such declaration of acceleration, the aggregate principal of, accrued and unpaid interest and Special Interest, if any, on the outstanding Notes shall immediately become due and payable.
If an Event of Default specified in clause (8) above occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, accrued and unpaid interest and Special Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:
(1)if the rescission would not conflict with any judgment or decree;
(2)if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;
(3)to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and
(4)if we have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.
No such rescission shall affect any subsequent Default or impair any right consequent thereto.
The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, interest on or Special Interest, if any, on, any Notes.
Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. No single Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless (1) such Holder has notified the Trustee of a continuing Event of Default; (2) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered such reasonable indemnity as the Trustee may require, to the Trustee to institute such proceeding; (3) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee; and (4) within such 60-day period, the Trustee has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by the Holder of a Note for the enforcement of the payment of the principal of, premium, if any, interest on, or Special Interest, if any, on, such Note on or after the respective due dates therefor.
Under the Indenture, we will be required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof; provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:
(1)the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest or Special Interest, if any, on such Notes when such payments are due from the trust referred to below;
(2)the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
(3)the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and
(4)the Legal Defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:
(1)the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, to pay the principal of, premium, if any, interest and Special Interest, if any, on, the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;
(2)in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(3)in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the Indenture or any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any such default under the Indenture resulting solely from the borrowing of funds to be applied to such deposit);

(6)the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
(7)the Company must deliver to the Trustee an officers’ certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when either:
(1)either:
(a)all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from their trust as provided in the Indenture) have been delivered to the Trustee for cancellation, or
(b)all the Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year; and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness (including all principal, accrued interest and Special Interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, accrued interest and Special Interest, if any, to the date of maturity or redemption, as the case may be;
(2)no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of or default under any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
(3)the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture; and
(4)The Company has delivered irrevocable instructions to the Trustee to apply such funds to the payment of the Notes at maturity or redemption, as the case may be.
In addition, the Company must deliver to the Trustee an officers’ certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past Default or Event of Default or compliance with any provisions may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):
(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, including the waiver of Defaults or Events of Default, or to a rescission and cancellation of a declaration of acceleration of the Notes;

(2)reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;
(3)reduce the principal of or change or have the effect of changing the fixed maturity of any Notes or alter or waive the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of the Holders”);
(4)make any Notes payable in money other than that stated in the Notes;
(5)make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payment of principal of, interest, Special Interest, if any, or premium, if any, on the Notes on or after the due date thereof or to bring suit to enforce such payment;
(6)change the price payable by the Company for Notes repurchased pursuant to the provisions described above under “—Offer to Repurchase upon Change of Control” and “—Offer to Repurchase by Application of Excess Proceeds of Asset Sales” or after the occurrence of a Change of Control, modify or change in any material respect the obligation of the Company to make and consummate a Change of Control Offer or modify any of the provisions or definitions with respect thereto;
(7)waive a Default or Event of Default in the payment of principal of, interest, Special Interest, if any, or premium on, the Notes; provided that this clause (7) shall not limit the right of the Holders of at least a majority in aggregate principal amount of the outstanding Notes to rescind and cancel a declaration of acceleration of the Notes following delivery of an acceleration notice as described above under “—Events of Default and Remedies”;
(8)release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except as permitted by the Indenture;
(9)contractually subordinate the Notes or the Subsidiary Guarantees to any other Indebtedness; or
(10)make any change in the preceding amendment and waiver provisions.
Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:
(1)to cure any ambiguity, defect or inconsistency;
(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;
(3)to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;
(4)to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect;
(5)to add any Person as a Guarantor;
(6)to comply with any requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(7)to remove a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable in respect of its Subsidiary Guarantee;
(8)to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;
(9)to secure all of the Notes;
(10)to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;
(11)to conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Exchange Notes” was intended to be a verbatim recitation of a provision in the Indenture, the Notes or the Subsidiary Guarantees;

(12)to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture; and
(13)to comply with the provisions of DTC or the Trustee with respect to the provisions in the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests in Notes.
The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to send to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all of the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Concerning the Trustee
The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it come a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.
Registration Rights; Special Interest
The following description is a summary of the material provisions of the Registration Rights Agreements. It does not restate those agreements in their entirety. We urge you to read the Registration Rights Agreements in their entirety because those agreements, and not this description, defines your registration rights as holders of outstanding notes.
The Company, the Guarantors and representatives of the respective initial purchasers entered into a Registration Rights Agreement as of February 3, 2012 with respect to the outstanding Notes issued on February 3, 2012, and a Registration Rights Agreement as of October 25, 2012 with respect to the additional outstanding Notes issued on October 25, 2012. Pursuant to the respective Registration Rights Agreements, the Company and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the Registration Rights Agreements) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the holders of Entitled Securities pursuant to the Exchange Offer (as defined in the Registration Rights Agreement) who are able to make certain representations the opportunity to exchange their Entitled Securities for exchange notes.
If:
(1)The Company and the Guarantors are not
(a)required to file the Exchange Offer Registration Statement; or
(b)permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or
(2)any holder of Entitled Securities notifies the Company prior to the 20th business day following consummation of the Exchange Offer that:
(a)it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b)it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or
(c)it is a broker-dealer and owns outstanding notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file with the SEC a Shelf Registration Statement (as defined in the Registration Rights Agreements) to cover resales of the outstanding notes by the Holders of the outstanding notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.
For purposes of the preceding, “Entitled Securities” means each outstanding note until the earliest to occur of:
(1)the date on which such outstanding note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;
(2)following the exchange by a broker-dealer in the Exchange Offer of an outstanding note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;
(3)the date on which such outstanding note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or
(4)the date on which such outstanding note is actually sold pursuant to Rule 144 under the Securities Act; provided that a Note will not cease to be an Entitled Security for purposes of the Exchange Offer by virtue of this clause (4).
The Registration Rights Agreements provide that:
(1)the Company and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to November 19, 2012;
(2)the Company and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to January 28, 2013;
(3)unless the Exchange Offer would not be permitted by applicable law or SEC policy, the Company and the Guarantors will:
(a)commence the Exchange Offer; and
(b)use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by applicable securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all outstanding notes tendered prior thereto in the Exchange Offer; and
(4)if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use all commercially reasonable efforts (a) to file the Shelf Registration Statement with the SEC on or prior to the later of (i) 45 days after such filing obligation arises and (ii) November 19, 2012 and (b) to cause the Shelf Registration to be declared effective by the SEC on or prior to the later of (i) 90 days after such obligation arises and (ii) January 28, 2013.
If:
(1)the Company and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreements on or before the date specified for such filing;
(2)any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);
(3)the Company and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement (or longer, if required by applicable securities laws); or
(4)the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Entitled Securities during the applicable periods specified in the Registration Rights Agreements, except as permitted therein (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then the Company and the Guarantors will pay Special Interest to each holder of Entitled Securities until all Registration Defaults have been cured.
With respect to the first 90-day period immediately following the occurrence of the first Registration Default, Special Interest will be paid at a rate of 0.25% per annum of the principal amount of Entitled Securities outstanding. The rate of the Special Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum rate of Special Interest for all Registration Defaults of 1.0% per annum of the principal amount of the Entitled Securities outstanding.
All accrued Special Interest will be paid by the Company and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
On the date of cure of all Registration Defaults, the accrual of Special Interest will cease.
Holders of outstanding notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreements in order to have their outstanding notes included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest set forth above. By acquiring Entitled Securities, a holder will be deemed to have agreed to indemnify the Company and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Company. We will notify the Trustee and the paying agent in writing of any Special Interest that has become due and payable within ten business days in the event of a Registration Default, indicating the date from which Special Interest will accrue and the Trustee will forward such notice on behalf of the Company to the holders. Within ten business days after all Registration Defaults have been cured, we will notify the Trustee and the paying agent in writing, specifying the last date of any accrued Special Interest (and the Trustee will forward such notice on behalf of the Company to the holders).
The Registration Rights Agreements provide that we may delay the filing or the effectiveness of the Shelf Registration Statement (if any) and shall not be required to maintain the effectiveness thereof or amend or supplement such Registration Statement in the event that, and for a period of time (a “Blackout Period”) not to exceed an aggregate of 90 days in any twelve-month period, maintaining the effectiveness of such Registration Statement or filing an amendment or supplement thereto (or, if no Registration Statement has yet been filed, to filing such a Registration Statement) would (i) require the public disclosure of material non-public information concerning any transaction or negotiations involving Post or any of our consolidated subsidiaries that would materially interfere with such transaction or negotiations or obtaining any financial statements relating to any such acquisition or business combination required to be included in the Shelf Registration Statement would be impracticable, (ii) require the public disclosure of material non-public information concerning Post at a time when our directors and executive officers are restricted from trading in Post's securities or (iii) otherwise materially interfere with financing plans, acquisition activities or business activities of Post. No Special Interest shall accrue during any Blackout Period.
Governing Law
The Indenture provides that it and the outstanding notes are, and the exchange notes will be, governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:
(1)Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
(2)Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means notes, if any, issued under the Indenture after the Issue Date and forming a single class of securities with the Notes. The notes issued on October 25, 2012 are the first series of Additional Notes issued under the Indenture.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.
“Asset Sale” means:
(1)the sale, lease, conveyance or other disposition of any assets or rights, including by means of a Sale and Leaseback Transaction; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of the Holders—Offer to Repurchase upon Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the “—Repurchase at the Option of the Holders— Offer to Repurchase by Application of Excess Proceeds of Asset Sales” covenant; and
(2)the issuance or sale of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Restricted Subsidiaries.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:
(1)any single transaction or series of related transactions that involves assets (including, if applicable, the Equity Interests of a Restricted Subsidiary) having an aggregate fair market value of less than $25.0 million;
(2)a transfer of assets or rights between or among the Company and its Restricted Subsidiaries;
(3)sales of inventory in the ordinary course of business;
(4)an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
(5)any Permitted Investment or any Restricted Payment, in each case, that is permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments;”
(6)a disposition of products, services, equipment or inventory in the ordinary course of business or a disposition of damaged or obsolete equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in the ordinary course of business;
(7)the grant of Liens (or foreclosure thereon) permitted by the covenant described under “—Certain Covenants—Liens;”
(8)the sale or transfer of Receivables Program Assets or rights therein in connection with a Qualified Receivables Transaction;
(9)the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other litigation claim in the ordinary course of business;
(10)the sale or other disposition of cash or Cash Equivalents;
(11)grants of licenses or sublicenses of intellectual property of the Company or any of its Restricted Subsidiaries to the extent not materially interfering with the business of the Company and its Restricted Subsidiaries;
(12)any exchange of like-kind property pursuant to Section 1031 of the Code that are used or useful in a Permitted Business;
(13)the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(14)the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Company or any of its Restricted Subsidiaries are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole; and
(15)condemnations or any similar action on assets.
“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value of the total Obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determine in accordance with the definition of “Capital Lease Obligation.”
“Bank Credit Facilities” means the Company’s senior secured revolving and term loan credit facilities, entered into on February 3, 2012, by and among the Company, Post Foods, as guarantor, and the banks and other financial institutions from time to time parties thereto as agents and lenders, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.
“Beneficial Owner “ has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
“Board of Directors” means:
(1)with respect to a corporation, the Board of Directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)with respect to a limited liability company, the managing member or members or any controlling committee of managing members, managers or the Board of Directors thereof; and
(4)with respect to any other Person, the board or committee of such Person serving a similar function.
“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Borrowing Base” means as of any date, an amount, determined on a consolidated basis and in accordance with GAAP, equal to the sum of (i) 70% of the aggregate book value of inventory plus (ii) 85% of the aggregate book value of all accounts receivable (net of bad debt reserves) of the Company and its Restricted Subsidiaries. To the extent that information is not available as to the amount of inventory or accounts receivable as of a specific date, the Company shall use the most recent available information for purposes of calculating the Borrowing Base.
“Business Day” means a day other than a Saturday, Sunday or other day on which the Trustee or banking institutions in New York are authorized or required by law to close.
“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Capital Stock” means:
(1)in the case of a corporation, corporate stock;
(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Cash Equivalents” means:
(a)marketable direct Obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;
(b)certificates of deposit, time deposits, Eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 and a Thomson Bank Watch Rating of “B” or better;
(c)commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;
(d)repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 7 days, with respect to securities of the type described in clause (a) of this definition;
(e)securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; or
(f)money market mutual or similar funds that invest at least 95% of their assets in securities satisfying the requirements of clauses (a) through (e) of this definition.
“Change of Control” means the occurrence of any of the following:
(1)the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder;
(2)the adoption of a plan relating to the liquidation or dissolution of the Company;
(3)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Company, measured by voting power rather than number of shares; provided, however, that an entity that conducts no other material activities other than holding Equity Interests in the Company or any direct or indirect parent of the Company and has no other material assets or liabilities other than such Equity Interests will not itself be considered a “person” for purposes of this clause (3); or
(4)the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
“Change of Control Payment Date” has the meaning assigned to that term in the Indenture governing the Notes.
“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:
(1)provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus
(2)consolidated net interest expense of such Person and its Restricted Subsidiaries for such period whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment Obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Transaction, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus
(3)depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, writeoffs, writedowns or impairment charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus
(4)non-cash losses and expenses resulting from fair value accounting (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) to the extent deducted in computing such Consolidated Net Income; plus
(5)unrealized losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 or any similar accounting standard shall be excluded; minus
(6)non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.
Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that:
(1)the net income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
(2)the net income (or loss) for such period of any Person that is not a Restricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the specified Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) made by such Person that is a not a Restricted Subsidiary to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(3)the cumulative effect of a change in accounting principles shall be excluded;
(4)income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded;
(5)any gain (or loss) realized upon the sale or other disposition of assets of such Person or its consolidated Subsidiaries, other than a sale or disposition in the ordinary course of business, and any gain (or loss) realized upon the sale or disposition of any Capital Stock of any Person shall be excluded;
(6)any impairment charge or asset write-off, including impairment charges or asset writeoffs or writedowns related to intangible assets, long-lived assets, investments in debt and equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case pursuant to GAAP, shall be excluded;
(7)any non-cash compensation expense realized from employee benefit plans or postemployment benefit plans, grants of stock appreciation, restricted stock or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;
(8)all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including all fees, commissions, expenses and other similar charges of accountants, attorneys, brokers and other financial advisors related thereto and cash severance payments made in connection with acquisitions, any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock and any premiums, fees and expenses paid in connection with the Transactions), together with any related provision for taxes, shall be excluded;
(9)inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions shall be excluded; and
(10)in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded.
“Consolidated Senior Secured Leverage Ratio” means, with respect to any specified Person for any period, the ratio of (i) Senior Secured Indebtedness of such Person on such date to (ii) Consolidated Cash Flow for the period of four consecutive fiscal quarters for which internal financial statements are available immediately preceding the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Reference Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchase, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Consolidated Senior Secured Leverage Ratio Reference Period and on or prior to the date of the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made (for purposes of this definition, the “Consolidated Senior Secured Leverage Ratio Calculation Date”), then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Consolidated Senior Secured Leverage Ratio Reference Period.
In addition, the Consolidated Senior Secured Leverage Ratio shall be determined with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.
“Consolidated Total Assets” means, as of any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company then available, after giving pro forma effect for acquisitions or dispositions of Persons, divisions or lines of business that occurred on or after such balance sheet date and on or prior to such date of determination.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
(1)was a member of such Board of Directors on the date of the Indenture; or

(2)was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
Without limiting the generality of the foregoing, “Continuing Director” shall include one or more directors or nominees who are part of a dissident slate of directors in connection with a proxy contest, which director or nominee is approved by the Company’s Board of Directors as a Continuing Director, even if such Board of Directors opposed or opposes the directors for purposes of such proxy contest.
“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries:
(1)the Bank Credit Facilities; and
(2)one or more debt facilities (which may be outstanding at the same time) or other financing arrangements (including, without limitation, commercial paper facilities, indentures, note purchase agreements or other agreements) providing for revolving credit loans, term loans, debt securities, letters of credit, bankers’ acceptances or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.
“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation.
“Default “ means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal executive officer or the principal financial officer of the Company, less the amount of cash and Cash Equivalents received in connection with a sale or collection of such Designated Noncash Consideration.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale or as a result of the bankruptcy, insolvency or similar event of the issuer shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem such Capital Stock pursuant to such provision unless such repurchase or redemption complies with the covenant described under the caption “—Certain Covenants—Restricted Payments.” Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of employees of the Company or its Restricted Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Domestic Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was formed under the laws of the United States of America or any State thereof or that Guarantees or otherwise provides direct credit support for any Indebtedness of the Company or its Domestic Subsidiaries.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale for cash by the Company of its Common Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.
“Excluded Subsidiary” means any Domestic Subsidiary that is designated by the Company as an “Excluded Subsidiary” pursuant to an officers’ certificate delivered to the Trustee; provided that each such Subsidiary shall be an Excluded Subsidiary only if and only for so long as:
(1)(a) the Consolidated Total Assets of such Subsidiary is less than 2.25% of the Company’s Consolidated Total Assets and (b) such Subsidiary does not guarantee or otherwise provide direct credit support for any Indebtedness of the Company or its Domestic Subsidiaries; provided that the Consolidated Total Assets of all Domestic Subsidiaries that would otherwise be deemed Excluded Subsidiaries under this clause (1)(a) shall not exceed 6.00% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries; or
(2)such Subsidiary is a Receivables Subsidiary.
“Existing Indebtedness” means any Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Bank Credit Facilities) in existence on the date of the Indenture, until such amounts are repaid.
“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period (for purposes of this definition, the “Reference Period”), the ratio of Consolidated Cash Flow of such Person for the Reference Period to the Fixed Charges of such Person for the Reference Period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchase, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock, in each case, subsequent to the commencement of the Reference Period and on or prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (for purposes of this definition, the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the Reference Period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:
(1)acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions, after the first day of the Reference Period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the Reference Period;
(2)the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded; and
(3)the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.
For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and may include, without duplication, cost savings, synergies and operating expense reductions resulting from such transaction that have been realized or are expected, in the reasonable judgment of such financial or accounting officer as set forth in an officers’ certificate, to be realized within twelve months of the effective date of such transaction. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an officers’ certificate, to reflect all adjustments included in the calculation of Adjusted EBITDA as set forth in footnotes (6) and (7) to the “Summary Historical and Pro Forma Consolidated Financial Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offering rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(1)the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding amortization of debt issuance costs; plus
(2)the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
(3)any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus
(4)the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus
(5)interest income.
“Foreign Subsidiary” means, with respect to the Company, any Restricted Subsidiary that was not formed under the laws of the United States of America or any state thereof.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that leases will be accounted for using the generally accepted accounting principles in the United States of America in effect on the Issue Date and any changes in the accounting for leases after the Issue Date will be disregarded.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.
“Guarantors” means:
(1)each Domestic Subsidiary of the Company on the date of the Indenture (other than the Excluded Subsidiaries until such Domestic Subsidiaries no longer qualify as Excluded Subsidiaries); and
(2)any other Subsidiary of the Company that executes a Subsidiary Guarantee and related supplemental indenture in accordance with the provisions of the Indenture;
and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of the Indenture.
“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Indebtedness” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following:
(i)all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding (A) any trade payables or other current liabilities incurred in the ordinary course of business and (B) any earn-out obligations until such obligation becomes liability on the balance sheet of such Person in accordance with GAAP;
(ii)all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including purchase-money obligations);
(iii)all Obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (including reimbursement obligations with respect thereto, except to the extent such reimbursement Obligation relates to a trade payable) issued for the account of such Person;
(iv)all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets);
(v)all Capital Lease Obligations of such Person;
(vi)the maximum fixed redemption, repayment or other repurchase price of Disqualified Stock in such Person at the time of determination;
(vii)any Hedging Obligations of such Person at the time of determination (the amount of any such Obligations to be equal to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time);
(viii)any Attributable Indebtedness; and
(ix)all Obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed, directly or indirectly, or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or (B) is secured by (or the holder of such Indebtedness or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, dividends or other distributions.
For purposes of the foregoing:
(a)the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock was repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; provided, however, that, if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock;
(b)the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, but such Indebtedness shall be deemed incurred only as of the date of original issuance thereof;
(c)in the case of any Indebtedness not issued with original issue discount, the amount of any such Indebtedness outstanding as of any date will be the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due;
(d)the amount of any Indebtedness described in clause (ix)(A) above shall be the maximum liability under any such Guarantee;
(e)the amount of any Indebtedness described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the Obligations so secured and (II) the fair market value of such property or other assets; and
(f)except as described in clause (e) above, interest, fees, premium, and expenses and additional payments, if any, will not constitute Indebtedness.

Notwithstanding the foregoing, in connection with the purchase or sale by the Company or any Restricted Subsidiary of any assets or business, the term “Indebtedness” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.
“Investment Grade Rating” means, a debt rating of the Notes of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P and Moody’s or, in the event S&P or Moody’s shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.
“Investments ” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), prepaid expenses and accounts receivable, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.”
“Issue Date” means the date of first issuance of the Notes under the Indenture (i.e.,February 3, 2012).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.
“Moody’s “ means Moody’s Investors Service, Inc. or any successor rating agency.
“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking fees and broker fees, and sales and underwriting commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, any costs associated with unwinding any related Hedging Obligations in connection with such repayment and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
“Non-Recourse Debt” means Indebtedness:
(1)as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
(2)default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and
(3)as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Notes” means the Company's 7.375% Senior Notes, due 2022 issued under the Indenture, including the outstanding notes issued on February 3, 2012 and October 25, 2012, and the exchange notes.
“Obligations “ means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Restricted Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, including liquidated damages, Guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.
“Offering Memorandum” means the Offering Memorandum, dated January 27, 2012, for the offering of the outstanding Notes issued on February 3, 2012.
“Opinion of Counsel” means a written opinion from legal counsel, who may be internal or external counsel for the Company, or other counsel reasonably acceptable to the Trustee, complying with certain provisions in the Indenture.
“Permitted Holder” means (a) William P. Stiritz, (b) any of his immediate family members or (c) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50.1% or more controlling interest of which consist of William P. Stiritz and/or his immediate family members.
“Permitted Investments” means:
(1)any Investment in the Company or in a Restricted Subsidiary of the Company;
(2)any Investment in cash or Cash Equivalents;
(3)any Investment by the Company or any Restricted Subsidiary of the Company in a Person engaged in a Related Business, if as a result of such Investment:
(a)such Person in one transaction or a series of related transactions becomes a Restricted Subsidiary of the Company; or
(b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;
(4)any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Repurchase at the Option of Holders— Offer to Repurchase by Application of Excess Proceeds of Asset Sales”;
(5)any Investments by the Company or any Restricted Subsidiary in a Receivables Subsidiary or a Special Purpose Vehicle or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Subsidiary or a Special Purpose Vehicle is in the form of a Purchase Money Note or an Equity Interest or in the form of a purchase of Receivables and Receivables Related Assets pursuant to a Receivables Repurchase Obligation;
(6)any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(7)Investments in accounts or notes receivable owing to the Company or any Restricted Subsidiary acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
(8)loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;
(9)Investments in securities received in settlement of Obligations of trade creditors or customers in the ordinary course of business or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;
(10)workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business;

(11)commission, payroll, travel and similar advances to employees in the ordinary course of business;
(12)Hedging Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and not for speculative purposes and otherwise in compliance with this Indenture;
(13)Investments represented by Guarantees of Indebtedness that are otherwise permitted under this Indenture and performance guarantees in the ordinary course of business;
(14)Investments in joint ventures having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at any time outstanding, not to exceed the greater of (a) $50.0 million and (b) 1.75% of Consolidated Total Assets, less the aggregate fair market value of Investments made pursuant to clause 15(b) below (measured on the date each such Investment was made and without giving effect to subsequent changes in value), plus (c) 100% of the aggregate cash dividends and distributions received by the Company or any Restricted Subsidiary from any such Investments that are at any time outstanding pursuant to this clause (14);
(15)other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at any time outstanding, not to exceed (a) the greater of (i) $50.0 million and (ii) 1.75% of Consolidated Total Assets plus (b) the then current amount available for Investments pursuant to clause (14) above plus (c) 100% of the aggregate cash dividends and distributions received by the Company or any Restricted Subsidiary from any such Investments that are at any time outstanding pursuant to this clause (15);
(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(17)any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended; and
(18)Investments in the Notes.
“Permitted Liens” means:
(1)Liens securing Indebtedness of the Company or any Restricted Subsidiary incurred pursuant to clause (1) of the definition of “Permitted Debt”;
(2)Liens securing Indebtedness of the Company or any Restricted Subsidiary so long as, after giving effect to the incurrence of any such Indebtedness and/or Lien (including the application of any net proceeds thereof), the Consolidated Senior Secured Leverage Ratio of the Company would not be greater than 2.5 to 1.0 as of the date of incurrence;
(3)Liens in favor of the Company or the Guarantors;
(4)Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary;
(5)Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not entered into in contemplation of such acquisition and only extend to the property so acquired;
(6)Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries;
(7)Liens to secure Indebtedness (including and Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets financed with such Indebtedness and additions and improvements thereon;
(8)Liens existing on the Issue Date securing Existing Indebtedness;

(9)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(10)Deposits’ and landlords’, lessors’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s and other like Liens imposed by law incurred in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings diligently conducted;
(11)pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or good faith deposits to secure the performance of bids, tenders, government contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, deposits to secure statutory obligations or bankers’ acceptances of the Company or any Restricted Subsidiary and deposits to secure surety and appeal bonds to which the Company or a Restricted Subsidiary is a party, in each case incurred in the ordinary course of business;
(12)judgment Liens not giving rise to Default or an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(13)easements, rights-of-way, zoning restrictions and other similar charges or encumbrances affecting real property which do not materially adversely affect the value of said property or interfere in any material respect with the ordinary conduct of the business of the Company or such Restricted Subsidiary;
(14)any interest or title of a lessor under any capital lease or operating lease; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;
(15)Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of non-delinquent customs duties in connection with the importation of goods;
(16)Liens securing reimbursement obligations with respect to letters of credit or bankers’ acceptances incurred in accordance with the Indenture which encumber documents and other property relating to such letters of credit or bankers’ acceptances and products and proceeds thereof;
(17)Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(18)leases or subleases, licenses or sublicenses, granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary of the Company;
(19)Liens arising out of conditional sale, consignment, title retention or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(20)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
(21)Liens securing Permitted Refinancing Indebtedness which is incurred to refinance, renew, replace, defease or discharge any Refinanced Indebtedness which has been secured by a Lien permitted under this Indenture and which has been incurred in accordance with the provisions of this Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of such Refinanced Indebtedness; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing such Refinanced Indebtedness;
(22)Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(23)Liens securing Hedging Obligations, currency agreements and commodities agreements which relate to Indebtedness that is permitted to be incurred pursuant to the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(24)Liens on Receivables Program Assets securing Receivables Program Obligations;
(25)deposits made in the ordinary course of business to secure liability to insurance carriers;
(26)Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;
(27)Liens incurred to secure cash management services and other bank products owed to a lender under any Credit Facilities (or any Affiliate of such lender) in the ordinary course of business;
(28)Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture; and
(29)Liens incurred on assets or property of the Company or any Restricted Subsidiary of the Company with respect to Obligations that do not exceed the greater of $35.0 million and 1.25% of Consolidated Total Assets (determined as of the date of any incurrence).
During any Suspension Period, the relevant clauses of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock” shall be deemed to be in effect solely for purposes of determining the amount available under clause (7) above.
“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) (such other Indebtedness, “Refinanced Indebtedness”); provided that:
(1)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Refinanced Indebtedness (plus the amount of reasonable fees and expenses incurred in connection therewith including premiums paid, if any, to the holders thereof);
(2)such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;
(3)if the Refinanced Indebtedness is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Refinanced Indebtedness;
(4)such Permitted Refinancing Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Refinanced Indebtedness; and
(5)(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (b) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes.
“Person “ means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate or unincorporated organization or government or any agency or political subdivision thereof or any other entity (including any subdivision or ongoing business of any such entity, or substantially all of the assets of any such entity, subdivision or business).
“Purchase Money Note” means a promissory note evidencing the obligation of a Receivables Subsidiary or a Special Purpose Vehicle to pay the purchase price for Receivables or other Indebtedness to the Company or to any Restricted Subsidiary (or to a Receivables Subsidiary in the case of a transfer to a Special Purpose Vehicle) in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than cash required to be held as reserves pursuant to Receivables Documents, amounts paid in respect of interest, principal and other amounts owing under Receivables Documents and amounts paid in connection with the purchase of newly generated Receivables.
“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Restricted Subsidiary of the Company pursuant to which the Company or any such Restricted

Subsidiary may sell, convey or otherwise transfer to a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any Receivables Program Assets (whether existing on the Issue Date or arising thereafter); provided that:
(1)no portion of the Indebtedness or any other Obligations (contingent or otherwise) of a Receivables Subsidiary or Special Purpose Vehicle
(a)is Guaranteed by the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), excluding Guarantees of Obligations pursuant to Standard Securitization Undertakings,
(b)is recourse to or obligates the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or
(c)subjects any property or asset of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction of Obligations incurred in such transactions, other than pursuant to Standard Securitization Undertakings;
(2)neither the Company nor any of its Restricted Subsidiaries (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding with a Receivables Subsidiary or a Special Purpose Vehicle (except in connection with a receivables securitization facility) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and
(3)the Company and its Restricted Subsidiaries (other than a Receivables Subsidiary) do not have any obligation to maintain or preserve the financial condition of a Receivables Subsidiary or a Special Purpose Vehicle or cause such entity to achieve certain levels of operating results other than Standard Securitization Undertakings.
“Ralcorp Obligations” means indemnification obligations of the Company and/or its Restricted Subsidiaries in favor of Ralcorp Holdings, Inc. and/or its subsidiaries in connection with the Spin-Off.
“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available (for reasons outside the control of the Company), a statistical rating agency or agencies, as the case may be, nationally recognized in the United States and selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P’s or Moody’s, or both, as the case may be.
“Receivables” means all rights of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Company or such Restricted Subsidiary as accounts receivable.
“Receivables Documents” means:
(1)one or more receivables purchase agreements, pooling and servicing agreements, credit agreements, agreements to acquire undivided interests or other agreements to transfer or obtain loans or advances against, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Company, a Restricted Subsidiary and/or a Receivables Subsidiary, and
(2)each other instrument, agreement and other document entered into by the Company, a Restricted Subsidiary or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (a) above, in each case as amended, modified, supplemented or restated and in effect from time to time.
“Receivables Program Assets” means:
(1)all Receivables which are described as being transferred by the Company, a Restricted Subsidiary or a Receivables Subsidiary pursuant to the Receivables Documents;
(2)all Receivables Related Assets; and
(3)all collections (including recoveries) and other proceeds of the assets described in the foregoing clauses.

“Receivables Program Obligations” means:
(1)Indebtedness and other Obligations owing in respect of notes, trust certificates, undivided interests, partnership interests or other interests sold, issued and/or pledged, or otherwise incurred, in connection with a Qualified Receivables Transaction; and
(2)related obligations of the Company, a Subsidiary of the Company or a Special Purpose Vehicle (including, without limitation, Standard Securitization Undertakings).
“Receivables Related Assets” means:
(1)any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables);
(2)any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited;
(3)spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Receivables Transaction;
(4)any warranty, indemnity, dilution and other intercompany claim arising out of Receivables Documents; and
(5)other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Receivables Repurchase Obligation” means any obligation of the Company or a Restricted Subsidiary (other than a Receivables Subsidiary) in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the Company or a Restricted Subsidiary (other than a Receivables Subsidiary).
“Receivables Subsidiary” means a special purpose Wholly Owned Restricted Subsidiary of the Company created in connection with the transactions contemplated by a Qualified Receivables Transaction, which Restricted Subsidiary engages in no activities other than those incidental to such Qualified Receivables Transaction and which is designated as a Receivables Subsidiary by the Company’s Board of Directors. Any such designation by the Board of Directors shall be evidenced by filing with the Trustee a Board Resolution of the Company giving effect to such designation and an officers’ certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, such designation, and the transactions in which the Receivables Subsidiary will engage, comply with the requirements of the definition of Qualified Receivables Transaction.
“Related Business” means the business conducted by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are similar or reasonably related, ancillary or complementary thereto or reasonable extensions thereof.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary “ of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P “ means Standard & Poor’s Rating Services, a division of McGraw Hill, Inc., a New York corporation, or any successor rating agency.
“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.
“Senior Secured Indebtedness” means the sum of (i) Indebtedness, letters of credit and bankers’ acceptances funded or incurred under Credit Facilities (with letters of credit and bankers’ acceptances being deemed to have an amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) and (ii) other funded or incurred Indebtedness that is not subordinated in right of payment to the Notes, in each case, which is secured by Lien on any assets or property of the Company or any Restricted Subsidiary.

“Separation Agreement “ means that certain Separation and Distribution Agreement between the Company and Ralcorp Holdings, Inc., entered into in connection with the Spin-Off, as in effect as of the Issue Date or as may be subsequently amended, provided that such amendment is not prohibited by the Indenture.
“Significant Subsidiary” means (1) any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof and (2) any Restricted Subsidiary that when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries would constitute a Significant Subsidiary under clause (1) of this definition.
“Special Interest” has the meaning assigned to that term pursuant to the Registration Rights Agreement.
“Special Purpose Vehicle” means a trust, partnership or other special purpose Person established by the Company and/or any of its Restricted Subsidiaries to implement a Qualified Receivables Transaction.
“Spin-Off” means the separation of Ralcorp Holdings, Inc. and its Post cereals business in a tax-free spin-off to shareholders of Ralcorp Holdings, Inc. pursuant to the Separation and Distribution Agreement and the other transactions and agreements referred to therein, as further described in the Offering Memorandum under the caption “The Transactions.”
“Standard Securitization Undertakings” means representations, warranties, covenants, performance guarantees and indemnities entered into by the Company or any Subsidiary of the Company which, in the good faith judgment of the Board of Directors of the appropriate company, are reasonably customary in an accounts receivable transaction and includes, without limitation, any Receivables Repurchase Obligation.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, with respect to any Person:
(1)any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and
(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).
“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees.
“Transactions” means (i) the Spin-Off, (ii) the offering of the outstanding notes and Subsidiary Guarantees under the Indenture on the Issue Date, (iii) the entry into the Bank Credit Facilities and the incurrence of Indebtedness thereunder on the Issue Date and (iv) the payment of fees and expenses related to each of the foregoing clauses (i), (ii) and (iii).
“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the covenant described above under the caption “Designation of Restricted and Unrestricted Subsidiaries,” but only to the extent that such Subsidiary:
(1)has no Indebtedness other than Non-Recourse Debt;
(2)is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
(3)is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified level of operating results; and

(4)has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such Guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.
“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purpose of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.
“U.S. Government Obligations” means direct non-callable Obligations of, or Guaranteed as to full and timely payment by, the United States of America for the payment of which Guarantee or Obligations the full faith and credit of the United States is pledged.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(1)the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations as of the date hereof to a holder relevant to the exchange of outstanding notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes. This summary is generally limited to holders of the exchange notes who hold such notes as “capital assets” (generally, assets held for investment) for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, passive foreign investment companies, certain former citizens or residents of the U.S., partnerships, S corporations or other pass-through entities, real estate investment trusts, controlled foreign corporations, U.S. holders (as defined below) whose functional currency is not the U.S. dollar and persons that hold the new notes in connection with a straddle, hedging, conversion or other risk-reduction transaction.
The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, court decisions, and published rulings of the IRS all as in effect on the date hereof and all of which are subject to differing interpretations or changes at any time with possible retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion. Furthermore, there can be no assurance that the IRS will agree with such statements and conclusions.
As used herein, the term “U.S. holder” means a beneficial owner of an exchange note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of a note offered hereby that is not a U.S. holder.
If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a holder of an exchange note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the exchange notes.
This summary does not address the tax consequences arising under any state, local, or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws.
Investors considering the exchange of outstanding notes for exchange notes in the exchange offer should consult their own tax advisors regarding application of U.S. federal tax laws, as well as the tax laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty, to the exchange offer and to purchasing, owning and disposing of the exchange notes in light of their particular circumstances.
Tax Consequences of an Exchange under the Registration Rights Agreement
The exchange of an outstanding note for an exchange note with identical terms pursuant to the exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized as a result of exchanging an outstanding note for an exchange note. Further, your tax basis in the exchange note will equal your tax basis in the outstanding note determined as of the time of the exchange, and your holding period for the exchange note will include the period during which you held the outstanding note.
Treatment of the Notes
In certain circumstances (see “Description of the Exchange Notes-Optional Redemption,” “Description of the Exchange Notes-Repurchase at the Option of the Holders” and “Description of the Exchange Notes-Registration Rights; Special Interest”), we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes.

According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. holder recognizes if there is only a remote chance as of the date such notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of any exchange notes. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. holder might be required to accrue income on its exchange notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder. If any such amounts are in fact paid, U.S. holders will be required to recognize such amounts as income.
U.S. Holders
Payments of Interest
A U.S. holder will be required to recognize as ordinary income any interest received or accrued on the exchange notes, in accordance with the U.S. holder's regular method of tax accounting for U.S. federal income tax purposes.
Pre-Issuance Accrued Interest
A portion of the price paid for some of the outstanding notes was allocable to interest that accrued prior to the date the notes are purchased (the “pre-issuance accrued interest”). We intend to take the position that a portion of the interest received on the first interest payment date equal to the pre-issuance accrued interest should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the note. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received but should reduce the holder's adjusted tax basis in the applicable note by a corresponding amount.
Sale, redemption, exchange or other taxable disposition of notes
A U.S. holder generally will recognize gain or loss on the sale, redemption, exchange or other taxable disposition of an exchange note. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder (other than proceeds attributable to accrued but unpaid interest) and the holder's adjusted tax basis in the exchange note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the exchange note. In general, a U.S. holder's adjusted tax basis in an exchange note will equal the amount paid for the exchange note decreased by the amount of any payments other than qualified stated interest payments received with respect to the exchange note. The portion of any proceeds that is attributable to accrued but unpaid interest will not be taken into account in computing the U.S. holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. holder on a disposition of the exchange note will be capital gain or loss and will be long-term capital gain or loss if the holder held the exchange note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitation.
Medicare tax
For taxable years beginning after December 31, 2012, recently enacted legislation generally will impose a 3.8% Medicare tax on a portion or all of the net investment income of certain individuals and on the undistributed net investment income of certain estates and trusts, subject to certain exceptions. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the exchange notes.
Information reporting and backup withholding
Unless a U.S. holder is an exempt recipient, such as a tax-exempt organization, and, when required, appropriately demonstrates such exemption, payments made with respect to the exchange notes may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if a U.S. holder fails to comply with applicable U.S. information reporting and certification requirements.
Backup withholding is not an additional tax. Any amount withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.

Non-U.S. holders
Payments of interest
Interest paid on an exchange note by us or our agent to a non-U.S. holder will qualify for the “portfolio interest exemption” and will not be subject to U.S. federal income tax or withholding of such tax, provided that such interest income is not effectively connected with a U.S. trade or business of the non-U.S. holder (or, if a tax treaty applies, is not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the U.S.); and provided that the non-U.S. holder:

•	does not actually or by attribution own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us actually or by attribution through stock ownership;

•	is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•
either (a) provides an appropriate, properly executed, IRS Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes the non-U.S. holder's name and address, and certifies as to non-U.S. status in compliance with applicable law and regulations; or (b) causes a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business to provide a statement to us or our agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute form) has been received by it from the non-U.S. holder or qualifying intermediary and furnishes us or our agent with a copy. The Treasury regulations provide special certification rules for notes held by a foreign partnership and other intermediaries.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to a 30% U.S. federal tax withholding unless the holder provides us with the appropriate, properly executed, IRS Form W-8BEN claiming an exemption from (or reduction of) withholding under the benefit of a treaty or IRS Form W-8ECI stating that such interest is not subject to withholding because it is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.
Sale, redemption, exchange or other taxable disposition of notes
Generally, subject to the discussion of backup withholding below, any gain recognized by a non-U.S. holder on the disposition of an exchange note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “Non-U.S. Holders-Payments of Interest” above) will not be subject to U.S. federal income tax and withholding, unless:

•
the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained in the U.S. by the non-U.S. holder), in which case the gain will be taxed as described above; or

•
the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year of that disposition and certain other conditions are met, in which case the gain (net of certain U.S. source losses) will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate).

A non-U.S. holder should consult his or her tax advisor regarding the tax consequences of the purchase, ownership and disposition of the exchange notes.
United States Trade or Business
If interest on an exchange note or gain from the disposition of an exchange note is effectively connected with a U.S. trade or business of a non-U.S. holder and, if a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder within the U.S., the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such interest and gain on a net income basis at regular graduated rates in the same manner as if the holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the additional branch profits tax, which generally is imposed on a foreign corporation upon the deemed repatriation from the U.S. of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty). If interest received with respect to the exchange notes is effectively connected income, the 30% withholding tax described above will not apply, assuming certain requirements are met.

Information reporting and backup withholding
In general, payments we make to a non-U.S. holder in respect of the exchange notes will be reported annually to the IRS. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.
Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding.
Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished timely to the IRS.
Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.
Foreign Account Tax Compliance Act
Legislation incorporating provisions referred to as the Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010. Under the FATCA as initially enacted, if notes are issued on or before March 18, 2012, the FATCA will generally not apply to such notes. Recently issued Proposed Treasury Regulations extended the grandfathering date and provide that the FATCA will generally not apply to notes that are outstanding on January 1, 2013. These Proposed Treasury Regulations are not effective until finalized, however, and unless and until they are so finalized, taxpayers are not entitled to rely on them.
However, if the FATCA does apply to the exchange notes, the FATCA generally will impose a withholding tax of 30% on interest income on such a note and the gross proceeds of a disposition of such a note paid to a foreign financial institution, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on interest income from an exchange note and the gross proceeds of a disposition of such a note paid to a foreign entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly own more than 10 percent of the entity. Under certain circumstances, a non-U.S. holder of the exchange notes might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a United States federal income tax return to claim such refunds or credits. To the extent applicable under the grandfather provisions of the Proposed Treasury Regulations, this legislation generally is effective for payments of interest made after December 31, 2013, and for payments made in respect of gross proceeds from sales or other dispositions after December 31, 2014 on notes issued after March 18, 2012 or January 1, 2013, if the proposed Treasury Regulations become effective. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the notes offered hereunder.
The United States federal income tax summary set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the exchange of outstanding notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

PLAN OF DISTRIBUTION
The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.
In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of Post within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.
All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period ending upon the earlier of (i) 180 days after the consummation of the exchange offer, subject to extension under limited circumstances, or (ii) or when all exchange notes have been sold, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the outstanding notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.
We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.
Any broker-dealer that held outstanding notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incidental to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of outstanding notes and the initial purchasers, other than commissions or concessions of any broker-dealers and will indemnify holders of the outstanding notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS
Lewis, Rice & Fingersh, L.C., St. Louis, Missouri will pass upon certain legal matters in connection with the exchange notes offered hereby.
EXPERTS
The financial statements as of September 30, 2011 and September 30, 2010 and for each of the three years in the period ended September 30, 2011 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's restatement of its combined financial statements as described in Note 1 to the combined financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC with respect to the exchange notes being offered as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits to the registration statement. For further information with respect to us and the exchange notes, please refer to the registration statement, including its exhibits. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and if the contract or document is filed as an exhibit to the registration statement, you should refer to such exhibit for copies of the actual contract or document. Each such statement is qualified in all respects by reference to the applicable document.
You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. We also maintain an internet site at www.postfoods.com. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus or in the registration statement.
In accordance with the Exchange Act, we file periodic reports, proxy statements and other information with the SEC, which is available on the SEC’s website at www.sec.gov and in the SEC’s public reference room referred to above.
You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

POST HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Nine Months Ended June 30,
	2012	2011

Net Sales	$711.7	$730.4
Cost of goods sold	392.9	381.6
Gross Profit	318.8	348.8
Selling, general and administrative expenses	202.8	180.3
Amortization of intangible assets	9.4	9.4
Impairment of intangible assets	—	32.1
Other operating expenses, net	0.6	1.1
Operating Profit	106.0	125.9
Interest expense, net	44.2	38.6
Other (income) expense, net	(1.6)	5.8
Earnings before Income Taxes	63.4	81.5
Income tax expense	24.3	26.2
Net Earnings	$39.1	$55.3

Earnings per share:
Basic	$1.14	$1.61
Diluted	$1.13	$1.61

Weighted-Average Common Shares Outstanding:
Basic	34.3	34.3
Diluted	34.5	34.4

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POST HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2012	2011

Net Earnings	$39.1	$55.3
Pension and postretirement activity, net of tax expense (benefit) of ($4.2) and $6.5, respectively	(7.0)	10.9
Foreign currency translation adjustments	(2.8)	4.7
Total Comprehensive Income	$29.3	$70.9

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions, except share and per share data)

	June 30, 2012	September 30, 2011
Assets		(as restated)
Current Assets
Cash and cash equivalents	$83.5	$1.7
Accounts receivable, net	58.2	10.1
Receivable from Ralcorp	4.5	41.3
Inventories	77.7	66.6
Deferred income taxes	3.1	3.8
Prepaid expenses and other current assets	6.6	4.0
Intercompany notes receivable with Ralcorp	—	7.8
Total Current Assets	233.6	135.3
Property, net	409.4	412.1
Goodwill	1,366.4	1,366.2
Other intangible assets, net	739.2	748.6
Investment in partnership	—	60.2
Other assets	14.9	0.8
Total Assets	$2,763.5	$2,723.2

Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$13.1	$—
Current portion of long-term debt with Ralcorp	—	68.0
Accounts payable	34.7	28.8
Other current liabilities	63.3	37.5
Total Current Liabilities	111.1	134.3
Long-term debt	934.7	—
Long-term debt with Ralcorp	—	716.5
Deferred income taxes	328.5	332.8
Other liabilities	105.2	104.9
Total Liabilities	1,479.5	1,288.5

Stockholders' Equity
Common stock, $0.01 par value, 300.0 million authorized, 34.4 million shares issued and outstanding as of June 30, 2012	0.3	—
Additional paid-in capital	1,271.3	—
Net investment of Ralcorp	—	1,438.3
Retained earnings	25.8	—
Accumulated other comprehensive loss	(13.4)	(3.6)
Total Stockholders' Equity	1,284.0	1,434.7
Total Liabilities and Stockholders' Equity	$2,763.5	$2,723.2

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POST HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended June 30,
	2012	2011
Cash Flows from Operating Activities:
Net earnings	$39.1	$55.3
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	46.9	43.8
Impairment of intangible assets	—	32.1
Stock based compensation	2.2	1.0
Deferred income taxes	(8.6)	(24.6)
Other, net	1.4	7.0
Net changes in operating assets and liabilities:
Accounts receivable, net	(47.8)	59.0
Receivable from Ralcorp	36.8	(40.5)
Inventories	(11.1)	(18.3)
Prepaid expenses and other current and non-current assets	—	0.6
Accounts payable and other current and non-current liabilities	36.4	2.7
Net cash provided by operating activities	95.3	118.1

Cash Flows from Investing Activities:
Payments for capital expenditures	(22.3)	(9.8)
Net cash used in investing activities	(22.3)	(9.8)

Cash Flows from Financing Activities:
Proceeds from issuance of Senior Notes	775.0	—
Proceeds from issuance of term loan	175.0	—
Payment to Ralcorp	(900.0)	—
Repayments of long-term debt	(2.2)	—
Change in net investment of Ralcorp	(29.4)	(106.6)
Payments of debt issuance costs	(17.7)	—
Proceeds from repayment of notes receivable from Ralcorp	7.8	—
Net cash provided by (used in) financing activities	8.5	(106.6)
Effect of exchange rate changes on cash and cash equivalents	0.3	0.5
Net increase in cash and cash equivalents	81.8	2.2
Cash and cash equivalents, beginning of period	1.7	4.8
Cash and cash equivalents, end of period	$83.5	$7.0

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POST HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited)
(in millions)

						Accumulated Other Comprehensive Loss
	Shares	Common Stock	Additional Paid-in Capital	Net Investment	Retained Earnings	Retirement Benefit Adjustments, net of tax	Foreign Currency Translation Adjustments	Total Stockholders' Equity
Balance as of September 30, 2011 (as restated)	—	$—	$—	$1,438.3	$—	$(4.6)	$1.0	$1,434.7
Net earnings	—	—	—	13.3	25.8	—	—	39.1
Separation related adjustments	—	—	—	(181.8)	—	(7.2)	(1.0)	(190.0)
Reclassification of Net Investment to Additional Paid-in Capital	—	—	1,269.8	(1,269.8)	—	—	—	—
Issuance of Common Stock at Spin-Off	34.4	0.3	(0.3)	—	—	—	—	—
Stock-based compensation expense	—	—	1.8	—	—	—	—	1.8
Net change in Retirement Benefits	—	—	—	—	—	0.2	—	0.2
Foreign Currency Translation adjustments	—	—	—	—	—	—	(1.8)	(1.8)
Balance as of June 30, 2012	34.4	$0.3	$1,271.3	$—	$25.8	$(11.6)	$(1.8)	$1,284.0

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

POST HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
(dollars in millions, except where indicated otherwise)

Note 1 – Background and Basis of Presentation
Background
Post Holdings, Inc. ("Post" or the "Company") is a manufacturer, marketer and distributor of branded ready-to-eat cereals in the United States and Canada. Post’s products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. The Company's products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario.
On February 3, 2012, Post completed its legal separation from Ralcorp Holdings, Inc. ("Ralcorp") via a tax free spin-off (the "Spin-Off"). In the Spin-Off, Ralcorp shareholders of record on January 30, 2012, the record date for the distribution, received one share of Post common stock for every two shares of Ralcorp common stock held; additionally Ralcorp retained approximately 6.8 million unregistered shares of Post common stock. At the time of distribution Ralcorp entered into a series of third party financing arrangements that effectively resulted in the contribution of its net investment in Post in exchange for the aforementioned 6.8 million shares of Post common stock and a $900.0 cash distribution which was funded through the incurrence of long-term debt by Post, see Note 10. Prior to Ralcorp's contribution of its net investment, the net investment balance decreased due to separation related adjustments in the net amount of $181.8 primarily due to differences between the $900.0 cash distribution to Ralcorp compared to the settlement of intercompany debt of $784.5 and equity investment in partnership of $60.2, see Note 15, that did not transfer to Post in connection with the Spin-Off.
On February 6, 2012, Post began regular trading on the New York Stock Exchange under the ticker symbol “POST” as an independent, public company.
Post has a single operating segment and manufactures and markets products under several brand names, including Honey Bunches of Oats®, Pebbles™, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts® and Honeycomb®.
Unless otherwise stated or the context otherwise indicates, all references in this Form 10-Q to "Post," "the Company," "us," "our" or "we" mean Post Holdings, Inc. and its consolidated subsidiaries, and for periods prior to the Spin-Off from Ralcorp, the Branded Cereal Business of Ralcorp.
Basis of Presentation
These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), under the rules and regulations of the United States Securities and Exchange Commission (the "SEC"), and on a basis substantially consistent with the audited combined financial statements of the Company as of and for the fiscal year ended September 30, 2011. These unaudited consolidated financial statements should be read in conjunction with such audited combined financial statements, which are included in the Company’s Current Report on Form 8-K/A filed with the SEC on September 14, 2012, and which includes restated audited financial statements of the Company as of and for the year ended September 30, 2011. The audited financial statements for the fiscal year ended September 30, 2011, were originally filed with the SEC on Form 10 on January 25, 2012 and present the historical combined results of operations, comprehensive income, financial position, cash flows and equity of the Branded Cereal Business of Ralcorp, which includes Post Foods, LLC and Post Foods Canada Corp., which now comprise the operations of the Company. All intercompany balances and transactions between Post entities have been eliminated. Transactions between Post and Ralcorp are included in these financial statements, see Notes 9, 13 and 15 for further information on transactions with Ralcorp.
The unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments and accruals) that management considers necessary for a fair statement of its financial position and results of operations for the interim periods presented. Interim results are not necessarily indicative of the results for any other interim period or for the entire fiscal year.
Prior to the Spin-Off, Post's operations consisted of the Branded Cereals Business of Ralcorp. As such, the financial information prior to the Spin-Off may not necessarily reflect Post's financial position, results of operations and cash flows in the future or what Post's financial position, results of operations and cash flows would have been had Post been an independent, publicly-traded company during historical periods presented herein.
For periods prior to the Spin-Off, these unaudited condensed consolidated financial statements include allocations of certain Ralcorp corporate expenses. Management believes the assumptions and methodologies underlying the allocation of general corporate overhead expenses are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been incurred by Post if it had operated as an independent, publicly-traded company or of the costs expected to be incurred in the future. These allocated expenses relate to various services that were provided to Post by Ralcorp, including, but not limited to, cash management and other treasury services, administrative services (such as tax, employee benefit administration, risk management, internal audit, accounting and human resources) and stock-based compensation plan administration. See Note 13 for further information on services that Ralcorp continues to provide to the Company.
The financial position and operating results of foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included in the consolidated balance sheet as a component of accumulated other comprehensive loss.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the consolidated financial statements include accounting for reserves established for doubtful accounts, stock-based compensation, impairment analyses, depreciation and amortization, income taxes, litigation matters and contingencies.

Note 2 – Recently Issued and Adopted Accounting Standards
In December 2011, the FASB issued Accounting Standards Update ("ASU") 2011-11, "Disclosures about Offsetting Assets and Liabilities" which provides new requirements for disclosures about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The amendments in this update are effective for annual reporting periods beginning on or after January 1, 2013 (i.e., Post's financial statements for the year ending September 30, 2014), and interim periods within those annual periods. The adoption of this update is not expected to have a material effect on Post's financial position, results of operations or cash flows.
In July 2012, the FASB issued ASU 2012-02, “Testing Indefinite-Lived Intangible Assets for Impairment.” ASU 2012-02 allows an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform a quantitative impairment test. The amendment is effective for fiscal years beginning after September 15, 2012 (i.e., Post's financial statements for the year ending September 30, 2013). The adoption of this update is not expected to have a material effect on Post's financial position, results of operations or cash flows.
Note 3 – Earnings per Share
The computation of basic and diluted earnings per common share is calculated assuming the number of shares of Post common stock outstanding on February 3, 2012, following the distribution of one share of Post common stock for every two shares of Ralcorp common stock and the retention of approximately 6.8 million shares by Ralcorp, had been outstanding at the beginning of each period presented. In connection with the Spin-Off, Ralcorp stock settled stock appreciation right awards were converted to 0.3 million Post awards for certain employees and 0.1 million Post restricted shares were issued to holders of Ralcorp restricted shares using the distribution ratio of one Post restricted share for every two Ralcorp restricted shares. In addition, on February 28, 2012, the Company granted approximately 0.1 million new stock settled stock appreciation rights. On May 29, 2012, the Company granted 1.8 million non-qualified stock option awards and 0.4 million restricted stock units. For periods prior to the Spin-Off it is assumed that there are no dilutive equity instruments, other than the restricted shares previously discussed, as there were no equity awards in Post outstanding prior to the Spin-Off. See Note 1 for further discussion of the Spin-Off.

	Nine Months Ended June 30,
	2012	2011
Net earnings for basic and diluted earnings per share	$39.1	$55.3

Weighted-average shares for basic earnings per share	34.3	34.3
Effect of dilutive securities:
Stock appreciation rights	0.1	—
Restricted stock awards	0.1	0.1
Total dilutive securities	0.2	0.1
Weighted-average shares for diluted earnings per share	34.5	34.4

Basic earnings per share	$1.14	$1.61
Diluted earnings per share	$1.13	$1.61

Weighted-average shares for diluted earnings per share excludes 2.3 million equity awards for the nine months ended June 30, 2012, as they were anti-dilutive.
Note 4 – Fair Value Measurements
The following table represents Post's assets and liabilities measured at fair value on a recurring basis and the basis for that measurement according to the levels in the fair value hierarchy.

	June 30, 2012			September 30, 2011
	Total	Level 1	Level 2	Total	Level 1	Level 2
Deferred compensation investment	$1.3	$1.3	—	$0.8	$0.8	—
Deferred compensation liabilities	7.8	—	7.8	0.8	—	0.8

The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions. The fair value hierarchy consists of three levels:
Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs are quoted prices of similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
 Level 3 — Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.
 The fair value of the deferred compensation investment is invested primarily in mutual funds and is measured using the market approach. This investment is in the same funds and purchased in substantially the same amounts as the participants' selected investment options (excluding Post common stock equivalents), which represent the underlying liabilities to participants in Post's deferred compensation plans. Deferred compensation liabilities are recorded at amounts due to participants in cash, based on the fair value of participants' selected investment options (excluding certain Post common stock equivalents to be distributed in shares) using the market approach. In connection with, and as of the date of the Spin-Off, approximately $6.7 of deferred compensation liabilities were assumed by the the Company from Ralcorp related to certain members of the Company's management team and board of directors who were directors of Ralcorp prior to the Spin-Off.

 The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, receivables and accounts payable approximate fair value because of the short term nature of these instruments. The fair value of long-term debt, including any current portion, at June 30, 2012 (see Note 10) is approximately $986.6 based upon Level 2 inputs.
Note 5 – Derivative Financial Instruments and Hedging
In the ordinary course of business, Post is exposed to commodity price risks relating to the acquisition of raw materials and supplies, interest rate risks relating to debt and foreign currency exchange rate risks relating to its foreign subsidiary.
 Prior to the Spin-Off, Post participated in Ralcorp's derivative instrument program which consisted of the use of commodity contracts (options, futures and swaps) used as cash flow or economic hedges on raw material and fuel purchases. The fair value of the derivative instruments have not been reflected in Post's balance sheet because Post was not legally a party to the underlying derivative instruments and because there are no significant instruments that are allocable only to Post. The effects of Post's participation in Ralcorp's derivative instrument program on the statements of operations for the nine months ended June 30, 2012, was a loss of $2.0. For the nine months ended June 30, 2011, losses from participation in the Ralcorp derivative instrument program were $8.3. Derivative instrument gains and losses are included in "cost of goods sold" for all periods presented. As of September 30, 2011, the amount of Ralcorp's net derivative liability that was related to Post was $10.3. As of the Spin-Off date, Post no longer participated in the Ralcorp derivative instrument program. As of June 30, 2012, Post had no open derivative positions.
Note 6 – Income Taxes
For the nine months ended June 30, 2012, our effective tax rate was 38.3%, compared to 32.1% in the nine months ended June 30, 2011. The increase in the effective tax rate for the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011 was primarily due to $1.8 of incremental tax expense resulting from non-deductible outside services expenses, which were incurred prior to February 3, 2012, to effect the Spin-Off. In addition, for the nine months ended June 30, 2012, we recorded $2.1, of additional tax expense related to an uncertain tax position we expect to take on our 2012 short-period tax return.
Unrecognized Tax Benefits
The Company recognizes the tax benefit from uncertain tax positions only if it is "more likely than not" the tax position will be sustained on examination by the taxing authorities. The tax benefits recognized from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. To the extent the Company's assessment of such tax positions changes, the change in estimate will be recorded in the period in which the determination is made. Tax-related interest and penalties are classified as a component of income tax expense.
The total amount of the net unrecognized tax benefits was $2.1 at June 30, 2012 related to a tax position the Company expects to take on its 2012 short-period tax return. The amount of the net unrecognized tax benefits that, if recognized, would directly affect the effective tax rate is $2.1 at June 30, 2012. There were no unrecognized tax benefits for any prior periods.
The Company has not recognized any interest or penalties for the nine months ended June 30, 2012, as this relates to an expected future tax position, and has considered the application of penalties on its unrecognized tax benefits and determined that no accrual of penalties is currently required.
Based on the provisions of the Tax Allocation Agreement between Post and Ralcorp, Ralcorp retained responsibility for income tax liabilities and income tax returns related to all periods prior to the Spin-Off date of February 3, 2012. There are no open income tax audits in any of Post's filing jurisdictions for periods subsequent to the Spin-Off date.

Note 7 – Supplemental Operations Statement Information

	Nine Months Ended June 30,
	2012	2011
Advertising and promotion expenses	$95.3	$87.3
Repair and maintenance expenses	28.7	24.3
Research and development expenses	6.0	5.6
Rent expense	3.0	3.0

Note 8 – Supplemental Balance Sheet Information

	June 30, 2012	September 30, 2011
Inventories
Raw materials and supplies	$17.6	$17.2
Finished products	60.1	49.4
	$77.7	$66.6

Property, net
Land	$12.9	$12.2
Buildings and leasehold improvements	134.8	131.3
Machinery and equipment	407.8	395.3
Software	21.7	—
Construction	14.2	6.3
	591.4	545.1
Accumulated depreciation	(182.0)	(133.0)
	$409.4	$412.1

The $21.7 increase in software assets is primarily related to certain internally developed administrative software and software licenses which were transferred to Post from Ralcorp in connection with the Spin-Off.

	June 30, 2012	September 30, 2011
Other Current Liabilities
Advertising and promotion	$5.9	$9.4
Accrued interest, including intercompany interest	23.5	6.6
Deferred income	6.7	7.7
Compensation	11.8	8.2
Miscellaneous accrued taxes	5.5	3.7
Income taxes payable	5.9	—
Other	4.0	1.9
	$63.3	$37.5

Other Liabilities
Pension and other postretirement benefit obligations	$93.7	$103.5
Deferred compensation	7.8	—
Other	3.7	1.4
	$105.2	$104.9

Note 9 - Intercompany Debt
In conjunction with the acquisition of Post in 2008, Ralcorp assumed ownership of certain debt instruments, additionally Ralcorp issued certain intercompany debt instruments to other Ralcorp entities which are presented in the following table. Though Ralcorp is the legal entity obligated to repay all of the assumed debt, these debt instruments and related interest expense and interest payments have been reported in the financial statements of Post for periods prior to the Spin-Off. Post Foods, LLC, along with certain other subsidiaries of Ralcorp, was a guarantor of Ralcorp's debt and that debt was collateralized in part by a pledge of 65% of the stock of Post Foods Canada Corp. In connection with the Spin-Off, Post was released from any and all obligations related to the debt including any and all guarantees and collateral agreements and all accrued and unpaid interest. See Note 10 for further information on the Company's indebtedness after the Spin-Off.
The outstanding balances and related interest rates on intercompany debt instruments are summarized in the following table.

	June 30, 2012	September 30, 2011
7.29% Fixed Rate Senior Notes maturing 2018	$—	$577.5
2.83% Floating Rate Senior Notes maturing 2018	—	20.0
7.39% Fixed Rate Senior Notes maturing 2020	—	67.0
7.50% Note Payable to RAH Canada L.P.	—	52.0
1.00% Note Payable to RH Financial Corporation	—	68.0
	$—	$784.5
Less: Current Portion	—	(68.0)
Total long-term intercompany debt	$—	$716.5

Note 10 - Long Term Debt
In connection with the Spin-Off, Post issued $775.0 of 7.375% senior notes (the "Notes") due in 2022. Post also entered into a senior secured $350.0 credit facility (the "Credit Facility").
On February 3, 2012, the Company issued the Notes in an aggregate principal amount of $775.0 to Ralcorp pursuant to a contribution agreement in connection with the internal reorganization. The Notes were issued pursuant to an indenture dated as of February 3, 2012 among the Company, Post Foods, LLC, as guarantor, and Wells Fargo Bank, National Association, as trustee. Interest payments on the Notes are due semi-annually each February 15 and August 15, with the first interest payment due on August 15, 2012. The maturity date of the Notes is February 15, 2022.
The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries (other than immaterial subsidiaries or receivables finance subsidiaries). As of June 30, 2012, our only domestic subsidiary (and therefore the only subsidiary guarantor) was Post Foods, LLC. Our foreign subsidiaries will not guarantee the notes. These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions).
The Notes are subject to a registration rights agreement under which the Company and its subsidiary guarantors have agreed to file an exchange offer registration statement registering exchange notes with the SEC that have substantially identical terms as the notes on or prior to November 19, 2012, and to use commercially reasonable efforts to have the registration statement declared effective on or prior to January 28, 2013. The Company and its subsidiary guarantors also agreed to file and to use commercially reasonable efforts to cause to become effective a shelf registration statement relating to the resale of the notes under certain circumstances.
The Credit Facility provides for (i) a revolving credit facility (the "Revolver") in a principal amount of $175.0, and (ii) a term loan facility in an aggregate principal amount of $175.0. Each of the revolving credit and term loan facilities must be repaid on or before February 3, 2017.
Borrowings under the Credit Facility bear interest at LIBOR or a base rate (as defined in the Credit Facility) plus an applicable margin ranging from 1.50% to 2.00% for LIBOR-based loans and from 0.50% to 1.00% for Base Rate-based loans, depending upon the Company's consolidated leverage ratio. At June 30, 2012, the weighted average interest rate on the term loan borrowings under the Credit Facility was 2.25%. In addition, the Credit

Facility requires amortization repayments of the term loan facility as follows: quarterly payments from June 30, 2012 through December 31, 2012 each in the amount of $2.2, quarterly payments from March 31, 2013 through December 31, 2013 each in the amount of $4.4, quarterly payments from March 31, 2014 through December 31, 2014 each in the amount of $6.6 and quarterly payments from March 31, 2015 through December 31, 2016 each in the amount of $8.8. Any remaining principal balance under the Credit Facility would be payable at the maturity date.
The Credit Facility contains customary affirmative and negative covenants for agreements of this type. The Credit Facility also contains customary financial covenants including (i) a maximum consolidated leverage ratio initially set at 5.50 to 1.00 and stepping down to 5.25 to 1.00 on October 1, 2012, 5.00 to 1.00 on October 1, 2013, 4.75 to 1.00 on October 1, 2014 and 4.50 to 1.00 on October 1, 2015, and (ii) a minimum interest expense coverage ratio initially set at 2.50 to 1.00 and then increasing to 2.75 to 1.00 on October 1, 2014.
The Credit Facility provides for customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay, or default under, certain other material indebtedness, certain events of bankruptcy and insolvency, the occurrence of certain judgments or attachments in excess of $25.0, change in control and certain ERISA events. Upon the occurrence of an event of default, and at the request of lenders holding more than 50% in principal amount of lender commitments and outstanding loans under the Credit Facility will cause the maturity of the loans to be accelerated.
As a result of the restatement of the Company's 2011 annual combined financial statements for the fiscal year ended September 30, 2011 and the restatement and revision of the interim combined financial information for the fiscal quarterly period ended December 31, 2011, on May 14, 2012, the Company entered into a First Amendment and Waiver to Credit Agreement (the “First Waiver”) and on June 13, 2012, the Company entered into a Second Amendment and Waiver to Credit Agreement (the "Second Waiver" and together with the First Waiver, the "Waivers"), with respect to the Credit Facility, by and among the Company, Barclays Bank PLC, in its capacity as administrative agent (in such capacity, the “Administrative Agent”), the several banks and other institutions from time to time parties thereto (the “Lenders”), and Post Foods, LLC, as guarantor (the “Credit Agreement”).  Pursuant to the Waivers, the Lenders have agreed to waive any default or event of default arising from any representation or warranty made by the Company relating to the originally delivered financial statements for the Company's fiscal year ended September 30, 2011 and fiscal quarter ended December 31, 2011 (solely to the extent that such default may have arisen or may arise as a result of the errors in the financial statements required to be delivered for such periods) or arising from failure to deliver any notice of a default; provided that the Waivers shall cease to apply if restated financial statements are not delivered to the Administrative Agent on or prior to September 15, 2012, provided that the Company agreed to provide the Lenders preliminary unaudited financial information for the second quarter of fiscal 2012 as a condition of receiving the Second Waiver and to provide preliminary unaudited financial information for the third quarter of fiscal 2012 within 45 days after the end of the period.
The Company's obligations under the Credit Facility are unconditionally guaranteed by each of its existing and subsequently acquired or organized domestic subsidiaries. As of this date, the only domestic subsidiary (and therefore the only subsidiary guarantor) is Post Foods, LLC. The Credit Facility is secured by security interests and liens on substantially all of the assets of the Company and Post Foods, LLC.
The outstanding balances are summarized in the following table.

	June 30, 2012	September 30, 2011
7.375% Senior Notes maturing February 2022	$775.0	$—
Term Loan maturing 2017	172.8	—
Revolving Credit Facility (i)	—	—
	$947.8	$—
Less: Current Portion	(13.1)	—
Total long-term debt	$934.7	$—

(i)	The revolving credit facility has an outstanding letter of credit of $0.5 which reduces available borrowing capacity to $174.5 as of June 30, 2012.

Note 11 - Commitments and Contingencies
Legal Proceedings
Post is a party to a number of legal proceedings in various federal, state and foreign jurisdictions. These proceedings are in varying stages and may proceed for protracted periods of time. Some proceedings involve complex questions of fact and law. Additionally, the operations of Post, like those of similar businesses, are subject to various federal, state, local and foreign laws and regulations intended to protect public health and the environment, including air and water quality and waste handling and disposal.
In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals for estimated liabilities (if any), are not expected to be material, individually or in the aggregate, to Post's consolidated financial position, results of operations or cash flows. In addition, while it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management and based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to Post's consolidated financial position, results of operations or cash flows.
Note 12 - Pension and Other Postretirement Benefits
Certain of Post's employees are eligible to participate in Ralcorp's U.S. qualified and supplemental noncontributory defined benefit pension plans and other postretirement benefit plans (partially subsidized retiree health and life insurance) or separate plans for Post Foods Canada Inc. The following disclosures reflect amounts related to Post employees based on separate actuarial valuations, projections and (for the U.S. plans for periods prior to the Spin-Off) certain allocations. In separating amounts in the U.S. plans between Post and Ralcorp, liabilities were calculated directly based on the participants of each group, and plan assets were allocated in accordance with the requirements of Internal Revenue Code Section 414(l) and ERISA Section 4044. The separation of the Post pension and other postretirement benefit plans from Ralcorp's pension and other postretirement benefit plans resulted in a one-time separation adjustment of $11.5 ($7.2, net of tax) recognized in Accumulated Other Comprehensive Income as a component of Stockholders' Equity. Amounts for the Canadian plans are included in these disclosures and are not disclosed separately because they do not constitute a significant portion of the combined amounts.
Effective January 1, 2011, benefit accruals for defined benefit pension plans were frozen for all administrative employees and certain production employees.
The following tables provide the components of net periodic benefit cost for the plans.

	Nine Months Ended June 30,
	2012	2011
Pension Benefits
Service Cost	$2.9	$2.8
Interest Cost	1.1	1.0
Expected return on plan assets	(1.2)	(1.3)
Amortization of net actuarial loss	0.4	0.3
Recognized prior service cost	0.3	0.3
Net periodic benefit cost	$3.5	$3.1

	Nine Months Ended June 30,
	2012	2011
Other Postretirement Benefits
Service cost	$1.8	$1.9
Interest cost	3.2	2.7
Amortization of prior service cost	(0.8)	(0.8)
Amortization of net actuarial loss	0.8	0.1
Net periodic benefit cost	$5.0	$3.9

Note 13 - Transactions with Former Owner
Prior to the Spin-Off, Post operated under Ralcorp's centralized cash management system, Post's cash requirements were provided directly by Ralcorp, and cash generated by Post was generally remitted directly to Ralcorp. Transaction systems (e.g. payroll, employee benefits and accounts payable) used to record and account for cash disbursements were generally provided by Ralcorp. Ralcorp also provided centralized demand planning, order management, billing, credit and collection services to Post. Transaction systems (e.g. revenues, accounts receivable and cash application) used to record and account for cash receipts were generally provided by centralized Ralcorp organizations. These Ralcorp systems were generally designed to track assets/liabilities and receipts/payments on a business specific basis. After the Spin-Off, Ralcorp continued to provide many of these services to Post under a transition services agreement ("TSA") between the companies.
At the time of the Spin-Off, Ralcorp contributed its net investment in Post in exchange for approximately 6.8 million shares of Post common stock and a $900.0 cash distribution which was funded through the incurrence of long-term debt by Post, see Note 10. Prior to Ralcorp's contribution of its net investment, the net investment balance decreased due to separation related adjustments in the net amount of $181.8 primarily due to differences between the $900.0 cash distribution to Ralcorp compared to the settlement of intercompany debt of $784.5 and equity investment in partnership of $60.2 (see Note 15) that did not transfer to Post in connection with the Spin-Off.
 Net revenues in the accompanying consolidated statements of operations represent net sales directly attributable to Post. Costs and expenses in the accompanying consolidated statements of operations represent direct and allocated costs and expenses related to Post. For periods prior to the Spin-Off, costs for certain functions and services performed by centralized Ralcorp organizations have been allocated to Post based upon reasonable activity bases (generally volume, revenues, net assets or a combination as compared to the total of Ralcorp and Post amounts) or other reasonable methods. The consolidated statements of operations include expense allocations for certain manufacturing, shipping, distribution and administration costs including information systems, procurement, accounting shared services, legal, tax, human resources, payroll, credit and accounts receivable, customer service and cash management. Total allocated costs were $4.6 for the nine months ended June 30, 2012, and $16.6 for the nine months ended June 30, 2011, which are reported in "selling, general and administrative expenses." After the Spin-Off, costs for services provided by Ralcorp are based on agreed upon fees contained in the TSA. TSA charges from February 4, 2012 to June 30, 2012 were $5.4 and were reported in "selling, general and administrative expenses."
 Post produces certain products for sale to Ralcorp. For periods prior to the Spin-Off, the amounts related to these transactions have been included in the accompanying financial statements based upon transfer prices in effect at the time of the individual transactions which were consistent with prices of similar arm's-length transactions. For periods subsequent to the Spin-Off, these transactions were based upon pricing governed by the TSA with Ralcorp. Net sales related to those transactions was $12.7 for the nine months ended June 30, 2012, and $9.5 for the nine months ended June 30, 2011.
 Prior to the Spin-Off, Ralcorp maintained all debt obligations on a consolidated basis to fund and manage its operations. During the periods presented in these financial statements prior to the Spin-Off date, Post had no direct debt obligations; however, Ralcorp followed the policy of applying debt and related interest expense to the operations of Post based upon net debt assumed in the acquisition of Post from Kraft in August 2008 (see Note 9).
 On September 29, 2011, Post Foods Canada Corp. issued a promissory note to Western Waffles Corp., an affiliate of Ralcorp, whereby Western Waffles Corp. became indebted to Post Foods Canada Corp. in the amount of $4.0 plus 4.0 Canadian dollars. The promissory note bore interest at the rate of 1% per annum and was payable on demand. The note was redeemed during December 2011.

 The unaudited condensed consolidated balance sheet as of September 30, 2011 is presented assuming that all intercompany payables or receivables will be treated as adjustments to Ralcorp's investment except the "Receivable from Ralcorp" related to the sale of trade receivables discussed below.
On November 4, 2010, Post entered into an agreement to sell, on an ongoing basis, all of the trade accounts receivable of Post Foods, LLC to a wholly owned, bankruptcy-remote subsidiary of Ralcorp named Ralcorp Receivables Corporation ("RRC"). The accounts receivable of Post Foods Canada Corp. were not incorporated into the agreement and were not sold to RRC. The purchase price of the receivables sold was calculated with a discount factor of 1.18%. Post received a fee from RRC to service the receivables (with no significant servicing assets or liabilities). The discounts totaled $3.3 for the nine months ended June 30, 2012, and $8.7 for the nine months ended June 30, 2011, and were reported as a component of "Other (income) expense, net," Servicing fee income was $0.8 for the nine months ended June 30, 2012, and $2.8 for the nine months ended June 30, 2011, and was reported as a reduction to "Selling, general and administrative expenses." The net amount due from Ralcorp as of September 30, 2011, was $41.3. Post terminated its agreement with RRC in December 2011.
In connection with the Spin-Off, the Company entered into a series of agreements with Ralcorp which are intended to govern the relationship between the Company and Ralcorp and to facilitate an orderly separation of the Company from Ralcorp. These agreements include a Separation and Distribution Agreement, Tax Allocation Agreement and the TSA, among others. Additionally, the Company has agreed to indemnify Ralcorp for income taxes incurred if the Company violates certain provisions of the IRS private letter ruling obtained by Ralcorp. Under certain of these agreements, the Company will incur expenses payable to Ralcorp in connection with certain administrative services provided for varying lengths of time. The Company incurred separation related costs of $10.4 during the nine months ended June 30, 2012 which were primarily related to professional service fees to effect the Spin-Off and to a lesser extent duplicative costs incurred by Post to begin establishing stand-alone processes and systems for activities performed by Ralcorp under the TSA. These costs were reported as a component of "Selling, general and administrative expenses." See Note 1 for additional information on the Spin-Off. As of June 30, 2012, the Company has a $4.5 receivable related to the net transactions from these agreements recorded as "Receivable from Ralcorp."
Note 14 - Information about Geographic Areas and Major Customers
Post's products can be grouped into three primary categories of cereals: balanced, sweetened and unsweetened. Net sales by category are shown in the following table.

	Nine Months Ended June 30,
	2012	2011
Balanced	$423.4	$421.4
Sweetened	178.9	189.0
Unsweetened	109.4	120.0
	$711.7	$730.4

Post's external revenues were primarily generated by sales within the United States; sales to locations outside of the United States were approximately 15% of total net sales for the nine months ended June 30, 2012, and 13% of total net sales for the nine months ended June 30, 2011. Sales are attributed to individual countries based on the address to which the product is shipped.
 As of June 30, 2012, all of Post's long-lived assets were located in the United States except for property located in Canada which has a net carrying value of approximately $51.8.
 One customer accounted for a significant portion of the Company's net sales with $154.0, for the nine months ended June 30, 2012, and $154.1, for the nine months ended June 30, 2011.
Note 15 - Investment in Partnership
On February 1, 2010, Post Foods Canada Corp. received a non-cash equity contribution from its parent in the form of ownership interest in RAH Canada Limited Partnership ("RAH Canada"). The investment was recorded at $58.6 and reflects a 48.15% ownership in the partnership. Another Ralcorp entity holds the remainder of the ownership interests. The earnings of the partnership were derived from interest on loans to the partners.

 Post accounted for its investment in the partnership using the equity method. The amount of Post's net investment that represented undistributed earnings from the partnership was $0.2 for the nine months ended June 30, 2012, and $2.9 for the nine months ended June 30, 2011. The carrying value at September 30, 2011 approximated the market value of Post's investment. This equity investment in RAH Canada did not transfer to Post in the Spin-Off.
Note 16 - Condensed Financial Statements of Guarantors
In connection with its separation from Ralcorp on February 3, 2012, the Company issued the Notes in an aggregate principal amount of $775.0. The Notes were issued pursuant to an indenture dated as of February 3, 2012 among the Company, Post Foods, LLC, as guarantor, and Wells Fargo Bank, National Association, as trustee. Interest payments on the Notes are due semi-annually each February 15 and August 15, with the first interest payment due on August 15, 2012. The maturity date of the Notes is February 15, 2022.
The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries, the "Guarantors." Our foreign subsidiaries, the "Non-Guarantors," will not guarantee the notes. These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions).
Set forth below are the condensed consolidating financial statements presenting the results of operations, financial position and cash flows of the Parent Company (Post Holdings, Inc.), the Guarantors on a combined basis, the Non-Guarantors on a combined basis and eliminations necessary to arrive at the information for the Company as reported, on a consolidated basis. The Condensed Consolidating Financial Statements present the Parent Company's investments in subsidiaries using the equity method of accounting. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among the Parent Company, the Guarantor and the Non-Guarantor subsidiaries. Post Foods LLC, currently the Company's sole domestic subsidiary, is a disregarded entity for U.S. income tax purposes, therefore income tax expense has been presented on the Guarantors' Condensed Statements of Operations using the U.S. effective tax rate for the Company. Income tax payable and deferred tax items for the consolidated U.S. tax paying group reside solely on the Parent Company's Condensed Balance Sheet. For periods prior to February 3, 2012, the Parent Company had no operations and therefore no Parent Company financial information is presented for those periods and accordingly the equity earnings of the Parent Company will not equal the earnings of the subsidiaries.

POST HOLDINGS, INC.
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (Unaudited)

	Nine Months Ended June 30, 2012
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)

Net Sales	$—	$671.5	$53.4	$(13.2)	$711.7
Cost of goods sold	—	366.1	40.0	(13.2)	392.9
Gross Profit	—	305.4	13.4	—	318.8

Selling, general and administrative expenses	2.1	187.6	13.1	—	202.8
Amortization of intangible assets	—	9.4	—	—	9.4
Other operating expenses, net	—	0.6	—	—	0.6
Operating (Loss) Profit	(2.1)	107.8	0.3	—	106.0

Interest expense	26.5	16.2	1.5	—	44.2
Other expense (income), net	—	3.3	(4.9)	—	(1.6)
(Loss) Earnings before Income Taxes	(28.6)	88.3	3.7	—	63.4
Income tax (benefit) expense	(10.8)	34.1	1.0	—	24.3
Net (Loss) Earnings before Equity in Subsidiaries	(17.8)	54.2	2.7	—	39.1
Equity earnings in subsidiaries	43.7	—	—	(43.7)	—
Net Earnings	$25.9	$54.2	$2.7	$(43.7)	$39.1
Total Comprehensive Income (Loss)	$24.3	$47.2	$(0.1)	$(42.1)	$29.3

POST HOLDINGS, INC.
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (Unaudited)

	Nine Months Ended June 30, 2011
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)

Net Sales	$—	$695.5	$51.6	$(16.7)	$730.4
Cost of goods sold	—	357.7	40.6	(16.7)	381.6
Gross Profit	—	337.8	11.0	—	348.8

Selling, general and administrative expenses	—	167.5	12.8	—	180.3
Amortization of intangible assets	—	9.4	—	—	9.4
Impairment of intangible assets	—	32.1	—	—	32.1
Other operating expenses, net	—	1.0	0.1	—	1.1
Operating Profit (Loss)	—	127.8	(1.9)	—	125.9

Interest expense, net	—	35.6	3.0	—	38.6
Other expense (income), net	—	8.8	(3.0)	—	5.8
Earnings (Loss) before Income Taxes	—	83.4	(1.9)	—	81.5
Income tax expense (benefit)	—	26.7	(0.5)	—	26.2
Net Earnings (Loss) before equity in subsidiaries	—	56.7	(1.4)	—	55.3
Equity earnings in subsidiary	—	—	—	—	—
Net Earnings (Loss)	$—	$56.7	$(1.4)	$—	$55.3
Total Comprehensive Income	$—	$67.0	$3.9	$—	$70.9

POST HOLDINGS, INC.
CONDENSED CONSOLIDATING BALANCE SHEETS (Unaudited)

	June 30, 2012
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$70.8	$8.7	$4.0	$—	$83.5
Accounts receivable, net	—	52.9	9.7	(4.4)	58.2
Receivable from Ralcorp	—	4.5	—	—	4.5
Inventories	—	73.3	4.4	—	77.7
Deferred income taxes	3.0	—	0.1	—	3.1
Prepaid expenses and other current assets	3.7	2.4	0.5	—	6.6
Total Current Assets	77.5	141.8	18.7	(4.4)	233.6

Property, net	—	357.6	51.8	—	409.4
Goodwill	—	1,360.0	6.4	—	1,366.4
Other intangible assets, net	—	739.2	—	—	739.2
Intercompany receivable	365.9	—	—	(365.9)	—
Investment in subsidiaries	2,144.1	—	—	(2,144.1)	—
Other assets	14.1	0.8	2.2	(2.2)	14.9
Total Assets	$2,601.6	$2,599.4	$79.1	$(2,516.6)	$2,763.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$13.1	$—	$—	$—	$13.1
Accounts payable	—	36.2	2.9	(4.4)	34.7
Other current liabilities	30.5	27.7	5.1	—	63.3
Total Current Liabilities	43.6	63.9	8.0	(4.4)	111.1

Long-term debt	934.7	—	—	—	934.7
Intercompany payable	—	365.9	—	(365.9)	—
Deferred income taxes	330.7	—	—	(2.2)	328.5
Other liabilities	8.6	88.0	8.6	—	105.2
Total Liabilities	1,317.6	517.8	16.6	(372.5)	1,479.5

Total Stockholders' Equity	1,284.0	2,081.6	62.5	(2,144.1)	1,284.0
Total Liabilities and Stockholders' Equity	$2,601.6	$2,599.4	$79.1	$(2,516.6)	$2,763.5

POST HOLDINGS, INC.
CONDENSED CONSOLIDATING BALANCE SHEETS (Unaudited)

	September 30, 2011
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
			(in millions)		(as restated)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$1.7	$—	$1.7
Accounts Receivable, net	—	1.3	8.8	—	10.1
Receivable from Ralcorp	—	41.3	—	—	41.3
Inventories	—	60.4	6.2	—	66.6
Deferred income taxes	—	3.6	0.2	—	3.8
Prepaid expenses and other current assets	—	3.2	0.8	—	4.0
Intercompany notes receivable with Ralcorp	—	—	7.8	—	7.8
Total Current Assets	—	109.8	25.5	—	135.3

Property, net	—	357.9	54.2	—	412.1
Goodwill	—	1,359.9	6.3	—	1,366.2
Other intangible assets, net	—	748.6	—	—	748.6
Investment in partnership	—	—	60.2	—	60.2
Other assets	—	0.8	3.1	(3.1)	0.8
Total Assets	$—	$2,577.0	$149.3	$(3.1)	$2,723.2

LIABILITIES AND RALCORP EQUITY
Current Liabilities
Current portion of long-term debt with Ralcorp	$—	$—	$68.0	$—	$68.0
Accounts payable	—	24.8	4.0	—	28.8
Other current liabilities	—	31.1	6.4	—	37.5
Total Current Liabilities	—	55.9	78.4	—	134.3

Long-term debt with Ralcorp	—	664.5	52.0	—	716.5
Deferred income taxes	—	335.9	—	(3.1)	332.8
Other liabilities	—	96.8	8.1	—	104.9
Total Liabilities	—	1,153.1	138.5	(3.1)	1,288.5

Total Stockholders' Equity	—	1,423.9	10.8	—	1,434.7
Total Liabilities and Stockholders' Equity	$—	$2,577.0	$149.3	$(3.1)	$2,723.2

POST HOLDINGS, INC.
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended June 30, 2012
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
Net cash provided by operating activities	$27.8	$105.3	$5.2	$(43.0)	$95.3

Cash Flows from Investing Activities
Payments for capital expenditures	—	(21.1)	(1.2)	—	(22.3)
Payments for equity contributions	(6.0)	—	—	6.0	—
Proceeds from equity distributions	18.9	—	—	(18.9)	—
Net cash provided by (used in) investing activities	12.9	(21.1)	(1.2)	(12.9)	(22.3)

Cash Flows from Financing Activities
Proceeds from issuance of senior notes	775.0	—	—	—	775.0
Proceeds from issuance of term loan	175.0	—	—	—	175.0
Payment to Ralcorp	(900.0)	—	—	—	(900.0)
Repayments of long-term debt	(2.2)	—	—	—	(2.2)
Change in net investment of Ralcorp	—	(13.6)	(15.8)	—	(29.4)
Payments of debt issuance costs	(17.7)	—	—	—	(17.7)
Proceeds from repayment of notes receivable from Ralcorp	—	—	7.8	—	7.8
Proceeds from equity contributions	—	—	6.0	(6.0)	—
Payments for equity distributions	—	(61.9)	—	61.9	—
Net cash provided by (used in) financing activities	30.1	(75.5)	(2.0)	55.9	8.5
Effect of exchange rate changes on cash and cash equivalents	—	—	0.3	—	0.3

Net increase in cash and cash equivalents	70.8	8.7	2.3	—	81.8
Cash and cash equivalents, beginning of period	—	—	1.7	—	1.7
Cash and cash equivalents, end of period	$70.8	$8.7	$4.0	$—	$83.5

	Nine Months Ended June 30, 2011
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
Net cash provided by operating activities	$—	$112.5	$5.6	$—	$118.1

Cash Flows from Investing Activities:
Payments for capital expenditures	—	(8.0)	(1.8)	—	(9.8)
Net cash used in investing activities	—	(8.0)	(1.8)	—	(9.8)

Cash Flows from Financing Activities:
Change in net investment of Ralcorp	—	(104.5)	(2.1)	—	(106.6)
Net cash used in financing activities	—	(104.5)	(2.1)	—	(106.6)
Effect of exchange rate changes on cash and cash equivalents	—	—	0.5	—	0.5

Net increase in cash and cash equivalents	—	—	2.2	—	2.2
Cash and cash equivalents, beginning of period	—	—	4.8	—	4.8
Cash and cash equivalents, end of period	$—	$—	$7.0	$—	$7.0

Report of Independent Registered Public Accounting Firm

To the Shareholder of Post Holdings, Inc:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, comprehensive income (loss), Ralcorp equity and cash flows present fairly, in all material respects, the financial position of Post Cereals Business at September 30, 2011 and 2010, and the combined results of their operations and their cash flows for each of the three years in the period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 1 to the combined financial statements, the Company has restated its 2011 financial statements to correct an error.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
December 22, 2011, except for the effects of the restatement described in Note 1, the change in the presentation of comprehensive income (loss) described in Note 1, and the presentation of earnings (loss) per share described in Note 1, as to which the date is September 14, 2012, and except for the condensed combining financial information described in Note 19 and the subsequent events described in Note 20, as to which the date is November 9, 2012

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2011	2010	2009
	As Restated
	(In millions)

Net Sales	$968.2	$996.7	$1,072.1
Cost of goods sold	(516.6)	(553.7)	(570.8)
Gross Profit	451.6	443.0	501.3

Selling, general and administrative expenses	(239.5)	(218.8)	(272.7)
Amortization of intangible assets	(12.6)	(12.7)	(12.6)
Impairment of goodwill and other intangible assets	(566.5)	(19.4)	—
Other operating expenses, net	(1.6)	(1.3)	(0.8)
Operating (Loss) Profit	(368.6)	190.8	215.2

Intercompany interest expense	(51.5)	(51.5)	(58.3)
Other expense	(10.5)	2.2	—
(Loss) Earnings before Income Taxes	(430.6)	141.5	156.9
Income tax benefit (provision)	6.3	(49.5)	(55.8)
Net (Loss) Earnings	$(424.3)	$92.0	$101.1

(Loss) Earnings per share (Note 2):
Basic and Diluted	$(12.33)	$2.67	$2.94

Weighted-Average Common Shares Outstanding:
Basic and Diluted	34.4	34.4	34.4

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended September 30,
	2011	2010	2009
	As Restated
	(In millions)

Net (Loss) Earnings	$(424.3)	$92.0	$101.1
Pension and postretirement benefit adjustments, net of tax of $3.2, $2.8 and $(0.5), respectively	(5.3)	(4.8)	(0.4)
Foreign currency translation adjustments	1.1	3.1	(2.5)
Total Comprehensive (Loss) Income	$(428.5)	$90.3	$98.2

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
COMBINED BALANCE SHEETS

	September 30,
	2011	2010
	As Restated
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1.7	$4.8
Receivable from Ralcorp	41.3	—
Receivables, net	10.1	66.0
Inventories	66.6	70.4
Deferred income taxes	3.8	3.5
Prepaid expenses and other current assets	4.0	2.3
Intercompany notes receivable	7.8	—
Total Current Assets	135.3	147.0

Property, net	412.1	445.9
Goodwill	1,366.2	1,794.1
Other intangible assets, net	748.6	899.9
Investment in partnership	60.2	60.8
Other assets	0.8	0.3
Total Assets	$2,723.2	$3,348.0

LIABILITIES AND RALCORP EQUITY
Current Liabilities
Short-term intercompany debt	$68.0	$—
Accounts payable	28.8	36.1
Other current liabilities	37.5	38.1
Total Current Liabilities	134.3	74.2

Long-term intercompany debt	716.5	716.5
Deferred income taxes	332.8	404.9
Other liabilities	104.9	90.7
Total Liabilities	1,288.5	1,286.3

Commitments and Contingencies

Ralcorp Equity
Net investment of Ralcorp	1,438.3	2,061.1
Accumulated other comprehensive (loss) income	(3.6)	0.6
Total Ralcorp Equity	1,434.7	2,061.7
Total Liabilities and Ralcorp Equity	$2,723.2	$3,348.0

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2011	2010	2009
	As Restated
	(In millions)
Cash Flows from Operating Activities
Net (loss) earnings	$(424.3)	$92.0	$101.1
Adjustments to reconcile net (loss) earnings to net cash flow provided by operating activities:
Depreciation and amortization	58.7	55.4	50.6
Impairment of goodwill and other intangible assets	566.5	19.4	—
Stock-based compensation expense	1.7	1.9	1.4
Equity in earnings of partnership	(4.2)	(2.2)	—
Distributions from partnership	2.0	—	—
Deferred income taxes	(69.0)	(11.1)	(16.1)
Other changes in current assets and liabilities, net
Decrease (increase) in receivables	55.6	14.8	(4.6)
Increase in receivable from Ralcorp	(41.3)	—	—
Change in due to/from Kraft Foods Inc.	—	(13.6)	62.7
Decrease (increase) in inventories	3.7	14.4	(3.6)
(Increase) decrease in prepaid expenses and other current assets	(1.8)	(1.7)	0.7
(Decrease) increase in accounts payable and other current liabilities	(7.6)	(43.1)	20.3
Other, net	3.8	9.4	8.6
Net Cash Provided by Operating Activities	143.8	135.6	221.1

Cash Flows from Investing Activities
Additions to property and intangible assets	(14.9)	(24.3)	(36.7)
Net Cash Used by Investing Activities	(14.9)	(24.3)	(36.7)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	(192.3)	(112.4)	116.7
Changes in intercompany debt	60.2	—	(300.0)
Net Cash Used by Financing Activities	(132.1)	(112.4)	(183.3)
Effect of Exchange Rate Changes on Cash	0.1	0.2	1.4

Net (Decrease) Increase in Cash and Cash Equivalents	(3.1)	(0.9)	2.5
Cash and Cash Equivalents, Beginning of Year	4.8	5.7	3.2
Cash and Cash Equivalents, End of Year	$1.7	$4.8	$5.7

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
COMBINED STATEMENTS OF RALCORP EQUITY

	Ralcorp Investment	Accum. Other Comprehensive Income (Loss)	Total Ralcorp Equity
	(In millions)
Balance, September 30, 2008	$1,806.1	$5.2	$1,811.3

Net earnings	101.1	—	101.1
Net change in postretirement benefit plans, net of $.5 tax expense	—	(0.4)	(0.4)
Net foreign currency translation adjustment	—	(2.5)	(2.5)

Net transfer from Ralcorp	113.8	—	113.8
Balance, September 30, 2009	$2,021.0	$2.3	$2,023.3

Net earnings	92.0	—	92.0
Net change in postretirement benefit plans, net of $2.8 tax benefit	—	(4.8)	(4.8)
Net foreign currency translation adjustment	—	3.1	3.1

Net transfer to Ralcorp	(51.9)	—	(51.9)
Balance, September 30, 2010	$2,061.1	$0.6	$2,061.7

Net loss (as restated)	(424.3)	—	(424.3)
Net change in postretirement benefit plans, net of $3.2 tax benefit	—	(5.3)	(5.3)
Net foreign currency translation adjustment	—	1.1	1.1

Net transfer to Ralcorp	(198.5)	—	(198.5)
Balance, September 30, 2011 (As Restated)	$1,438.3	$(3.6)	$1,434.7

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions except per share data)

Note 1 — Background
References in these financial statements to "Ralcorp" refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries (other than the Post cereals business). "Post cereals business" (or "Post") refers to the branded ready-to-eat cereal products business of Ralcorp, which includes Post Foods, LLC (100% owned by Ralcorp Holdings, Inc.) and Post Foods Canada Corp. (100% owned by RH Financial Corporation, a wholly owned subsidiary of Ralcorp Holdings, Inc.). Post was acquired by Ralcorp on August 4, 2008. At September 30, 2011 and September 30, 2010, there were no shares of common or preferred stock of Post authorized or outstanding.
 On July 14, 2011, Ralcorp announced that its Board of Directors agreed in principle to separate Ralcorp and Post in a tax-free spin-off to Ralcorp shareholders. This transaction is subject to receipt of an Internal Revenue Service ruling, final approval by Ralcorp's Board of Directors and other customary conditions.
 Post has a single operating segment and manufactures and markets products under several brand names, including Honey Bunches of Oats®. Other brands include Pebbles®, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.
 Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Approximately 1,300 employees involved in the Post cereals business are expected to remain with Post following the consummation of the separation of Post from Ralcorp.
Restatement
For the year ended September 30, 2011, and as reflected in the Company's consolidated financial statements included in the Company's Form 10, filed with the SEC on January 25, 2012, the Company recorded a $364.8 non-cash goodwill impairment charge. In May of 2012, Ralcorp determined that the goodwill impairment calculation performed in the fourth quarter of fiscal 2011 excluded certain net deferred tax assets, which resulted in an overstatement of the net deferred tax liabilities, when determining the fair value of the net assets of the Company. The exclusion of the deferred tax items from the calculation resulted in the impairment charge being understated by $63.0 in the carve-out financial statements of the Company for the year ended September 30, 2011. The impairment charge is not deductible for tax purposes and therefore, does not impact income tax expense.
As a result, the Company has restated its combined balance sheet as of September 30, 2011 and its combined statement of operations, comprehensive income (loss), cash flows and Ralcorp equity and related disclosures as of and for the year ended September 30, 2011 to recognize the adjustment to goodwill reflecting the fiscal 2011 impairment charge correction.

The following table represents the impact of the restatement adjustment on the Company's Combined Statement of Operations for the year ended September 30, 2011.

	Year Ended September 30, 2011
	Previously Reported	Restatement Adjustment	Restated

	(In millions)

Net Sales	$968.2	$—	$968.2
Cost of goods sold	(516.6)	—	(516.6)
Gross Profit	451.6	—

Selling, general and administrative expenses	(239.5)	—	(239.5)
Amortization of intangible assets	(12.6)	—	(12.6)
Impairment of goodwill and other intangible assets	(503.5)	(63.0)	(566.5)
Other operating expenses, net	(1.6)	—	(1.6)
Operating (Loss) Profit	(305.6)	(63.0)	(368.6)

Intercompany interest expense	(51.5)	—	(51.5)
Other expense	(1.7)	—	(1.7)
Loss on sale of receivables	(13.0)	—	(13.0)
Equity in earnings of partnership	4.2	—	4.2
(Loss) Earnings before Income Taxes	(367.6)	(63.0)	(430.6)
Income tax benefit (provision)	6.3	—	6.3
Net (Loss) Earnings	$(361.3)	$(63.0)	$(424.3)

Basic and Diluted Earnings per Share	$(10.50)	$(1.83)	$(12.33)

The following table represents the impact of restatement adjustment on the Company's Combined Balance Sheet as of September 30, 2011.

	As of September 30, 2011
	Previously Reported	Restatement Adjustment	Restated
Assets
Current Assets
Cash and cash equivalents	$1.7	$—	$1.7
Receivable from Ralcorp	41.3	—	41.3
Accounts receivable, net	10.1	—	10.1
Inventories	66.6	—	66.6
Deferred income taxes	3.8	—	3.8
Prepaid expenses and other current assets	4.0	—	4.0
Intercompany notes receivable	7.8	—	7.8
Total Current Assets	135.3	—	135.3
Property, net	412.1	—	412.1
Goodwill	1,429.2	(63.0)	1,366.2
Other intangible assets, net	748.6	—	748.6
Investment in partnership	60.2	—	60.2
Other assets	0.8	—	0.8
Total Assets	$2,786.2	$(63.0)	$2,723.2

Liabilities and Ralcorp Equity
Current Liabilities
Short-term intercompany debt	$68.0	$—	$68.0
Accounts payable	28.8	—	28.8
Other current liabilities	37.5	—	37.5
Total Current Liabilities	134.3	—	134.3
Long-term intercompany debt	716.5	—	716.5
Deferred income taxes	332.8	—	332.8
Other liabilities	104.9	—	104.9
Total Liabilities	1,288.5	—	1,288.5

Ralcorp Equity
Net investment of Ralcorp	1,501.3	(63.0)	1,438.3
Accumulated other comprehensive loss	(3.6)	—	(3.6)
Total Ralcorp Equity	1,497.7	(63.0)	1,434.7
Total Liabilities and Ralcorp Equity	$2,786.2	$(63.0)	$2,723.2

The following table represents the impact of restatement adjustment on the Company's Combined Statement of Cash Flows as of September 30, 2011.

	Year Ended September 30, 2011
	Previously Reported	Restatement Adjustment	Restated

	(In millions)
Cash Flows from Operating Activities
Net (loss) earnings	$(361.3)	$(63.0)	$(424.3)
Adjustments to reconcile net (loss) earnings to net cash flow provided by operating activities:
Depreciation and amortization	58.7	—	58.7
Impairment of goodwill and other intangible assets	503.5	63.0	566.5
Stock-based compensation expense	1.7	—	1.7
Equity in earnings of partnership	(4.2)	—	(4.2)
Distributions from partnership	2.0	—	2.0
Deferred income taxes	(69.0)	—	(69.0)
Other changes in current assets and liabilities, net		—
Decrease (increase) in receivables	55.6	—	55.6
Increase in receivable from Ralcorp	(41.3)	—	(41.3)
Change in due to/from Kraft Foods Inc.	—	—	—
Decrease (increase) in inventories	3.7	—	3.7
(Increase) decrease in prepaid expenses and other current assets	(1.8)	—	(1.8)
(Decrease) increase in accounts payable and other current liabilities	(7.6)	—	(7.6)
Other, net	3.8	—	3.8
Net Cash Provided by Operating Activities	143.8	—	143.8

Cash Flows from Investing Activities
Additions to property and intangible assets	(14.9)	—	(14.9)
Net Cash Used by Investing Activities	(14.9)	—	(14.9)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	(192.3)	—	(192.3)
Changes in intercompany debt	60.2	—	60.2
Net Cash Used by Financing Activities	(132.1)	—	(132.1)
Effect of Exchange Rate Changes on Cash	0.1	—	0.1

Net (Decrease) Increase in Cash and Cash Equivalents	(3.1)	—	(3.1)
Cash and Cash Equivalents, Beginning of Year	4.8	—	4.8
Cash and Cash Equivalents, End of Year	$1.7	$—	$1.7

The following table represents the impact of restatement adjustment on the Company's Combined Statement of Ralcorp Equity and Comprehensive Income (Loss) as of and for the year ended September 30, 2011.

	Ralcorp Investment	Accum. Other Comprehensive Income (Loss)	Total Ralcorp Equity	Comprehensive Income (Loss)
	(In millions)
Previously Reported September 30, 2011	$1,501.3	$(3.6)	$1,497.7	(365.5)

Restatement Adjustment	(63.0)	—	(63.0)	(63.0)
				$(428.5)
Restated September 30, 2011	$1,438.3	$(3.6)	$1,434.7

As further discussed in Note 3, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011 - 05, "Comprehensive Income (Topic 220) - Presentation of Comprehensive Income" (ASU No. 2011 - 05). As of and for the three months ended December 31, 2011, the Company adopted the provisions of ASU No. 2011 - 05. In accordance with the reissuance of the Company's combined financial statements discussed above, the Company has retroactively applied the provisions of ASU No. 2011 - 05 as of and for the years ended September 30, 2011, 2010 and 2009.
The Company has retroactively computed basic and diluted earnings per share for each of the years in the three year period ended September 30, 2011 using the number of shares of Post common stock outstanding on February 3, 2012, following the distribution of one share of Post common stock for every two shares of Ralcorp common stock and the retention of approximately 6.8 million shares by Ralcorp. For the periods presented there are no dilutive shares as there were no actual shares or share-based awards outstanding prior to the Spin-Off.
Note 2 — Summary of Significant Accounting Policies
Principles of Combination — The combined financial statements include the operations of Post Foods, LLC and Post Foods Canada Corp. All intercompany transactions between Post Foods, LLC and Post Foods Canada Corp. have been eliminated. Transactions between Post and Ralcorp are included in these financial statements. The investment of Post Foods Canada Corp. in RAH Canada Limited Partnership is reported on an equity basis (see Note 18).
 Use of Estimates and Allocations — The financial statements of Post are prepared in conformity with accounting principles generally accepted in the United States of America, which require Post to make certain elections as to accounting policy, estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amount of net revenues and expenses during the reporting periods. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.
 Throughout the periods covered by the financial statements, operations of Post were conducted and accounted for as a reportable segment within the consolidated financial statements of Ralcorp Holdings, Inc. The financial statements have been derived from Ralcorp's historical accounting records and reflect significant allocations of direct costs and expenses (see Note 16). All of the allocations and estimates in these financial statements are based upon assumptions that management of Post believe are reasonable. The financial statements do not necessarily represent the financial position or results of operations of Post had it been operated as a separate independent entity.
 Cash Equivalents include all highly liquid investments with original maturities of less than three months.
Receivables are reported at net realizable value. This value includes appropriate allowances for doubtful accounts, cash discounts, and other amounts which Post does not ultimately expect to collect. Post calculates the allowance for doubtful accounts based on historical losses and the economic status of, and its relationship with, its customers, especially those identified as "at risk." A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Receivables are written off against the allowance when the customer files for bankruptcy protection or is otherwise deemed to be uncollectible based upon Post's evaluation of the customer's solvency. Post's primary concentration of credit risk is related to certain trade accounts receivable due from several highly leveraged or "at risk" customers. At September 30, 2011 and September 30, 2010, the amount of such receivables was immaterial. Consideration was given to the economic status of these customers when determining the appropriate allowance for doubtful accounts (see Note 9). In fiscal 2011, Post began selling certain of its receivables to Ralcorp pursuant to a Ralcorp accounts receivable securitization program (see Note 8).
 Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market. Reported amounts have been reduced by an allowance for obsolete product and packaging materials based on a review of inventories on hand compared to estimated future usage and sales.
 Derivative Financial Instruments and Hedging — Post participates in Ralcorp's derivative financial instrument and hedging program, which addresses Ralcorp's company-wide risks, but did not hold any derivative financial instruments of its own during the periods presented. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction (and it meets all other requirements under Topic 815 of the Accounting Standards Codification). Certain of Ralcorp's commodity-related derivatives do not meet the criteria for cash flow hedge accounting or simply are not designated as hedging instruments; nonetheless, they are used to manage the future cost of raw materials and are economic hedges. Changes in the fair value of such derivatives, to the extent they relate to Post, are recognized immediately in the Post statement of operations. Earnings impacts for all hedges are reported in the statement of operations within the same line item as the gain or loss on the item or transaction being hedged. Since the hedging activities relate to operations, related cash flows are included in the statement of cash flows in cash flows from operating activities. For a cash flow hedge of an anticipated transaction, the ineffective portion of the change in fair value of the derivative is recorded in earnings as incurred, whereas the effective portion is deferred in accumulated other comprehensive income (loss) in Ralcorp's balance sheet until the transaction is realized, at which time any deferred hedging gains or losses, to the extent they relate to Post, are recorded in Post's earnings through an adjustment to the net investment of Ralcorp. For more information about hedging activities, see Note 10.
 Property is recorded at cost, and depreciation expense is generally provided on a straight-line basis over the estimated useful lives of the properties. Estimated useful lives range from 1 to 20 years for machinery and equipment and 12 to 30 years for buildings and leasehold improvements. Total depreciation expense was $46.1, $42.7 and $38.0 in fiscal 2011, 2010 and 2009, respectively. Repair and maintenance costs incurred in connection with planned major maintenance activities are accounted for under the direct expensing method. At September 30, property consisted of:

	2011	2010

Land	$12.2	$12.2
Buildings and leasehold improvements	131.3	128.2
Machinery and equipment	395.3	381.5
Construction in progress	6.3	12.2
	545.1	534.1
Accumulated depreciation	(133.0)	(88.2)
	$412.1	$445.9
 Other Intangible Assets consist of customer relationships and trademarks/brands recorded as a result of Ralcorp's acquisition of Post. Amortization expense related to intangible assets, which is provided on a straight-line basis over the estimated useful lives of the assets, was $12.6, $12.7, and $12.6 in fiscal 2011, 2010 and 2009, respectively. For the intangible assets recorded as of September 30, 2011, amortization expense of $12.6, $12.6, $12.4, $12.4, and $12.4 is scheduled for fiscal 2012, 2013, 2014, 2015, and 2016, respectively. Other intangible assets consisted of:

	September 30, 2011			September 30, 2010
	Carrying Amount	Accum. Amort.	Net Amount	Carrying Amount	Accum. Amort.	Net Amount
Subject to amortization:
Customer relationships	$153.9	$(24.4)	$129.5	$153.9	$(16.7)	$137.2
Trademarks/brands	91.0	(15.5)	75.5	91.0	(10.6)	80.4
	$244.9	$(39.9)	$205.0	$244.9	$(27.3)	$217.6
Not subject to amortization:
Trademarks/brands	543.6	—	543.6	682.3	—	682.3
	$788.5	$(39.9)	$748.6	$927.2	$(27.3)	$899.9
 Recoverability of Assets — Post continually evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its assets, including property, identifiable intangibles, and goodwill. An assessment of indefinite life assets (including goodwill and brand trademarks) is performed during the fourth quarter in conjunction with the annual forecasting process. In addition, intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset. In general, an asset is deemed impaired and written down to its fair value if estimated related future cash flows are less than its carrying amount. The Company estimates the fair value of its trademarks (intangible asset) using an income-based approach (the relief-from-royalty method).
 In September 2011, a trademark impairment loss of $106.6 was recognized primarily related to the Post Honey Bunches of Oats, Post Selects, and Post trademarks in the Branded Cereal Products segment. Based upon a preliminary review of the Post business conducted by the newly appointed Post management team in October, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps is the reduction of expected net sales growth rates and profitability of certain brands in the near term, thereby resulting in the trademark impairment. In June 2011, a trademark impairment loss of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition, lack of consumer response to advertising and promotions for these brands, and further reallocations of advertising and promotion expenditures to higher-return brands. These factors, particularly the lower than expected revenues during 2011 and further declines in market share, led Post to lower royalty rates for both the Shredded Wheat and Grape-Nuts brands as well as further reduce future sales growth rates, resulting in a partial impairment of both brands.
 In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process in the fourth quarter.
 These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 11. The trademark and goodwill impairment losses are reported in "Impairment of goodwill and other intangible assets." See Note 4 for information about goodwill impairments.
 Investments — Post funds a portion of its deferred compensation liability by investing in certain mutual funds in the same amounts as selected by the participating employees. Because management's intent is to invest in a manner that matches the deferral options chosen by the participants and those participants can elect to transfer amounts in or out of each of the designated deferral options at any time, these investments have been classified as trading assets and are stated at fair value in "Other Assets" (see Note 11). Both realized and unrealized gains and losses on these assets are included in "Selling, general and administrative expenses" and offset the related change in the deferred compensation liability.
 Ralcorp Equity — Net investment of Ralcorp in the Combined Balance Sheets represents Ralcorp's historical investment in Post in excess of its accumulated net income after taxes and the net effect of the transactions with and allocations from Ralcorp. See Principles of Combination above and Note 16 for additional information. Accumulated other comprehensive income included foreign currency translation adjustments of $.9, negative $.2, and negative $3.3 as of September 30, 2011, 2010, and 2009, respectively, as well as amounts related to postretirement benefit plans as shown in Note 14.

 Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and trade allowances (including promotional price buy downs and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged, and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customer redemption history.
 Cost of Products Sold includes, among other things, inbound and outbound freight costs and depreciation expense related to assets used in production, while storage and other warehousing costs are included in "Selling, general, and administrative expenses." Storage and other warehousing costs totaled $45.3, $48.6, and $42.3 in fiscal 2011, 2010, and 2009, respectively.
 Advertising costs are expensed as incurred except for costs of producing media advertising such as television commercials or magazine advertisements, which are deferred until the first time the advertising takes place. The amount reported as assets on the balance sheet was insignificant as of September 30, 2011 and 2010.
 Stock-based Compensation — Post recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). See Note 15 for disclosures related to stock-based compensation.
 Income Tax Expense is estimated based on taxes in each jurisdiction and includes the effects of both current tax exposures and the temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. A valuation allowance would be established against the related deferred tax assets to the extent that it is not more likely than not that the future benefits will be realized. Reserves are recorded for estimated exposures associated with Post's tax filing positions, which are subject to periodic audits by governmental taxing authorities. Interest due to an underpayment of income taxes is classified as income taxes. Post considers the undistributed earnings of its foreign subsidiaries to be permanently invested, so no U.S. taxes have been provided for those earnings. Post is part of the consolidated return of Ralcorp and its affiliates; Post may be jointly/severally liable for taxes related to other Ralcorp affiliates. See Note 5 for disclosures related to income taxes.
Earnings per Share - The computation of basic and diluted earnings per common share for all periods through September 30, 2011, is calculated using the number of shares of Post common stock outstanding on February 3, 2012, following the distribution of one share of Post common stock for every two shares of Ralcorp common stock and the retention of approximately 6.8 million shares by Ralcorp. For the periods presented there are no dilutive shares as there were no actual shares or share-based awards outstanding prior to the distribution.

Note 3 — Recently Issued Accounting Standards
In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS." This update establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS). The amendments in this update are effective during interim and annual periods beginning after December 15, 2011. The adoption of this update is not expected to have a material effect on Post's financial position, results of operations or cash flows.
In June 2011, the FASB issued ASU No. 2011-05. The objective of this update is to improve the comparability, consistency, and transparency of financial reporting to increase the prominence of items reported in other comprehensive income. This update requires that all nonowner changes in shareholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. As of and for the three months ended December 31, 2011, the Company adopted the provisions of ASU No. 2011 - 05. In accordance with the reissuance of the Company's combined financial statements discussed in Note 1, the Company has retroactively applied the provisions of ASU No. 2011 - 05 as of and for the years ended September 30, 2011, 2010 and 2009. The adoption of this update did not have a material effect on Post's financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU No. 2011-8, "Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment," which is intended to simplify how an entity tests goodwill for impairment. The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. An entity no longer will be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The guidance also includes examples of the types of factors to consider in conducting the qualitative assessment. Prior to this ASU, entities were required to test goodwill for impairment, on at least an annual basis, by first comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit is less than its carrying amount, then the second step of the test is to be performed to measure the amount of impairment loss, if any. The amendments must be adopted for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, the Company chose to adopt this ASU as of September 30, 2011, as permitted by the standard. See Note 4 for information about goodwill impairments.
In September 2011, the FASB issued ASU No. 2011-9, "Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer's Participation in a Multiemployer Plan," which provides new requirements for the disclosures that an employer should provide related to its participation in multiemployer pension plans. Plans of this type are commonly used by employers to provide benefits to union employees that may work for multiple employers during their working life and thereby accrue benefits in one plan for their retirement. The revised disclosures will provide users of financial statements with additional information about the plans in which an employer participates, the level of an employer's participation in the plans, and financial health of significant plans. The amendments in this update are effective for Post's annual financial statements for the year ending September 30, 2012.
In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities" which provides new requirements for disclosures about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The amendments in this update are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this update is not expected to have a material effect on Post's financial position, results of operations or cash flows.

Note 4 — Goodwill
The changes in the carrying amount of goodwill are noted in the following table. No goodwill impairments were incurred prior to 2011.

Balance, September 30, 2009	$1,794.5
Purchase price allocation adjustment	(0.6)
Currency translation adjustment	0.2
Balance, September 30, 2010	$1,794.1
Impairment (as restated)	(427.8)
Currency translation adjustment	(0.1)
Balance, September 30, 2011 (As Restated)	$1,366.2
Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. In the fourth quarter of fiscal 2011, Post early adopted ASU No. 2011-8 "Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment." The Company conducts a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the business, a "step one" goodwill impairment test is performed. The "step one" goodwill impairment test requires an estimate of the fair value of the business and certain assets and liabilities. The estimated fair value was determined using a combined income and market approach with a greater weighting on the income approach (75% of the calculation). The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, and capital requirements. The market approach (25% of the calculation) is based on a market multiple (revenue and EBITDA which stands for earnings before interest, income taxes, depreciation, and amortization) and requires an estimate of appropriate multiples based on market data.
 During the fourth fiscal quarter of 2011, the Company conducted an impairment test. In late September and October 2011, a new management team was named at Post (including William Stiritz as Chief Executive Officer, Robert Vitale as Chief Financial Officer, and James Holbrook as Executive Vice President of Marketing) in advance of the anticipated spin-off of the business from Ralcorp. The new management team conducted an extensive business review during this time. Based upon the review of the Post cereals business conducted by the newly appointed Post management team in October 2011, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. As a result of the revised business outlook of the new Post management team, a "step one" goodwill impairment analysis was performed. Because Post's carrying value was determined to be in excess of its fair value in the step one analysis, the Company was required to perform "step two" of the impairment analysis to determine the amount of goodwill impairment to be recorded. The amount of the impairment is calculated by comparing the implied fair value of the goodwill to its carrying amount, which requires the allocation of the fair value determined in the step one analysis to the individual assets and liabilities of the reporting unit. Any remaining fair value represents the implied fair value of goodwill on the testing date. Based on the step two analysis, Post recorded a pre-tax, non-cash impairment charge of $427.8 million (as restated) to reduce the carrying value of goodwill to its estimated fair value. Estimated fair values of the reporting unit and its identifiable net assets were determined based on the results of a combination of valuation techniques including EBITDA and revenue multiples and expected present value of future cash flows using revised forecasts based on the additional strategic steps that new Post management determined were necessary for the business.
 These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 11. The goodwill impairment losses are aggregated with trademark impairment losses in "Impairment of goodwill and other intangible assets."
Note 5 — Income Taxes
 The provision (benefit) for income taxes consisted of the following:

	Year Ended September 30,
	2011	2010	2009
Current:
Federal	$55.6	$53.7	$63.9
State	7.1	6.9	8.2
Foreign	—	—	(0.2)
	62.7	60.6	71.9
Deferred:
Federal	(63.0)	(11.0)	(13.6)
State	(5.0)	(0.9)	(1.1)
Foreign	(1.0)	0.8	(1.4)
	(69.0)	(11.1)	(16.1)
Income tax (benefit) provision	$(6.3)	$49.5	$55.8

A reconciliation of income tax (benefit) provision with amounts computed at the statutory federal rate follows:

	Year Ended September 30,
	2011	2010	2009
	As Restated
Computed tax at federal statutory rate (35%)	(150.7)	49.5	54.9
Non-deductible goodwill impairment loss	149.7	—	—
Domestic production activities deduction	(5.5)	(3.4)	(4.1)
State income taxes, net of effect on federal tax	(0.1)	3.6	4.4
Other, net (none in excess of 5% of computed tax)	0.3	(0.2)	0.6
	(6.3)	49.5	55.8
 The effective tax rate for fiscal 2011 was 1.5% (negative) (as restated) compared to 35.0% for fiscal 2010 and 35.6% for fiscal 2009. The effective tax rate for fiscal 2011 was significantly affected by the non-deductible goodwill impairment loss, as shown above. For both fiscal 2011 and 2010, the effective tax rate was reduced by the effects of increases in the Domestic Production Activities Deduction (DPAD), and also impacted by minor effects of shifts between the relative amounts of domestic and foreign income. The DPAD is a U.S. federal deduction of a percentage of taxable income from domestic manufacturing. Taxable income is affected by not only pre-tax book income, but also temporary differences in the timing and amounts of certain tax deductions, including significant amounts related to impairments of intangible assets, depreciation of property, and postretirement benefits. In addition, for fiscal 2011, the DPAD percentage was increased from 6% to 9% of qualifying taxable income.
 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) were as follows:

	September 30, 2011			September 30, 2010
	Assets	Liabilities	Net	Assets	Liabilities	Net
Current:
Accrued liabilities	$3.4	$—	$3.4	$3.5	$—	$3.5
Other items	0.4	—	0.4	0.7	(0.7)	—
	3.8	—	3.8	4.2	(0.7)	3.5
Noncurrent:
Property	—	(103.7)	(103.7)	—	(112.2)	(112.2)
Intangible assets	—	(282.7)	(282.7)	—	(339.9)	(339.9)
Pension and other postretirement benefits	38.5	—	38.5	32.8	—	32.8
Stock-based compensation awards	1.6	—	1.6	1.3	—	1.3
Foreign operating loss carryforwards	11.8	—	11.8	12.4	—	12.4
Other items	1.7	—	1.7	0.7	—	0.7
	53.6	(386.4)	(332.8)	47.2	(452.1)	(404.9)
Total deferred taxes	$57.4	$(386.4)	$(329.0)	$51.4	$(452.8)	$(401.4)
 For fiscal 2011, 2010, and 2009, foreign income (loss) before income taxes was $(3.7), $1.3, and $(5.2), respectively. As of September 30, 2011, Post had foreign operating loss carryforwards totaling approximately $43.8 which have expiration dates in 2028-2031. Because it is expected that sufficient taxable income will be generated to utilize those operating loss carryforwards before they expire, no valuation allowance has been recorded.
Post had no significant unrecognized tax benefits related to uncertain tax positions for the periods presented. Federal returns for tax years ended September 30, 2008 and later remain subject to examination, along with various state returns and Canadian returns for the same time period.

Note 6 — Supplemental Operations Statement and Cash Flow Information

	Year Ended September 30,
	2011	2010	2009
Repair and maintenance expenses	$35.2	$36.1	$28.1
Advertising and promotion expenses	117.3	88.6	118.1
Research and development expenses	7.6	7.7	6.5
Intercompany interest paid	51.5	47.6	57.3

Note 7 — Supplemental Balance Sheet Information

	September 30, 2011	September 30, 2010
Receivables, net
Trade	$3.8	$58.4
Other	6.3	7.9
	10.1	66.3
Allowance for doubtful accounts	—	(0.3)
	$10.1	$66.0
Inventories
Raw materials and supplies	$17.2	$14.3
Finished products	49.4	56.1
	$66.6	$70.4
Accounts Payable
Trade	$19.6	$22.1
Other items	9.2	14.0
	$28.8	$36.1
Other Current Liabilities
Advertising and promotion	$9.4	$10.5
Accrued intercompany interest	6.6	6.6
Compensation	8.2	7.9
Miscellaneous accrued taxes	3.7	3.6
Deferred income	7.7	7.3
Other	1.9	2.2
	$37.5	$38.1

Note 8 — Sale of Receivables
 On November 4, 2010, Post entered into an agreement to sell, on an ongoing basis, all of the trade accounts receivable of Post Foods, LLC to a wholly owned, bankruptcy-remote subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). The accounts receivable of Post Foods Canada Corp. were not incorporated into the agreement and are not being sold to RRC. The purchase price of the receivables sold is calculated with a discount factor of 1.18%. Post receives a fee from RRC to service the receivables (with no significant servicing assets or liabilities). For the fiscal year ended September 30, 2011, the discounts totaled $13.0, reported as "Loss on Sale of Receivables," and servicing fee income totaled $3.7, reported as a reduction to "Selling, general and administrative expenses." The net amount due from Ralcorp is reported as "Receivable from Ralcorp."

Note 9 — Allowance for Doubtful Accounts

	Year Ended September 30,
	2011	2010	2009
Balance, beginning of year	$0.3	$1.6	$—
Provision charged to expense	—	(0.6)	1.6
Write-offs, less recoveries	—	(0.7)	—
Transfers to RRC, net	(0.3)	—	—
Balance, end of year	$—	$0.3	$1.6

Note 10 — Derivative Financial Instruments and Hedging
In the ordinary course of business, Post is exposed to commodity price risks relating to the acquisition of raw materials and supplies, interest rate risks relating to debt, and foreign currency exchange rate risks relating to its foreign subsidiaries. Authorized individuals within Ralcorp manage these risks on a Ralcorp-wide basis and may utilize derivative financial instruments, including (but not limited to) futures contracts, option contracts, forward contracts and swaps, to manage certain of these exposures by hedging when it is practical to do so. Ralcorp is not permitted to engage in speculative or leveraged transactions and will not hold or issue financial instruments for trading purposes.
 As of September 30, 2011, Post's participation in Ralcorp's derivative instrument program consisted of commodity contracts (options, futures, and swaps) used as cash flow or economic hedges on raw material and fuel purchases. The fair value of the derivative instruments have not been reflected in Post's balance sheet because Post is not legally a party to the underlying derivative instruments and because there are no significant instruments that are allocable only to Post. As of September 30, 2011 and 2010, the amount of Ralcorp's net derivative asset (liability) that was related to Post was approximately $(10) and $2, respectively. If the September 30, 2011 amount, together with net deferred gains on closed derivatives, had been settled with Ralcorp as of that date, Post would have paid approximately $5.6. That amount consists of $7.1 of losses related to economic hedges already reflected in Post's statement of operations and approximately $1.5 of deferred gains related to cash flow hedges not yet reflected in Post's statement of operations (see "Derivative Financial Instruments and Hedging" in Note 2). The effects of Post's participation in Ralcorp's derivative instrument program on the statements of operations for fiscal 2011, 2010, and 2009 were losses of $13.6, $.9, and $5.0, respectively, all of which are included in "Cost of goods sold."
Note 11 — Fair Value Measurements
 The following table represents Post's assets and liabilities measured at fair value on a recurring basis and the basis for that measurement according to the levels in the fair value hierarchy in ASC Topic 820:

	September 30, 2011			September 30, 2010
	Total	Level 1	Level 2	Total	Level 1	Level 2
Deferred compensation investment	$0.8	$0.8	$—	$0.3	$0.3	$—
Deferred compensation liabilities	0.8	—	0.8	0.3	—	0.3
 The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions. The fair value hierarchy consists of three levels:
Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs are quoted prices of similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
 Level 3 — Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

 The fair value of the deferred compensation investment is invested primarily in mutual funds and is measured using the market approach. This investment is in the same funds and purchased in substantially the same amounts as the participants' selected investment options (excluding Ralcorp common stock equivalents), which represent the underlying liabilities to participants in Ralcorp's deferred compensation plans. Deferred compensation liabilities are recorded at amounts due to participants in cash, based on the fair value of participants' selected investment options (excluding certain Ralcorp common stock equivalents to be distributed in shares) using the market approach.
 The carrying amounts reported on the combined balance sheets for cash and cash equivalents, receivables and accounts payable approximate fair value because of the short maturities of these financial instruments. The fair value of long-term intercompany debt (see Note 12) is approximately $855.2 based on the discounted cash flows analysis using observable inputs (Level 2).
Note 12 — Intercompany Debt
 On August 4, 2008, in conjunction with the acquisition of Post, Ralcorp assumed ownership of Fixed Rate Notes maturing 2018, Floating Rate Notes maturing 2018 and Fixed Rate Notes maturing 2020, and term loans. The 2018 Fixed Rate Notes comprises $577.5 million of 7.29% notes due August 15, 2018. The 2018 Floating Rate Notes total $20.0 million and incur interest at a rate of 3-month LIBOR plus 2.54%, adjusted quarterly, and mature on August 15, 2018. The 2020 Fixed Rate Notes comprises $67.0 million of 7.39% notes due August 15, 2020. The term loans totaled $300.0 and matured on August 3, 2009. Though Ralcorp is the legal entity obligated to repay all of the assumed debt, these debt instruments and related interest expense and interest payments have been reported in the financial statements of Post. Post Foods LLC, along with certain other subsidiaries of Ralcorp, is a guarantor of Ralcorp's debt and that debt is collateralized in part by a pledge of 65% of the stock of Post Foods Canada Corp.
 On August 4, 2008, Post Foods Canada Corp. issued a promissory note payable to RAH Canada Limited Partnership (see Note 18) with a principal amount of $52.0 million. The note incurs interest at 7.50%, payable quarterly, and has no maturity date.
 On September 28, 2011, Post Foods Canada Corp. issued a promissory note payable to RH Financial Corporation with a principal amount of $68.0 million. The note incurs interest at 1.00%, payable monthly, and matures on September 28, 2012.
 The outstanding balances and related interest rates are summarized in the following table.

	September 30, 2011		September 30, 2010
	Balance Outstanding	Interest Rate	Balance Outstanding	Interest Rate
Fixed Rate Senior Notes maturing 2018	$577.5	7.29%	$577.5	7.29%
Floating Rate Senior Notes maturing 2018	20.0	2.83%	20.0	2.98%
Fixed Rate Senior Notes maturing 2020	67.0	7.39%	67.0	7.39%
Note Payable to RAH Canada L.P.	52.0	7.50%	52.0	7.50%
Note Payable to RH Financial Corporation	68.0	1.00%	—	—
	$784.5		$716.5
Less: Current Portion	(68.0)		—
	$716.5		$716.5
Note 13 — Commitments and Contingencies
 Legal Proceedings
Post is a party to a number of legal proceedings in various federal, state and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve complex questions of fact and law. Additionally, the operations of Post, like those of similar businesses, are subject to various federal, state, local and foreign laws and regulations intended to protect public health and the environment, including air and water quality and waste handling and disposal.
In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals for estimated liabilities (if any), are not expected to be material, individually and in the aggregate, to Post's consolidated financial position, results of operations or cash flows. In addition, while it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to Post's consolidated financial position, results of operations or cash flows.
Lease Commitments
Future minimum rental payments under noncancelable operating leases in effect as of September 30, 2011 were $3.3, $3.0, $2.7, $.9, $.3 and zero for fiscal 2012, 2013, 2014, 2015, 2016 and thereafter, respectively.
 Rent expense for all operating leases was $4.0, $3.9, and $3.5 in fiscal years 2011, 2010, and 2009, respectively.
Note 14 — Pension and Other Postretirement Benefits
 Certain of Post's employees are eligible to participate in Ralcorp's U.S. qualified and supplemental noncontributory defined benefit pension plans and other postretirement benefit plans (partially subsidized retiree health and life insurance) or separate plans for Post Foods Canada Corp. The following disclosures reflect amounts related to Post employees based on separate actuarial valuations, projections, and (for the U.S. plans) certain allocations. In separating amounts in the U.S. plans between Post and Ralcorp, liabilities were calculated directly based on the participants of each group. Plan contributions were allocated based on target liability plus normal cost (for funding) for each group. Investment earnings were allocated based on beginning of year projected benefit obligation for each group. Actual benefit payments were allocated based on expected benefit payments for each group. Amounts for the Canadian plans are included in these disclosures and are not disclosed separately because they do not constitute a significant portion of the combined amounts.
 Effective January 1, 2011, benefit accruals for defined benefit pension plans were frozen for all administrative employees and certain production employees.
The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two year period ended September 30, 2011, and a statement of the funded status and amounts recognized in the combined balance sheets as of September 30 of both years.

	Pension Benefits		Other Benefits
	Year Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010
Change in benefit obligation
Benefit obligation at beginning of period	$29.8	$19.8	$67.7	$58.2
Service cost	3.6	4.3	2.6	2.8
Interest cost	1.3	1.2	3.7	3.5
Plan participants' contributions	0.9	0.8	—	—
Actuarial (gain) loss	(1.2)	3.5	16.3	2.8
Benefits paid	(0.3)	(0.1)	(0.3)	(0.4)
Curtailments	(7.0)	—	—	—
Amendments	—	0.2	—	0.6
Currency translation	(0.1)	0.1	(0.2)	0.2
Benefit obligation at end of period	$27.0	$29.8	$89.8	$67.7

Change in fair value of plan assets
Fair value of plan assets at beginning of period	$8.2	$2.5	$—	$—
Actual return on plan assets	1.3	1.5	—	—
Employer contributions	2.5	3.5	0.3	0.4
Plan participants' contributions	0.9	0.8	—	—
Benefits paid	(0.3)	(0.1)	(0.3)	(0.4)
Currency translation	(0.1)	—	—	—
Fair value of plan assets at end of period	12.5	8.2	—	—
Funded status	$(14.5)	$(21.6)	$(89.8)	$(67.7)

Amounts recognized in assets or liabilities
Other current liabilities	$—	$—	$(0.7)	$(0.5)
Other liabilities	(14.5)	(21.6)	(89.1)	(67.2)
Net amount recognized	$(14.5)	$(21.6)	$(89.8)	$(67.7)

Amounts recognized in accumulated other comprehensive income or loss
Net actuarial (gain) loss	$(4.9)	$3.4	$13.7	$(2.4)
Prior service cost (credit)	2.1	2.5	(4.0)	(5.2)
Total	$(2.8)	$5.9	$9.7	$(7.6)

Weighted-average assumptions used to determine benefit obligation
Discount rate — U.S. plans	5.05%	5.40%	5.13%	5.40%
Discount rate — Canadian plans	5.15%	5.40%	5.26%	5.40%
Rate of compensation increase	3.00%	3.25%	3.00%	3.25%
 The accumulated benefit obligation exceeded the fair value of plan assets for each pension plan, and the aggregate accumulated benefit obligation for pension plans was $23.9 at September 30, 2011 and $17.5 at September 30, 2010.
The following tables provide the components of net periodic benefit cost for the plans and amounts recognized in other comprehensive income.

	Pension Benefits
	Year Ended September 30,
	2011	2010	2009
Components of net periodic benefit cost
Service cost	$3.6	$4.3	$3.3
Interest cost	1.3	1.2	0.8
Expected return on plan assets	(1.6)	(1.3)	(0.9)
Recognized net actuarial loss	0.4	0.3	—
Recognized prior service cost	0.4	0.3	0.3
Net periodic benefit cost	$4.1	$4.8	$3.5

Weighted-average assumptions used to determine net benefit cost
Discount rate — U.S. plans	5.40%	6.00%	7.30%
Discount rate — Canadian plans	5.40%	6.10%	5.45%
Rate of compensation increase	3.25%	3.25%	3.25%
Expected return on plan assets — U.S. plans	8.75%	8.75%	8.75%
Expected return on plan assets — Canadian plans	6.25%	6.25%	8.75%

Changes in plan assets and benefit obligation recognized in other comprehensive income or loss
Net (gain) loss	$(7.9)	$3.3	$4.8
Recognized loss	(0.4)	(0.3)	—
Prior service cost	—	0.2	2.9
Recognized prior service cost	(0.4)	(0.3)	(0.3)
Total recognized in other comprehensive income or loss (before tax effects)	$(8.7)	$2.9	$7.4

	Other Benefits
	Year Ended September 30,
	2011	2010	2009
Components of net periodic benefit cost
Service cost	$2.6	$2.8	$3.1
Interest cost	3.7	3.5	4.4
Recognized net actuarial loss	0.1	—	—
Recognized prior service cost (credit)	(1.2)	(1.3)	—
Net periodic benefit cost	$5.2	$5.0	$7.5

Weighted-average assumptions used to determine net benefit cost
Discount rate — U.S. plans	5.13%	6.00%	7.30%
Discount rate — Canadian plans	5.26%	6.10%	5.45%
Rate of compensation increase	3.25%	3.25%	3.25%

Changes in plan assets and benefit obligation recognized in other comprehensive income or loss
Net loss (gain)	$16.3	$2.8	$(0.3)
Recognized loss	(0.1)	—	—
Prior service cost (credit)	—	0.6	(7.1)
Recognized prior service credit	1.1	1.3	—
Currency translation	—	—	(0.1)
Total recognized in other comprehensive income or loss (before tax effects)	$17.3	$4.7	$(7.5)
For pension benefits, the estimated net actuarial loss and prior service cost expected to be reclassified from accumulated other comprehensive income into net periodic benefit cost during 2012 related to pension are $.6 and $.4, respectively. The corresponding amounts related to other benefits are $1.5 and $1.1, respectively.

 The expected return on pension plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocation. The broad target allocations are 50% equity securities (comprised of 27.5% U.S. equities and 22.5% foreign equities), 40% debt securities, and 10% real assets. At September 30, 2011, equity securities were 51%, debt securities were 40%, and other was 9% of the fair value of total plan assets, approximately 83% of which was invested in passive index funds. At September 30, 2010, equity securities were 71%, debt securities were 27%, and other was 2% of the fair value of total plan assets, approximately 90% of which was invested in passive index funds. The allocation guidelines were established based on Ralcorp's determination of the appropriate risk posture and long-term objectives.
The following table represents the pension plan's assets measured at fair value on a recurring basis and the basis for that measurement (for more information on the fair value framework in ASC Topic 820, refer to Note 11).

	September 30, 2011				September 30, 2010
	Total	Level 1	Level 2	Level 3	Total	Level 2	Level 3
Mutual funds:
Equities	$6.4	$—	$6.4	$—	$6.4	$6.4	$—
Fixed income	5.1	—	5.1	—	1.7	1.7	—
Real assets	0.7	—	0.7	—	—	—	—
	12.2	—	12.2	—	8.1	8.1	—
Partnership/joint venture interests	0.2	—	—	0.2	0.1	—	0.1
Cash	0.1	0.1	—	—	—	—	—
	$12.5	$0.1	$12.2	$0.2	$8.2	$8.1	$0.1
 The fair value of mutual funds is based on quoted net asset values of the shares held by the plan at year end.
 Partnership/joint venture interests have unobservable inputs and trade infrequently or not at all. Because observable prices are not available, a market approach is used in valuing investments. The inputs used in estimating the value of investments include company operating performance, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issues, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, and other factors which are typically considered by market participants when trading private, middle market companies. Investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the general partner (who serves as the partnership's investment manager) in the absence of market information. Assumptions used by the general partner due to the lack of observable inputs may significantly impact the resulting fair value and therefore the partnership's results of operations. For all securities held, the general partner calculates a hypothetical equity value of the investment. For each investment, the general partner (i) determines the current operating results (either Adjusted EBITDA or Net Revenue), (ii) applies a market valuation multiple, which is based on publicly traded valuation multiples of, and/or valuation multiples from transactions involving, companies with similar attributes (with such multiples discounted as appropriate); then (iii) subtracts the structural debt on the portfolio company's balance sheet (seasonally adjusted when necessary), to derive a current hypothetical value for the equity. The general partner may also consider any other factors it deems relevant in establishing a fair value at which the investment could be realized. Such factors are documented in detail to establish the reasonableness of their intent. For fiscal 2011 and 2010, purchases, sales, and realized and unrealized gains and losses were not significant.
The preceding methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
For September 30, 2011 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to domestic plans for 2012 was 10% and 7% for participants under the age of 65 and over the age of 65, respectively, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2011 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to Canadian plans for 2012 was 7.5%, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2010 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits was 8% for 2011, declining gradually to an ultimate rate of 5% for 2017 and beyond. A 1% change in assumed health care cost trend rates would result in the following changes in the accumulated postretirement benefit obligation and in the total service and interest cost components for fiscal 2011.

	Increase	Decrease
Effect on postretirement benefit obligation	$20.2	$(15.8)
Effect on total service and interest cost	1.6	(1.2)
As of September 30, 2011, expected future benefit payments and related federal subsidy receipts (Medicare Part D) in the next ten fiscal years were as follows:

	2012	2013	2014	2015	2016	2017- 2021
Pension benefits	$0.2	$0.3	$0.5	$0.6	$0.7	$5.8
Other benefits	0.7	0.8	1.0	1.3	1.7	16.5
Subsidy receipts	—	—	—	—	—	(0.3)
 Other than those made as benefit payments in unfunded plans and participant contributions, no significant contributions are currently expected to be paid to the plans during fiscal 2012.
 In addition to the defined benefit plans described above, Ralcorp sponsors defined contribution 401(k) plans under which it makes matching and profit sharing contributions. Post's share of the costs of these plans was $1.7 for the fiscal year ended September 30, 2011 and $1.5 for each of the fiscal years ended September 30, 2010 and 2009.
Note 15 — Stock-Based Compensation Plans
Post employees have historically participated in equity plans of Ralcorp. On February 8, 2007, Ralcorp shareholders adopted the 2007 Incentive Stock Plan. Effective October 1, 2008, it was amended and restated to reflect requirements of Section 409A. The 2007 Incentive Stock Plan became the Amended and Restated 2007 Incentive Stock Plan (Plan), which reserves shares to be used for various stock-based compensation awards. The Plan provides that certain eligible employees of Post may receive stock option awards, stock appreciation rights and other stock awards payable in whole or part by the issuance of stock.
The following disclosures represent Post's portion of the Plan maintained by Ralcorp in which Post's employees participated. The underlying equity for all awards granted under the Plan consists of Ralcorp common shares. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that would have been experienced as an independent, publicly traded company for the periods presented.
Total compensation cost for stock-based compensation awards recognized in the fiscal years ended 2011, 2010, and 2009 was $1.7, $2.2, and $1.6, respectively, and the related recognized deferred tax benefit for each of those periods was approximately $.6, $.9, and $.6, respectively. As of September 30, 2011, the total compensation cost related to nonvested awards not yet recognized was $1.9, which is expected to be recognized over a weighted average period of 2.59 years. The Company paid $.9 for stock-based liabilities in the year ended September 30, 2011 (and none in 2010 and 2009).
Stock Appreciation Rights
Information about stock-settled stock appreciation rights (SARs) is summarized in the following table. Upon exercise of each right, the holder of stock-settled SARs will receive the number of shares of Ralcorp common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. Ralcorp uses treasury shares to settle SARs exercised. The total intrinsic value of stock-settled SARs exercised was $.1 in the fiscal year ended September 30, 2011 and zero in fiscal 2010 and 2009.

	Stock-Settled Stock Appreciation Rights	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2010	185,000	$59.61
Granted	—	—
Exercised	(9,500)	58.33
Forfeited	(13,000)	63.05
Expired	—	—
Outstanding at September 30, 2011	162,500	59.41	8.04	$2.8
Vested and expected to vest as of September 30, 2011	158,216	59.42	8.03	2.7
Exercisable at September 30, 2011	14,491	66.07	6.99	0.2
In September 2010, Ralcorp granted cash-settled SARs for the first time, including a total of 22,500 cash-settled SARs with an exercise price of $57.45 granted to certain Post employees. Upon exercise of each right, the holder of cash-settled SARs will receive cash equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. As of September 30, 2011, 2,000 had been forfeited and 1,500 (with a value of $.1) had vested and been exercised. For the 19,000 outstanding, none were exercisable, 17,893 were expected to vest, the remaining contractual term was 9.0 years, and the aggregate intrinsic value was $.4. Cash-settled SARs are liability-classified awards that must be remeasured at fair value at the end of each reporting period, and cumulative compensation cost recognized to date must be trued up each reporting period for changes in fair value prorated for the portion of the requisite service period rendered.
The fair value of each SAR was estimated on the date of grant using the Black-Scholes valuation model, which uses assumptions of expected life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The expected term is estimated based on the award's vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated U.S. Treasury rate for a term equal to the expected term. The weighted average assumptions and fair values for SARs granted during fiscal 2010 and 2009 are summarized in the table below. Although no SAR's were granted to Post employees during the fiscal year ended September 30, 2011, the table also shows the assumptions used to remeasure the fair value of cash-settled SARs at that date.

	Year Ended September 30,
	2011	2010	2009
Expected term	5.0 years	6.0 years	6.0 years
Expected stock price volatility	30.0%	30.6%	30.0%
Risk-free interest rate	0.96%	2.22%	2.79%
Expected dividends	0%	0%	0%
Fair value (per right)	$30.27	$19.31	$22.25
Restricted Stock Awards
Ralcorp's restricted stock awards are nonvested shares of stock (or stock units) issued to awardees. The grant date market value of each award is recorded as a reduction of Ralcorp equity and amortized on a straight-line basis over the expected vesting period. The total fair value of restricted stock awards that vested during 2011, 2010 and 2009 was $.7, $.5 and zero, respectively. As of September 30, 2010 there were a total of 13,000 nonvested restricted stock awards with a grant date fair value of $55.59 per share. On August 4, 2011, these shares became fully vested.
Other Stock-Based Compensation Awards
On August 4, 2008, Ralcorp granted a restricted incentive award to twelve Post employees, two of which subsequently forfeited the award. Each employee's award called for a cash payment on August 4, 2011 equal to the value of 1,200 shares of Ralcorp stock on that day. The estimated fair value of the payout was accrued on a straight-line basis over the period from the grant date to the payout date. A similar award was granted to one employee on August 5, 2010 based on 5,000 shares and a payout date of August 5, 2013. Related expense recorded for the fiscal years 2011, 2010, and 2009 was $.6, $.2, and $.3, respectively.

Deferred Compensation
Post provides for a Deferred Compensation Plan for Key Employees through which eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferrals may be made into Ralcorp common stock equivalents (Equity Option) or into a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives (Vanguard Funds). Deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash. There are no significant costs related to this deferred compensation plan. Post funds its deferred compensation liability (potential cash distributions) by investing in the Vanguard Funds in the same amounts as selected by the participating employees. Both realized and unrealized gains and losses on these investments are included in "Selling, general and administrative expenses" and offset the related change in the deferred compensation liability.
Note 16 — Related Party Transactions
Under Ralcorp's centralized cash management system, cash requirements are provided directly by Ralcorp and cash generated by Post is generally remitted directly to Ralcorp. Transaction systems (e.g. payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are generally provided by Ralcorp. Ralcorp also provides centralized demand planning, order management, billing, credit, and collection services to Post. Transaction systems (e.g. revenues, accounts receivable, and cash application) used to record and account for cash receipts are generally provided by centralized Ralcorp organizations. These Ralcorp systems are generally designed to track assets/liabilities and receipts/payments on a business specific basis.
Net revenues in the accompanying combined statements of operations represent net sales directly attributable to Post. Costs and expenses in the accompanying combined statements of operations represent direct and allocated costs and expenses related to Post. Costs for certain functions and services performed by centralized Ralcorp organizations have been allocated to Post based upon reasonable activity bases (generally volume, revenues, net assets, or a combination as compared to the total of Ralcorp and Post amounts) or other reasonable methods. The combined statements of operations include expense allocations for certain manufacturing, shipping, distribution and administration costs including information systems, procurement, accounting shared services, legal, tax, human resources, payroll, credit and accounts receivable, customer service, and cash management. For the years ended September 30, 2011, 2010, and 2009, total allocated costs were $21.5, $19.6, and $7.6, respectively, which are reported in "Selling, general and administrative expenses."
Certain cereal products of Post are produced in facilities owned by Ralcorp. In addition, Post produces certain products for sale to Ralcorp. The amounts related to these transactions have been included in the accompanying financial statements based upon transfer prices in effect at the time of the individual transactions which were consistent with prices of similar arm's-length transactions. Net sales related to those transactions totaled $10.5, $6.7, and zero in the years ended September 30, 2011, 2010, and 2009, respectively.
Ralcorp maintains all debt obligations on a consolidated basis to fund and manage operations. During the periods presented in these financial statements, Post had no direct debt obligations; however, Ralcorp has followed the policy of applying debt and related interest expense to the operations of Post based upon net debt assumed in the acquisition of Post from Kraft in August 2008 (see Note 12).
On September 29, 2011, Post Foods Canada Corp. issued a promissory note to Western Waffles Corp., an affiliate of Ralcorp, whereby Western Waffles Corp. became indebted to Post Foods Canada Corp. in the amount of $4.0 plus 4.0 Canadian dollars. The promissory note bears interest at the rate of 1% per annum and is payable on demand. At September 30, 2011, the total carrying value of the note receivable was $7.8.
 The combined balance sheets are presented assuming that all intercompany payables or receivables will be treated as adjustments to Ralcorp's investment except the "Receivable from Ralcorp" related to the sale of trade receivables (see Note 8) and the debt discussed above.
Transition and integration costs
Post incurred significant costs related to the August 2008 acquisition by Ralcorp. The costs include transitioning Post into Ralcorp operations, including decoupling the cereal assets of Post from those of other operations of Kraft (the former owner), developing stand-alone Post information systems, developing independent sales, logistics and purchasing functions for Post, and other significant integration undertakings. While a portion of those costs were capitalized, the expense portion was included in the statements of operations as follows:

	Year Ended September 30,
	2011	2010	2009
Cost of goods sold	$—	$1.3	$2.1
Selling, general and administrative expenses	—	6.4	29.5
	$—	$7.7	$31.6
Separation costs
During fiscal year 2011, Post incurred $2.8 of costs preparing for the separation from Ralcorp. The costs primarily consisted of legal and accounting fees, other outside service fees and employee severance and were included in the statement of operations as a component of selling, general and administrative expenses.
Derivative financial instruments and hedging
See Notes 2 and 10 for a discussion of Post's participation in Ralcorp's derivative financial instrument and hedging program.
Note 17 — Information About Geographic Areas and Major Customers
Products sold can be grouped into three primary categories of cereals: balanced, sweetened and unsweetened. Net sales by category are shown in the following table.

	Year Ended September 30,
	2011	2010	2009
Balanced	$560.4	$572.7	$609.0
Sweetened	249.2	240.2	266.6
Unsweetened	158.6	183.8	196.5
	$968.2	$996.7	$1,072.1
Post's external revenues were primarily generated by sales within the United States; foreign (primarily Canadian) sales were approximately 13% of total net sales. Sales are attributed to individual countries based on the address to which the product is shipped.
As of September 30, 2011, all of Post's long-lived assets were located in the United States except for property located in Canada with a net carrying value of approximately $54.2.
In the fiscal years ended September 30, 2011, 2010, and 2009, one customer accounted for $206.9, $209.4, and $223.9, respectively, or approximately 21% of total net sales.
Note 18 — Investment in Partnership
On February 1, 2010, Post Foods Canada Corp. received a noncash equity contribution from its parent company in the form of ownership interests in a Canadian partnership named RAH Canada Limited Partnership. The investment was recorded at $58.6 and reflects a 48.15% ownership in the partnership. Another Ralcorp entity holds the remainder of the ownership interests.
The earnings of the partnership are derived from interest on loans to the partners. See Note 12 for information about Post's note payable to the partnership.
Post accounts for its investment in the partnership using the equity method. The amount of Post's net investment that represents undistributed earnings from the partnership was $4.2 and $2.2 as of September 30, 2011 and 2010, respectively. The carrying value approximates the market value of Post's investment.
Note 19 — Condensed Financial Statements of Guarantors
In connection with its separation from Ralcorp on February 3, 2012, the Company issued the Notes in an aggregate principal amount of $775.0. The Notes were issued pursuant to an indenture dated as of February 3, 2012 among the Company, Post Foods, LLC, as guarantor, and Wells Fargo Bank, National Association, as trustee. Interest payments on the Notes are due semi-annually each February 15 and August 15, with the first interest payment due on August 15, 2012. The maturity date of the Notes is February 15, 2022.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries, the "Guarantors." Our foreign subsidiaries, the "Non-Guarantors," will not guarantee the notes. These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions).
Set forth below are the condensed combining financial statements presenting the results of operations, financial position and cash flows of the Parent Company (Post Holdings, Inc.), the Guarantors on a combined basis, the Non-Guarantors on a combined basis and eliminations necessary to arrive at the information for the Company as reported, on a combined basis. The Condensed Combining Financial Statements present the Parent Company's investments in subsidiaries using the equity method of accounting. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among the Parent Company, the Guarantor and the Non-Guarantor subsidiaries. For periods prior to February 3, 2012, the Parent Company had no operations and therefore no financial information is presented for those periods.
POST CEREALS BUSINESS
 COMBINING STATEMENTS OF OPERATIONS (CONDENSED)

	Year Ended September 30, 2011 (as restated)
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)

Net Sales	$—	$921.2	$68.5	$(21.5)	$968.2
Cost of goods sold	—	482.8	55.3	(21.5)	516.6
Gross Profit	—	438.4	13.2	—	451.6

Selling, general and administrative expenses	—	223.8	15.7	—	239.5
Amortization of intangible assets	—	12.6	—	—	12.6
Impairment of goodwill and other intangible assets	—	566.5	—	—	566.5
Other operating expenses, net	—	1.5	0.1	—	1.6
Operating Loss	—	(366.0)	(2.6)	—	(368.6)

Intercompany interest expense	—	47.5	4.0	—	51.5
Other expense	—	13.1	(2.6)	—	10.5
Loss before Income Taxes	—	(426.6)	(4.0)	—	(430.6)
Income tax benefit	—	(5.3)	(1.0)	—	(6.3)
Net Loss	$—	$(421.3)	$(3.0)	$—	$(424.3)
Total Comprehensive Loss	$—	$(426.5)	$(2.0)	$—	$(428.5)

POST CEREALS BUSINESS
 COMBINING STATEMENTS OF OPERATIONS (CONDENSED)

	Year Ended September 30, 2010
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)

Net Sales	$—	$958.9	$64.3	$(26.5)	$996.7
Cost of goods sold	—	522.4	57.8	(26.5)	553.7
Gross Profit	—	436.5	6.5	—	443.0

Selling, general and administrative expenses	—	215.3	3.5	—	218.8
Amortization of intangible assets	—	12.7	—	—	12.7
Impairment of goodwill and other intangible assets	—	19.4	—	—	19.4
Other operating expenses, net	—	1.3	—	—	1.3
Operating Profit	—	187.8	3.0	—	190.8

Intercompany interest expense	—	47.6	3.9	—	51.5
Other expense	—	—	(2.2)	—	(2.2)
Earnings before Income Taxes	—	140.2	1.3	—	141.5
Income tax provision	—	48.7	0.8	—	49.5
Net Earnings	$—	$91.5	$0.5	$—	$92.0
Total Comprehensive Income	$—	$88.1	$2.2	$—	$90.3

POST CEREALS BUSINESS
 COMBINING STATEMENTS OF OPERATIONS (CONDENSED)

	Year Ended September 30, 2009
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)

Net Sales	$—	$1,020.3	$84.5	$(32.7)	$1,072.1
Cost of goods sold	—	537.4	66.1	(32.7)	570.8
Gross Profit	—	482.9	18.4	—	501.3

Selling, general and administrative expenses	—	253.1	19.6	—	272.7
Amortization of intangible assets	—	12.6	—	—	12.6
Other operating expenses, net	—	0.5	0.3	—	0.8
Operating Profit (Loss)	—	216.7	(1.5)	—	215.2

Intercompany interest expense	—	54.5	3.8	—	58.3
Earnings (Loss) before Income Taxes	—	162.2	(5.3)	—	156.9
Income tax provision (benefit)	—	57.4	(1.6)	—	55.8
Net Earnings (Loss)	$—	$104.8	$(3.7)	$—	$101.1
Total Comprehensive Income (Loss)	$—	$104.2	$(6.0)	$—	$98.2

POST CEREALS BUSINESS
COMBINING BALANCE SHEETS (CONDENSED)

	September 30, 2011 (as restated)
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$1.7	$—	$1.7
Receivable from Ralcorp	—	41.3	—	—	41.3
Receivables, net	—	1.3	8.8	—	10.1
Inventories	—	60.4	6.2	—	66.6
Deferred income taxes	—	3.6	0.2	—	3.8
Prepaid expenses and other current assets	—	3.2	0.8	—	4.0
Intercompany notes receivable	—	—	7.8	—	7.8
Total Current Assets	—	109.8	25.5	—	135.3

Property, net	—	357.9	54.2	—	412.1
Goodwill	—	1,359.9	6.3	—	1,366.2
Other intangible assets, net	—	748.6	—	—	748.6
Investment in partnership	—	—	60.2	—	60.2
Other assets	—	0.8	3.1	(3.1)	0.8
Total Assets	$—	$2,577.0	$149.3	$(3.1)	$2,723.2

LIABILITIES AND RALCORP EQUITY
Current Liabilities
Short-term intercompany debt	$—	$—	$68.0	$—	$68.0
Accounts payable	—	24.8	4.0	—	28.8
Other current liabilities	—	31.1	6.4	—	37.5
Total Current Liabilities	—	55.9	78.4	—	134.3

Long-term intercompany debt	—	664.5	52.0	—	716.5
Deferred income taxes	—	335.9	—	(3.1)	332.8
Other liabilities	—	96.8	8.1	—	104.9
Total Liabilities	—	1,153.1	138.5	(3.1)	1,288.5

Total Ralcorp Equity	—	1,423.9	10.8	—	1,434.7
Total Liabilities and Ralcorp Equity	$—	$2,577.0	$149.3	$(3.1)	$2,723.2

POST CEREALS BUSINESS
COMBINING BALANCE SHEETS (CONDENSED)

	September 30, 2010
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$4.8	$—	$4.8
Receivables, net	—	54.2	11.8	—	66.0
Inventories	—	64.1	6.3	—	70.4
Deferred income taxes	—	3.3	0.2	—	3.5
Prepaid expenses and other current assets	—	1.9	0.4	—	2.3
Total Current Assets	—	123.5	23.5	—	147.0

Property, net	—	386.4	59.5	—	445.9
Goodwill	—	1,787.7	6.4	—	1,794.1
Other intangible assets, net	—	899.9	—	—	899.9
Investment in partnership	—	—	60.8	—	60.8
Other assets	—	0.3	2.0	(2.0)	0.3
Total Assets	$—	$3,197.8	$152.2	$(2.0)	$3,348.0

LIABILITIES AND RALCORP EQUITY
Current Liabilities
Accounts payable	$—	$30.8	$5.3	$—	$36.1
Other current liabilities	—	31.9	6.2	—	38.1
Total Current Liabilities	—	62.7	11.5	—	74.2

Long-term intercompany debt	—	664.5	52.0	—	716.5
Deferred income taxes	—	406.9	—	(2.0)	404.9
Other liabilities	—	82.8	7.9	—	90.7
Total Liabilities	—	1,216.9	71.4	(2.0)	1,286.3

Total Ralcorp Equity	—	1,980.9	80.8	—	2,061.7
Total Liabilities and Ralcorp Equity	$—	$3,197.8	$152.2	$(2.0)	$3,348.0

POST CEREALS BUSINESS
 COMBINING STATEMENTS OF CASH FLOWS (CONDENSED)

	Year Ended September 30, 2011 (as restated)
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
Net Cash Provided (Used) by Operating Activities	$—	$144.6	$(0.8)	$—	$143.8

Cash Flows from Investing Activities
Additions to property and intangible assets	—	(12.5)	(2.4)	—	(14.9)
Net Cash Used by Investing Activities	—	(12.5)	(2.4)	—	(14.9)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	—	(132.1)	(60.2)	—	(192.3)
Changes in intercompany debt	—	—	60.2	—	60.2
Net Cash Used by Financing Activities	—	(132.1)	—	—	(132.1)
Effect of Exchange Rate Changes on Cash	—	—	0.1	—	0.1

Net Decrease in Cash and Cash Equivalents	—	—	(3.1)	—	(3.1)
Cash and Cash Equivalents, Beginning of Year	—	—	4.8	—	4.8
Cash and Cash Equivalents, End of Year	$—	$—	$1.7	$—	$1.7

	Year Ended September 30, 2010
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
Net Cash Provided by Operating Activities	$—	$132.7	$2.9	$—	$135.6

Cash Flows from Investing Activities
Additions to property and intangible assets	—	(19.9)	(4.4)	—	(24.3)
Net Cash Used by Investing Activities	—	(19.9)	(4.4)	—	(24.3)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	—	(112.8)	0.4	—	(112.4)
Net Cash (Used) Provided by Financing Activities	—	(112.8)	0.4	—	(112.4)
Effect of Exchange Rate Changes on Cash	—	—	0.2	—	0.2

Net Decrease in Cash and Cash Equivalents	—	—	(0.9)	—	(0.9)
Cash and Cash Equivalents, Beginning of Year	—	—	5.7	—	5.7
Cash and Cash Equivalents, End of Year	$—	$—	$4.8	$—	$4.8

POST CEREALS BUSINESS
 COMBINING STATEMENTS OF CASH FLOWS (CONDENSED)

	Year Ended September 30, 2009
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
Net Cash Provided by Operating Activities	$—	$207.4	$13.7	$—	$221.1

Cash Flows from Investing Activities
Additions to property and intangible assets	—	(25.5)	(11.2)	—	(36.7)
Proceeds from sale of property	—	(0.9)	0.9	—	—
Net Cash Used by Investing Activities	—	(26.4)	(10.3)	—	(36.7)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	—	119.0	(2.3)	—	116.7
Changes in intercompany debt	—	(300.0)	—	—	(300.0)
Net Cash Used by Financing Activities	—	(181.0)	(2.3)	—	(183.3)
Effect of Exchange Rate Changes on Cash	—	—	1.4	—	1.4

Net Increase in Cash and Cash Equivalents	—	—	2.5	—	2.5
Cash and Cash Equivalents, Beginning of Year	—	—	3.2	—	3.2
Cash and Cash Equivalents, End of Year	$—	$—	$5.7	$—	$5.7

Note 20 — Subsequent Events
On February 3, 2012, Post completed its legal separation from Ralcorp via the Spin-Off. In the Spin-Off, Ralcorp shareholders of record on January 30, 2012, the record date for the distribution, received one share of Post common stock for every two shares of Ralcorp common stock held. In addition, Ralcorp retained approximately 6.8 million shares of Post common stock. On February 6, 2012, Post began regular trading on the New York Stock Exchange as an independent, public company.
Pursuant to the terms of the Separation Agreement with Ralcorp and Post Foods, LLC:

•
(i) Post borrowed $175.0 pursuant to term loan facilities, $125.0 of which was transferred to Ralcorp in the transactions described below; (ii) Ralcorp contributed all of the equity interest in Post Foods, LLC to Post in exchange for shares of Post's common stock, $70.0 of the proceeds from the term loan facilities and $775.0 aggregate principal amount of Post's 7.375% senior notes due 2022; and (iii) the Company used $55.0 of the remaining proceeds from the term loan facilities to acquire the portion of the Post cereals business operating in Canada from Post Foods Canada Corp., an indirect wholly-owned subsidiary of Ralcorp, through an asset purchase transaction;

•
all net intercompany debt and all intercompany receivables, payables, loans and other accounts between Post and its subsidiaries and Ralcorp and its subsidiaries, in existence immediately prior to the effective time were satisfied and/or settled; and

•	all intercompany agreements and all other arrangements and course of dealings in effect immediately prior to the distribution have been terminated or canceled, subject to certain exceptions.

On February 3, 2012, pursuant to the Separation Agreement, the Company, Ralcorp and certain of their respective subsidiaries entered into certain ancillary agreements, including (i) a Transition Services Agreement under which Ralcorp or certain of its subsidiaries will provide the Company with certain services for a limited time to help ensure an orderly transition following the distribution; (ii) an Employee Matters Agreement that sets forth agreements between the Company and Ralcorp as to certain employment, compensation and benefits matters; (iii) a Tax Allocation Agreement that governs rights and obligations after the Distribution with respect to matters regarding

U.S. federal, state, local and foreign income taxes and other taxes, including tax liabilities and benefits, attributes, returns and contests; and (iv) a Shareholder's and Registration Rights Agreement that set forth the obligations of the Company to effect the registration under applicable securities laws of the approximately 6.8 million shares of Post common stock retained by Ralcorp.
In connection with the Spin-Off, Post issued $775.0 of 7.375% senior notes (the "Notes") due in 2022.
On February 3, 2012, the Company issued the Notes in an aggregate principal amount of $775.0 to Ralcorp pursuant to a contribution agreement in connection with the internal reorganization. The Notes were issued pursuant to an indenture dated as of February 3, 2012 among the Company, Post Foods, LLC, as guarantor, and Wells Fargo Bank, National Association, as trustee. Interest payments on the Notes are due semi-annually each February 15 and August 15, with the first interest payment due on August 15, 2012. The maturity date of the Notes is February 15, 2022.
The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries (other than immaterial subsidiaries or receivables finance subsidiaries). As of February 3, 2012, our only domestic subsidiary (and therefore the only subsidiary guarantor) was Post Foods, LLC. Our foreign subsidiaries will not guarantee the notes. These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions).
On October 25, 2012, the Company issued an additional $250 par value of its 7.375% senior notes due 2022 under the same indenture. These additional notes were issued at 106% of par value for total proceeds before expenses of $265.
Post also entered into a senior secured $350.0 credit facility (the "Credit Facility") in connection with the Spin-Off. The Credit Facility provides for (i) a revolving credit facility in a principal amount of $175.0, which was fully unfunded at the time of the Spin-Off, and (ii) a term loan facility in an aggregate principal amount of $175.0. Each of the revolving credit and term loan facilities must be repaid on or before February 3, 2017.
On September 28, 2012, the Company repurchased 1.75 million shares of its common stock, at a price of $30.50 per share for an aggregate purchase price of approximately $53.4 million. These shares are a portion of the Post shares that were retained by Ralcorp in connection with the Spin-Off, which Ralcorp disposed of in a debt-for-equity exchange.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.
Post Holdings, Inc.
The articles of incorporation of Post Holdings, Inc. limit the liability of our directors to the company and our shareholders to the fullest extent permitted by Missouri law. Under Missouri law, a corporation may indemnify any person made or threatened to be made a party to any legal proceeding, including any suit by or in the name of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in any such capacity with respect to another enterprise, against expenses and other amounts reasonably incurred by him or her in connection with such legal proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect to any claim brought by or in the name of the corporation as to which such person is adjudged to be liable to the corporation unless and only to the extent that a proper court determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. A corporation is required to indemnify its directors, officers, employees or agents to the extent that such persons have been successful in defending an action, suit or proceeding or any claim, issue or matter therein. Post’s articles of incorporation contain provisions indemnifying its directors and officers to the fullest extent permitted by Missouri law. The indemnification permitted under Missouri law is not exclusive of any other rights to which these persons may be entitled.
In addition, we maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.
We have entered into indemnification agreements with our directors and certain executive officers. These agreements contain provisions that may require us, among other things, to indemnify these directors and executive officers against certain liabilities that may arise because of their status or service as directors or executive officers and advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
At present there is no pending litigation or proceeding involving any director or officer as to which indemnification is required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.
Post Foods, LLC
Post Foods, LLC is a Delaware limited liability company, which is member managed by its sole member, Post Holdings, Inc. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The amended and restated limited liability company agreement of Post Foods, LLC provides that Post Holdings, Inc., as the sole member of Post Foods, Inc. (the “Member”) and any individuals (the “Individuals”) granted authority to act on behalf of the Member, and their respective affiliates, stockholders, members, managers, directors, officers, partners, employees, agents and representatives (individually, an “Indemnitee”) shall be indemnified and held harmless by Post Foods, LLC from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee's status as any of the foregoing, which relates to or arises out of Post Foods, LLC, its assets, business or affairs, if in each of the foregoing cases (i) the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of Post Foods, LLC, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee's conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Expenses (including reasonable legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described above may, from time to time, be advanced by Post Foods, LLC prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Member, upon receipt by the Post Foods, LLC of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in the amended and restated limited liability company agreement. The indemnification and advancement of expenses set forth above is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Post Holdings, LLC articles of organization, any other agreement, a vote of the Member, a policy of insurance or otherwise, and shall not limit in any way any right which Post Foods, LLC may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Member.

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Item 21.	Exhibits and Financial Statement Schedules.
(a)    Exhibits. Reference is made to the Index of Exhibits filed as part of this registration statement.
(b)    Financial Statement Schedules. All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22.	Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(d)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on November 9, 2012.

POST HOLDINGS, INC.

By:	/s/ William P. Stiritz
Name:	William P. Stiritz
Title:	Chairman of the Board of Directors and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Diedre J. Gray and Jeff A. Zadoks, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Stiritz	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	November 9, 2012
William P. Stiritz

/s/ Robert V. Vitale	Chief Financial Officer (principal financial officer)	November 9, 2012
Robert V. Vitale

/s/ Jeff A. Zadoks	Corporate Controller (principal accounting officer)	November 9, 2012
Jeff A. Zadoks

/s/ David R. Banks	Director	November 9, 2012
David R. Banks

/s/ Terence E. Block	Director and President, Chief Operating Officer	November 9, 2012
Terence E. Block

/s/ Jay W. Brown	Director	November 9, 2012
Jay W. Brown

/s/ Edwin H. Callison	Director	November 9, 2012
Edwin H. Callison

/s/ Gregory L. Curl	Director	November 9, 2012
Gregory L. Curl

/s/ William H. Danforth	Director	November 9, 2012
William H. Danforth

/s/ Robert E. Grote III	Director	November 9, 2012
Robert E. Grote III

/s/ David P. Skarie	Director	November 9, 2012
David P. Skarie

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on November 9, 2012.

POST FOODS, LLC

By:	/s/ Terence E. Block
Name:	Terence E. Block
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Diedre J. Gray and Jeff A. Zadoks, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terence E. Block	President and Chief Executive Officer (principal executive officer)	November 9, 2012
Terence E. Block

/s/ Robert V. Vitale	Vice President (principal financial officer)	November 9, 2012
Robert V. Vitale

/s/ Jeff A. Zadoks	Treasurer (principal accounting officer)	November 9, 2012
Jeff A. Zadoks

INDEX TO EXHIBITS

Exhibit No.	Description
2.1
Separation and Distribution Agreement dated as of February 2, 2012 by and among Ralcorp Holdings, Inc., the Company and Post Foods, LLC (Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed on February 8, 2012)

2.2
Transition Services Agreement dated as of February 3, 2012 by and between Ralcorp Holdings, Inc. and the Company (Incorporated by reference to Exhibit 2.2 to the Company’s Form 8-K filed on February 8, 2012)

2.3
Employee Matters Agreement dated as of February 3, 2012 by and between Ralcorp Holdings, Inc. and the Company (Incorporated by reference to Exhibit 2.3 to the Company’s Form 8-K filed on February 8, 2012)

2.4	Contribution Agreement dated as of February 3, 2012 by and between Ralcorp Holdings, Inc. and the Company (Incorporated by reference to Exhibit 2.4 to the Company’s Form 8-K filed on February 8, 2012)

3.1	Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on February 2, 2012)

3.2	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed on February 2, 2012)

3.3	Certificate of Designations for Series A Junior Participating Cumulative Preferred Stock (Incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K filed on February 2, 2012)

3.4*	Amended and Restated Certificate of Formation of Post Foods, LLC

3.5*	Amended and Restated Limited Liability Company Agreement of Post Foods, LLC

4.1
Shareholder Protection Rights Agreement with Computershare Trust Company, N.A., as rights agent, dated February 2, 2012 (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on February 2, 2012)

4.2
Indenture dated as of February 3, 2012 by and among the Company, the Guarantors (as defined) and Wells Fargo Bank, National Association, as trustee (Incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on February 8, 2012)

4.3
Registration Rights Agreement dated as of February 3, 2012, by and among the Company, Post Foods, LLC, and Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, as representatives of the several initial purchasers (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on February 8, 2012)

4.4
Registration Rights Agreement dated as of October 25, 2012, by and among the Company, Post Foods, LLC, and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several initial purchasers (Incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on October 25, 2012)

5.1*	Opinion of Lewis, Rice & Fingersh, L.C.

10.1†	Form of Management Continuity Agreement (Incorporated by referenced to Exhibit 10.2 to the Company’s Form 8-K filed on August 9, 2012)

1

Exhibit No.	Description
10.2†	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.7 to Amendment No. 4 to the Company’s Form 10, filed January 25, 2012)

10.3†	Post Holdings, Inc. 2012 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed on February 2, 2012)

10.4†	Form of Stock Appreciation Rights Agreement (Incorporated by reference to Exhibit 10.4 1 to the Company’s Form 8-K filed on February 2, 2012)

10.5†	Form of Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed on February 2, 2012)

10.6†	Form of Non-Management Director Stock Appreciation Rights Agreement (Incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed on February 2, 2012)

10.7†	Form of Non-Management Director Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K filed on February 2, 2012)

10.8†	Post Holdings, Inc. Deferred Compensation Plan for Key Employees, as amended (Incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K filed on February 2, 2012)

10.9†	Post Holdings, Inc. Executive Savings Investment Plan, as amended (Incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed on February 2, 2012)

10.10†	Post Holdings, Inc. Supplemental Retirement Plan (Incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed on February 2, 2012)

10.11†	Post Holdings, Inc. Deferred Compensation Plan for Non-Management Directors, as amended and restated (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10-Q filed on September 14, 2012)

10.12
Tax Allocation Agreement dated as of February 3, 2012 by and between Ralcorp Holdings, Inc. and the Company (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on February 8, 2012)

10.13
Shareholder’s and Registration Rights Agreement dated as of February 3, 2012 by and between Ralcorp Holdings, Inc. and the Company (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on February 8, 2012)

10.14
Credit Agreement dated as of February 3, 2012, by and among the Company, the lenders named therein, and Barclays Bank PLC, as Administrative Agent (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed on February 8, 2012)

10.15
First Amendment and Waiver to Credit Agreement dated as of May 14, 2012, by and among the Company, the lenders named therein, and Barclays Bank PLC, as Administrative Agent (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 15, 2012)

10.16†	Employment Agreement dated as of May 29, 2012 by and between William P. Stiritz and the Company (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 31, 2012)

10.17†	Non-Qualified Stock Option Agreement for Mr. Stiritz (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on May 31, 2012)

2

Exhibit No.	Description
10.18†	Form of Non-Qualified Stock Option Agreement for Other Executive Officers of the Company (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed on May 31, 2012)

10.19†	Restricted Stock Unit Agreement for Mr. Stiritz (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed on May 31, 2012)

10.20†	Form of Restricted Stock Unit Agreement for Other Executive Officers of the Company (Incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed on May 31, 2012)

10.21†	Senior Management Bonus Program, as amended and restated (Incorporated by reference to Exhibit 10.21 to the Company’s Form 10-Q filed on September 14, 2012)

10.22†	Key Management Bonus Program, as amended and restated (Incorporated by reference to Exhibit 10.22 to the Company’s Form 10-Q filed on September 14, 2012)

10.23
Second Amendment and Waiver to Credit Agreement dated as of June 13, 2012, by and among the Company, the lenders named therein, and Barclays Bank PLC, as Administrative Agent (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on June 14, 2012)

10.24†	Form of Cash-Settled Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on August 9, 2012)

10.25	Fourth Amendment to Credit Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on October 22, 2012)

12.1*	Computation of ratio of earnings to fixed charges

21.1*	List of Subsidiaries

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature pages)

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter to Clients
_______
*    Filed herewith.
†    These exhibits constitute management contracts, compensatory plans and arrangements.

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